UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2007

TIME WARNER CABLE INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

84-1496755
(Commission File Number)	(IRS Employer Identification No.)

290 Harbor Drive, Stamford, Connecticut 06902-7441
(Address of principal executive offices)          (Zip Code)

Registrant’s telephone number, including area code: (203) 328-0600

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
ITEM 8.01 OTHER EVENTS
INDUSTRY AND MARKET DATA
BUSINESS
RISK FACTORS
FINANCIAL INFORMATION SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND SUBSCRIBER DATA
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
ITEMS NOT ACQUIRED Year Ended December 31, 2005 (in millions)
ITEMS NOT ACQUIRED Seven Months Ended July 31, 2006 (in millions)
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
PROPERTIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS DURING 2006
OUTSTANDING TIME WARNER EQUITY AWARDS AT DECEMBER 31, 2006
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION FOR 2006
DIRECTOR COMPENSATION FOR 2006
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
LEGAL PROCEEDINGS
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
RECENT SALES OF UNREGISTERED SECURITIES
DESCRIPTION OF CAPITAL STOCK
INDEMNIFICATION OF DIRECTORS AND OFFICERS
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TIME WARNER CABLE INC. CONSOLIDATED BALANCE SHEET
TIME WARNER CABLE INC. CONSOLIDATED STATEMENT OF OPERATIONS
TIME WARNER CABLE INC. CONSOLIDATED STATEMENT OF CASH FLOWS
TIME WARNER CABLE INC. CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
TIME WARNER CABLE INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
TIME WARNER CABLE INC. CONSOLIDATED BALANCE SHEET
TIME WARNER CABLE INC. CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
TIME WARNER CABLE INC. CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
TIME WARNER CABLE INC. CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (Unaudited)
TIME WARNER CABLE INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
TIME WARNER CABLE INC. QUARTERLY FINANCIAL INFORMATION (Unaudited)
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURE
INDEX TO EXHIBITS
EX-2.18 CONTRIBUTION AND SUBSCRIPTION AGREEMENT
EX-3.1 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
EX-3.2 BY-LAWS OF THE COMPANY, AS OF JULY 28, 2006
EX-4.1 FORM OF SPECIMEN CLASS A COMMON STOCK CERTIFICATE
EX-4.14 AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TW NY
EX-10.6 AGREEMENT AND DECLARATION OF TRUST
EX-10.7 LIMITED PARTNERSHIP AGREEMENT OF TEXAS AND KANSAS CITY CABLE PARTNERS
EX-10.8 AMENDMENT NO.1 TO PARTNERSHIP AGREEMENT
EX-10.9 AMENDMENT NO.2 TO PARTNERSHIP AGREEMENT
EX-10.10 AMENDMENT NO.3 TO PARTNERSHIP AGREEMENT
EX-10.11 AMENDMENT NO.4 TO PARTNERSHIP AGREEMENT
EX-10.12 AMENDMENT NO.5 TO PARTNERSHIP AGREEMENT
EX-10.13 AGREEMENT OF MERGER AND TRANSACTION AGREEMENT
EX-10.14 AMENDMENT NO.1 TO AGREEMENT OF MERGER AND TRANSACTION AGREEMENT
EX-10.15 THIRD AMENDED AND RESTATED FUNDING AGREEMENT
EX-10.16 FIRST AMENDMENT TO THIRD AMENDED AND RESTATED FUNDING AGREEMENT
EX-10.17 SECOND AMENDMENT TO THIRD AMENDED AND RESTATED FUNDING AGREEMENT
EX-10.35 EMPLOYMENT AGREEMENT/ GLENN A. BRITT
EX-10.36 LETTER AGREEMENT, DATED JANUARY 16, 2007, GLENN A. BRITT
EX-10.37 EMPLOYMENT AGREEMENT/JOHN K. MARTIN
EX-10.38 EMPLOYMENT AGREEMENT/ROBERT D. MARCUS
EX-10.39 EMPLOYMENT AGREEMENT/LANDEL C. HOBBS
EX-10.40 LETTER AGREEMENT, DATED JANUARY 16, 2007, LANDEL C. HOBBS
EX-10.41 EMPLOYMENT AGREEMENT, DATED JUNE 1, 2000, MICHAEL LAJOIE
EX-10.42 MEMORANDUM OPINION AND ORDER ISSUED BY THE FCC, DATED JULY 13, 2006 (THE ADELPHIA/COMCAST ORDER)
EX-10.43 ERRATUM TO ADELPHIA/COMCAST ORDER, DATED JULY 27, 2006
EX-10.45 TIME WARNER CABLE 2006 STOCK INCENTIVE PLAN
EX-10.46 MASTER DISTRIBUTION, DISSOLUTION AND COOPERATION AGREEMENT
EX-21.1 SUBSIDIARIES OF THE COMPANY
EX-99.1 ADELPHIA COMMUNICATIONS CORPORATION AUDITED CONSOLIDATED FINANCIAL STATEMENTS
EX-99.2 ADELPHIA COMMUNCIATIONS CORPORATION UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
EX-99.3 AUDITED SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS
EX-99.4 UNAUDITED SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS

EXPLANATORY NOTE

On July 31, 2006, we completed the acquisition of a significant portion of the assets of Adelphia Communications Corporation (“ACC”) and its subsidiaries (together with ACC, “Adelphia”), which is currently in bankruptcy. As partial consideration for the acquisition, we issued Adelphia approximately 149 million shares of our Class A common stock and approximately 6.1 million shares were issued into escrow. We are filing this Current Report on Form 8-K in order to provide business, financial and other information about us in connection with the distribution by Adelphia of the Class A common stock it received in the acquisition to its creditors in accordance with Adelphia’s plan of reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). The distribution of our Class A common stock by Adelphia is exempt from the registration requirements of the Securities Act of 1933 pursuant to section 1145(a) of the Bankruptcy Code. The shares of our Class A common stock distributed by Adelphia in reliance on the exemption provided by section 1145(a) of the Bankruptcy Code will be freely tradable without restriction or further registration pursuant to the resale provisions of section 1145(b) of the Bankruptcy Code, subject to certain exceptions.

In accordance with Adelphia’s plan of reorganization, Adelphia expects that it will begin distributing the shares of our Class A common stock that it holds to its creditors after the effectiveness of its plan of reorganization, which occurred today. Our Class A common stock has been approved for listing on the New York Stock Exchange under the symbol TWC. We expect that our Class A common stock will begin trading on the New York Stock Exchange in late February or early March 2007. Additionally, some of the shares of our Class A common stock held by Adelphia will not be immediately distributed but rather, in accordance with Adelphia’s plan of reorganization, will be distributed to Adelphia’s creditors in a number of months.

Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are the successor issuer to ACC for reporting purposes under the Exchange Act and our Class A common stock is deemed to be registered under Section 12(g) of the Exchange Act.

ITEM 8.01 OTHER EVENTS

Except as the context otherwise requires, references in this Current Report on Form 8-K to “TWC,” the “Company,” “we,” “our” or “us” are to Time Warner Cable Inc. and references to “Time Warner” are to our parent corporation, Time Warner Inc. Some of the statements in this Current Report on Form 8-K are forward-looking statements. For more information, please see “Business—Caution Concerning Forward-Looking Statements.”

Except as the context otherwise requires, references to information being “pro forma” or “on a pro forma basis” mean after giving effect to the transactions with Adelphia Communications Corporation (“ACC”) and its affiliates and subsidiaries (together with ACC, “Adelphia”) and Comcast Corporation and its affiliates (“Comcast”), the dissolution of Texas and Kansas City Cable Partners, L.P. (“TKCCP”), the distribution of a portion of TKCCP’s assets to us and the other transactions described in our unaudited pro forma condensed combined financial statements contained herein. See “Financial Information—Unaudited Pro Forma Condensed Combined Financial Information.” References to information presented as “legacy” or “on a legacy basis,” mean, for all periods presented, our operations and systems (1) excluding the systems and subscribers that we transferred to Comcast in connection with the transactions, (2) excluding the systems and subscribers that we acquired in the transactions with Adelphia and Comcast and (3) with respect to subscriber data, including our consolidated entities and only those subscribers in the Kansas City Pool (as defined below) of TKCCP’s cable systems. Unless otherwise specified, references to our systems and operations cover our consolidated systems and the Kansas City Pool. When we refer to revenue generating units (“RGUs”), we mean the sum of all of our analog video, digital video, high-speed data and voice subscribers. Therefore, a subscriber who purchases all four of these services would represent four RGUs.

INDUSTRY AND MARKET DATA

Industry and market data used throughout this Current Report on Form 8-K were obtained through company research, surveys and studies conducted by third parties, and general industry publications. The information contained in “Business—Our Industry” is based on studies, analyses and surveys of the cable television, high-speed Internet access and telephone industries and its customers prepared by the National Cable and Telecommunications Association, Forrester Research and International Data Corporation. We have not independently verified any of the data from third party sources nor have we ascertained any underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding the industry data presented herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

BUSINESS

Overview

We are the second-largest cable operator in the United States and an industry leader in developing and launching innovative video, data and voice services. We deliver our services to customers over technologically-advanced, well-clustered cable systems that, as of September 30, 2006, passed approximately 26 million U.S. homes. Approximately 85% of these homes were located in one of five principal geographic areas: New York state, the Carolinas (i.e., North Carolina and South Carolina), Ohio, southern California and Texas. We are currently the largest cable system operator in a number of large cities, including New York City and Los Angeles. As of September 30, 2006, we had over 14.6 million customer relationships through which we provided one or more of our services.

We have a long history of leadership within our industry and were the first or among the first cable operators to offer high-speed data service, IP-based telephony service and a range of advanced digital video services, such as video-on-demand (“VOD”), high definition television (“HDTV”) and set-top boxes equipped with digital video recorders (“DVRs”). We believe our ability to introduce new products and services provides an important competitive advantage and is one of the factors that has led to advanced services penetration rates and revenue growth rates that have been higher than cable industry averages over the last few years. As of September 30, 2006, approximately 7.0 million (or 52%) of our 13.4 million basic video customers subscribed to our digital video services; 6.4 million (or 25%) of our high-speed data service-ready homes subscribed to our residential high-speed data service; and 1.6 million (or nearly 11%) of our voice service-ready homes subscribed to Digital Phone, our newest service, which we launched broadly during 2004. As of September 30, 2006, in our legacy systems, approximately 54% of our 9.5 million basic video customers subscribed to our digital video services and 29% of our high-speed data service-ready homes subscribed to our residential high-speed data service. We have been able to increase our average monthly subscription revenue (which includes video, high-speed data and voice revenues) per basic video subscriber (“subscription ARPU”), driven in large part through the expansion of our service offerings. In the quarter ended September 30, 2006, our subscription ARPU was approximately $90, which we believe was above the cable industry average. In our legacy systems, our subscription ARPU increased to approximately $93 in the third quarter of 2006 from approximately $70 for the quarter ended March 31, 2004. This represents an increase of 33% and a compound annual growth rate of 12%. In addition to consumer subscription services, we also provide communications services to commercial customers and sell advertising time to a variety of national, regional and local businesses.

Our business benefits greatly from increasing penetration of multiple services and, as a result, we continue to create and aggressively market desirable bundles of services to existing and potential customers. As of September 30, 2006, approximately 40% of our customers purchased two or more of our video, high-speed data and Digital Phone services, and approximately 8% purchased all three of these services. As of September 30, 2006, in our legacy systems, approximately 44% of our customers purchased two or more of our services and approximately 13% purchased all three. We believe that offering our customers desirable bundles of services results in greater revenue and reduced customer churn.

Consistent with our strategy of growing through disciplined and opportunistic acquisitions, on July 31, 2006, we completed a number of transactions with Adelphia and Comcast, which resulted in a net increase of 7.6 million homes passed and 3.2 million basic video subscribers served by our cable systems. As of September 30, 2006, homes passed in the systems acquired from Adelphia and Comcast represented approximately 36% of our total homes passed. These transactions provide us with increased scale and have enhanced the clustering of our already well-clustered systems. As of September 30, 2006, penetration rates for basic video services and advanced services were generally lower in the acquired systems than in our legacy systems. We believe that many of the systems we acquired from Adelphia and Comcast will benefit from the skills of our management team and from the introduction of our advanced service offerings, including IP-based telephony service, which was not available to the subscribers in these systems prior to closing. Therefore, we have an opportunity to improve the financial results of these systems.

Recent Developments

Transactions with Adelphia and Comcast

On July 31, 2006, we completed the following transactions with Adelphia and Comcast:

•	The Adelphia Acquisition. We acquired certain assets and assumed certain liabilities from Adelphia, which is currently in bankruptcy, for approximately $8.9 billion in cash and 156 million shares, or 17.3%, of our Class A common stock (approximately 16% of our total common stock). We refer to the former Adelphia cable systems we acquired, after giving effect to the transactions with Adelphia and Comcast, as the “Adelphia Acquired Systems.” On the same day, Comcast purchased certain assets and assumed certain liabilities from Adelphia for approximately $3.6 billion in cash. Together, we and Comcast purchased substantially all of the cable assets of Adelphia (the “Adelphia Acquisition”).

•	The Redemptions. Immediately before the Adelphia Acquisition, we redeemed Comcast’s interests in our company and Time Warner Entertainment Company, L.P. (“TWE”), one of our subsidiaries, in exchange for the capital stock of a subsidiary of ours and a subsidiary of TWE, respectively, together holding both an aggregate of approximately $2 billion in cash and cable systems serving approximately 751,000 basic video subscribers (the “TWC Redemption” and the “TWE Redemption,” respectively, and, together, the “Redemptions”).

•	The Exchange. Immediately after the Adelphia Acquisition, we and Comcast also swapped certain cable systems, most of which were acquired from Adelphia, in order to enhance our and Comcast’s respective geographic clusters of subscribers (the “Exchange”). We refer to the former Comcast cable systems we acquired from Comcast in the Exchange as the “Comcast Acquired Systems,” and to the collective systems acquired from Adelphia and Comcast and subsequently retained as the “Acquired Systems.”

For additional information regarding the Adelphia Acquisition, the Redemptions and the Exchange (collectively, the “Transactions”), see “—The Transactions.”

In connection with the Transactions, immediately after the closing of the Redemptions but prior to the closing of the Adelphia Acquisition, we paid a stock dividend to holders of record of our Class A and Class B common stock of 999,999 shares of Class A or Class B common stock, respectively, per share of Class A or Class B common stock held at that time. For additional information, see “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters—Dividends.”

The Adelphia Acquisition was designed to be a taxable acquisition of assets that would result in a tax basis in the acquired assets equal to the purchase price we paid. The resulting step-up in the tax basis of the assets would increase future tax deductions, reduce future net cash tax payments and thereby increase our future cash flows. See “Financial Information—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Business Transactions and Developments—Tax Benefits from the Transactions.”

TKCCP Dissolution

TKCCP, a 50-50 joint venture between us and Comcast, which, as of September 30, 2006, served approximately 1.6 million basic video subscribers throughout Houston, Kansas City, south and west Texas and New Mexico is in the process of being dissolved. In connection with the pending dissolution, on January 1, 2007, TKCCP distributed its assets to its partners. We received TKCCP’s cable systems in Kansas City, south and west Texas and New Mexico (referred to in this Current Report on Form 8-K as the “Kansas City Pool”), which collectively served approximately 782,000 basic video subscribers as of September 30, 2006, and Comcast received the Houston cable systems (the “Houston Pool”). Comcast has refinanced the debt of TKCCP. We have not and will not assume any debt of TKCCP in connection with the distribution of TKCCP’s assets or the dissolution. See “Financial Information—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Business Transactions and Developments—Joint Venture Dissolution.”

Corporate Structure and Other Information

Although we and our predecessors have been in the cable business for over 30 years in various legal forms, Time Warner Cable Inc. was incorporated as a Delaware corporation on March 21, 2003. Our principal executive offices are located at 290 Harbor Drive, Stamford, CT 06902. Our telephone number is (203) 328-0600 and our corporate website is www.timewarnercable.com. The information on our website is not part of this Current Report on Form 8-K.

The following chart illustrates our corporate structure after giving effect to the Transactions, the dissolution of TKCCP and the distribution of a portion of its assets to us, but before giving effect to distribution of the shares of our Class A common stock by Adelphia to certain of its creditors. The subscriber numbers, long-term debt and preferred equity balances presented below are approximate as of September 30, 2006. The guarantee structure reflected below gives effect to certain transactions completed during the fourth quarter of 2006. Certain intermediate entities and certain preferred interests held by us or our subsidiaries are not reflected. The subscriber counts within each entity indicate the number of basic video subscribers attributable to cable systems owned by such entity. Basic video subscriber amounts reflect billable subscribers who receive our basic video service.

Time Warner Inc. ("Time Warner")
Class A and Class B Common Stock
Indirect
84.04%
Class A Common Stock
15.96%
ACC
Time Warner Cable Inc. ("TWC")
(Obligor under $14.0 billion bank facilities and issuer of commercial paper; guarantor under TWE's $3.2 billion principal amount of debt securities)(1)(2)
100% common
Indirect
Time Warner Cable LLC (f/k/a TWE Holding I LLC)
1.0 million subscribers
87.57% common stock
100% voting common stock
Indirect
12.43% Non-voting common stock
TW NY Cable Holding Inc. ("TW NY Holding")
(Guarantor of TWC's bank facilities and commercial paper; guarantor under TWE's $3.2 billion principal amount of debt securities)(1)
100.0% common
42.51% GP
2.19% LP
Time Warner NY Cable LLC(3) ("TW NY")
(Issuer of $300 million of Series A Preferred Equity Membership Units held by third parties)
4.4 million subscribers
51.55% GP
3.75% LP
and $2.4 billion TWE preferred equity
2.9% economic interest and $1.2 billion TWE-A/N preferred equity interest
Time Warner Entertainment Company, L.P. ("TWE")
(Issuer of $3.2 billion principal amount of debt securities;(1) guarantor of TWC's bank facilities and commercial paper)
3.4 million subscribers
97.1%
economic interest and
$378 million TWE-A/N preferred equity interest
Time Warner Entertainment-Advance/Newhouse Partnership ("TWE-A/N")
4.7 million subscribers(4)

(1) The principal amount of TWE's debt securities excludes an unamortized fair value adjustment of $144 million.

(2) We are also the obligor under an intercompany loan from TWE with an aggregate principal amount of $871 million.

(3) Time Warner NY Cable LLC is also the obligor under an intercompany loan from us with an aggregate principal amount of $8.7 billion.

(4) The subscribers and economic ownership interests listed in the chart for the Time Warner Entertainment-Advance/Newhouse Partnership relate only to those TWE-A/N systems in which we have an economic interest and over which we exercise day-to-day supervision. See "—Our Operating Partnerships and Joint Ventures—Description of Certain Provisions of the TWE-A/N Agreement" for a more detailed description of the TWE-A/N capital structure.

Our Industry

As the marketplace for basic video services has matured, the cable industry has responded by introducing new services, including enhanced video services like HDTV and VOD, high-speed Internet access and IP-based telephony. We believe these advanced services have resulted in improved customer satisfaction, increased customer spending and retention. We expect the demand for these and other advanced services to increase.

According to a Forrester Research report dated February 2005, the number of HDTV sets in the U.S. is estimated to be approximately 23 million at the end of 2006 and is forecasted to more than double over the next three years. The increasingly wide variety of content made available via VOD, high definition and Pay-Per-View programming, along with the proliferation of DVRs, is driving customer demand for advanced video services.

Bandwidth-intensive online applications, such as peer-to-peer file sharing, gaming, and music and video downloading and streaming, are driving demand for reliable high-speed data services. Currently, high-speed data penetration in the United States is relatively low compared with some other industrialized countries and has the potential to grow. International Data Corporation estimated that as of year end 2006, high-speed data penetration in the U.S. would reach approximately 36% of all households, compared to penetration rates of approximately 56% and 51% in Canada and The Netherlands, respectively.

IP-based telephony service, such as our Digital Phone, is proving to be an attractive low-cost, high quality alternative to traditional telephone service as provided by incumbent local telephone companies. The cable industry already provides this service to over four million subscribers as of September 30, 2006. However, IP-based telephony penetration is relatively low and we believe there is significant opportunity for growth.

We believe the cable industry is better-positioned than competing industries to widely offer a bundle of advanced services, including video, high-speed data and voice, over a single provider’s facilities. For example:

•	Direct broadcast satellite providers, currently the cable industry’s most significant competitor for video customers, generally do not provide two-way data or telephony services on their own and rely on partnerships with other companies to offer “synthetic” bundles of services.

•	Telephone companies, currently the cable industry’s most significant competitor for telephone and high-speed data customers, do not independently provide a widely available video product.

•	Independent providers of IP-based telephony services allow broadband users to make phone calls, but offer no other services.

AT&T Inc. (“AT&T”) and Verizon Communications, Inc. (“Verizon”) are in the process of building new fiber-to-the-home (“FTTH”) or fiber-to-the-node (“FTTN”) networks in an attempt to offer customers a product bundle comparable to those offered today by cable companies, but these advanced service offerings will not be broadly available for a number of years. Meanwhile, we expect the cable industry will benefit from its existing offerings while continuing to innovate and introduce new services.

Our Strengths

We benefit from the following competitive strengths:

Advanced cable infrastructure.  Our advanced cable infrastructure is the foundation of our business, enabling us to provide our customers with a compelling suite of products and services, regularly introduce new services and features and pursue new business opportunities. We believe our legacy cable infrastructure is sufficiently flexible and adaptable to satisfy all current and near-term product requirements, as well as allow us to meet increased subscriber demand, without the need for significant system upgrades. Furthermore, because our infrastructure is engineered to accommodate future capacity enhancements in a cost-efficient, as-needed manner, we believe that the long-term capabilities of our network are functionally comparable to those of proposed or emerging FTTH or FTTN networks of the telephone companies, and superior to the capabilities of the legacy networks of the telephone companies and the delivery systems of direct broadcast satellite operators. As of September 30, 2006, virtually all of our legacy systems had bandwidth capacity of 750MHz or greater and were technically capable of delivering all of our advanced digital video, high-speed data and Digital Phone services. As of September 30, 2006, we estimate that approximately 85% of the homes passed in the Acquired Systems were served by plant that had bandwidth capacity of 750MHz or greater. We have made and anticipate continuing to make significant capital expenditures over the next 12 to 24 months related to the continued integration of the Acquired Systems, including improvements to plant and technical performance and upgrading system capacity, which will allow us to offer our advanced services and features in the Acquired Systems. We estimate that these expenditures will range from approximately $450 million to $550 million (including amounts incurred through September 30, 2006).

Innovation leader.  We are a recognized leader in developing and introducing innovative new technologies and services, and creating enhancements to existing services. Examples of this leadership have included pioneering the network architecture known as “hybrid fiber coax,” or “HFC,” for which we received an Emmy award in 1994, the introduction of our Road Runner online service in 1996, VOD in 2000, subscription-video-on-demand (“SVOD”) in 2001, set-top boxes with integrated DVRs in 2002, synchronous voting and polling in 2003, our Digital Phone service in 2004, instantaneous “Start Over” of in-progress television programs in 2005 and web video “Quick Clips” on the television in 2006. Our ability to deliver technological innovations that respond to our customers’ needs and interests is reflected in the widespread customer adoption of these products and services. This leadership has enabled us to accelerate the rate at which we have introduced new services and features over the last few years, resulting in increased subscription ARPU and lowered customer churn.

Large, well-clustered cable systems.  We operate large, well-clustered cable systems, and the Transactions further enhanced our already well-clustered operations. For example, as of September 30, 2006, we passed approximately 4.4 million homes in the greater Los Angeles area, which prior to the Transactions was an operationally fragmented environment in which we passed only 700,000 homes. As of September 30, 2006, approximately 92% of our homes passed were part of clusters of more than 500,000 homes passed. We believe clustering provides us with significant operating and financial advantages, enabling us to:

•	rapidly and cost-effectively introduce new and enhanced services by reducing the amount of capital and time required to deploy services on a per-home basis;

•	market services more efficiently by, among other things, allowing us to purchase media over a wide area without spending media dollars in areas we do not serve;

•	attract advertisers by offering a convenient platform through which to reach a broad audience within a specific geographic area;

•	develop, maintain and leverage high-quality local management teams; and

•	develop proprietary local programming, such as local news channels and local VOD offerings, which can provide a competitive advantage over national providers like direct broadcast satellite.

Consistent track record.  We have established a record of financial growth and strong operating performance driven primarily by the introduction of our advanced services. Key operational and financial metrics illustrating this performance include the following:

•	Significant growth in RGUs. Our total RGUs were 28.9 million at September 30, 2006. On a legacy basis, our RGU net additions have increased from 1.5 million for the nine months ended September 30, 2005 to 2.0 million for the nine months ended September 30, 2006, representing a 33% increase. RGU growth has been primarily driven by the following:

•	Digital video: we added over 1 million digital video subscribers on a legacy basis between December 31, 2004 and September 30, 2006.

•	High-speed data: our residential high-speed data penetration reached 25% of eligible homes at September 30, 2006 (29% on a legacy basis), with nearly 1.5 million residential high-speed data net additions on a legacy basis between December 31, 2004 and September 30, 2006.

•	IP-based telephony: our Digital Phone penetration reached nearly 11% of eligible homes at September 30, 2006. In the first nine months of 2006, Digital Phone subscribers increased by 651,000 compared to an increase of 560,000 in the same period of 2005.

•	Significant growth in subscription ARPU. In our legacy systems, our subscription ARPU increased to approximately $93 in the third quarter of 2006 from approximately $70 for the quarter ended March 31, 2004. This represents an increase of 33% and a compound annual growth rate of 12%.

Highly-experienced management team.  We have a highly experienced management team. Our senior corporate and operating management averages more than 17 years of service with us. Over our long history in the cable business, our management team has demonstrated efficiency, discipline and speed in its execution of cable system upgrades and the introduction of new and enhanced service offerings and has also demonstrated the ability to efficiently integrate the cable systems we acquire from other cable operators into our existing systems.

Local presence.  We believe our presence in the diverse communities we serve helps make us responsive to our customers’ needs and interests, as well as to local competitive dynamics. Our locally-based employees are familiar with the services we offer in their area and are trained and motivated to promote additional services at each point of customer contact. In addition, we believe our involvement in local community initiatives reinforces awareness of our brand and our commitment to our communities. We implemented a regional management structure in 2005, which we believe enables us to avoid duplication of resources in our operating divisions.

Our Strategy

Our goal is to continue to attract new customers, while at the same time deepening relationships with existing customers in order to increase the amount of revenue we earn from each home we pass and increase customer retention. We plan to achieve these goals through ongoing innovation, focused marketing, superior customer care and a disciplined acquisition strategy.

Ongoing innovation.  We define innovation as the pairing of technology with carefully-researched insights into the services that our customers will value. We will continue to fast-track laboratory and consumer testing of promising concepts and services and rapidly deploy those that we believe will enhance our customer relationships and increase our profitability. We also seek to develop integrated offerings that combine elements of two or more services. We have a proven track record with respect to the introduction of new services. Examples of new services that we are working to develop or introduce more broadly include the following:

•	Start OverTM: uses our VOD technology to allow digital video customers to conveniently and instantly restart select programs then being aired by participating programming vendors;

•	Caller ID on TVTM: allows customers who receive both our digital video service and our Digital Phone service to elect to have “Caller ID” information displayed on their television screen;

•	PhotoShowTVTM: allows subscribers to both our digital video service and our Road Runner high-speed online service to upload photo slide shows and homemade videos for other system subscribers to view on their televisions using our VOD system; and

•	Wireless: may enable us to offer wireless services that will complement and enhance our existing services.

Marketing.  Our marketing strategy has three key components: promoting bundled services, effective merchandising and building our brand. We are focused on marketing bundles—differentiated packages of multiple services and features for a single price—as we have seen that customers who subscribe to bundles of our services are generally less likely to switch providers and are more likely to be receptive to additional services, including those that we may offer in the future. For example, following the broad launch of our Digital Phone service in 2004, which enabled us to begin offering our “triple play” of video, data and voice services, we observed a reduction in churn and an increase in growth of basic video subscribers in 2005. Our merchandising strategy is to offer bundles with entry-level pricing, which provides our customer care representatives with the opportunity to offer potential customers additional services or upgraded levels of existing services. In addition, we use the information we obtain from our customers to better tailor new offerings to their specific needs and preferences. Our brand statement, The Power of YouTM, reinforces our customer-centric strategy.

Superior customer care.  We believe that providing superior customer care helps build customer loyalty and retention, strengthens the Time Warner Cable brand and increases demand for our services. We have implemented a range of initiatives to ensure that customers have the best possible experience with minimum inconvenience when ordering and paying for services, scheduling installations and other visits, or obtaining technical or billing information with respect to their services. In addition, we use customer care channels and inbound calling centers to increase our customers’ awareness of the new products and services we offer.

Growth through disciplined strategic acquisitions.  We will continue to evaluate and selectively pursue opportunistic strategic acquisitions, system swaps and joint ventures that we believe will add value to our existing business. Consistent with this strategy, we completed the Transactions on July 31, 2006.

As of September 30, 2006, the overall penetration rates in the Acquired Systems for basic video, digital video and high-speed data were lower than our legacy penetration rates for such services. Furthermore, IP-based telephony service, which was available to nearly 94% of our legacy homes passed as of September 30, 2006, was not available in any of the Acquired Systems. Our goal with respect to the Acquired Systems is to increase penetration of our basic and advanced services toward the levels enjoyed by our legacy systems, thereby increasing revenue growth and profitability. We intend to take the following steps to achieve our goal:

•	complete the operational integration of the Acquired Systems, already well under way, and use our service and management skills to improve the satisfaction of our new customers;

•	upgrade the capacity and technical performance of the Acquired Systems to levels that will allow us to deliver all of our advanced services and features;

•	deploy advanced services as soon as technically and operationally feasible, and provide the same focused marketing and superior customer care that we have employed in our legacy systems; and

•	reduce costs by rationalizing infrastructure and taking advantage of economies of scale in purchasing goods and services.

Products and Services

We offer a variety of services over our broadband cable systems, including video, high-speed data and voice services. We market our services separately and as “bundled” packages of multiple services and features. Increasingly, our customers subscribe to more than one of our services for a single price reflected on a single consolidated monthly bill.

Video Services

We offer a full range of analog and digital video service levels, including premium services such as HBO and Showtime, as well as advanced services such as VOD, HDTV, and set-top boxes equipped with DVRs. The following table presents selected statistical data regarding our video services:

	As of		As of
	December 31,		September 30,
	2004	2005	2006
	(in thousands, except percentages)

Homes passed(1)	15,977	16,338	25,892
Basic subscribers(2)	9,336	9,384	13,425
Basic penetration(3)	58.4%	57.4%	51.8%
Digital subscribers	4,067	4,595	7,024
Digital penetration(4)	43.6%	49.0%	52.3%

(1)	Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by our cable systems without further extending our transmission lines.

(2)	Basic subscriber amounts reflect billable subscribers who receive basic video service. Basic subscriber results as of September 30, 2006 have been recast to reflect the impacts of the conversion of subscriber numbers from the methodologies used by Adelphia and Comcast to those used by us. See “Financial Information—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations.”

(3)	Basic penetration represents basic subscribers as a percentage of homes passed.

(4)	Digital penetration represents digital subscribers as a percentage of basic video subscribers.

Analog services.  Analog video service is available in all of our operating areas. We typically offer two levels or “tiers” of service—Basic and Standard—which together offer, on average, approximately 70 channels for viewing on “cable-ready” television sets without the need for a separate set-top box.

•	Basic Tier—generally, broadcast television signals, satellite delivered broadcast networks and superstations, local origination channels, and public access, educational and government channels; and

•	Standard Tier—generally includes national, regional and local cable news, entertainment and other specialty networks, such as CNN, A&E, ESPN, CNBC and MTV.

We offer our Basic and Standard tiers for a fixed monthly fee. The rates we can charge for our “Basic” tier and certain video equipment are subject to regulation under federal law. For more information please see “—Regulatory Matters.”

As of September 30, 2006, 51.8%, or 13.4 million (56.9%, or 9.5 million, on a legacy basis) of our homes passed subscribed to our basic services. Although basic video subscriber penetration levels have generally been lower in the Acquired Systems, we believe we have an opportunity to increase the number of basic video subscribers in the Acquired Systems.

In certain areas, our Basic and Standard tiers also include proprietary local programming devoted to the communities we serve. For instance, we provide 24-hour local news channels in the following areas: NY1 News and NY1 Noticias in New York, NY; News 14 Carolina in Charlotte, Greensboro and Raleigh, NC; R News in Rochester, NY; Capital News 9 in Albany, NY; News 8 Austin in Austin, TX; and News 10 Now in Syracuse, NY. In most of these areas, these news channels are available exclusively on our cable systems. The channels provide us with a competitive advantage against other distributors of video programming and provide local advertisers with a unique opportunity to reach viewers. Furthermore, we believe that the presence of news gathering organizations in the areas we serve heightens customer awareness of our brand and services, and helps us to establish strong, permanent ties to the community.

Digital services. Subscribers to our digital video services receive a wide variety of up to 250 digital video and audio services (in digital format in most of our legacy operating areas) and services that may include:

•	Additional Cable Networks—up to 60 digitally delivered cable networks, including spin-off and successor networks to successful national cable services, new networks and niche programming services, such as Discovery Home and MTV2;

•	Interactive Program Guide—an on-screen interactive program guide that contains descriptions of available viewing options, enables navigation among these options and provides convenient parental controls and access to On-Demand services, which are described below;

•	Premium and Multiplex Premium Channels—multi-channel versions of premium services, such as the suite of HBO networks, which includes HBO, HBO 2, HBO Signature, HBO Family, HBO Comedy, HBO Zone and HBO Latino;

•	Music Channels—up to 45 CD-quality genre-themed audio music stations;

•	Seasonal Sports Packages—packages of sports programming, such as “NBA League Pass” and “NHL Center Ice,” which provide multiple channels displaying games from outside the subscriber’s local area;

•	Digital Tiers—specialized tiers comprising thematically linked programming services, including sports and Spanish language tiers; and

•	Family Choice Tier—a specialized tier comprising about 15 standard and digital channels selected to be appropriate for family viewing based on ratings information provided by the programmers and based on our best judgment.

Subscribers to our digital video service receive all the channels that are contained in the tier that they purchase for a fixed monthly fee. Digital subscribers may also purchase seasonal sports packages, which are generally available for a single fee for the entire season, although half-season packages are sometimes also available.

As of September 30, 2006, 52.3%, or approximately 7.0 million, of our basic video subscribers subscribed to our digital video services and in our legacy systems, approximately 53.8% of our 9.5 million basic video subscribers subscribed to our digital video services. Although digital video penetration levels have been lower in the Acquired Systems, we believe we have an opportunity to increase the number of digital subscribers in the Acquired Systems.

On-Demand services.  We offer a number of On-Demand services that enable users to view what they want, when they want it. These services—which are provided only to our digital video customers—feature advanced functionality, such as the ability to pause, rewind and fast-forward the programming using our VOD system. Currently, our On-Demand services cannot be fully matched by our direct broadcast satellite competitors, because of their lack of a robust two-way network, and, accordingly, we believe On-Demand services provide us with a significant advantage over these competitors. We also believe that access to On-Demand programming gives our existing analog subscribers and potential new subscribers a compelling reason to subscribe to our digital video service. Our On-Demand products and services include:

•	Movies-on-Demand—offers a wide selection of movies and occasional special events to our digital video subscribers. In September 2006, we offered on average approximately 550 hours of this programming.

•	Subscription-Video-on-Demand—provides digital subscribers with On-Demand access to packages of programming that are either associated with a particular premium content provider, to which they already subscribe, such as HBO On-Demand, or are otherwise made available on a subscription basis. In September 2006, we offered on average approximately 450 hours of this programming. Certain selected packages of programming are available for an additional fee.

•	Free Video-on-Demand—provides digital subscribers with free On-Demand access to selected movies, programs and program excerpts from cable television networks such as A&E, PBS Sprout, Oxygen and CNN, as well as music videos, local programming and other content, and introduces subscribers to the convenience of our On-Demand services. In September 2006, we offered on average approximately 450 hours of this programming.

•	Start Over—uses our VOD technology to allow digital video customers to conveniently and instantly restart select programs then being aired by participating programming services. Users cannot fast forward through commercials while using Start Over, so traditional advertising economics are preserved for participating programming vendors. Introduced in our Columbia, South Carolina, division in 2005, we deployed this service in several areas during 2006 and expect to introduce it more broadly in 2007.

In September 2006, more than 2.7 million unique users accessed over 64 million streams of On-Demand programming in our legacy systems. In the 18-month period starting in January 2005, we doubled the number of On-Demand titles we offered. We charge for most of the movies that are made available in our Movies-on-Demand service on a per-use basis, but our SVOD services are generally included in premium packages or are made available as part of a separate package of SVOD services.

DVRs.  Set-top boxes equipped with digital video recorders are available for a fixed monthly fee. These set-top boxes enable customers to:

•	pause and/or rewind “live” television programs;

•	record programs on a hard drive built into the set-top box by selecting the program’s title from the interactive program guide rather than by start and stop times;

•	pause, rewind and fast-forward recorded programs;

•	automatically record each episode or only selected episodes of a particular series without the need to reprogram the DVR;

•	watch one show while recording another;

•	record two shows at the same time; and

•	set parental controls on what can be recorded.

We believe the ease of use and installation of our integrated DVR set-top box makes it a more attractive choice compared to similar products offered by third parties. Initially introduced in 2002, we currently offer our DVR product to our digital video subscribers in all our legacy operating areas. As of September 30, 2006, 31%, or approximately 2.2 million, of our digital video subscribers also received a DVR set-top box. Although penetration levels for DVRs have been lower in the Acquired Systems, we believe we have an opportunity to increase the number of DVR subscribers in the Acquired Systems. We charge an additional monthly fee for DVR set-top boxes over and above the normal set-top box charge. The monthly fee for DVR set-top boxes is subject to regulation. See “—Regulatory Matters” below.

High definition services.  We generally offer approximately 15 channels of high definition television, or HDTV, in each of our systems, mainly consisting of broadcast signals and standard and premium cable networks, as well as HDTV Movies-on-Demand in most of our legacy operating areas. HDTV provides a significantly clearer picture and improved audio quality. In most instances, customers who already subscribe to the standard-definition versions of these services, including in the case of broadcast stations those customers who receive only Basic service, are not charged for the high definition version of the channels. We also offer a package of HDTV channels for an additional monthly fee.

Interactive services.  Our two-way digital cable infrastructure enables us to introduce innovative interactive features and services. We believe these features and services will be important to us because they cannot be offered in comparable form over the one-way networks operated by some of our competitors, such as direct broadcast satellite providers, and are intended to meet the changing needs of our customers and advertisers. Examples of interactive services that we offer or are in the process of trialing or rolling out include:

•	Quick Clips—permits our digital subscribers to view on their televisions a variety of news, weather and sports content developed for web sites;

•	Instant News & More—allows customers to gain access to information about the weather, sports, stocks, traffic, and other relevant data on TV;

•	Interactive voting and polling—allows live, on-screen voting to determine the outcome of a television show such as Bravo’s Top Chef and NBC’s Last Comic Standing, or to simply participate in a poll;

•	eBay on TV—allows customers to place bids, track their progress, and raise their bids via set-top box alerts and their remote controls;

•	Football and Baseball Trackers—allow customers to set a roster of players for whom they would like up-to-date statistics and alerts (e.g., such as when they score a touchdown or are injured); and

•	Bill paying and subscription upgrades—enable customers to engage in “self-help” for these frequent interactions with the cable company using their remote control.

High-speed Data Services

We offer residential and commercial high-speed data services to nearly 99% of homes passed as of September 30, 2006. Our high-speed data services provide customers with a fast, always-on connection to the Internet.

The following table presents some statistical data regarding our high-speed data services:

	As of		As of
	December 31,		September 30,
	2004	2005	2006
	(in thousands, except percentages)

Service-ready homes passed(1)	15,870	16,227	25,481
Residential high-speed data subscribers	3,368	4,141	6,398
Residential high-speed data penetration(2)	21.2%	25.5%	25.1%
Commercial high-speed data subscribers	151	183	234

(1)	Service-ready homes passed represent the number of high-speed data service-ready single residence homes, apartment and condominium units and commercial establishments passed by our cable systems without further extending our transmission lines.

(2)	Residential high-speed data penetration represents residential high-speed data subscribers as a percentage of high-speed data service-ready homes passed.

High-speed data subscribers connect their personal computers or other broadband ready devices to our cable systems using a cable modem, which we provide at no charge or which subscribers can purchase themselves if they wish. Our high-speed data service enables subscribers to connect to the Internet at speeds much greater than traditional dial-up telephone modems. In contrast to dial-up services, subscribers to our high-speed data service do not have to log in to their account each time they wish to access the service and can remain connected without being disconnected because of inactivity.

We believe our high-speed data service has certain competitive advantages over digital subscriber line (“DSL”). However, a number of incumbent local telephone companies are undertaking fiber optic upgrades of their networks, which will allow them to offer high-speed data services at speeds much higher than DSL speeds. We believe that our cable infrastructure has the capability to match these speeds without the need for major plant upgrades. See “—Technology—Our Cable Systems.”

Road Runner.  As of September 30, 2006, we offered our Road Runner branded, high-speed data service to residential subscribers in virtually all of our legacy cable systems. At September 30, 2006, we were providing the same high-speed data service provided prior to the Transactions in the Acquired Systems on a temporary basis. We expect to replace these pre-existing high-speed data services with Road Runner in all the Acquired Systems before the end of 2007.

Our Road Runner service provides communication tools and personalized services, including email, PC security, news group, online radio and personal home pages. Electronic messages can be personalized with photo attachments or video clips. The Road Runner portal provides access to content and media from local, national and international providers. It provides topic-specific channels including games, news, sports, autos, kids, music, movie listings, and shopping sites.

We offer multiple tiers of Road Runner service, each with different operating characteristics. In most of our operating areas, Road Runner Standard—our flagship service level—provides download speeds of up to 5 to 7 megabits per second (mbps) and upload speeds of up to 384 kilobits per second (kbps); Road Runner Premium—which, as of September 30, 2006, is generally available for $9.95 more than Road Runner Standard—provides download speeds of up to 8 to 15 mbps and upload speeds of up to 512 kbps to 2 mbps; and Road Runner Lite—our entry level of service—provides download speeds of up to 768 kbps and upload speeds of up to 128 kbps. In recent years, we have steadily increased maximum download speeds in response to competitive factors and we anticipate that we will continue to be able to do so for the foreseeable future.

Road Runner was a recipient of the SATMetrics award for highest consumer “likelihood to recommend” in 2006, well ahead of all other cable providers, DSL providers, and other Internet service providers (“ISPs”). In addition to Road Runner, most of our cable systems provide high-speed access to the services of certain other on-line providers, including EarthLink.

Time Warner Cable Business Class.  We offer commercial customers a variety of high-speed data services, including Internet access, website hosting and managed security. These services are offered to a broad range of businesses and are marketed under the “Time Warner Cable Business Class” brand. We believe our commercial high-speed data services represent an attractive balance of price and performance for many small to medium-sized businesses seeking to receive high-speed data and related services when compared to the cost of purchasing and installing a T1 line, a comparable service offered by many telecommunications services providers. We expect that small to medium-sized businesses will increasingly find the need to purchase high-speed data services and that those businesses will provide us with a large base of potential accounts. Through a targeted commercial sales effort, we believe we can increase the number of commercial high-speed data accounts we serve by providing face-to-face business sales and strong customer support.

In addition to the residential subscribers and commercial accounts serviced through our cable systems, we provide our Road Runner high-speed data service to third parties for a fee.

Voice Services

Digital Phone.  Digital Phone is the newest of our core services, having been launched broadly across our legacy systems in 2004. With our Digital Phone service, we can offer our customers a combined, easy-to-use package of video, high-speed data and voice services and effectively compete against similarly bundled products offered by our competitors. Most of our customers receive a Digital Phone package that provides unlimited local, in-state and U.S., Canada and Puerto Rico long-distance calling and a number of calling features for a fixed monthly fee. During 2006, we introduced a lower priced unlimited in-state only calling plan to serve those of our customers that do not extensively use long-distance services, and second line service and we expect to introduce additional calling plans in the future. Our Digital Phone plans include, among others, the following calling features:

•	Call Waiting;

•	Caller ID;

•	Voicemail;

•	Call Forwarding;

•	Speed Dial;

•	Anonymous Call Reject;

•	International Direct Dial service;

•	3-way calling;

•	Enhanced 911 Service, which allows our customers to contact local emergency services personnel by dialing 911. With Enhanced 911 service, the customer’s address and phone number will automatically display on the emergency dispatcher’s screen; and

•	Customer Service (611).

Subscribers switching to Digital Phone can keep their existing telephone numbers, and customers have the option of having a directory listing. Digital Phone subscribers can make and receive telephone calls using virtually any commercially available telephone handset, including a cordless phone, plugged into standard telephone wall jacks or directly to the special cable modem we provide.

As of September 30, 2006, on a legacy basis, Digital Phone had been launched across our footprint and was available to nearly 94% of our homes passed. At that time, we had approximately 1.6 million Digital Phone customers and penetration of voice service to serviceable homes was nearly 11%. This represents a 51% increase in Digital Phone penetration rates since December 31, 2005. Since no comparable IP-based telephony service was available in the Acquired Systems, introducing Digital Phone in the Acquired Systems, separately and as part of a bundle, is a high priority. We have begun and expect to continue rolling out Digital Phone in the Acquired Systems as soon as technically and operationally feasible.

Digital Phone is delivered over the same system facilities we use to provide video and high-speed data services. We provide customers with a voice-enabled cable modem that digitizes voice signals and routes them as data packets, using IP technology, over our own managed broadband cable systems. Calls to destinations outside of our cable systems are routed to the traditional public switched telephone network. Unlike Internet phone providers, such as Vonage and Lingo, which utilize the Internet to transport telephone calls, our Digital Phone service uses only our own managed network and the public switched telephone network to route calls. We believe our managed approach to delivery of voice services allows us to better monitor and maintain call and service quality.

We have agreements with Verizon and Sprint Nextel Corporation (“Sprint”) under which these companies assist us in providing Digital Phone service by routing voice traffic to the public switched telephone network, delivering enhanced 911 service and assisting in local number portability and long distance traffic carriage. In July 2006, we agreed to expand our multi-year relationship with Sprint as our primary provider of these services, including in the Acquired Systems. See “Risk Factors—Risks Related to Dependence on Third Parties—We depend on third party suppliers and licensors; thus, if we are unable to procure the necessary equipment, software or licenses on reasonable terms and on a timely basis, our ability to offer services could be impaired, and our growth, operations, business, financial results and financial condition could be materially adversely affected.”

Circuit-switched Telephone.  In the Exchange, we acquired customers in the Comcast Acquired Systems who receive traditional, circuit-switched local and long distance telephone services. We continue to provide traditional, circuit-switched services to those subscribers and will continue to do so for some period of time, while we will simultaneously market our Digital Phone product to those customers. After some period of time, we intend to discontinue the circuit-switched offering in accordance with regulatory requirements, at which time the only voice services provided by us in those systems will be our Digital Phone service.

Service Bundles

In addition to selling our services separately, we are focused on marketing differentiated packages of multiple services and features, or “bundles,” for a single price. Increasingly, many of our customers subscribe to two or three of our services. The bundle represents a discount from the price of buying the services separately and the convenience of a single monthly bill. We believe that these “Double Play” and “Triple Play” offerings increase our customers’ satisfaction with us, increase customer retention and encourage subscription to additional features. For the quarter ended September 30, 2006, on a legacy basis, Double Play subscribers increased by 41,000 to approximately 3.3 million, and Triple Play subscribers increased by 166,000 to approximately 1.3 million. In that quarter, on a legacy basis, over 4 in 10 customers, or 44.3%, received at least two services. The table below sets forth the number of our “Double Play” and “Triple Play” customers as of the dates indicated.

	As of		As of
	December 31,		September 30,
	2004	2005	2006(1)
	(in thousands)

Double Play	2,850	3,099	4,538
Triple Play	145	760	1,345

(1)	Double Play and Triple Play subscribers include approximately 80,000 and 25,000 subscribers, respectively, acquired from Comcast in the Exchange who receive traditional, circuit-switched telephone service.

Cross-platform Features

In support of our bundled services strategy, we are developing features that operate across two or more of our services, which we believe increases the likelihood that our customers will buy both such services from us rather than one from us and one from another provider. For example, we have begun to offer customers who subscribe to both Time Warner Digital Cable and Digital Phone, at no charge, a Caller ID on TV feature that displays incoming call information on the customer’s television set. In July 2006, we introduced a new feature called “PhotoShowTV” in our Oceanic division in Hawaii that gives customers who subscribe to both Time Warner Digital Cable and Road Runner high-speed online the ability to create and share their personal photo shows with our other Time Warner Cable digital video customers using our VOD technology. We believe that integrated service features like Caller ID on TV and PhotoShowTV can improve customer satisfaction, increase customer retention and increase receptivity to additional services we may offer in the future.

New Opportunities

Commercial Voice

We believe that continued innovation on our advanced cable infrastructure may create additional business opportunities in the future. One such opportunity is the offering of IP-based telephony service to commercial customers as an adjunct to our existing commercial data business. We intend to introduce a commercial voice service to small to medium-sized businesses in most of our legacy systems during 2007.

Wireless Joint Venture

In November 2005, we and several other cable companies, together with Sprint, announced that we would form a joint venture to develop integrated video entertainment, wireline and wireless data and communications products and services. We and the other participating companies have agreed to work together to develop new products for consumers that combine cable based products, interactive features and the potential of wireless technology to deliver advanced integrated entertainment, communications and wireless services to consumers in their homes and when they are away. In August 2006, two of our operating areas began to market and sell a “Quadruple Play” package of digital video, Road Runner, Digital Phone and wireless service. The package contains some wireline/wireless integration, such as a common voice mail-box for both the home and wireless phone. See “Risk Factors—Risks Related to Competition—Our competitive position could suffer if we are unable to develop a compelling wireless offering.” A separate joint venture formed by the same parties participated in the Federal Communication Commission (the “FCC”) Auction 66 for Advanced Wireless Spectrum (“AWS”), and was the winning bidder of 137 licenses. These licenses cover 20 MHz of AWS in about 90% of the continental United States and Hawaii. The FCC awarded these licenses to the venture on November 29, 2006. However, there can be no assurance that the venture will successfully develop mobile and related services.

Advertising

We sell advertising time to a variety of national, regional and local businesses. As part of the agreements under which we acquire video programming, we typically receive an allocation of scheduled advertising time in such programming, generally two minutes per hour, into which our systems can insert commercials, subject to limitations regarding subject matter. The clustering of our systems expands the share of viewers that we reach within a local designated market area, which helps our local advertising sales personnel to compete more effectively with broadcast and other media. Following the Transactions, we now have a strong presence in the country’s two largest advertising markets, New York, New York, and Los Angeles, California, which we believe will enhance our advertising sales operations.

In addition, in many locations, contiguous cable system operators have formed advertising “interconnects” to deliver locally inserted commercials across wider geographic areas, replicating the reach of the broadcast stations as much as possible. As of September 30, 2006, we participated in local advertising interconnects in 23 markets, including three markets covered by the Acquired Systems. Our local cable news channels also provide us with opportunities to generate advertising revenue.

We are exploring various means by which we could utilize our advanced services, such as VOD and interactive TV to increase advertising revenues. For example, in 2006 we launched Movie Trailers on Demand, an ad-supported VOD channel which provides advertisers a way to reach customers as they are browsing movie previews; DriverTV, an ad-supported VOD channel which provides advertisers a way to reach customers interested in learning about new cars; and Expo TV, an ad-supported VOD channel which provides advertisers a way to reach customers interested in viewing infomercial and local advertising. With our interactive TV technology, we now offer advertisers new tools. For example, in upstate New York we provide overlays that enable customers to request information, to “telescope” from a traditional advertisement to a long form VOD segment regarding the advertised product to get more information about a product or service, vote on a hot topic or receive more specific additional information. These tools are accompanied by more powerful audience measurement capabilities than we have offered to advertisers in the past that enable us to track aggregate viewership, clicks, and transactions without providing personally identifiable information.

Marketing and Sales

Our goal is to deepen our relationships with existing customers, thereby increasing the amount of revenue we obtain from each home we serve and increasing customer retention, as well as to attract new customers. Our marketing is focused on conveying the benefits of our services—in particular, the way our services can enhance and simplify our customers’ lives—to these target groups. Our marketing strategy focuses on bundles of video, data and voice services, including premium services, offered in differentiated but easy to understand packages. These bundles provide discounted pricing as compared with the aggregate prices for the services provided if they were purchased separately, in addition to the convenience of a single bill. We generally market bundles with entry level pricing, which provide our customer care representatives the opportunity to offer additional services or upgraded levels of existing services that are relevant to targeted customer groups.

To support these efforts, we utilize our brand and the brand statement, The Power of YouTM, in conjunction with a variety of integrated marketing, promotional and sales campaigns and techniques. Our advertising is intended to let our diverse base of subscribers and prospects know that we are a customer-centric company—one that empowers customers by providing maximum choice, convenience and value—and that we are committed to exceeding expectations through innovative product offerings and superior customer service. Our message is supported across broadcast, our own cable systems, print, radio and other outlets including outdoor advertising, direct mail, e-mail, on-line advertising, local grassroots efforts and non-traditional media.

We also employ a wide range of direct channels to reach our customers, including outbound telemarketing and door-to-door sales. In addition, we use customer care channels and inbound call centers to increase awareness of our products and services offered. Creative promotional offers are also a key part of our strategy, and an area where we work with third parties such as consumer electronics manufacturers and cable programmers. We also are developing new sales channels through agreements with local and national retail stores, where our satellite competitors have a strong presence.

We have been developing and implementing a number of technology-based tools and capabilities that we believe will allow us to provide more targeted and responsive marketing efforts. These initiatives include the development of customized data storage and flexible access tools. This infrastructure will ensure that critical customer information is in the hands of customer service representatives as they interact with customers and prospects and on an aggregate basis to help us develop marketing programs.

Each of our local operations has a marketing and sales function responsible for selecting the relevant marketing communications, pricing and promotional offers for the products and services being sold and the consumer segments being targeted. The marketing and sales strategy is developed in coordination with our regional and corporate marketing teams, with execution by the local operating division.

We also maintain a sales presence in a number of retail locations across the markets we serve. This retail presence enables both new and existing customers to learn more about us, and purchase our products and services. We maintain dedicated customer service centers that allow for the resolution of billing and service issues as well as facilitate the sale of new products and services. Our centers are located in our local administrative offices or operations centers, independent facilities or kiosks or booths within larger retail establishments, such as shopping malls.

Customer Care

We believe that superior customer care can help us to increase customer satisfaction, promote customer loyalty and lasting customer relationships, and increase the penetration of our services. We are committed to putting our customers at the center of everything we do and we are making significant investments in technology and people to support this commitment.

Our customer call centers use a range of software and systems to try to ensure the most efficient and effective customer care possible. For instance, many of our customer call centers utilize workforce and call flow management systems to route the millions of calls we receive each month to available representatives and to maximize existing resources. Customer representatives have access to desktop tools to provide the information our customers need, reducing call handling time. These desktop tools provide the representative with timely, valuable information regarding the customer then calling (e.g., notifying the representative if the customer has called previously on the same issue or helping to identify a new service in which the customer might be interested). We use quality assurance software that monitors both the representative’s customer interactions and the desktop tools the representative selects during each call.

Many of our divisions are utilizing interactive voice recognition systems and on-line customer care systems to allow customers to obtain information they require without the need to speak with a customer care representative. Most customers who wish or need to speak with a representative will talk to a locally-based representative, which enables us to respond to local customer needs and preferences. However, some specialized care functions, such as advanced technical support for our high-speed data service, are handled regionally or nationally.

In order to enhance customer convenience and satisfaction, we have implemented a number of customer care initiatives. Depending on location, these may include:

•	two-hour appointment windows with an on-time guarantee;

•	customer loyalty and reward programs;

•	weekend, evening and same-day installation and trouble-shooting service appointments;

•	payment and/or billing information through the Internet or by phone; and

•	follow-up calls to monitor satisfaction with installation or maintenance visits.

We also provide “Answers on Demand,” which allows customers to select discrete help topics from a menu and then view interactive videos that answer their questions. Customers can access Answers on Demand either on-line or on their television set (using our VOD technology).

Technology

Our Cable Systems

Our cable systems employ an extremely flexible and extensible network architecture known as “hybrid fiber coax,” or “HFC.” We transmit signals on these systems via laser-fed fiber optic cable from origination points known as “headends” and “hubs” to a group of distribution “nodes,” and use coaxial cable to deliver these signals from the individual nodes to the homes they serve. We pioneered this architecture and received an Emmy award in 1994 for our HFC development efforts. HFC architecture allows the delivery of two-way video and broadband transmissions, which is essential to providing advanced video services, like VOD, Road Runner high-speed data services and Digital Phone.

HFC architecture is the cornerstone technology in our digital cable systems, which we believe constitute one of our greatest competitive strengths. HFC architecture provides us with numerous benefits, including the following:

•	Reliability. HFC enables the delivery of highly dependable traditional and two-way video and broadband services.

•	Signal quality. HFC delivers very clean signal quality, which permits us to provide excellent video signals, as well as facilitating the delivery of advanced services like VOD, high-speed data and voice services.

•	Flexibility. HFC utilizes optical networking that allows inexpensive and efficient bandwidth increases and takes advantage of favorable cost and performance curves.

•	Adaptability. HFC is highly adaptable, and allows us to utilize new networking techniques that afford increased capacity and performance without costly upgrades.

The overall capacity of each of our systems is, in part, related to its maximum frequency. As of September 30, 2006, almost all of our legacy homes passed and, according to our estimates, approximately 85% of the homes passed in the Acquired Systems, were served by plant that had been upgraded to at least 750MHz. We have begun to upgrade the plant in the Acquired Systems that is not already operating at 750MHz. Carriage of analog programming (approximately 70 channels per system) uses about two thirds of a typical system’s capacity leaving capacity for digital video, high-speed data and voice products. Digital signals, including video, high-speed data and voice signals, can be carried more efficiently than analog signals. Generally 10 to 12 digital channels or their equivalent can be broadcast using the same amount of capacity required to broadcast just one analog channel.

We believe that our network architecture is sufficiently flexible and extensible to support our current requirements. However, in order for us to continue to innovate and deliver new services to our customers, as well as meet competitive imperatives, we anticipate that we will need to increase the amount of usable bandwidth available to us in most of our systems over the next few years. We believe that this can be achieved largely through the maximization and careful management of our systems’ existing bandwidth, without costly upgrades. For example, to accommodate increasing numbers of HDTV channels and other demands for greater capacity in our network, in certain areas we have begun deployment of a technology known as switched digital video (“SDV”).

SDV ensures that only those channels that are being watched within a given grouping of households are being transmitted to those households. Since it is generally the case that not all channels are being watched at all times by a given group of households, this frees up capacity that can then be made available for other uses. This expansion of network capacity does not rely on extensive upgrade construction. Instead, we invest in switching equipment in our headends and hubs and, as necessary, we segment our plant to ensure that switches and lasers are shared among fewer households. As a result of this process, capacity is made available for new services, including HDTV channels.

Video, High-speed Data and Voice Distribution

In most systems, we deliver our services via laser-fed fiber optic cable from the headend, either directly or via a hub, to a group of nodes, and use coaxial cable to deliver these signals and services from individual nodes to the homes they serve. A typical hub provides service to approximately 20,000 homes, and our average node provides service to approximately 500 homes.

National and regional video services are generally delivered to us through satellites that are owned or leased by the relevant programmer. These services’ signals are transmitted to downlink facilities located at our headends. Local video signals, including local broadcast signals, are picked up by antennae or are delivered to our headends via fiber connection. VOD content is received using a variety of these methods and generally stored on servers located at each system’s headend.

We deliver high-speed data services to our subscribers through our HFC network, our regional fiber networks that are either owned by us or leased from third parties, including, in some instances, AOL LLC (formerly America Online, Inc., “AOL”), a subsidiary of Time Warner, and through backbone networks that provide connectivity to the Internet and are operated by third parties, including AOL. We pay fees for leased circuits based on the amount of capacity used and pay for Internet connectivity based either on a fixed fee for a specified amount of available capacity or on the amount of data traffic received from and sent over the provider’s backbone network. We provide all major high-speed data customer service applications and monitor our IP network, through our operation of two national data centers, eight regional data centers and two network operations centers, including one acquired in the Adelphia Acquisition.

We deliver Digital Phone voice services to our customers over the same system facilities used to provide video and high-speed data services. We provide Digital Phone customers with a voice-enabled cable modem that digitizes voice signals and routes them as data packets, using “Internet protocol,” a common standard for the packaging of data for transmission, over the cable system to one of our regional data centers. At the regional data center, a “softswitch” routes the data packets as appropriate based on the call’s destination. Calls destined for end users outside of our network are routed through devices called “session border controllers” in the session initiation protocol format and delivered to our wholesale service providers. Such calls are then routed to a traditional public telephone switch, operated by one of our two wholesale service providers, and then to their final destination (e.g., a residential or business end-user, a 911 dispatcher, or an operator). Calls placed outside of our network and intended for our subscribers follow a reverse route. Calls entirely within our network are generally routed by the softswitch to the appropriate end user without the use of a traditional public telephone switch.

Set-top Boxes

Our Basic and Standard tier subscribers generally do not require a set-top box to view their video services. However, because our digital signals and signals for premium programming are secured, our digital video customers receiving one-way (i.e., non-interactive) programming, such as premium channels and digital cable networks, can only receive such channels if they have a digital set-top box or if they have a “digital cable ready” television or similar device equipped with a CableCARD (discussed below). Customers receiving our two-way video services, such as VOD and our interactive program guide, must have a digital set-top box that we provide to receive these services. Each of our cable systems uses one of only two “conditional access” systems to secure signals from unauthorized receipt, the intellectual property rights to which are controlled by set-top box manufacturers. In part as a result of the proprietary nature of these conditional access schemes, we currently purchase set-top boxes from a limited number of suppliers. For more information, please see “Risk Factors—Risks Related to

Dependence on Third Parties—We depend on third party suppliers and licensors; thus, if we are unable to procure the necessary equipment, software or licenses on reasonable terms and on a timely basis, our ability to offer services could be impaired, and our growth, operations, business, financial results and financial condition could be materially adversely affected.” The cable industry has recently entered into agreements with certain consumer electronics manufacturers under which they will shortly complete development of a limited number of “interactive digital cable ready” televisions (i.e., sets capable of utilizing our two-way services without the need for a set-top box). We have begun ordering some set-top boxes from some of these manufacturers as well. Our purchasing agreements generally provide us with “most favored nation” treatment under which the suppliers must offer us favorable price terms, subject to some limitations.

Historically, we have also relied primarily on set-top box suppliers to create the applications and interfaces we make available to our customers. Although we believe that our current applications and interfaces are compelling to customers, the lack of compatibility among set-top box operating systems has in the past hindered applications development. This is beginning to change somewhat, as third parties have begun to develop interactive applications, such as gaming and polling applications, notwithstanding the lack of common platform among set-top box schemes. Over the last few years, we have been developing our own interactive program guide and user interface, which we began to deploy during 2006.

As described below under “—Set-top Box Developments,” as current technological and compatibility issues for set-top box applications are resolved and a common platform for set-top box applications emerges, we expect that applications developers will devote more time and resources to the creation of innovative digital platform products, which should enable us to offer more attractive features to our subscribers in the future.

Set-top Box Developments

There have been a number of market and regulatory developments in recent years that may impact the costs and benefits to us of providing customers with set-top boxes.

“Plug and play.”  In December 2002, cable operators and consumer-electronics companies entered into a standard-setting agreement, known as the “plug and play agreement,” relating to interoperability between cable systems and reception equipment. The FCC promulgated rules to implement the agreement, under which cable systems with activated spectrum of 750MHz or higher must, among other things, support “digital cable ready” consumer electronic devices (e.g., televisions) equipped with a slot for a CableCARD. The CableCARD performs certain security functions normally handled by the kinds of set-top boxes we lease to customers. By inserting a cable-operator provided CableCARD into this slot, the device is able to tune and receive encrypted (or “scrambled”) digital signals without the need for a separate set-top box.

The plug and play agreement and the FCC rules address only “unidirectional” devices (i.e., devices capable of utilizing only cable operators’ one-way transmission services) and not devices capable of carrying two-way services, such as interactive program guides and VOD). As a result, those of our customers who use a CableCARD equipped television set, and who do not have a set-top box, cannot access these advanced services. If a significant number of our subscribers decline set-top boxes in favor of one-way devices purchased at retail, it could have an adverse effect on our business. For more information, please see “Risk Factors—Risks Related to Dependence on Third Parties—The adoption of, or the failure to adopt, certain consumer electronics devices may negatively impact our offerings of new and enhanced services.” Cable operators, consumer-electronics companies and other market participants have been holding discussions that may lead to a similar set of interoperability agreements covering digital devices capable of carrying cable operators’ two-way, interactive products and services. Although efforts to reach an inter-industry agreement on two-way interoperability standards have not yielded results, as noted above, certain consumer electronics manufacturers have entered into direct agreements with the cable industry under which they will shortly complete development of a limited number of two-way capable television sets.

If two-way interoperability standards can be agreed upon, or if other efforts to enable consumer electronics devices to securely receive and utilize our two-way services are successful, our business could be benefited. First, consumer electronic companies could manufacture set-top boxes without the need to license our current suppliers’ conditional access technology, which could lead to greater competition and innovation. Second, if customers widely adopted such devices sold at retail, it would likely reduce our set-top box capital expenditures and the need for installation appointments in homes already wired for cable. However, we could suffer a decline in set-top box revenues. Furthermore, in the long term, interoperability for two-way devices evolves, consumer electronics companies may be more willing to develop products that make enhanced use of digital cable’s capabilities, expanding the range of services we could offer.

Under another set of FCC regulations, which are scheduled to go into effect on July 1, 2007, cable operators must cease placing into service new set-top boxes with security functions built into the box. In other words, beginning on that date, new set-top boxes deployed by cable operators will be required to utilize a CableCARD or similar means of separating security functions from other set-top box functions. See “—Regulatory Matters—Communications Act and FCC Regulations—Other regulatory requirements of the Communications Act and the FCC” below. The provision of set-top boxes that accept a CableCARD, or similar separate security device, will significantly increase per-unit set-top box costs as compared with the set-top boxes we currently buy, which utilize integrated security. See “Risk Factors—Risks Related to Government Regulation—The FCC’s set-top box rules could impose significant additional costs on us.” The FCC has also ordered the cable industry to investigate and report on the possibility of implementing a downloadable security system that would be accessible to all set-top devices. If the implementation of such a system proves technologically feasible, this may eliminate the need for consumers to lease separate conditional-access security devices.

Open cable application platform.  CableLabs, a nonprofit research and development consortium founded by members of the cable industry, has put forward a set of hardware and software specifications known as OpenCable, which represent an effort to achieve compatibility across cable network interfaces. The OpenCable software specification, which is known as “open cable application platform,” or “OCAP,” is intended to create a common platform for set-top box applications regardless of what operating system the box uses. The OpenCable specification is consistent with the CableCARD specification promulgated under the FCC’s plug and play rules and the encryption technology that allows the CableCARD to securely communicate with the host device. If widely adopted, OCAP could spur innovation in applications for set-top boxes and cable-ready consumer electronics devices. Furthermore, the availability of multi-platform set-top box applications should, together with the move toward separable conditional access systems, help to make set-top boxes more fungible, resulting in increased competition among manufacturers.

Content and Equipment Suppliers

Video Programming Content

We believe that offering a wide variety of programming is an important factor influencing a subscriber’s decision to subscribe to and retain our video services. We devote considerable resources to obtaining access to a wide range of programming that we believe will appeal to both existing and potential subscribers.

Cable television networks.  The terms and conditions of carriage of cable programming services are generally established through written affiliation agreements between programmers, including affiliates of Time Warner, and us. Most cable programming services are available to us for a fixed monthly per subscriber fee, which sometimes includes a volume discount pricing structure. However, payments to the providers of some premium channels, may be based on a percentage of our gross receipts from subscriptions to the channels. For home shopping channels, we do not pay and generally receive a percentage of the amount spent on home shopping purchases that is attributable to our subscribers and in some instances receive minimum guarantees.

Our programming contracts usually continue for a fixed period of time, generally from three to seven years. We believe that our ability to provide compelling programming packages is best served when we have maximum flexibility to determine on which systems and tiers a programming service will be carried. Sometimes, our flexibility is limited by the affiliation agreement. It is often necessary to agree to carry a particular programming service in certain of our cable systems and/or carry the service on a specific tier. In some cases, it is necessary for us to agree to distribute a programming service to a minimum number of subscribers or to a minimum percentage of our subscribers.

Broadcast television signals.  Generally, we carry all local full power analog broadcast stations serving the areas in which we provide cable service. In most areas, we also carry the digital broadcast signals of a number of these stations. In some cases, we carry these stations under the FCC “must-carry” rules. In other cases, we must negotiate with the stations’ owners for the right to retransmit these stations’ signals. For more information, please see “—Regulatory Matters” below. Currently, we have multi-year retransmission consent agreements in place with most of the retransmission consent stations we carry. In other cases, we are carrying stations under short-term arrangements while we negotiate new long-term agreements.

Pay-Per-View and On-Demand content.  Generally, we obtain rights to carry movies on an on-demand basis, as well as Pay-Per-View events, through iN Demand, a company in which we hold a minority interest. iN Demand negotiates with motion picture studios to obtain the relevant distribution rights. In some instances, we have contracted directly with the motion picture studios for the rights to carry their movies on an on-demand basis. Movies-on-Demand content is generally provided to us under a revenue-sharing arrangement, although in some cases there are minimum guaranteed payments required.

Our ability to get access to current hit films in a timely fashion is hampered to some extent by the traditional sequence of Hollywood’s distribution “windows.” Typically, after theatrical release, films are made available to home video distributors on an exclusive basis for a set period of time, usually 45 days. It is only after home video has enjoyed its exclusive window that Movies-on-Demand and Pay-Per-View distributors can gain access to the content. It is possible that subscriber purchases of Movies-on-Demand would increase if we were able to provide hit films during the home video window. However, despite efforts to do so, we have been unable to obtain the right to offer current hit films during this window.

In line with our goal of offering a wide variety of programming that will appeal to both existing and potential subscribers, we are trying to maximize the quantity and quality of all of our video offerings, especially our VOD offerings. As additional VOD content becomes available we evaluate it to determine if it meets our standards and to the extent it does, we begin offering it to our digital subscribers.

We obtain SVOD and other “free on-demand” content directly from the relevant content providers.

Set-top boxes.  We purchase set-top boxes, and CableCARDs (which enable some digital televisions and other devices to receive certain non-interactive digital services without a set-top box) from a limited number of suppliers. We lease these devices to subscribers at monthly rates. Our video equipment fees are regulated. Under FCC rules, cable operators are allowed to set equipment rates for set-top boxes, CableCARDs and remote controls on the basis of actual capital costs, plus an annual after-tax rate of return of 11.25%, on the capital cost (net of depreciation). This rate of return allows us to economically provide sophisticated customer premises equipment to subscribers. Certain FCC regulations relating to set-top box equipment, slated to come into effect in 2007, are expected to significantly increase our set-top box costs. Please see “—Technology—Set-top Boxes” above and “—Regulatory Matters” below.

Competition

We face intense competition from a variety of alternative information and entertainment delivery sources, principally from direct-to-home satellite video providers and certain regional telephone companies, each of which offers or will shortly be able to offer a broad range of services through increasingly varied technologies. In addition, technological advances will likely increase the number of alternatives available to our customers from other providers and intensify the competitive environment. See “Risk Factors—Risks Related to Competition.”

Principal Competitors

Direct broadcast satellite.  Our video services face competition from direct broadcast satellite services, such as the Dish Network and DirecTV. DirecTV and Dish Network offer satellite-delivered pre-packaged programming services that can be received by relatively small and inexpensive receiving dishes. The video services provided by these satellite providers are comparable, in many respects, to our analog and digital video services, and direct broadcast satellite subscribers can obtain satellite receivers with integrated digital video recorders from those providers as well. Both major direct broadcast satellite providers have entered into co-marketing arrangements with regional telephone companies that allow these telephone companies to offer customers a bundle of video, telephone and DSL services, which competes with our “Triple Play” of video, high-speed data and Digital Phone services.

Incumbent local telephone companies.  Our high-speed data and Digital Phone services face competition from the DSL and traditional phone offerings of incumbent local telephone companies in most of our operating areas. In some cases, DSL providers have partnered with ISPs such as AOL, which may enhance DSL’s competitive position. In addition, some incumbent local telephone companies, such as AT&T and Verizon, have undertaken fiber-optic upgrades of their networks. The technologies they are using, such as FTTN and FTTH, are capable of carrying two-way video, high-speed data with substantial bandwidth and IP-based telephony services, each of which is similar to the comparable services we offer. These networks allow for the marketing of service bundles of video, data and voice services and these companies also have the ability to include wireless services provided by owned or affiliated companies in bundles that they may offer.

Cable overbuilds.  We operate our cable systems under non-exclusive franchises granted by state or local authorities. The existence of more than one cable system, including municipality-owned systems, operating in the same territory is referred to as an “overbuild.” In some of our operating areas, other operators have overbuilt our systems and/or offer video, data and voice services in competition with us.

Satellite Master Antenna Television (“SMATV”).  Additional competition comes from private cable television systems servicing condominiums, apartment complexes and certain other multiple dwelling units, often on an exclusive basis, with local broadcast signals and many of the same satellite-delivered program services offered by franchised cable systems. Some SMATV operators now offer voice and high-speed data services as well.

Wireless Cable/Multi-channel Microwave Distribution Services (“MMDS”).  We face competition from wireless cable operators, including digital wireless operators, who use terrestrial microwave technology to distribute video programming and some of which now offer voice and high-speed data services.

Other Competition and Competitive Factors

Aside from competing with the video, data and voice services offered by direct broadcast satellite providers, local incumbent telephone companies, cable overbuilders and some SMATVs and MMDSs, each of our services also faces competition from other companies that provide services on a stand-alone basis.

Video competition.  Our video services face competition on a stand-alone basis from a number of different sources including:

•	local television broadcast stations that provide free over-the-air programming which can be received using an antenna and a television set;

•	local television broadcasters, which in selected markets sell digital subscription services; and

•	video programming delivered over broadband Internet connections.

Our VOD services compete with online movie services, which are delivered over broadband Internet connections, and with video stores and home video products.

“Online” competition.  Our high-speed data services face or may face competition from a variety of companies that offer other forms of online services, including low cost dial-up services over ordinary telephone lines, and developing technologies, such as Internet service via power lines, satellite and various wireless services (e.g., Wi-Fi), including those of local municipalities.

Digital Phone competition.  Our Digital Phone service also competes with wireless phone providers and national providers of Internet-based phone products such as Vonage. The increase in the number of different technologies capable of carrying voice services has intensified the competitive environment in which our Digital Phone service operates.

Additional competition.  In addition to multi-channel video providers, cable systems compete with all other sources of news, information and entertainment, including over-the-air television broadcast reception, live events, movie theaters and the Internet. In general, we also face competition from other media for advertising dollars. To the extent that our products and services converge with theirs, we compete with the manufacturers of consumer electronics products. For instance, our digital video recorders compete with similar devices manufactured by consumer electronics companies.

Franchise Process.  Under the Cable Television Consumer Protection and Competition Act of 1992, franchising authorities are prohibited from unreasonably refusing to award additional franchises. In December 2006, the FCC adopted an order intended to make it easier for competitors to obtain franchises, by defining when the actions of county- and municipal-level franchising authorities will be deemed to be unreasonable as part of the franchising process. The order, among other things, establishes deadlines for franchising authorities to act on competitive franchise applications; prohibits franchising authorities from placing unreasonable build-out demands on competitive applicants; and prohibits franchising authorities from requiring competitive applicants to undertake certain obligations concerning the provision of public, educational, and governmental access programming. Furthermore, legislation supported by regional telephone companies has been proposed at the state and federal level and enacted in a number of states to allow these companies to enter the video distribution business without obtaining local franchise approval and often on substantially more favorable terms than those afforded us and other existing cable operators. Legislation of this kind has been enacted in California, New Jersey, North Carolina, South Carolina and Texas. See “Risk Factors—Risks Related to Government Regulation.”

Employees

As of December 1, 2006, we had approximately 39,900 employees, including 2,000 part-time employees and excluding approximately 4,000 employees of our managed joint ventures. Approximately 5.2% of our employees are represented by labor unions. We consider our relations with our employees to be good.

Regulatory Matters

Our business is subject, in part, to regulation by the FCC and by most local and some state governments where we have cable systems. In addition, our business is operated subject to compliance with the terms of the Memorandum Opinion and Order issued by the FCC in July 2006 in connection with the regulatory clearance of the Transactions (the “Adelphia/Comcast Transactions Order”). In addition, various legislative and regulatory proposals under consideration from time to time by the United States Congress (“Congress”) and various federal agencies have in the past materially affected us and may do so in the future.

The following is a summary of the terms of the Adelphia/Comcast Transactions Order as well as current significant federal, state and local laws and regulations affecting the growth and operation of our businesses. The summary of the Adelphia/Comcast Transactions Order herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Adelphia/Comcast Transactions Order, which is an exhibit to this Current Report on Form 8-K.

Adelphia/Comcast Transactions Order

In the Adelphia/Comcast Transactions Order, the FCC imposed conditions on us related to regional sports networks (“RSNs”), as defined in the Adelphia/Comcast Transactions Order, and the resolution of disputes pursuant to the FCC’s leased access regulations. In particular, the Adelphia/Comcast Transactions Order provides that:

•	neither we nor our affiliates may offer an affiliated RSN on an exclusive basis to any multichannel video programming distributor (“MVPD”);

•	we may not unduly or improperly influence:

•	the decision of any affiliated RSN to sell programming to an unaffiliated MVPD; or

•	the prices, terms, and conditions of sale of programming by an affiliated RSN to an unaffiliated MVPD;

•	if an MVPD and an affiliated RSN cannot reach an agreement on the terms and conditions of carriage, the MVPD may elect commercial arbitration to resolve the dispute;

•	if an unaffiliated RSN is denied carriage by us, it may elect commercial arbitration to resolve the dispute in accordance with federal and FCC rules; and

•	with respect to leased access, if an unaffiliated programmer is unable to reach an agreement with us, that programmer may elect commercial arbitration to resolve the dispute, with the arbitrator being required to resolve the dispute using the FCC’s existing rate formula relating to pricing terms.

The application and scope of these conditions, which will expire in July 2012, have not yet been tested. We retain the right to obtain FCC and judicial review of any arbitration awards made pursuant to these conditions.

Communications Act and FCC Regulation

The Communications Act of 1934, as amended (the “Communications Act”) and the regulations and policies of the FCC affect significant aspects of our cable system operations, including video subscriber rates; carriage of broadcast television stations, as well as the way we sell our program packages to subscribers; the use of cable systems by franchising authorities and other third parties; cable system ownership; offering of voice and high-speed data services; and use of utility poles and conduits.

“Net neutrality” Legislative and Regulatory Proposals.   In the 2005-2006 Congressional term, several “net neutrality”-type provisions were introduced as part of broader Communications Act reform legislation. These provisions would have limited to a greater or lesser extent the ability of broadband providers to adopt pricing models and network management policies that would differentiate based on different uses of the Internet. None of these provisions was adopted.

In September 2005, the FCC issued a non-binding policy statement regarding net neutrality (the “Net Neutrality Policy Statement”). The FCC indicated that the statement was intended to offer “guidance and insight” into its approach to the Internet and broadband related issues. The principles contained in the statement set forth the FCC’s view that consumers are entitled to access and use the lawful Internet content and applications of their choice, to connect lawful devices of their choosing that do not harm the broadband provider’s network and are entitled to competition among network, application, service and content providers. The FCC statement also noted that these principles are subject to “reasonable network management.” Subsequently, the FCC has made these principles binding as to certain telecommunications companies in orders adopted in connection with mergers undertaken by those companies. To date, the FCC has declined to adopt any such regulations that would be applicable to us.

Several parties are seeking to persuade the FCC to adopt net neutrality-type regulations in a number of proceedings that are currently pending before the agency. These include pending FCC rulemakings regarding IP-enabled services and broadband Internet access services. The FCC is also expected to shortly issue a notice of inquiry seeking public comment generally on broadband industry practices. This proceeding could also raise or lead to comments on net neutrality-type issues.

We are unable to predict the likelihood that legislative or additional regulatory proposals regarding net neutrality will be adopted. For a discussion of “net neutrality” and the impact such proposals could have on us if adopted, see the discussion in “Risk Factors—Risks Related to Government Regulation—“Net neutrality” legislation or regulation could limit our ability to operate our high-speed data business profitably, to manage our broadband facilities efficiently and to make upgrades to those facilities sufficient to respond to growing bandwidth usage by our high-speed data customers.”

Subscriber rates.  The Communications Act and the FCC’s rules regulate rates for basic cable service and equipment in communities that are not subject to “effective competition,” as defined by federal law. Where there is no effective competition, federal law authorizes franchising authorities to regulate the monthly rates charged by the operator for the minimum level of video programming service, referred to as basic service, which generally includes local broadcast channels and public access or educational and government channels required by the franchise. This kind of regulation also applies to the installation, sale and lease of equipment used by subscribers to receive basic service, such as set-top boxes and remote control units. In many localities, we are no longer subject to this rate regulation, either because the local franchising authority has not become certified by the FCC to regulate these rates or because the FCC has found that there is effective competition.

Carriage of broadcast television stations and other programming regulation.   The Communications Act and the FCC’s regulations contain broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years to require a cable system to carry their stations, subject to some exceptions, or to negotiate with cable systems the terms by which the cable systems may carry their stations, commonly called “retransmission consent.” The most recent election by broadcasters became effective on January 1, 2006.

The Communications Act and the FCC’s regulations require a cable operator to devote up to one-third of its activated channel capacity for the mandatory carriage of local commercial television stations. The Communications Act and the FCC’s regulations give local non-commercial television stations mandatory carriage rights, but non-commercial stations do not have the option to negotiate retransmission consent for the carriage of their signals by cable systems. Additionally, cable systems must obtain retransmission consent for all “distant” commercial television stations (i.e., those television stations outside the designated market area to which a community is assigned) except for commercial satellite-delivered independent “superstations” and some low-power television stations.

FCC regulations require us to carry the signals of both commercial and non-commercial local digital-only broadcast stations and the digital signals of local broadcast stations that return their analog spectrum to the government and convert to a digital broadcast format. The FCC’s rules give digital-only broadcast stations discretion to elect whether the operator will carry the station’s primary signal in a digital or converted analog format, and the rules also permit broadcasters with both analog and digital signals to tie the carriage of their digital signals to the carriage of their analog signals as a retransmission consent condition.

The Communications Act also permits franchising authorities to negotiate with cable operators for channels for public, educational and governmental access programming. Moreover, it requires a cable system with 36 or more activated channels to designate a significant portion of its channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator. The FCC regulates various aspects of such third party commercial use of channel capacity on our cable systems, including the rates and some terms and conditions of the commercial use.

In connection with certain changes in our programming line-up, the Communications Act and FCC regulations also require us to give various kinds of advance notice. Under certain circumstances, we must give as much as 30 days’ advance notice to subscribers, programmers, and franchising authorities. Under certain circumstances, notice may have to be given in the form of bill inserts, on-screen announcements, and/or newspaper advertisements. Giving notice can be expensive and, given long lead times, may limit our ability to implement programming changes quickly. Direct broadcast satellite operators and other non-cable programming distributors are not subject to analogous duties.

High-speed Internet access.  From time to time, industry groups, telephone companies and ISPs have sought local, state and federal regulations that would require cable operators to sell capacity on their systems to ISPs under a common carrier regulatory scheme. Cable operators have successfully challenged regulations requiring this “forced access,” although courts that have considered these cases have employed varying legal rationales in rejecting these regulations.

In 2002, the FCC released an order in which it determined that cable-modem service constitutes an “information service” rather than a “cable service” or a “telecommunications service,” as those terms are used in the Communications Act. That determination has now been sustained by the U.S. Supreme Court. According to the FCC, an “information service” classification may permit but does not require it to impose “multiple ISP” requirements. In 2002, the FCC initiated a rulemaking proceeding to consider whether it may and should do so and whether local franchising authorities should be permitted to do so. This rulemaking proceeding remains pending. As noted above, in 2005, the FCC adopted a Net Neutrality Policy Statement intended to offer guidance on its approach to the Internet and broadband access. Among other things, the Policy Statement stated that consumers are entitled to competition among network, service and content providers, and to access the lawful content and services of their choice, subject to the needs of law enforcement. The FCC may in the future adopt specific regulations to implement the Policy Statement.

Ownership limitations.  There are various rules prohibiting joint ownership of cable systems and other kinds of communications facilities. Local telephone companies generally may not acquire more than a small equity interest in an existing cable system in the telephone company’s service area, and cable operators generally may not acquire more than a small equity interest in a local telephone company providing service within the cable operator’s franchise area. In addition, cable operators may not have more than a small interest in MMDS facilities or SMATV systems in their service areas. Finally, the FCC has been exploring whether it should prohibit cable operators from holding ownership interests in satellite operators.

The Communications Act also required the FCC to adopt “reasonable limits” on the number of subscribers a cable operator may reach through systems in which it holds an ownership interest. In September 1993, the FCC adopted a rule that was later amended to prohibit any cable operator from serving more than 30% of all cable, satellite and other multi-channel subscribers nationwide. The Communications Act also required the FCC to adopt “reasonable limits” on the number of channels that cable operators may fill with programming services in which they hold an ownership interest. In September 1993, the FCC imposed a limit of 40% of a cable operator’s first 75 activated channels. In March 2001, a federal appeals court struck down both limits and remanded the issue to the FCC for further review. The FCC initiated a rulemaking in 2001 to consider adopting a new horizontal ownership limit and announced a follow-on proceeding to consider the issue anew. The FCC is currently exploring whether it should re-impose any limits. We believe that it is unlikely that the FCC will adopt limits more stringent that those struck down.

Local telephone companies may provide service as traditional cable operators with local franchises or they may opt to provide their programming over unfranchised “open video systems.” Open video systems are subject to specified requirements, including, but not limited to, a requirement that they set aside a portion of their channel capacity for use by unaffiliated program distributors on a non-discriminatory basis. A federal appellate court overturned various parts of the FCC’s open video rules, including the FCC’s preemption of local franchising requirements for open video operators. The FCC has modified its open video rules to comply with the federal court’s decision.

Pole attachment regulation.  The Communications Act requires that utilities provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by investor-owned utilities. The Communications Act also requires the FCC to regulate the rates, terms and conditions imposed by these utilities for cable systems’ use of utility pole and conduit space unless state authorities demonstrate to the FCC that they adequately regulate pole attachment rates, as is the case in some states in which we operate. In the absence of state regulation, the FCC administers pole attachment rates on a formula basis. The FCC’s original rate formula governs the maximum rate utilities may charge for attachments to their poles and conduit by cable operators providing cable services. The FCC also adopted a second rate formula that became effective in February 2001 and governs the maximum rate investor-owned utilities may charge for attachments to their poles and conduit by companies providing telecommunications services. The U.S. Supreme Court has upheld the FCC’s jurisdiction to regulate the rates, terms and conditions of cable operators’ pole attachments that are being used to provide both cable service and high-speed data service.

Set-top box regulation.  Certain regulatory requirements are also applicable to set-top boxes. Currently, many cable subscribers rent from their cable operator a set-top box that performs both signal-reception functions and conditional-access security functions. The lease rates cable operators charge for this equipment are subject to rate regulation to the same extent as basic cable service. In 1996, Congress enacted a statute seeking to allow subscribers to use set-top boxes obtained from third party retailers. The most important of the FCC’s implementing regulations requires cable operators to offer separate equipment providing only the security function (so that subscribers can purchase set-top boxes or other navigational devices from other sources) and to cease placing into service new set-top boxes that have integrated security. The regulations requiring cable operators to cease distributing new set-top boxes with integrated security are currently scheduled to go into effect on July 1, 2007. We expect to incur approximately $50 million in incremental set-top box costs during 2007 as a result of these regulations. In addition, the FCC ordered the cable industry to investigate and report on the possibility of implementing a downloadable security system that would be accessible to all set-top devices. If the implementation of such a system proves technologically feasible, this may eliminate the need for consumers to lease separate conditional-access security devices. On August 16, 2006, the National Cable and Telecommunications Association (the “NCTA”) filed with the FCC a request that these rules be waived for all cable operators, including us, until a downloadable security solution is available or December 31, 2009, whichever is earlier. No assurance can be given that the FCC will grant this or any other waiver request.

In December 2002, cable operators and consumer-electronics companies entered into a standard-setting agreement relating to interoperability between cable systems and reception equipment. Among other things, the agreement envisions consumer electronics devices with a slot for a conditional-access security card—a CableCARDTM—provided by the cable operator. To implement the agreement, the FCC promulgated regulations that require cable systems with activated spectrum of 750 MHz or greater to: support unidirectional digital devices; establish a voluntary labeling system for unidirectional devices; prohibit so-called “selectable output controls”; and adopt content-encoding rules. The FCC has issued a further notice of proposed rulemaking to consider additional changes. Cable operators, consumer-electronics companies and other market participants are holding discussions that may lead to a similar set of interoperability agreements covering digital devices capable of carrying cable operators’ two-way and interactive products and services.

Other regulatory requirements of the Communications Act and the FCC.  The Communications Act also includes provisions regulating customer service, subscriber privacy, marketing practices, equal employment opportunity, technical standards and equipment compatibility, antenna structure notification, marking, lighting, emergency alert system requirements and the collection from cable operators of annual regulatory fees, which are calculated based on the number of subscribers served and the types of FCC licenses held.

Separately, the FCC has adopted cable inside wiring rules to provide specific procedures for the disposition of residential home wiring and internal building wiring where a subscriber terminates service or where an incumbent cable operator is forced by a building owner to terminate service in a multiple dwelling unit building. The FCC has also adopted rules providing that, in the event that an incumbent cable operator sells the inside wiring, it must make the wiring available to the multiple dwelling unit owner or the alternative cable service provider during the 24-hour period prior to the actual service termination by the incumbent, in order to avoid service interruption.

Compulsory copyright licenses for carriage of broadcast stations and music performance licenses.  Our cable systems provide subscribers with, among other things, local and distant television broadcast stations. We generally do not obtain a license to use the copyrighted performances contained in these stations’ programming directly from program owners. Instead, we obtain this license pursuant to a compulsory license provided by federal law, which requires us to make payments to a copyright pool. The elimination or substantial modification of the cable compulsory license could adversely affect our ability to obtain suitable programming and could substantially increase the cost of programming that remains available for distribution to our subscribers.

When we obtain programming from third parties, we generally obtain licenses that include any necessary authorizations to transmit the music included in it. When we create our own programming and provide various other programming or related content, including local origination programming and advertising that we insert into cable-programming networks, we are required to obtain any necessary music performance licenses directly from the rights holders. These rights are generally controlled by three music performance rights organizations, each with rights to the music of various composers. We generally have obtained the necessary licenses, either through negotiated licenses or through procedures established by consent decrees entered into by some of the music performance rights organizations.

State and Local Regulation

Cable operators operate their systems under non-exclusive franchises. Franchises are awarded, and cable operators are regulated, by state franchising authorities, local franchising authorities, or both. We believe we generally have good relations with state and local cable regulators.

Franchise agreements typically require payment of franchise fees and contain regulatory provisions addressing, among other things, upgrades, service quality, cable service to schools and other public institutions, insurance and indemnity bonds. The terms and conditions of cable franchises vary from jurisdiction to jurisdiction. The Communications Act provides protections against many unreasonable terms. In particular, the Communications Act imposes a ceiling on franchise fees of five percent of revenues derived from cable service. We generally pass the franchise fee on to our subscribers, listing it as a separate item on the bill.

Franchise agreements usually have a term of ten to 15 years from the date of grant, although some renewals may be for shorter terms. Franchises usually are terminable only if the cable operator fails to comply with material provisions. We have not had a franchise terminated due to breach. After a franchise agreement expires, a local franchising authority may seek to impose new and more onerous requirements, including requirements to upgrade facilities, to increase channel capacity and to provide various new services. Federal law, however, provides significant substantive and procedural protections for cable operators seeking renewal of their franchises. In addition, although we occasionally reach the expiration date of a franchise agreement without having a written renewal or extension, we generally have the right to continue to operate, either by agreement with the local franchising authority or by law, while continuing to negotiate a renewal. In the past, substantially all of the material franchises relating to our systems have been renewed by the relevant local franchising authority, though sometimes only after significant time and effort. Recently, in adopting new regulations intended to limit the ability of local franchising authorities to delay or refuse the grant of competitive franchises (by, for example, imposing deadlines on franchise negotiations), the FCC announced the adoption of a Further Notice of Proposed Rulemaking that concluded tentatively that these new regulations should also apply to existing franchisees, including cable operators, at the time of their next franchise renewal. The FCC indicated it would issue an order in the Further Notice of Proposed Rulemaking within six months from release of the final order adopting the new regulations applicable to new entrants. Despite our efforts and the protections of federal law, it is possible that some of our franchises may not be renewed, and we may be required to make significant additional investments in our cable systems in response to requirements imposed in the course of the franchise renewal process.

Regulation of Telephony

As of February 1, 2007, it was unclear whether and to what extent regulators will subject services like our Digital Phone service (“Non-traditional Voice Services”) to the regulations that apply to traditional, circuit-switched telephone service provided by incumbent telephone companies. In February 2004, the FCC opened a broad-based rulemaking proceeding to consider these and other issues. That rulemaking remains pending, but the FCC has issued a series of orders resolving discrete issues. For example, in November 2004, the FCC issued an order preempting state certification and tariffing requirements for certain kinds of Non-traditional Voice Services. The validity of this order has been appealed to a federal appellate court where a decision is pending. In May 2005, the FCC adopted rules requiring Non-traditional Voice Service providers to supply E911 capabilities as a standard feature to their subscribers and to obtain affirmative acknowledgement from all subscribers that they have been advised of the circumstances under which E911 service may not be available. In August 2005, the FCC adopted an order requiring certain types of Non-traditional Voice Services, as well as facilities-based broadband Internet access service providers, to assist law enforcement investigations through compliance with the Communications Assistance For Law Enforcement Act. In June 2006, the FCC adopted an order making clear that Non-traditional Voice Service providers must make contributions to the federal universal service fund. Certain other issues remain unclear, however, including whether the state and federal rules that apply to traditional, circuit-switched telephone service also apply to Non-traditional Voice Service providers and whether utility pole owners may charge cable operators offering Non-traditional Voice Services higher rates for pole rental than for traditional cable service and cable-modem service. One state public utility commission, for example, has determined that our Digital Phone service is subject to traditional, circuit-switched telephone regulations.

The Transactions

The following provides a more detailed description of the Transactions and contains summaries of the terms of the material agreements that were entered into in connection with the Transactions. This description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable agreements that are exhibits to this Current Report on Form 8-K.

Agreements with ACC

As described in more detail below, under separate agreements (as amended, the “TWC Purchase Agreement” and “Comcast Purchase Agreement,” respectively, and, collectively, the “Purchase Agreements”), we and Comcast purchased substantially all of the cable assets of Adelphia. The Purchase Agreements were entered into after

Adelphia filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). This section provides additional details regarding the Purchase Agreements and our and Comcast’s underlying acquisition of Adelphia’s assets (the “TWC Adelphia Acquisition” and the “Comcast Adelphia Acquisition,” respectively), along with certain other agreements we entered into with Comcast.

The TWC Purchase Agreement.  On April 20, 2005, Time Warner NY Cable LLC (“TW NY”), one of our subsidiaries, entered into the TWC Purchase Agreement with ACC. The TWC Purchase Agreement provided that TW NY would purchase certain assets and assume certain liabilities from Adelphia. On June 21, 2006, ACC and TW NY entered into Amendment No. 2 to the TWC Purchase Agreement (the “TWC Amendment”). Under the terms of the TWC Amendment, the assets we acquired from Adelphia and the consideration to be paid to Adelphia remained unchanged. However, the TWC Amendment provided that the TWC Adelphia Acquisition would be effected in accordance with the provisions of sections 105, 363 and 365 of the Bankruptcy Code and, as a result, Adelphia’s creditors were not required to approve a plan of reorganization under chapter 11 of the Bankruptcy Code prior to the consummation of the TWC Adelphia Acquisition. The TWC Adelphia Acquisition closed on July 31, 2006, immediately after the Redemptions. The TWC Adelphia Acquisition included cable systems located in the following areas: West Palm Beach, Florida; Cleveland and Akron, Ohio; Los Angeles, California; and suburbs of the District of Columbia. As consideration for the assets purchased from Adelphia, TW NY assumed certain liabilities as specified in the TWC Purchase Agreement and paid to ACC approximately $8.9 billion in cash (including approximately $360 million paid into escrow), after giving effect to certain purchase price adjustments discussed below, and delivered 149,765,147 shares of our Class A common stock to ACC and 6,148,283 shares of our Class A common stock into escrow. This represents approximately 17.3% of our Class A common stock (including shares issued into escrow), and approximately 16% of our total outstanding common stock as of the closing of the TWC Adelphia Acquisition.

The purchase price is subject to customary adjustments to reflect changes in Adelphia’s net liabilities and subscribers as well as any shortfall in Adelphia’s capital expenditure spending relative to its budget during the interim period (the “Interim Period”) between the execution of the TWC Purchase Agreement and the closing of the transactions contemplated by the TWC Purchase Agreement (the “Adelphia Closing”). The approximately $360 million in cash and 6 million shares of our Class A common stock that were deposited into escrow are securing Adelphia’s obligations in respect of any post-closing adjustments to the purchase price and its indemnification obligations for, among other things, breaches of its representations, warranties and covenants contained in the TWC Purchase Agreement. One-third of the escrow, beginning with the cash amounts, was to be released on January 31, 2007 (six months after the Adelphia Closing) with the remaining amounts to be released on July 31, 2007 (12 months after the Adelphia Closing), in each case except to the extent of amounts paid prior to such date or that would be expected to be necessary to satisfy claims asserted on or prior to such date. On January 31, 2007, the escrow agent released to Adelphia approximately $172 million in cash, representing one-third of the total amount of shares and cash placed into escrow.

The parties to the TWC Purchase Agreement made customary representations and warranties. ACC’s representations and warranties survive for twelve months after the Adelphia Closing and, to the extent any claims are made prior to such date, until such claims are resolved. The debtors in Adelphia’s bankruptcy proceedings (excluding, except to the extent provided in the TWC Purchase Agreement, the joint ventures described in “—The Comcast Purchase Agreement” below), are jointly and severally liable for breaches or violations by ACC of its representations, warranties and covenants. The representations and warranties of TW NY contained in the TWC Purchase Agreement expired at the Adelphia Closing.

The TWC Purchase Agreement included customary and certain other covenants made by Adelphia and TW NY, including covenants that require Adelphia to deliver financial statements for the systems purchased sufficient to fulfill our obligations to provide such financial statements in connection with the distribution of our Class A common stock by ACC to certain of Adelphia’s creditors.

The TWC Purchase Agreement requires ACC to indemnify TW NY and each of its affiliates (including us), their respective directors, officers, shareholders, agents and other individuals (the “TW Indemnified Parties”) for losses and expenses stemming from the breach of any representation or warranty, covenant and certain other items. Subject to very limited exceptions, the TW Indemnified Parties are only able to seek reimbursement for losses from the escrowed cash and shares. In addition, subject to specified exceptions, losses associated with breaches of representations and warranties generally must exceed certain dollar amounts before a TW Indemnified Party may make a claim for indemnification. Even after the applicable threshold has been reached, a claim for indemnification for losses associated with breaches of representations and warranties is subject to specified aggregate deductibles and cap amounts. With respect to assets acquired from Adelphia by TW NY that were subsequently transferred to Comcast in the Exchange, ACC’s indemnification obligation is subject to a threshold of $74 million, a deductible of $42 million and is capped at $296.7 million, subject to certain adjustments, and with respect to assets acquired by TW NY that were not transferred to Comcast pursuant to the Exchange, ACC’s indemnification obligation is subject to a threshold of $67 million, a deductible of $38 million and is capped at $267.9 million, subject to certain adjustments.

The TWC Purchase Agreement required us, at the Adelphia Closing, to amend and restate our by-laws to restrict us and our subsidiaries from entering into transactions with or for the benefit of Time Warner and its affiliates other than us and our subsidiaries (the “Time Warner Group”), subject to specified exceptions. Additionally, prior to August 1, 2011 (five years following the Adelphia Closing), our restated certificate of incorporation and by-laws (as required to be amended by the TWC Purchase Agreement) do not allow for an amendment to the provisions of our by-laws restricting these transactions without the consent of a majority of the holders of our Class A common stock, other than any member of the Time Warner Group. Additionally, under the TWC Purchase Agreement, we agreed that we will not enter into any short-form merger prior to August 1, 2008 (two years after the Adelphia Closing) and that we will not issue equity securities to any person (other than, subject to satisfying certain requirements, us and our affiliates) that have a higher vote per share than our Class A common stock prior to February 1, 2008 (18 months after the Adelphia Closing).

At the closing of the Adelphia Acquisition, we and Adelphia entered into a registration rights and sale agreement (the “Adelphia Registration Rights and Sale Agreement”), which governed the disposition of the shares of our Class A common stock received by Adelphia in the TWC Adelphia Acquisition. Upon the effectiveness of Adelphia’s plan of reorganization, the parties’ obligations under the Adelphia Registration Rights and Sale Agreement terminated.

Parent Agreement.  Pursuant to the Parent Agreement among ACC, TW NY and us, dated as of April 20, 2005, we, among other things, guaranteed the obligations of TW NY to Adelphia under the TWC Purchase Agreement.

The Comcast Purchase Agreement.  The Comcast Purchase Agreement has similar terms to the TWC Purchase Agreement and the transactions contemplated by the Comcast Purchase Agreement also closed on July 31, 2006. The Comcast Adelphia Acquisition was effected in accordance with the provisions of sections 105, 363 and 365 of the Bankruptcy Code and a plan of reorganization for the joint ventures referred to in the following sentence. The Comcast Adelphia Acquisition included cable systems and Adelphia’s interest in two joint ventures in which Comcast also held interests: Century-TCI California Communications, L.P. (the “Century-TCI joint venture”), which owned cable systems in the Los Angeles, California area, and Parnassos Communications, L.P. (the “Parnassos joint venture”), which owned cable systems in Ohio and Western New York. The purchase price under the Comcast Purchase Agreement was approximately $3.6 billion in cash.

TWC/Comcast Agreements

As described in more detail below, on the same day as the parties consummated the transactions governed by the Purchase Agreements, we and some of our affiliates (collectively, the “TWC Group”) and Comcast consummated the TWC Redemption, the TWE Redemption and the Exchange (collectively, the “TWC/Comcast Transactions”). Under the terms of the agreement which governed the TWC Redemption (the “TWC Redemption Agreement”), we redeemed Comcast’s investment in us in exchange for one of our subsidiaries that held both cable systems and cash. In accordance with the terms of the agreement which governed the TWE Redemption (the “TWE Redemption Agreement”), TWE redeemed Comcast’s interest in TWE in exchange for one of TWE’s subsidiaries that held both cable systems and cash. In accordance with the terms of the agreement which governed the Exchange (as amended, the “Exchange Agreement”), TW NY and Comcast transferred to one another subsidiaries that held certain cable systems, including cable systems acquired by each from Adelphia. The TWC

Redemption Agreement, the TWE Redemption Agreement and the Exchange Agreement, are collectively referred to as the “TWC/Comcast Agreements.”

The TWC Redemption Agreement.  Pursuant to the TWC Redemption Agreement, dated as of April 20, 2005, as amended, among us and certain other members of the TWC Group and Comcast, the TWC Redemption was effected and Comcast’s interest in us was redeemed on July 31, 2006, immediately prior to the Adelphia Acquisition. The TWC Redemption Agreement required that we redeem all of our Class A common stock held by TWE Holdings II Trust (“Comcast Trust II”), a trust that was established for the benefit of Comcast, in exchange for 100% of the common stock of Cable Holdco II Inc. (“Cable Holdco II”), then a subsidiary of ours. At the time of the TWC Redemption, Cable Holdco II held both certain cable systems previously owned directly or indirectly by us (“TWC Redemption Systems”) serving approximately 589,000 basic subscribers and approximately $1.9 billion in cash, subject generally to the liabilities associated with the TWC Redemption Systems. Certain specified assets and liabilities of the TWC Redemption Systems were retained by us.

The TWC Redemption Agreement contains closing adjustments to be paid in cash based on (1) the relative growth or decline in the number of basic video subscribers served by the TWC Redemption Systems as compared to the relative growth or decline in the number of basic video subscribers served by the other cable systems operated by us and (2) the excess, if any, of the net liabilities of the TWC Redemption Systems over an agreed upon threshold amount.

The TWC Redemption Agreement contains various customary representations and warranties of the parties thereto including representations by us as to the absence of certain changes or events concerning the TWC Redemption Systems, compliance with law, litigation, employee benefit plans, property, intellectual property, environmental matters, financial statements, regulatory matters, taxes, material contracts, insurance and brokers. The representations and warranties of the parties to the TWC Redemption Agreement generally survive the closing of the TWC Redemption for a period of one year and certain representations and warranties either did not survive the closing of the TWC Redemption, survive indefinitely or survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

The TWC Redemption Agreement contains customary indemnification obligations on the part of the parties thereto with respect to breaches of representations, warranties and covenants and certain other matters, generally subject to a $20 million threshold and $200 million cap, with respect to certain of our representations and warranties regarding the TWC Redemption Systems and related matters, and with respect to certain representations and warranties of the Comcast parties relating to litigation, financial statements, finder’s fees and certain regulatory matters.

TWC/Comcast Tax Matters Agreement.  In connection with the closing of the TWC Redemption, we, Cable Holdco II and Comcast entered into the Holdco Tax Matters Agreement (the “TWC/Comcast Tax Matters Agreement”). The TWC/Comcast Tax Matters Agreement allocates responsibility for income taxes of Cable Holdco II and deals with matters relating to the income tax consequences of the TWC Redemption. This agreement contains representations, warranties and covenants relevant to such income tax treatment. The TWC/Comcast Tax Matters Agreement also contains indemnification obligations relating to the foregoing.

The TWE Redemption Agreement.  Pursuant to the TWE Redemption Agreement, dated as of April 20, 2005, as amended, among us and Comcast, Comcast’s interest in TWE was redeemed on July 31, 2006, immediately prior to the Adelphia Acquisition. Prior to the TWE Redemption, TWE Holdings I Trust (“Comcast Trust I”), a trust established for the benefit of Comcast, owned a 4.7% residual equity interest in TWE. Pursuant to the TWE Redemption Agreement, TWE redeemed all of the TWE residual equity interest held by Comcast Trust I in exchange for 100% of the limited liability company interests of Cable Holdco III LLC (“Cable Holdco III”), then a subsidiary of TWE. At the time of the TWE Redemption, Cable Holdco III held both certain cable systems previously owned or operated directly or indirectly by TWE (the “TWE Redemption Systems”) serving approximately 162,000 subscribers and approximately $147 million in cash, subject generally to the liabilities associated with the TWE Redemption Systems. Certain specified assets and liabilities of the TWE Redemption Systems were retained by TWE.

The TWE Redemption Agreement contains closing adjustments to be paid in cash based on (1) the relative growth or decline in the number of basic video subscribers served by the TWE Redemption Systems as compared to the relative growth or decline in the number of basic video subscribers served by the other cable systems owned by TWE and (2) the excess, if any, of the net liabilities of the TWE Redemption Systems over an agreed upon threshold amount.

The TWE Redemption Agreement contained various customary representations and warranties of the parties thereto including representations by TWE as to the absence of certain changes or events concerning the TWE Redemption Systems, compliance with law, litigation, employee benefit plans, property, intellectual property, environmental matters, financial statements, regulatory matters, taxes, material contracts, insurance and brokers. The representations and warranties of the parties to the TWE Redemption Agreement generally survive the closing of the TWE Redemption Agreement for a period of one year and certain representations and warranties either survive indefinitely or survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

The TWE Redemption Agreement contained customary indemnification obligations on the part of the parties thereto with respect to breaches of representations and warranties and covenants and certain other matters, generally subject to a $6 million threshold and $60 million cap, with respect to certain representations and warranties of TWE regarding the TWE Redemption Systems and related matters, and with respect to certain representations and warranties of the Comcast parties relating to litigation, financial statements, finder’s fees and certain regulatory matters.

The Exchange Agreement.  Pursuant to the Exchange Agreement, dated as of April 20, 2005, as amended, among us, TW NY and Comcast, the Exchange closed on July 31, 2006, immediately after the Adelphia Acquisition. Pursuant to the Exchange Agreement, TW NY transferred all outstanding limited liability company interests of certain newly formed limited liability companies (collectively, the “TW Newcos”) to Comcast in exchange for all limited liability company interests of certain newly formed limited liability companies or limited partnerships, respectively, owned by Comcast (collectively, the “Comcast Newcos”). In addition, we paid Comcast approximately $67 million in cash for certain adjustments related to the Exchange. Included in the systems we acquired in the Exchange were cable systems (i) that were owned by the Century-TCI joint venture in the Los Angeles, California area and the Parnassos joint venture in Ohio and Western New York and (ii) then owned by Comcast located in the Dallas, Texas, Los Angeles, California, and Cleveland, Ohio areas.

The Exchange Agreement contains various customary representations and warranties of the parties thereto (which generally survive for a period of 12 months after the closing of the Exchange), including representations concerning the cable systems subject to the Exchange Agreement originally owned by us or Comcast as to the absence of certain changes or events, compliance with law, litigation, employee benefit plans, property, intellectual property, environmental matters, financial statements, regulatory matters, taxes, material contracts, insurance and brokers. The Exchange Agreement also contained representations regarding the accuracy of certain of the representations of Adelphia set forth in the Purchase Agreements for events, circumstances and conditions occurring after the closing of the TWC Adelphia Acquisition.

The Exchange Agreement contains customary indemnification obligations on the part of the parties thereto with respect to breaches of representations, warranties, covenants and certain other matters. Each party’s indemnification obligations with respect to breaches of representations and warranties (other than certain specified representations and warranties) are subject to (1) with respect to cable systems originally owned by us that were acquired by Comcast, a $5.7 million threshold and $19.1 million cap, (2) with respect to cable systems originally owned by Adelphia that were initially acquired by us pursuant to the TWC Purchase Agreement and then transferred to Comcast pursuant to the Exchange Agreement, a $74.6 million threshold and $746 million cap, (3) with respect to cable systems originally owned by Comcast that were acquired by us, a $41.5 million threshold and $415 million cap, and (4) with respect to cable systems originally owned by Adelphia that were initially acquired by Comcast pursuant to the Comcast Purchase Agreement and then transferred to us pursuant to the Exchange Agreement, a $34.9 million threshold and $349 million cap. In addition, no party is required to indemnify the other for breaches of representations, warranties or covenants relating to assets or liabilities initially acquired from Adelphia and then transferred to the other party, unless the breach is of a representation, warranty or covenant actually made by the party under the Exchange Agreement in relation to those Adelphia assets or liabilities.

Our Operating Partnerships and Joint Ventures

Time Warner Entertainment Company, L.P.

TWE is a Delaware limited partnership that was formed in 1992. At the time of the restructuring of TWE, which was completed on March 31, 2003, (the “TWE Restructuring”), subsidiaries of Time Warner owned general and limited partnership interests in TWE consisting of 72.36% of the pro-rata priority capital and residual equity capital and 100% of the junior priority capital, and Comcast Trust I owned limited partnership interests in TWE consisting of 27.64% of the pro rata priority capital and residual equity capital. Prior to the TWE Restructuring, TWE’s business consisted of interests in cable systems, cable networks and filmed entertainment.

Through a series of steps executed in connection with the TWE Restructuring, TWE transferred its non-cable businesses, including its filmed entertainment and cable network businesses, along with associated liabilities, to Warner Communications Inc. (“WCI”), a wholly owned subsidiary of Time Warner, and the ownership structure of TWE was reorganized so that (i) we owned 94.3% of the residual equity interests in TWE, (ii) Comcast Trust I owned 4.7% of the residual equity interests in TWE and (iii) American Television and Communications Corporation (“ATC”), a wholly owned subsidiary of Time Warner, owned 1.0% of the residual equity interests in TWE and $2.4 billion in mandatorily redeemable preferred equity issued by TWE. In addition, following the TWE Restructuring, Time Warner indirectly held shares of our Class A common stock and Class B common stock representing, in the aggregate, 89.3% of our voting power and 82.1% of our outstanding equity.

On July 28, 2006, the partnership interests and preferred equity originally held by ATC, were contributed to TW NY Cable Holding Inc. (“TW NY Holding”), a wholly owned subsidiary of ours, in exchange for a 12.4% non-voting common stock interest in TW NY Holding (the “ATC Contribution”) and upon the closing of the TWE Redemption, Comcast Trust I’s ownership interest in TWE was redeemed. As a result, Time Warner has no direct interest in TWE and Comcast no longer has any interest in TWE. As of September 30, 2006, TWE had $3.2 billion in principal amount of outstanding debt securities with maturities ranging from 2008 to 2033 and fixed interest rates ranging from 7.25% to 10.15%. See “Financial Information—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Financial Condition and Liquidity—TWE Notes and Debentures.”

The TWE partnership agreement requires that transactions between us and our subsidiaries, on the one hand, and TWE and its subsidiaries on the other hand, be conducted on an arm’s-length basis, with management, corporate or similar services being provided by us on a “no mark-up” basis with fair allocations of administrative costs and general overhead. See “Financial Information—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Business Transactions and Developments—Restructuring of Time Warner Entertainment Company, L.P.” and “Certain Relationships and Related Transactions, and Director Independence—TWE” for additional information on TWE, the TWE Restructuring and the ATC Contribution.

Description of Certain Provisions of the TWE-A/N Partnership Agreement

The following description summarizes certain provisions of the partnership agreement relating to the Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”). Such description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the TWE-A/N partnership agreement which is an exhibit to this Current Report on Form 8-K.

Partners of TWE-A/N

The general partnership interests in TWE-A/N are held by TW NY and an indirect subsidiary of TWE (such TWE subsidiary and TW NY are together, the “TW Partners”) and the Advance/Newhouse Partnership (“A/N”), a partnership owned by wholly owned subsidiaries of Advance Publications Inc. and Newhouse Broadcasting Corporation. The TW Partners also hold preferred partnership interests.

2002 Restructuring of TWE-A/N

The TWE-A/N cable television joint venture was formed by TWE and A/N in December 1995. A restructuring of the partnership was completed during 2002. As a result of this restructuring, cable systems and their related assets and liabilities serving approximately 2.1 million subscribers as of December 31, 2002 (which amount is not included in TWE-A/N’s 4.0 million consolidated subscribers, as of September 30, 2006) located primarily in Florida (the “A/N Systems”), were transferred to a subsidiary of TWE-A/N (the “A/N Subsidiary”). As part of the restructuring, effective August 1, 2002, A/N’s interest in TWE-A/N was converted into an interest that tracks the economic performance of the A/N Systems, while the TW Partners retain the economic interests and associated liabilities in the remaining TWE-A/N cable systems. Also, in connection with the restructuring, we effectively acquired A/N’s interest in Road Runner. TWE-A/N’s financial results, other than the results of the A/N Systems, are consolidated with us. Road Runner continues to provide high-speed data services to the A/N Subsidiary.

Management and Operations of TWE-A/N

Management Powers and Services Agreement.  Subject to certain limited exceptions, a subsidiary of TWE is the managing partner, with exclusive management rights of TWE-A/N, other than with respect to the A/N Systems. Also, subject to certain limited exceptions, A/N has authority for the supervision of the day-to-day operations of the A/N Subsidiary and the A/N Systems. In connection with the 2002 restructuring, TWE entered into a services agreement with A/N and the A/N Subsidiary under which TWE agreed to exercise various management functions, including oversight of programming and various engineering-related matters. TWE and A/N also agreed to periodically discuss cooperation with respect to new product development.

Restrictions on Transfer

TW Partners.  Each TW Partner is generally permitted to directly or indirectly dispose of its entire partnership interest at any time to a wholly owned affiliate of TWE (in the case of transfers by TWE-A/N Holdco, L.P. (“TWE-A/N Holdco”)) or to TWE, Time Warner or a wholly owned affiliate of TWE or Time Warner (in the case of transfers by us). In addition, the TW Partners are also permitted to transfer their partnership interests through a pledge to secure a loan, or a liquidation of TWE in which Time Warner, or its affiliates, receives a majority of the interests of TWE-A/N held by the TW Partners. TWE-A/N Holdco is allowed to issue additional partnership interests in TWE-A/N Holdco so long as Time Warner continues to own, directly or indirectly, either 35% or 43.75% of the residual equity capital of TWE-A/N Holdco, depending on when the issuance occurs.

A/N Partner.  A/N is generally permitted to directly or indirectly transfer its entire partnership interest at any time to certain members of the Newhouse family or specified affiliates of A/N. A/N is also permitted to dispose of its partnership interest through a pledge to secure a loan and in connection with specified restructurings of A/N.

Restructuring Rights of the Partners

TWE-A/N Holdco and A/N each has the right to cause TWE-A/N to be restructured at any time. Upon a restructuring, TWE-A/N is required to distribute the A/N Subsidiary with all of the A/N Systems to A/N in complete redemption of A/N’s interests in TWE-A/N, and A/N is required to assume all liabilities of the A/N Subsidiary and the A/N Systems. To date, neither TWE-A/N Holdco nor A/N has delivered notice of the intent to cause a restructuring of TWE-A/N.

Rights of First Offer

TWE’s Regular Right of First Offer.  Subject to exceptions, A/N and its affiliates are obligated to grant TWE-A/N Holdco a right of first offer prior to any sale of assets of the A/N Systems to a third party.

TWE’s Special Right of First Offer.  Within a specified time period following the first, seventh, thirteenth and nineteenth anniversaries of the deaths of two specified members of the Newhouse family (those deaths have not yet occurred), A/N has the right to deliver notice to TWE-A/N Holdco stating that it wishes to transfer some or all of the assets of the A/N Systems, thereby granting TWE-A/N Holdco the right of first offer to purchase the specified assets. Following delivery of this notice, an appraiser will determine the value of the assets proposed to be transferred. Once the value of the assets has been determined, A/N has the right to terminate its offer to sell the specified assets. If A/N does not terminate its offer, TWE-A/N Holdco will have the right to purchase the specified assets at a price equal to the value of the specified assets determined by the appraiser. If TWE-A/N Holdco does not exercise its right to purchase the specified assets, A/N has the right to sell the specified assets to an unrelated third party within 180 days on substantially the same terms as were available to TWE.

Caution Concerning Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements,” particularly statements anticipating future growth in revenues, cash provided by operating activities and other financial measures. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances, and we are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

In addition, we operate in a highly competitive, consumer and technology-driven and rapidly changing business. Our business is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, our continued ability to protect and secure any necessary intellectual property rights. Further, lower than expected valuations associated with our cash flows and revenues may result in our inability to realize the value of recorded intangibles and goodwill. Additionally, actual results could differ materially from our management’s expectations due to the factors discussed in detail in “Risk Factors” below, as well as:

•	more aggressive than expected competition from new technologies and other types of video programming distributors, including incumbent telephone companies, direct broadcast satellite operators, Wi-Fi broadband providers and DSL providers;

•	our ability to develop a compelling wireless offering;

•	our ability to integrate the assets acquired in the Transactions;

•	our ability to acquire, develop, adopt and exploit new and existing technologies in order to distinguish our services from those provided by our competitors;

•	unforeseen difficulties we may encounter in introducing our voice services to new operating areas, including those acquired in the Transactions, such as our ability to meet heightened customer expectation for the reliability of voice services as compared to other services we provide;

•	our reliance, in part, on growth in new housing in order to achieve incremental growth in the number of new video customers we attract;

•	our reliance on network and information systems and other technologies which may be affected by outages, disasters and other issues, such as computer viruses and misappropriation of data;

•	our ability to retain senior executives and attract and retain other qualified employees;

•	our ability to continue to license or enforce the intellectual property rights on which our business depends;

•	our reliance on third parties to provide tangible assets such as set-top boxes and intangible assets, such as licenses and other agreements establishing our intellectual property and video programming rights;

•	our ability to obtain video programming at reasonable prices or to pass video programming cost increases on to our customers;

•	Time Warner’s approval right, in certain circumstances, over our ability to incur indebtedness, which may impact our liquidity and the growth of our subsidiaries;

•	our ability to service the significant amount of debt and debt like obligations incurred in connection with the Transactions;

•	our ability to refinance existing indebtedness on favorable terms;

•	increases in government regulation of our products and services, including regulation that affects rates or that dictates set-top box or other equipment features, functionalities or specifications;

•	increased difficulty in obtaining franchise renewals or the award of franchises or similar grants of rights through state or federal legislation that would allow competitors of cable providers to offer video service on terms substantially more favorable than those afforded existing cable operators (e.g., without the need to obtain local franchise approval or to comply with local franchising regulations as cable operators currently must);

•	a future decision by the FCC or Congress to require cable operators to contribute to the federal universal service fund based on the provision of cable modem service, which could raise the price of cable modem service; and

•	our ability to make all necessary capital expenditures in connection with the continued roll-out of advanced services across the entire combined company.

RISK FACTORS

An investment in our Class A common stock involves risks. You should consider carefully the following information about these risks, together with the other information contained in this Current Report on Form 8-K, before investing in shares of our Class A common stock. Any of the risk factors we describe below could adversely affect our business, financial condition and operating results. The market price of our Class A common stock could decline if one or more of these risks and uncertainties develop into actual events. Some of the statements in “Risk Factors” are forward-looking statements. For more information about forward-looking statements, please see “Business—Caution Concerning Forward-Looking Statements.”

Risks Related to Competition

We face a wide range of competition, which could affect our future results of operations.

Our industry is and will continue to be highly competitive. Some of our principal competitors—in particular, direct broadcast satellite operators and incumbent local telephone companies—either offer or are making significant capital investments that will allow them to offer services that provide directly comparable features and functions to those we offer, and they are aggressively seeking to offer them in bundles similar to our own.

Incumbent local telephone companies have recently increased their efforts to provide video services. The two major incumbent local telephone companies—AT&T and Verizon—have both announced that they intend to make fiber upgrades of their networks, although each is using a different architecture. AT&T is expected to utilize one of a number of fiber architectures, including FTTN, and Verizon utilizes a fiber architecture known as FTTH. Some upgraded portions of these networks are or will be capable of carrying two-way video services that are technically comparable to ours, high-speed data services that operate at speeds as high or higher than those we make available to customers in these areas and digital voice services that are similar to ours. In addition, these companies continue to offer their traditional phone services as well as bundles that include wireless voice services provided by affiliated companies. In areas where they have launched video services, these parties are aggressively marketing video, voice and data bundles at entry level prices similar to those we use to market our bundles.

Our video business faces intense competition from direct broadcast satellite providers. These providers compete with us based on aggressive promotional pricing and exclusive programming (e.g., “NFL Sunday Ticket,” which is not available to cable operators). Direct broadcast satellite programming is comparable in many respects to our analog and digital video services, including our DVR service. In addition, the two largest direct broadcast satellite providers offer some interactive programming features.

In some areas, incumbent local telephone companies and direct broadcast satellite operators have entered into co-marketing arrangements that allow the telephone companies to offer synthetic bundles (i.e., video services provided principally by the direct broadcast satellite operator, and DSL and traditional phone service offered by the telephone companies). From a consumer standpoint, the synthetic bundles appear similar to our bundles and result in a single bill. AT&T is offering a service in some areas that utilizes direct broadcast satellite video but in an integrated package with AT&T’s DSL product, which enables an Internet-based return path that allows the user to order a VOD-like product and other services that we provide using our two-way network.

We operate our cable systems under non-exclusive franchises granted by state or local authorities. The existence of more than one cable system operating in the same territory is referred to as an “overbuild.” In some of our operating areas, other operators have overbuilt our systems and offer video, data and/or voice services in competition with us.

In addition to these competitors, we face competition on individual services from a range of competitors. For instance, our video service faces competition from providers of paid television services (such as satellite master antenna services) and from video delivered over the Internet. Our high-speed data service faces competition from, among others, incumbent local telephone companies utilizing their newly-upgraded fiber networks and/or DSL lines, Wi-Fi, Wi-Max and 3G wireless broadband services provided by mobile carriers such as Verizon Wireless, broadband over power line providers, and from providers of traditional dial-up Internet access. Our voice service faces competition for voice customers from incumbent local telephone companies, cellular telephone service providers, Internet phone providers, such as Vonage, and others.

Any inability to compete effectively or an increase in competition with respect to video, voice or high-speed data services could have an adverse effect on our financial results and return on capital expenditures due to possible increases in the cost of gaining and retaining subscribers and lower per subscriber revenue, could slow or cause a decline in our growth rates, reduce our revenues, reduce the number of our subscribers or reduce our ability to increase penetration rates for services. As we expand and introduce new and enhanced products and services, we may be subject to competition from other providers of those products and services, such as telecommunications providers, ISPs and consumer electronics companies, among others. We cannot predict the extent to which this competition will affect our future financial results or return on capital expenditures.

Future advances in technology, as well as changes in the marketplace and in the regulatory and legislative environments, may result in changes to the competitive landscape. For additional information regarding the regulatory and legal environment, see “—Risks Related to Government Regulation” and “Business—Regulatory Matters.”

We operate our cable systems under franchises that are non-exclusive. State and local franchising authorities can grant additional franchises and foster additional competition.

Our cable systems are constructed and operated under non-exclusive franchises granted by state or local governmental authorities. Federal law prohibits franchising authorities from unreasonably denying requests for additional franchises. Consequently, competing operators may build systems in areas in which we hold franchises. In the past, competing operators—most of them relatively small—have obtained such franchises and offered competing services in some areas in which we hold franchises. More recently, incumbent local telephone companies with significant resources, particularly Verizon and AT&T, have obtained or have sought to obtain such franchises in connection with or in preparation for offering of video, high speed data and digital voice services in some of our service areas. See “—We face a wide range of competition, which could affect our future results of operations” above. The existence of more than one cable system operating in the same territory is referred to as an “overbuild.”

We face competition from incumbent local telephone companies and other overbuilders in many of the areas we serve, including within each of our five major geographic operating areas. In New York City, we face competition from Verizon and another overbuilder, RCN Corporation (“RCN”). In upstate New York, overbuild activity is focused primarily in the Binghamton and Rochester areas, where competitors include Delhi Telephone and Empire Video Corporation, respectively. In the Carolinas, a number of local telephone companies, including Horry Telephone Cooperative, Southern Coastal Cable and Knology, are offering competing services, principally in South Carolina. Our Ohio operations face competition from local telephone companies such as New Knoxville Telephone Company, Wide Open West, Telephone Service Company and Columbus Grove Telephone Company. Recently, AT&T was granted franchises in the Columbus area. There is also local telephone company and other overbuild competition in our Texas region in the areas of Dallas, San Antonio, Waco, Austin and other areas in south and west Texas that we serve. Competing providers include FISION, Grande Communications, Wide Open West, and Western Integrated Networks. AT&T and Verizon have also been granted state-issued franchises in Texas. In southern California, we face competition from RCN, AT&T and Verizon.

Additional overbuild situations may occur in these and our other operating areas. In particular, Verizon and AT&T have both indicated that they will continue to upgrade their networks to enable the delivery of video and high-speed data services, in addition to their existing telephone services. In addition, companies that traditionally have not provided cable services and that have substantial financial resources may also decide to obtain franchises and seek to provide competing services.

Increased competition from any source, including overbuilders, could require us to charge lower prices for existing or future services than we otherwise might or require us to invest in or otherwise obtain additional services more quickly or at higher costs than we otherwise might. These actions, or the failure to take steps to allow us to compete effectively, could adversely affect our growth, financial condition and results of operations.

We face risks relating to competition for the leisure and entertainment time of audiences, which has intensified in part due to advances in technology.

In addition to the various competitive factors discussed above, our business is subject to risks relating to increasing competition for the leisure and entertainment time of consumers. Our business competes with all other sources of entertainment and information delivery, including broadcast television, movies, live events, radio broadcasts, home video products, console games, print media and the Internet. Technological advancements, such as VOD, new video formats, and Internet streaming and downloading, have increased the number of entertainment and information delivery choices available to consumers and intensified the challenges posed by audience fragmentation. The increasing number of choices available to audiences could negatively impact not only consumer demand for our products and services, but also advertisers’ willingness to purchase advertising from us. If we do not respond appropriately to further increases in the leisure and entertainment choices available to consumers, our competitive position could deteriorate, and our financial results could suffer.

Significant increases in the use of bandwidth-intensive Internet-based services could increase our costs.

The rising popularity of bandwidth-intensive Internet-based services poses special risks for our high-speed data business. Examples of such services include peer-to-peer file sharing services, gaming services, the delivery of video via streaming technology and by download, as well as Internet phone services. If heavy usage of bandwidth-intensive services grows beyond our current expectations, we may need to invest more capital than currently anticipated to expand the bandwidth capacity of our systems or our customers may have a suboptimal experience when using our high-speed data service. Our ability to manage our network efficiently could be restricted by legislative efforts to impose so-called “net neutrality” requirements on cable operators. See “—Risks Related to Government Regulation—Our business is subject to extensive governmental regulation, which could adversely affect our business.”

Our competitive position could suffer if we are unable to develop a compelling wireless offering.

We offer high-quality information, entertainment and communication services over sophisticated broadband cable networks. We believe these networks currently provide the most efficient means to provide such services to consumers’ homes. However, consumers are increasingly interested in accessing information, entertainment and communication services outside the home as well.

We are exploring various means by which we can offer our customers mobile services but there can be no assurance that we will be successful in doing so or that any such services we offer will appeal to consumers. In November 2005, we and several other cable operators, together with Sprint, announced the formation of a joint venture that would develop integrated cable and wireless products that the venture’s owners could offer to customers bundled with cable services. There can be no assurance that the joint venture will successfully develop any such products, that any products developed will be accepted by consumers or, even if accepted, that the offering will be profitable. A separate joint venture formed by the same parties participated in the recently completed FCC Auction 66 for Advanced Wireless Spectrum and was the winning bidder of 137 licenses. The FCC awarded these licenses to the venture on November 29, 2006. There can be no assurance that the venture will successfully develop mobile voice and related wireless services or otherwise benefit from the acquired spectrum.

Until recently, our telephone competitors have only been able to include mobile services in their offerings through co-marketing relationships with affiliated wireless providers, which we do not believe have proven particularly compelling to consumers. However, we anticipate that, in the future, our competitors will either gain greater ownership of, or enter into more effective marketing arrangements with, these wireless providers. For instance, as a result of AT&T’s recent acquisition of BellSouth Corp., it has acquired 100% ownership of Cingular Wireless, LLC, a wireless provider of which AT&T previously owned 60%. If our competitors begin to expand their service bundles to include compelling mobile features before we have developed an equivalent or more compelling offering, we may not be in a position to provide a competitive product offering and our business and financial results could suffer.

If we pursue wireless strategies intended to provide us with a competitive response to offerings such as those described above, there can be no assurance that such strategies will succeed. For instance, we could, in pursuing such a strategy, select technologies, products and services that fail to appeal to consumers. In addition, we could incur significant costs in gaining access to, developing and marketing, such services. If we incurred such costs, and the resulting products and services were not competitive with other parties’ products or appealing to our customers, our business and financial results could suffer.

Additional Risks of Our Operations

Our business is characterized by rapid technological change, and if we do not respond appropriately to technological changes, our competitive position may be harmed.

We operate in a highly competitive, consumer-driven and rapidly changing environment and are, to a large extent, dependent on our ability to acquire, develop, adopt and exploit new and existing technologies to distinguish our services from those of our competitors. This may take long periods of time and require significant capital investments. In addition, we may be required to anticipate far in advance which technologies and equipment we should adopt for new products and services or for future enhancements of or upgrades to our existing products and services. If we choose technologies or equipment that are less effective, cost-efficient or attractive to our customers than those chosen by our competitors, or if we offer products or services that fail to appeal to consumers, are not available at competitive prices or that do not function as expected, our competitive position could deteriorate, and our business and financial results could suffer.

Our competitive position also may be adversely affected by various timing factors, such as the ability of our competitors to acquire or develop and introduce new technologies, products and services more quickly than we do. Furthermore, advances in technology, decreases in the cost of existing technologies or changes in competitors’ product and service offerings also may require us in the future to make additional research and development expenditures or to offer at no additional charge or at a lower price certain products and services we currently offer to customers separately or at a premium. In addition, the uncertainty of the costs for obtaining intellectual property rights from third parties could impact our ability to respond to technological advances in a timely manner.

The combination of increased competition, more technologically advanced platforms, products and services, the increasing number of choices available to consumers and the overall rate of change in media and entertainment industries requires companies such as us to become more responsive to consumer needs and to adapt more quickly to market conditions than has been necessary in the past. We could have difficulty managing these changes while at the same time maintaining our rates of growth and profitability.

We face certain challenges relating to the integration of the systems acquired in the Transactions into our existing systems, and we may not realize the anticipated benefits of the Transactions.

The Transactions have combined cable systems that were previously owned and operated by three different companies. We expect that we will realize cost savings and other financial and operating benefits as a result of the Transactions. However, due to the complexity of and risks relating to the integration of these systems, among other factors, we cannot predict with certainty when these cost savings and benefits will occur or the extent to which they actually will be achieved, if at all.

The successful integration of the Acquired Systems will depend primarily on our ability to manage the combined operations and integrate into our operations the Acquired Systems (including management information, marketing, purchasing, accounting and finance, sales, billing, customer support and product distribution infrastructure, personnel, payroll and benefits, regulatory compliance and technology systems), as well as the related control processes. The integration of these systems, including the upgrade of certain portions of the Acquired Systems, requires significant capital expenditures and may require us to use financial resources we would otherwise devote to other business initiatives, including marketing, customer care, the development of new products and services and the expansion of our existing cable systems. While we have planned for certain capital expenditures for, among other things, improvements to plant and technical performance and upgrading system capacity of the Acquired Systems, we may be required to spend more than anticipated for those purposes. Furthermore, these integration efforts may require more attention from our management and impose greater strains on our technical resources than anticipated. If we fail to successfully integrate the Acquired Systems, it could have a material adverse effect on our business and financial results.

Additionally, to the extent we encounter significant difficulties in integrating systems or other operations, our customer care efforts may be hampered. For instance, we may experience higher-than-normal call volumes under such circumstances, which might interfere with our ability to take orders, assist customers not impacted by the integration difficulties, and conduct other ordinary course activities. In addition, depending on the scope of the difficulties, we may be the subject of negative press reports or customer perception.

We have entered into transitional services arrangements with each of Adelphia and Comcast under which they have agreed to assist us by providing certain services to applicable Acquired Systems as we integrate those systems into our existing systems. Any failure by Adelphia or Comcast to perform under their respective agreements may cause the integration of the applicable Acquired Systems to be delayed and may increase the amount of time and money we need to devote to the integration of the applicable Acquired Systems.

We face risks inherent to our voice services line of business.

We may encounter unforeseen difficulties as we introduce our voice service in new operating areas, including the Acquired Systems, and/or increase the scale of our voice service offerings in areas in which they have already been launched. First, we face heightened customer expectations for the reliability of voice services as compared with our video and high-speed data services. We have undertaken significant training of customer service representatives and technicians, and we will continue to need a highly trained workforce. To ensure reliable service, we may need to increase our expenditures, including spending on technology, equipment and personnel. If the service is not sufficiently reliable or we otherwise fail to meet customer expectations, our voice services business could be adversely affected. Second, the competitive landscape for voice services is intense; we face competition from providers of Internet phone services, as well as incumbent local telephone companies, cellular telephone service providers and others. See “—Risks Related to Competition—We face a wide range of competition, which could affect our future results of operations.” Third, our voice services depend on interconnection and related services provided by certain third parties. As a result, our ability to implement changes as the service grows may be limited. Finally, we expect advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment. Consequently, we are unable to predict the effect that ongoing or future developments in these areas might have on our voice business and operations.

In addition, our launch of voice services in the Acquired Systems may pose certain risks. We will be unable to provide our voice services in some of the Acquired Systems without first upgrading the facilities. Additionally, we may need to obtain certain services from third parties prior to deploying voice services in the Acquired Systems. If we encounter difficulties or significant delays in launching voice services in the Acquired Systems, our business and financial results may be adversely affected.

Our ability to attract new basic video subscribers is dependent in part on growth in new housing in our service areas.

Providing basic video services is an established and highly penetrated business. Approximately 85% of U.S. households are now receiving multi-channel video service. As a result, our ability to achieve incremental growth in basic video subscribers is dependent in part on growth in new housing in our service areas, which is influenced by various factors outside of our control, including both national and local economic conditions. If growth in new housing falls or if there are population declines in our operating areas, opportunities to gain new basic subscribers will decrease, which may have a material adverse effect on our growth, business and financial results or financial condition.

We rely on network and information systems and other technology, and a disruption or failure of such networks, systems or technology as a result of computer viruses, misappropriation of data or other malfeasance, as well as outages, natural disasters, accidental releases of information or similar events, may disrupt our business.

Because network and information systems and other technologies are critical to our operating activities, network or information system shutdowns caused by events such as computer hacking, dissemination of computer viruses, worms and other destructive or disruptive software, denial of service attacks and other malicious activity, as well as power outages, natural disasters, terrorist attacks and similar events, pose increasing risks. Such an event could have an adverse impact on us and our customers, including degradation of service, service disruption, excessive call volume to call centers and damage to equipment and data. Such an event also could result in large expenditures necessary to repair or replace such networks or information systems or to protect them from similar events in the future. Significant incidents could result in a disruption of our operations, customer dissatisfaction, or a loss of customers and revenues.

Furthermore, our operating activities could be subject to risks caused by misappropriation, misuse, leakage, falsification and accidental release or loss of information maintained in our information technology systems and networks, including customer, personnel and vendor data. We could be exposed to significant costs if such risks were to materialize, and such events could damage our reputation and credibility. We also could be required to expend significant capital and other resources to remedy any such security breach. As a result of the increasing awareness concerning the importance of safeguarding personal information, the potential misuse of such information and legislation that has been adopted or is being considered regarding the protection and security of personal information, information-related risks are increasing, particularly for businesses like ours that handle a large amount of personal customer data.

If we are unable to retain senior executives and attract and retain other qualified employees, our growth might be hindered, which could impede our ability to run our business and potentially reduce our revenues and profitability.

Our success depends in part on our ability to attract, hire, train and retain qualified managerial, sales, customer service and marketing personnel. We face significant competition for these types of personnel. We may be unsuccessful in attracting and retaining the required personnel to conduct and expand our operations successfully and, in such an event, our revenues and profitability could decline. Our success also depends to a significant extent on the continued service of our senior management team, including Messrs. Britt and Hobbs, with whom we have employment agreements. The loss of any member of our senior management team or other qualified employees could impair our ability to execute our business plan and growth strategy, cause us to lose subscribers and reduce our net sales, or lead to employee morale problems and/or the loss of key employees. In addition, key personnel may leave us and compete against us.

Our business may be adversely affected if we cannot continue to license or enforce the intellectual property rights on which our business depends.

We rely on patent, copyright, trademark and trade secret laws and licenses and other agreements with our employees, customers, suppliers, and other parties, to establish and maintain our intellectual property rights in technology and the products and services used in our operations. However, any of our intellectual property rights could be challenged or invalidated, or such intellectual property rights may not be sufficient to permit us to take advantage of current industry trends or otherwise to provide competitive advantages, which could result in costly redesign efforts, discontinuance of certain product or service offerings or other competitive harm. Additionally, from time to time we receive notices from others claiming that we infringe their intellectual property rights, and the number of these claims could increase in the future. Claims of intellectual property infringement could require us to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability or be enjoined preliminarily or permanently from further use of the intellectual property in question, which could require us to change our business practices and limit our ability to compete effectively. Even if we believe that the claims are without merit, the claims can be time-consuming and costly to defend and divert management’s attention and resources away from our businesses. Also, because of the rapid pace of technological change, we rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses from these third parties on reasonable terms, if at all. See also “—Risks Related to Our Relationship with Time Warner—We are party to agreements with Time Warner governing the use of our brand names, including the “Time Warner Cable” brand name, that may be terminated by Time Warner if we fail to perform our obligations under those agreements or if we undergo a change of control.”

The accounting treatment of goodwill and other identified intangibles could result in future asset impairments, which would be recorded as operating losses.

As of September 30, 2006, we had approximately $41.1 billion of unamortized intangible assets, including goodwill of $2.2 billion and cable franchises of $38.0 billion on our balance sheet. At September 30, 2006, these intangible assets represented approximately 74% of our total assets.

Financial Accounting Standards Board (“FASB”) Statement No. 142, Goodwill and Other Intangible Assets (“FAS 142”) requires that goodwill, including the goodwill included in the carrying value of investments accounted for using the equity method of accounting, and other intangible assets deemed to have indefinite useful lives, such as franchise agreements, cease to be amortized. FAS 142 requires that goodwill and certain intangible assets be tested at least annually for impairment. If we find that the carrying value of goodwill or a certain intangible asset exceeds its fair value, we will reduce the carrying value of the goodwill or intangible asset to the fair value, and will recognize an impairment loss. Any such impairment losses are required to be recorded as noncash operating losses.

Our 2005 annual impairment analysis, which was performed during the fourth quarter of 2005, did not result in an impairment charge. For all reporting units, the 2005 estimated fair values were within 10% of respective book values. Applying a hypothetical 10% decrease to the fair values of each reporting unit would result in a greater book value than fair value for cable franchises in the amount of approximately $150 million. Other intangible assets not subject to amortization are tested for impairment annually, or more frequently if events or circumstances indicate that the asset might be impaired. See “Financial Information—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Critical Accounting Policies—Asset Impairments—Goodwill and Other Indefinite-lived Intangible Assets” and “—Finite-lived Intangible Assets.” The Redemptions were a triggering event for testing goodwill, intangible assets and other long-lived assets for impairment. Accordingly, we updated our annual impairment tests and such tests did not result in an impairment charge.

The impairment tests require us to make an estimate of the fair value of intangible assets, which is primarily determined using discounted cash flow methodologies, research analyst estimates, market comparisons and a review of recent transactions. Since a number of factors may influence determinations of fair value of intangible assets, including those set forth in this discussion of “Risk Factors” and in “Business—Caution Concerning Forward-Looking Statements,” we are unable to predict whether impairments of goodwill or other indefinite-lived intangibles will occur in the future. Any such impairment would result in us recognizing a corresponding operating loss, which could have a material adverse effect on the market price of our Class A common stock.

The IRS and state and local tax authorities may challenge the tax characterizations of the Adelphia Acquisition, the Redemptions and the Exchange, or our related valuations, and any successful challenge by the IRS or state or local tax authorities could materially adversely affect our tax profile, significantly increase our future cash tax payments and significantly reduce our future earnings and cash flow.

The Adelphia Acquisition was designed to be a fully taxable asset sale, the TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Internal Revenue Code of 1986, as amended (the “Tax Code”), the TWE Redemption was designed as a redemption of Comcast’s partnership interest in TWE, and the Exchange was designed as an exchange of designated cable systems. There can be no assurance, however, that the Internal Revenue Service (the “IRS”) or state or local tax authorities (collectively with the IRS, the “Tax Authorities”) will not challenge one or more of such characterizations or our related valuations. Such a successful challenge by the Tax Authorities could materially adversely affect our tax profile (including our ability to recognize the intended tax benefits from the Transactions), significantly increase our future cash tax payments and significantly reduce our future earnings and cash flow. The tax consequences of the Adelphia Acquisition, the Redemptions and the Exchange are complex and, in many cases, subject to significant uncertainties, including, but not limited to, uncertainties regarding the application of federal, state and local income tax laws to various transactions and events contemplated therein and regarding matters relating to valuation.

A significant portion of our indebtedness will mature over the next three to five years. If we are unable to refinance this indebtedness on favorable terms our financial condition and results of operations may suffer.

As of September 30, 2006, we had $14.7 billion in long-term debt. In particular, we are the borrower under two $4.0 billion term loan facilities and a $6.0 billion revolving credit facility, which become due in February 2009, February 2011 and February 2011, respectively, as well as an issuer of commercial paper. In addition, TWE’s 7.25% senior debentures with a principal amount of $600 million will mature in 2008. No assurance can be given that we will be able to refinance our or our subsidiaries’ existing indebtedness on favorable terms, if at all. Our ability to refinance our indebtedness could be affected by many factors, including adverse developments in the lending markets and other external factors which are beyond our control. If we are unable to refinance our indebtedness on favorable terms, our cost of financing could increase significantly and have a material adverse effect on our business, financial results and financial condition. See “Financial Information—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Financial Condition and Liquidity.”

As a result of the indebtedness incurred in connection with the Transactions, we will be required to use an increased amount of the cash provided by our operating activities to service our debt obligations, which could limit our flexibility to grow our business and take advantage of new business opportunities.

Borrowings under our bank credit agreements and commercial paper program increased from $1.1 billion at December 31, 2005 to $11.3 billion at September 30, 2006, primarily in order to fund a large portion of the cash payments made in connection with the Transactions. As a result, our obligations to make principal and interest payments related to our indebtedness have increased. Our increased amount of indebtedness and debt servicing obligations will require us to dedicate a larger amount of our cash flow from operations to making payments on our indebtedness than we have in the past. This reduces the availability of our cash flow to fund working capital and capital expenditures and for other general corporate purposes, may increase our vulnerability to general adverse economic and industry conditions, may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, may limit our ability to make strategic acquisitions or pursue other business opportunities and may limit our ability to borrow additional funds and may increase the cost of any such borrowings.

Risks Related to Dependence on Third Parties

Increases in programming costs could adversely affect our operations, business or financial results.

Programming has been, and is expected to continue to be, one of our largest operating expense items for the foreseeable future. In recent years, we have experienced sharp increases in the cost of programming, particularly sports programming. The increases are expected to continue due to a variety of factors, including inflationary and negotiated annual increases, additional programming being provided to subscribers, and increased costs to purchase new programming.

Programming cost increases that are not passed on fully to our subscribers have had, and will continue to have, an adverse impact on cash flow and operating margins. Current and future programming providers that provide content that is desirable to our subscribers may enter into exclusive affiliation agreements with our cable and non-cable competitors and may be unwilling to enter into affiliation agreements with us on acceptable terms, if at all.

In addition, increased demands by owners of some broadcast stations for carriage of other services or payments to those broadcasters for retransmission consent could further increase our programming costs. Federal law allows commercial television broadcast stations to make an election between “must-carry” rights and an alternative “retransmission-consent” regime. When a station opts for the latter, cable operators are not allowed to carry the station’s signal without the station’s permission. We currently have multi-year agreements with most of the retransmission consent stations that we carry. In some cases, we carry stations under short-term arrangements while we attempt to negotiate new long-term retransmission agreements. If negotiations with these programmers prove unsuccessful, they could require us to cease carrying their signals, possibly for an indefinite period. Any loss of stations could make our video service less attractive to subscribers, which could result in less subscription and advertising revenue. In retransmission-consent negotiations, broadcasters often condition consent with respect to one station on carriage of one or more other stations or programming services in which they or their affiliates have an interest. Carriage of these other services may increase our programming expenses and diminish the amount of capacity we have available to introduce new services, which could have an adverse effect on our business and financial results.

We depend on third party suppliers and licensors; thus, if we are unable to procure the necessary equipment, software or licenses on reasonable terms and on a timely basis, our ability to offer services could be impaired, and our growth, operations, business, financial results and financial condition could be materially adversely affected.

We depend on third party suppliers and licensors to supply some of the hardware, software and operational support necessary to provide some of our services. We obtain these materials from a limited number of vendors, some of which do not have a long operating history. Some of our hardware, software and operational support vendors represent our sole source of supply or have, either through contract or as a result of intellectual property rights, a position of some exclusivity. If demand exceeds these vendors’ capacity or if these vendors experience operating or financial difficulties, our ability to provide some services might be materially adversely affected, or the need to procure or develop alternative sources of the affected materials might delay the provision of services. These events could materially and adversely affect our ability to retain and attract subscribers, and have a material negative impact on our operations, business, financial results and financial condition. A limited number of vendors of key technologies can lead to less product innovation and higher costs. For these reasons, we generally endeavor to establish alternative vendors for materials we consider critical, but may not be able to establish these relationships or be able to obtain required materials on favorable terms.

For example, each of our systems currently purchases set-top boxes from a limited number of vendors. This is due to the fact that each of our cable systems uses one of two proprietary conditional access security schemes, which allow us to regulate subscriber access to some services, such as premium channels. We believe that the proprietary nature of these conditional access schemes makes other manufacturers reluctant to produce set-top boxes. Future innovation in set-top boxes may be restricted until these issues are resolved. In addition, we believe that the general lack of compatibility among set-top box operating systems has slowed the industry’s development and deployment of digital set-top box applications. We have developed a proprietary user interface and interactive programming guide that we expect to introduce in most of our operating areas during 2007. No assurance can be given that our proprietary interface and guide will operate correctly, will be popular with consumers or will be compatible with other products and services that our customers value.

In addition, we have agreements with Verizon and Sprint under which these companies assist us in providing Digital Phone service to customers by routing voice traffic to the public switched network, delivering enhanced 911 service and assisting in local number portability and long distance traffic carriage. In July 2006, we agreed to expand our multi-year relationship with Sprint, selecting Sprint as our primary provider of these services, including in the Acquired Systems. Our transition to and reliance on a single provider for the bulk of these services may render us vulnerable to service disruptions.

In addition, in some limited areas, as a result of rulings of the applicable state public utility commissions, Verizon and Sprint cannot provide us with certain of their services, including those that use interconnection obtained from certain local telephone companies. While we have filed a petition with the FCC requesting clarification that Verizon and Sprint are entitled to provide these services to us and, in the interim, plan to continue to provide our Digital Phone service in these limited areas by obtaining interconnection directly from the local telephone companies and providing our own 911 connectivity and number portability, our inability to use Sprint and Verizon for these services could negatively impact our ability to offer Digital Phone in certain areas as well as the cost of providing our service.

We may encounter substantially increased pole attachment costs.

Under federal law, we have the right to attach cables carrying video services to the telephone and similar poles of investor-owned utilities at regulated rates. However, because these cables carry services other than video services, such as high-speed data services or new forms of voice services, some utility pole owners have sought to impose additional fees for pole attachment. The U.S. Supreme Court has rejected the efforts of some utility pole owners to make cable attachments carrying Internet traffic ineligible for regulatory protection. Pole owners have, however, made arguments in other areas of pole regulation that, if successful, could significantly increase our costs. In addition, our pole attachment rates may increase insofar as our systems are providing voice services.

Some of the poles we use are exempt from federal regulation because they are owned by utility cooperatives and municipal entities. These entities may not renew our existing agreements when they expire, and they may require us to pay substantially increased fees. A number of these entities are currently seeking to impose substantial rate increases. Any inability to secure continued pole attachment agreements with these cooperatives or municipal utilities on commercially reasonable terms could cause our business, financial results or financial condition to suffer.

The adoption of, or the failure to adopt, certain consumer electronics devices or computers may negatively impact our offerings of new and enhanced services.

Customer acceptance and use of new and enhanced services depend, to some extent, on customers having ready access and exposure to these services. One of the ways this access is facilitated is through the user interface included in our digital set-top boxes. As of September 30, 2006, approximately 52% of our basic video subscribers leased one or more digital set-top boxes from us. The consumer electronics industry’s provision of “cable ready” and “digital cable ready” televisions and other devices, as well as the IT industry’s provision of computing devices capable of tuning, storing and displaying cable video signals, means customers owning these devices may use a different user interface from the one we provide and/or may not be able to access services requiring two way transmission capabilities unless they also have a set-top box. Accordingly, customers using these devices without set-top boxes may have limited exposure and access to our advanced video services, including our interactive program guide and VOD and SVOD. If such devices attain wide consumer acceptance, our revenue from equipment rental and two way transmission-based services could decrease, and there could be a negative impact on our ability to sell advanced services to customers. We cannot predict the extent to which different interfaces will affect our future business and operations. See “Business—Regulatory Matters—Communications Act and FCC Regulation.”

We and other cable operators are involved in various efforts to ensure that consumer electronics and IT industry devices are capable of utilizing our two-way services, including: direct arrangements with a handful of consumer electronics companies that have led to the imminent deployment of a limited number of two-way capable televisions and other devices; continuing efforts (unsuccessful to date) to negotiate two-way interoperability standards with the broad consumer electronics industry; the development of an open software architecture layer that such devices could use to accept two-way applications; and an effort to develop a downloadable security system for consumer electronics devices. No assurances can be given that these or other efforts will be successful or that, if successful, consumers will widely adopt devices utilizing these technologies.

Risks Related to Government Regulation

Our business is subject to extensive governmental regulation, which could adversely affect our business.

Our video and voice services are subject to extensive regulation at the federal, state, and local levels. In addition, the federal government also has been exploring possible regulation of high-speed data services. We expect that legislative enactments, court actions, and regulatory proceedings will continue to clarify and in some cases change the rights of cable companies and other entities providing video, data and voice services under the Communications Act and other laws, possibly in ways that we have not foreseen. The results of these legislative, judicial, and administrative actions may materially affect our business operations in areas such as:

•	Cable Franchising. At the federal level, various provisions have been introduced in connection with broader Communications Act reform that would streamline the video franchising process to facilitate entry by new competitors. To date, no such measures have been adopted by Congress. In December 2006, the FCC adopted an order in which the agency concluded that the current franchise approval process constitutes an unreasonable barrier to entry that impedes the development of cable competition and broadband deployment. As a result, the agency adopted new rules intended to limit the ability of county- and municipal-level franchising authorities to delay or refuse the grant of competitive franchises. Among other things, the new rules: establish deadlines for franchising authorities to act on applications; prohibit franchising authorities from placing unreasonable build-out demands on applicants; specify that certain fees, costs, and other compensation to franchising authorities will count towards the statutory five-percent cap on franchise fees; prohibit franchising authorities from requiring applicants to undertake certain obligations concerning the provision of public, educational, and governmental access programming and institutional networks; and preempt local level-playing-field regulations, and similar provisions, to the extent they impose restrictions on applicants greater than the FCC’s new rules.

At the state level, several states, including California, New Jersey, North Carolina, South Carolina and Texas have enacted statutes intended to streamline entry by additional video competitors. Some of these statutes provide more favorable treatment to new entrants than to existing providers. Similar bills are pending or may be enacted in additional states. To the extent federal or state laws or regulations facilitate additional competitive entry or create more favorable regulatory treatment for new entrants, our operations could be materially and adversely affected.

•	A la carte Video Services. There has from time to time been federal legislative interest in requiring cable operators to offer historically bundled programming services on an à la carte basis. Currently, no such legislation is pending. In November 2004, the FCC released a study concluding that à la carte would raise costs for consumers and reduce programming choices. In February 2006, the FCC’s Media Bureau issued a revised report that concluded, contrary to the findings of the earlier study, that à la carte could be beneficial in some instances. There are no pending proceedings related to à la carte at the FCC.

•	Carriage Regulations. In 2005, the FCC reaffirmed its earlier decisions rejecting multicasting (i.e., carriage of more than one program stream per broadcaster) and dual carriage (i.e., carriage of both digital and analog broadcast signals) requirements with respect to carriage of broadcast signals pursuant to must-carry rules. Certain parties filed petitions for reconsideration. To date, no action has been taken on these reconsideration petitions, and we are unable to predict what requirements, if any, the FCC might adopt. In addition, the FCC is expected to launch proceedings related to leased access and program carriage. With respect to leased access, the FCC is expected to seek comment on how leased access is being used in the marketplace, and whether any rule changes are necessary to better effectuate statutory objectives. With respect to program carriage, the FCC is expected to examine its procedural rules, and assess whether modifications are needed to achieve more timely decisions in response to program carriage complaints. We are unable to predict whether these expected proceedings will lead to any changes in existing regulations.

•	Voice Communications. Traditional providers of voice services generally are subject to significant regulations. It is unclear to what extent those regulations (or other regulations) apply to providers of nontraditional voice services, including ours. In 2004, the FCC broadly inquired how Voice-over Internet Protocol (“VoIP”) should be classified for purposes of the Communications Act, and how it should be regulated. To date, however, the FCC has not issued an order comprehensively resolving that inquiry. Instead, the FCC has addressed certain individual issues on a piecemeal basis. In particular, the FCC declared in 2004 that certain nontraditional voice services are not subject to state certification or tariffing obligations. The full extent of this preemption is unclear and the validity of the preemption order has been appealed to a federal appellate court where a decision is pending. In orders in 2005 and 2006, the FCC subjected nontraditional voice service providers to obligations to provide 911 emergency service, to accommodate law enforcement requests for information and wiretapping and to contribute to the federal universal service fund. We were already operating in accordance with these requirements at that time. To the extent that the FCC (or Congress) imposes additional burdens, our operations could be adversely affected.

“Net neutrality” legislation or regulation could limit our ability to operate our high-speed data business profitably, to manage our broadband facilities efficiently and to make upgrades to those facilities sufficient to respond to growing bandwidth usage by our high-speed data customers.

Several disparate groups have adopted the term “net neutrality” in connection with their efforts to persuade Congress and regulators to adopt rules that could limit the ability of broadband providers to manage their networks efficiently and profitably. Although the positions taken by these groups are not well defined and sometimes inconsistent with one another, most would directly or indirectly limit the ability of broadband providers to apply differential pricing or network management policies to different uses of the Internet. Proponents of such regulation also seek to prohibit broadband providers from recovering the costs of rising bandwidth usage from any parties other than retail customers. The average bandwidth usage of our high-speed data customers has been increasing significantly in recent years as the amount of high-bandwidth content and the number of applications available on the Internet continues to grow. In order to continue to provide quality service at attractive prices, we need the continued flexibility to develop and refine business models that respond to changing consumer uses and demands, to manage bandwidth usage efficiently and to make upgrades to our broadband facilities. As a result, depending on the form it might take, “net neutrality” legislation or regulation could impact our ability to operate our high-speed data network profitably and to undertake the upgrades that may be needed to continue to provide high quality high-speed data services. We are unable to predict the likelihood that such regulatory proposals will be adopted. For a description of current regulatory proposals, see “Business—Regulatory Matters—Communications Act and FCC Regulation.”

Rate regulation could materially adversely impact our operations, business, financial results or financial condition.

Under current FCC regulations, rates for “basic” video service and associated equipment are permitted to be regulated. In many localities, we are not subject to basic video rate regulation, either because the local franchising authority has not asked the FCC for permission to regulate rates or because the FCC has found that there is “effective competition.” Also, there is currently no rate regulation for our other services, including high-speed data services. It is possible, however, that the FCC or Congress will adopt more extensive rate regulation for our video services or regulate other services, such as high-speed data and voice services, which could impede our ability to raise rates, or require rate reductions, and therefore could cause our business, financial results or financial condition to suffer.

Changes in carriage regulations could impose significant additional costs on us.

Although we would likely choose to carry almost all local full power analog broadcast signals voluntarily, so called “must carry” rules require us to carry video programming that we might not otherwise carry, including some local broadcast television signals on some of our cable systems. In addition, we are required to carry local public, educational and government access video programming and unaffiliated commercial leased access video programming. These regulations require us to use a substantial part of our capacity for this video programming and, for the most part, we must carry this programming without payment or compensation from the programmer.

Our carriage burden might increase due to changes in regulation in connection with the transition to digital broadcasting. FCC regulations require most television broadcast stations to broadcast in digital format as well as in analog format until digital broadcasting becomes widely accepted by television viewers. After this transition period, digital broadcasters must cease broadcasting in analog format. The FCC has concluded that, during the transition period, cable operators will not be required to carry the digital signals of broadcasters that are broadcasting in both analog and digital format. Only the few stations that broadcast solely in digital format will be entitled to carriage of their digital signals during the transition period. Some broadcast parties have asked that the FCC reconsider that determination. If the FCC does so and changes the decision, our carriage burden could increase significantly.

We expect that, once the digital transition is complete, cable operators will be required to carry most local broadcasters’ digital signals. We are uncertain whether that requirement will be more onerous than the carriage requirement concerning analog signals. Under the current regulations, each broadcaster is allowed to use the digital spectrum allocated to it to transmit either one “high definition” program stream or multiple separate “standard definition” program streams. The FCC has determined that cable operators will have to carry only one program stream per broadcaster. Some broadcast parties have asked the FCC to reconsider that determination. If the FCC does so and changes the decision, we could be compelled to carry more programming over which we are not able to assert editorial control. Consequently, our mix of programming could become less attractive to subscribers. Moreover, if the FCC adopts rules that are not competitively neutral, cable operators could be placed at a disadvantage versus other multi-channel video providers.

It is not clear whether cable operators may “down convert” must-carry digital signals after the transition to digital broadcasts is complete to ensure they can be viewed by households that do not have digital equipment. If the FCC interprets the relevant statute, or if Congress clarifies the statute, with the result that such down conversion is not permitted, we could be required to incur additional costs to deliver the signals to non-digital homes.

We may have to pay fees in connection with our cable modem service.

Local franchising authorities generally require cable operators to pay a franchise fee of five percent of revenue, which cable operators collect in turn from their subscribers. We have taken the position that under the Communications Act, local franchising authorities are allowed to impose a franchise fee only on revenue from “cable services.” Following the FCC’s March 2002 determination that cable modem service does not constitute a “cable service,” we and most other multiple system operators stopped collecting and paying franchise fees on cable modem revenue.

The FCC has initiated a rulemaking proceeding to explore the consequences of its March 2002 order. If either the FCC or a court were to determine that, despite the March 2002 order, we are required to pay franchise fees on cable modem revenue, our franchise fee burden could increase going forward. We would be permitted to collect those increased fees from our subscribers, but doing so could impair our competitive position as compared to high-speed data service providers who are not required to collect and pay franchise fees. We could also become liable for franchise fees back to the time we stopped paying them. We may not be able to recover those fees from subscribers.

The FCC’s set-top box rules could impose significant additional costs on us.

Currently, many cable subscribers rent set-top boxes from us that perform both signal-reception functions and conditional-access security functions, as well as enable delivery of advanced services. In 1996, Congress enacted a statute seeking to allow cable subscribers to use set-top boxes obtained from certain third parties, including third-party retailers. The most important of the FCC’s implementing regulations requires cable operators to offer separate equipment which provides only the security functions and not the signal-reception functions (so that cable subscribers can purchase set-top boxes or other navigational devices from third parties) and to cease placing into service new set-top boxes that have integrated security and signal-reception functions. The regulations requiring cable operators to cease distributing new set-top boxes with integrated security and signal-reception functions are currently scheduled to go into effect on July 1, 2007. On August 16, 2006, the NCTA filed with the FCC a request that these rules be waived for all cable operators, including us, until a downloadable security solution is available or December 31, 2009, whichever is earlier. No assurance can be given that the FCC will grant this or any other waiver request.

Our vendors have not yet manufactured, on a commercial scale, set-top boxes that can support all the services that we offer while relying on separate security devices. It is possible that our vendors will be unable to deliver the necessary set-top boxes in time for us to comply with the FCC regulations. It is also possible that the FCC will determine that the set-top boxes that we eventually obtain are not compliant with applicable rules. In either case, the FCC may penalize us. In addition, design and manufacture of the new set-top boxes will come at a significant expense, which our vendors will seek to pass on to us, but which we in turn may not be able to pass onto our customers, thereby increasing our costs. We expect to incur approximately $50 million in incremental set-top box costs during 2007 as a result of these regulations. The FCC has indicated that direct broadcast satellite operators are not required to comply with the FCC’s set-top box rules, and one telephone company has asked for a waiver of the rules. If we have to comply with the rule prohibiting set-top boxes with integrated security while our competitors are not required to comply with that rule, we may be at a competitive disadvantage.

Applicable law is subject to change.

The exact requirements of applicable law are not always clear, and the rules affecting our businesses are always subject to change. For example, the FCC may interpret its rules and regulations in enforcement proceedings in a manner that is inconsistent with the judgments we have made. Likewise, regulators and legislators at all levels of government may sometimes change existing rules or establish new rules. Congress, for example, considers new legislative requirements for cable operators virtually every year, and there is always a risk that such proposals will ultimately be enacted. See “Business—Regulatory Matters.”

Risks Related to Our Relationship with Time Warner

Some of our officers and directors may have interests that diverge from ours in favor of Time Warner because of past and ongoing relationships with Time Warner and its affiliates.

Some of our officers and directors may experience conflicts of interest with respect to decisions involving business opportunities and similar matters that may arise in the ordinary course of our business or the business of Time Warner and its affiliates. One of our directors is also an executive officer of Time Warner, another is an executive officer of a subsidiary of Time Warner that is a sister company of ours and four of our directors (including Glenn A. Britt, our President and Chief Executive Officer) served as executive officers of Time Warner or its predecessors in the past. A number of our directors and all of our executive officers also have restricted shares, restricted stock units and/or options to purchase shares of Time Warner common stock. In addition, many of our directors and executive officers have invested in Time Warner common stock through their participation in Time Warner’s and our savings plans. These past and ongoing relationships with Time Warner and any significant financial interest in Time Warner by these persons may present conflicts of interest that could materially adversely affect our business, financial results or financial condition. For example, these decisions could be materially related to:

•	the nature, quality and cost of services rendered to us by Time Warner;

•	the desirability of corporate opportunities, such as the entry into new businesses or pursuit of potential acquisitions, particularly those that might allow us to compete with Time Warner; and

•	employee retention or recruiting.

Our restated certificate of incorporation does not contain any special provisions, other than the provisions with respect to future business opportunities described in the following risk factor and the independent director requirement described in the sixth risk factor below, to deal with these conflicts of interest.

Time Warner and its affiliates may compete with us in one or more lines of business and may provide some services under the “Time Warner” brand or similar brand names.

Time Warner and its affiliates are engaged in a diverse range of entertainment and media-related businesses, including filmed entertainment, home video and Internet-related businesses, and these businesses may have interests that conflict with or compete in some manner with our business. Time Warner and its affiliates are generally under no obligation to share any future business opportunities available to it with us and our restated certificate of incorporation contains provisions that release Time Warner and its affiliates, including our directors who are also their employees or executive officers, from this obligation and any liability that would result from breach of this obligation. Time Warner may deliver video, high-speed data, voice and wireless services over DSL, satellite or other means using the “Time Warner” brand name or similar brand names, potentially causing confusion among customers and complicating our marketing efforts. For instance, Time Warner has licensed the use of “Time Warner Telecom,” until July 2007, and “TW Telecom” and “TWTC” to Time Warner Telecom Inc., a former affiliate of Time Warner and a provider of managed voice and data networking solutions to enterprise organizations, which may compete with our commercial offerings. Any competition directly with Time Warner or its affiliates could materially adversely impact our business, financial results or financial condition.

We are party to agreements with Time Warner governing the use of our brand names, including the “Time Warner Cable” brand name, that may be terminated by Time Warner if we fail to perform our obligations under those agreements or if we undergo a change of control.

Some of the agreements governing the use of our brand names may be terminated by Time Warner if we:

•	commit a significant breach of our obligations under such agreements;

•	undergo a change of control, even if Time Warner causes that change of control by selling some or all of its interest in us; or

•	materially fail to maintain the quality standards established for the use of these brand names and the products and services related to these brand names.

We license our brand name, “Time Warner Cable,” and the trademark “Road Runner” from affiliates of Time Warner. We believe the “Time Warner Cable” and “Road Runner” brand names are valuable, and their loss could materially adversely affect our business, financial results or financial condition. See “Certain Relationships and Related Transactions, and Director Independence—Relationship between Time Warner and Us—Time Warner Brand and Trade Name License Agreement.”

If Time Warner terminates these brand name license agreements, we would lose the goodwill associated with our brand names and be forced to develop new brand names, which would likely require substantial expenditures, and our business, financial results or financial condition would likely be materially adversely affected.

Time Warner controls approximately 90.6% of the voting power of our common stock and has the ability to elect a majority of our directors, and its interest may conflict with the interests of our other stockholders.

Time Warner indirectly holds all of our outstanding Class B common stock and approximately 82.7% of our outstanding Class A common stock. The common stock held by Time Warner represents approximately 90.6% of our combined voting power and 84.0% of the total number of shares of capital stock outstanding of all classes of our voting stock. Accordingly, Time Warner can control the outcome of most matters submitted to a vote of our stockholders. In addition, Time Warner, because it is the indirect holder of all of our outstanding Class B common stock, and because it also indirectly holds more than a majority of our outstanding Class A common stock, is able to elect all of our directors and will continue to be able to do so as long as it owns a majority of our Class A common stock and Class B common stock. As a result of Time Warner’s share ownership and representation on our board of directors, Time Warner is able to influence all of our affairs and actions, including matters requiring stockholder approval such as the election of directors and approval of significant corporate transactions. The interests of Time Warner may differ from the interests of our other stockholders.

Time Warner’s approval right over our ability to incur indebtedness may harm our liquidity and operations and restrict our growth.

Under a shareholder agreement entered into between us and Time Warner on April 20, 2005 (the “Shareholder Agreement”), which became effective upon the closing of the TWC Redemption, until Time Warner no longer considers us to have an impact on its credit profile, we must obtain the approval of Time Warner prior to incurring additional debt or rental expense (other than with respect to certain approved leases) or issuing preferred equity, if our consolidated ratio of debt, including preferred equity, plus six times our annual rental expense to consolidated earnings before interest, taxes, depreciation and amortization (each as defined in the Shareholder Agreement) (“EBITDA”) plus rental expense, or “EBITDAR,” then exceeds, or would as a result of that incurrence exceed, 3:1, calculated without including any of our indebtedness or preferred equity held by Time Warner and its wholly owned subsidiaries. On September 30, 2006, this ratio exceeded 3:1. Although Time Warner has consented to the issuance of commercial paper or borrowings under our current revolving credit facility up to the limit of that credit facility, any other incurrence of debt or rental expense (other than with respect to certain approved leases) or the issuance of preferred stock in the future will require Time Warner’s approval. For additional information regarding the terms of the Shareholder Agreement, see “Certain Relationships and Related Transactions, and Director Independence—Relationship between Time Warner and Us—Indebtedness Approval Right” and “—Other Time Warner Rights.” As a result, we have a limited ability to incur future debt and rental expense (other than with respect to certain approved leases) and issue preferred equity without the consent of Time Warner, which if needed to raise additional capital, could limit our flexibility in exploring and pursuing financing alternatives and could have a material adverse effect on the market price of our Class A common stock and our liquidity and operations and restrict our growth.

Time Warner’s capital markets and debt activity could adversely affect capital resources available to us.

Our ability to obtain financing in the capital markets and from other private sources may be adversely affected by future capital markets activity undertaken by Time Warner and its other subsidiaries. Capital raised by or committed to Time Warner for matters unrelated to us may reduce the supply of capital available for us as a result of increased leverage of Time Warner on a consolidated basis or reluctance in the market to incur additional credit exposure to Time Warner on a consolidated basis. In addition, our ability to undertake significant capital raising activities may be constrained by competing capital needs of other Time Warner businesses unrelated to ours. For instance, on November 13, 2006, Time Warner issued $5 billion in principal amount of notes and debentures with maturity dates ranging from November 2009 to November 2036. As of September 30, 2006, Time Warner had $2.5 billion of available borrowing capacity under its $7.0 billion committed credit facility, and we had approximately $2.5 billion of available borrowing capacity under our $14.0 billion committed credit facilities.

We will be exempt from certain corporate governance requirements since we will be a “controlled company” within the meaning of the New York Stock Exchange (the “NYSE”) rules and, as a result, our stockholders will not have the protections afforded by these corporate governance requirements.

Time Warner controls more than 50% of the voting power of our common stock. As a result, we will be considered to be a “controlled company” for the purposes of the NYSE listing requirements and therefore we will be permitted to, and we intend to, opt out of the NYSE listing requirements that would otherwise require our board of directors to have a majority of independent directors and our compensation and nominating and governance committees to be comprised entirely of independent directors. Accordingly, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements. However, our restated certificate of incorporation contains provisions requiring that independent directors constitute at least 50% of our board of directors. As a condition to the consummation of the Adelphia Acquisition, our certificate of incorporation provides that this provision may not be amended, altered or repealed, and no provision inconsistent with this requirement may be adopted, for a period of three years following the closing of the Adelphia Acquisition without, among other things, the consent of a majority of the holders of the Class A common stock other than Time Warner and its affiliates. See “Directors and Executive Officers—Corporate Governance.”

Risk Factors Relating to Our Class A Common Stock

The price of our Class A common stock may be volatile.

The market price of our Class A common stock may be influenced by many factors, some of which are beyond our control, including the risks described in this “Risk Factors” section and the following:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products;

•	the public’s reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission (the “SEC”);

•	strategic actions by us or our competitors, such as acquisitions or restructurings or entry into new business lines;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in our or our competitors’ growth rates;

•	conditions of the cable industry as a result of changes in financial markets or general economic conditions, including those resulting from war, incidents of terrorism and responses to such events;

•	sales or distributions of our common stock by Time Warner, Adelphia or its creditors, us or members of our management team;

•	the grant of equity awards to our directors and/or members of our management team and employees;

•	Time Warner’s control of substantially all of our voting stock;

•	our intention not to pay dividends; and

•	changes in stock market analyst recommendations or earnings estimates regarding our Class A common stock, other comparable companies or the cable industry generally.

As a result of these factors, the price of our Class A common stock may be volatile.

There can be no assurance that an active trading market for our Class A common stock will develop.

Our Class A common stock has recently been trading in the over-the-counter market on a when-issued basis. We expect that our Class A common stock will continue to trade in the over-the-counter market until we are listed on the NYSE. Our Class A common stock has been approved for listing on the NYSE and we expect that it will begin trading on the NYSE in late February or early March 2007. However, we cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the NYSE or otherwise in the shares of our Class A common stock or how liquid that market might become. If an active trading market does not develop on the NYSE, stockholders may have difficulty selling any of our Class A common stock that they receive.

A large number of shares of our common stock are or will be eligible for future sale or distribution, which could depress the market price of our Class A common stock.

Sales of a substantial number of shares of our common stock, or the perception that a large number of shares will be sold, could depress the market price of our Class A common stock. Approximately 84.0% of our outstanding common stock is held by Time Warner. None of the shares of our common stock held by Time Warner may be sold unless they are registered under the Securities Act of 1933, as amended (the “Securities Act”), or are sold under an exemption from registration, including in accordance with Rule 144 of the Securities Act. However, the common stock held by Time Warner is subject to a registration rights agreement that grants Time Warner demand and “piggyback” registration rights. For additional information regarding this registration rights agreement, see “Certain Relationships and Related Transactions, and Director Independence—Relationship between Time Warner and Us—Time Warner Registration Rights Agreement.” Subject to certain restrictions, Time Warner will be entitled to dispose of its shares in both registered and unregistered offerings and hedging transactions, although the shares of our common stock held by our affiliates, including Time Warner, will continue to be subject to volume and other restrictions of Rule 144 under the Securities Act. In addition, in accordance with Adelphia’s plan of reorganization, some of the shares of our Class A common stock held by Adelphia will not be distributed to Adelphia’s creditors for a number of months. Lastly, in accordance with the TWC Purchase Agreement, subject to the existence of any claims, the approximately 6 million shares placed into escrow will be released to Adelphia and subsequently distributed to its creditors on or shortly after July 31, 2007. Any sale or distribution of a large amount of our common stock may materially adversely affect the market price of our Class A common stock.

A change of control in our company cannot occur without the consent of Time Warner, and our restated certificate of incorporation and by-laws contain provisions that may discourage a takeover attempt and permit Time Warner to transfer control of our company to another party without the approval of our board of directors or other stockholders.

Time Warner can prevent a change in control in our company at its option. As the indirect holder of all outstanding Class B common stock, each share of which is granted ten votes, the consent of Time Warner would be required for any action involving a change of control. This concentration of ownership and voting may have the effect of delaying, preventing or deterring a change in control in our company, could deprive our stockholders of an opportunity to receive a premium for our Class A common stock as part of a sale or merger of us and may negatively affect the market price of our Class A common stock. Transactions that could be affected by this concentration of ownership include proxy contests, tender offers, mergers or other purchases of common stock that could give holders of our Class A common stock the opportunity to realize a premium over the then-prevailing market price for such shares. In addition, some of the other provisions of our restated certificate of incorporation and by-laws, including provisions relating to the nomination, election and removal of directors and limitations on actions by our stockholders, could make it more difficult for a third party to acquire us, and may preclude holders of our Class A common stock from receiving any premium above market price for their shares that may be offered in connection with any attempt to acquire control of us.

As a result of its controlling interest in us, Time Warner could oppose a third party offer to acquire us that other stockholders might consider attractive, and the third party may not be able or willing to proceed unless Time Warner supports the offer. In addition, if our board of directors supports a transaction requiring an amendment to our restated certificate of incorporation, Time Warner is currently in a position to defeat any required stockholder approval of the proposed amendment. If our board of directors supports an acquisition of our company by means of a merger or a similar transaction, the vote of Time Warner alone is currently sufficient to approve (subject to the restrictions on transactions with or for the benefit of Time Warner Group) or block the transaction under Delaware law. In each of these cases and in similar situations, our stockholders may disagree with Time Warner as to whether the action opposed or supported by Time Warner is in the best interest of our stockholders.

Our restated certificate of incorporation and by-laws do not prohibit transfers of our Class B common stock by Time Warner. Our Class B common stock indirectly held by Time Warner is not convertible into our Class A common stock, whether upon a transfer of those shares by Time Warner to a third party or otherwise. Therefore, if Time Warner transfers all or a majority of our Class B common stock, the transferee will be entitled to elect not less than four-fifths of our directors and to cast ten votes per share of our Class B common stock.

In addition, we have opted out of section 203 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder for a period of three years after the interested stockholder became such. Under the Shareholder Agreement, so long as Time Warner has the right to elect a majority of our directors, we may not adopt a stockholder rights plan, become subject to section 203, adopt a “fair price” provision or take any similar action without the consent of Time Warner. However, under the Shareholder Agreement, for a period of 10 years after the closing of the Adelphia Acquisition, Time Warner may not enter into any business combination with us, including a short-form merger, without the approval of a majority of our independent directors.

Therefore, Time Warner is able to transfer control of us to a third party by transferring our Class B common stock, which would not require the approval of our board of directors or our other stockholders. Additionally, such a change of control may not involve a merger or other transaction that would require payment of consideration to the holders of our Class A common stock. The possibility that such a change of control could occur may limit the price that investors are willing to pay in the future for shares of our Class A common stock.

FINANCIAL INFORMATION

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND SUBSCRIBER DATA

Our selected financial and subscriber data are set forth in the following tables. The balance sheet data as of December 31, 2001 and 2002 and the statement of operations data for the years ended December 31, 2001 and 2002 have been derived from our unaudited consolidated financial statements for such periods not included in this Current Report on Form 8-K. The balance sheet data as of December 31, 2003 have been derived from our audited financial statements not included in this Current Report on Form 8-K. The balance sheet data as of December 31, 2004 and 2005 and the statement of operations data for the years ended December 31, 2003, 2004 and 2005 have been derived from our audited consolidated financial statements, which are included elsewhere in this Current Report on Form 8-K. The balance sheet data as of September 30, 2006 and the statement of operations data for the nine months ended September 30, 2005 and 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this Current Report on Form 8-K. The balance sheet data as of September 30, 2005 have been derived from our unaudited financial statements not included in this Current Report on Form 8-K. In the opinion of management, the unaudited financial data reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of our results of operations for those periods. Our results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results that can be expected for the full year or for any future period.

Our financial statements for all periods prior to the TWE Restructuring, which was completed in March 2003, represent the combined consolidated financial statements of the cable assets of TWE and TWI Cable Inc. (“TWI Cable”), each of which was an entity under the common control of Time Warner. The operating results of all the non-cable businesses of TWE that were transferred to Time Warner in the TWE Restructuring have been reflected as a discontinued operation. For additional information regarding the TWE Restructuring, see “—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Business Transactions and Developments—Restructuring of Time Warner Entertainment Company, L.P.” The financial statements include all push-down accounting adjustments resulting from the merger in 2001 between AOL and Historic TW Inc. (formerly known as Time Warner Inc., “Historic TW”) (the “AOL Merger”) and account for the economic stake in TWE that was held by Comcast as a minority interest. Additionally, the income tax provisions, related tax payments, and current and deferred tax balances have been presented as if we operated as a stand-alone taxpayer. In the first quarter of 2006, we elected to adopt the modified retrospective application method provided by FASB Statement No. 123 (revised 2004), Share-based Payment (“FAS 123R”) and, accordingly, financial statement amounts for all prior periods presented herein reflect results as if the fair value method of expensing had been applied from the original effective date of FASB Statement No. 123, Accounting for Stock-Based Compensation (“FAS 123”) (see Note 1 to our unaudited consolidated financial statements for the nine months ended September 30, 2006 and Note 3 to our audited consolidated financial statements for the year ended December 31, 2005, each of which is included elsewhere in this Current Report on Form 8-K, for a discussion on the impact of the adoption of FAS 123R). See “—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Recently Adopted Accounting Principles—Stock-based Compensation.”

In the third quarter of 2006, we determined we would restate our consolidated financial results for the years ended December 31, 2001 through December 31, 2005 and for the six months ended June 30, 2006, as a result of the findings of an independent examiner appointed under the terms of a settlement between Time Warner and the SEC (see Note 1 to our unaudited consolidated financial statements for the nine months ended September 30, 2006 and our audited consolidated financial statements for the year ended December 31, 2005, each of which is included elsewhere in this Current Report on Form 8-K, for a discussion on the impact of the restatement on our consolidated financial statements). See “—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Overview—Restatement of Prior Financial Information.”

In addition, our financial statements reflect the treatment of certain cable systems transferred to Comcast in connection with the Redemptions and the Exchange as discontinued operations for all periods presented.

The subscriber data set forth below covers cable systems serving 12.6 million basic video subscribers, as of September 30, 2006, whose results are consolidated with ours, as well as approximately 782,000 basic video subscribers served by the Kansas City Pool that were managed by us but whose results were not consolidated with ours for the periods presented. In connection with its pending dissolution, on January 1, 2007, TKCCP distributed its assets to its partners. On that date we received the Kansas City Pool and Comcast received the Houston Pool. The subscriber data presented below does not include subscribers in the Houston Pool, which as of September 30, 2006, served approximately 791,000 basic video subscribers. Prior to the distribution of the Houston Pool to Comcast, we had managed the Houston Pool but did not consolidate its results. Subscriber amounts for all periods presented have been recast to include the subscribers in the Kansas City Pool and to exclude subscribers that were transferred to Comcast in connection with the Redemptions and the Exchange, which have been presented as discontinued operations in our consolidated financial statements. For additional discussion of this joint venture, see “—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Business Transactions and Developments—Joint Venture Dissolution.”

The following information should be read in conjunction with “—Management’s Discussion and Analysis of Results of Operations and Financial Condition” below and our audited and unaudited consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K.

						Nine Months Ended
	Year Ended December 31,					September 30,
	2001	2002	2003	2004	2005	2005	2006
	(restated, except current period data)
	(in millions, except per share data)

Statement of Operations Data:(1)
Revenues:
Video	$4,530	$4,923	$5,351	$5,706	$6,044	$4,509	$5,289
High-speed data	505	949	1,331	1,642	1,997	1,460	1,914
Voice(2)	—	—	1	29	272	166	493
Advertising	398	504	437	484	499	362	420

Total revenues	5,433	6,376	7,120	7,861	8,812	6,497	8,116
Costs and expenses:
Costs of revenues	2,275	2,830	3,101	3,456	3,918	2,909	3,697
Selling, general and administrative expenses	941	1,350	1,355	1,450	1,529	1,131	1,456
Merger-related and restructuring costs	—	—	15	—	42	33	43
Depreciation	821	1,114	1,294	1,329	1,465	1,088	1,281
Amortization	2,583	6	53	72	72	54	93
Impairment of goodwill	—	9,210	—	—	—	—	—
Gain on sale of cable system	—	(6)	—	—	—	—	—

Total costs and expenses	6,620	14,504	5,818	6,307	7,026	5,215	6,570

Operating Income (Loss)	(1,187)	(8,128)	1,302	1,554	1,786	1,282	1,546
Interest expense, net	(476)	(385)	(492)	(465)	(464)	(347)	(411)
Income (loss) from equity investments, net	(280)	13	33	41	43	26	79
Minority interest (expense) income, net	75	(118)	(59)	(56)	(64)	(45)	(73)
Other income (expense)	—	(420)	—	11	1	1	1

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	(1,868)	(9,038)	784	1,085	1,302	917	1,142
Income tax (provision) benefit	111	(118)	(327)	(454)	(153)	(168)	(452)

Income (loss) before discontinued operations and cumulative effect of accounting change	(1,757)	(9,156)	457	631	1,149	749	690
Discontinued operations, net of tax	(376)	(443)	207	95	104	75	1,018
Cumulative effect of accounting change, net of tax	—	(28,031)	—	—	—	—	2

Net income	$(2,133)	$(37,630)	$664	$726	$1,253	$824	$1,710

Basic and diluted income (loss) per common share before discontinued operations and cumulative effect of accounting change	$(2.14)	$(11.15)	$0.48	$0.63	$1.15	$0.75	$0.69
Discontinued operations	(0.46)	(0.54)	0.22	0.10	0.10	0.07	1.03
Cumulative effect of accounting change	—	(34.14)	—	—	—	—	—

Net income (loss) per common share	$(2.60)	$(45.83)	$0.70	$0.73	$1.25	$0.82	$1.72

Cash dividends declared per common share	$—	$—	$—	$—	$—	$—	$—

Weighted average common shares outstanding	821	821	955	1,000	1,000	1,000	995

OIBDA(3)	$2,217	$(7,008)	$2,649	$2,955	$3,323	$2,424	$2,920

	As of December 31,					As of September 30,
	2001	2002	2003	2004	2005	2005	2006
	(restated, except current period data)
	(in millions)

Balance Sheet Data:(1)
Cash and equivalents	$94	$868	$329	$102	$12	$—	$—
Total assets	108,409	62,146	42,902	43,138	43,677	43,318	55,467
Total debt and preferred equity(4)	6,390	6,976	8,368	7,299	6,863	6,901	14,983

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
	(restated, except current period data)
	(in millions)

Other Operating Data:(1)
Cash provided by operating activities	$2,415	$2,592	$2,128	$2,661	$2,540	$1,814	$2,561
Free Cash Flow(5)	(219)	275	118	851	435	327	732
Capital expenditures from continuing operations	(1,678)	(1,672)	(1,524)	(1,559)	(1,837)	(1,305)	(1,720)

	As of December 31,					As of September 30,
	2001	2002	2003	2004	2005	2005	2006(18)
	(in thousands, except percentages)

Subscriber Data:(1)(6)
Customer relationships(7)	9,361	9,620	9,748	9,904	10,088	10,044	14,585
Revenue generating units(8)	12,893	14,696	15,958	17,128	19,301	18,643	28,852
Video:
Homes passed(9)	15,080	15,404	15,681	15,977	16,338	16,240	25,892
Basic subscribers(10)	9,235	9,375	9,378	9,336	9,384	9,368	13,425
Basic penetration(11)	61.2%	60.9%	59.8%	58.4%	57.4%	57.7%	51.8%
Digital subscribers	2,285	3,121	3,661	4,067	4,595	4,420	7,024
Digital penetration(12)	24.7%	33.3%	39.0%	43.6%	49.0%	47.2%	52.3%
High-speed data:
Service-ready homes passed(13)	13,894	14,910	15,470	15,870	16,227	16,113	25,481
Residential subscribers	1,325	2,121	2,795	3,368	4,141	3,912	6,398
Residential high-speed data penetration(14)	9.5%	14.2%	18.1%	21.2%	25.5%	24.3%	25.1%
Commercial accounts	42	74	112	151	183	177	234
Voice:(15)
Service-ready homes passed(16)	NA	NA	NM	8,814	14,308	13,564	15,622
Subscribers	NA	NA	NM	206	998	766	1,649
Penetration(17)	NA	NA	NM	2.3%	7.0%	5.6%	10.6%

NM—Not meaningful.

NA—Not applicable.

(1)	The following items impact the comparability of results from period to period:

•	In 2002, we adopted FAS 142, which required us to cease amortizing goodwill and intangible assets with an indefinite useful life. We recorded a $28 billion charge as a cumulative effect of accounting change upon the adoption of FAS 142.

•	For years prior to 2002, Road Runner was accounted for as an equity investee. We consolidated Road Runner effective January 1, 2002.

•	Our 2003 and prior results include the treatment of the TWE non-cable businesses that were transferred to Time Warner in the TWE Restructuring as discontinued operations.

•	Our 2006 results include the impact of the Transactions for periods subsequent to the closing of the Transactions, which was July 31, 2006.

(2)	Voice revenues for the nine months ended September 30, 2006 include approximately $12 million of revenues associated with subscribers acquired from Comcast in the Exchange who receive traditional, circuit-switched telephone service (approximately 122,000 subscribers at September 30, 2006). We continue to provide traditional, circuit-switched services to those subscribers and will continue to do so for some period of time, while we simultaneously market our Digital Phone product to those customers. After some period of time, we intend to discontinue the circuit-switched offering in accordance with regulatory requirements, at which time the only voice service provided by us in those systems will be our Digital Phone service.

(3)	OIBDA is a financial measure not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We define OIBDA as Operating Income (Loss) before depreciation of tangible assets and amortization of intangible assets. Management utilizes OIBDA, among other measures, in evaluating the performance of our business and as a significant component of our annual incentive compensation programs because OIBDA eliminates the uneven effect across our business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. OIBDA is also a measure used by our parent, Time Warner, to evaluate our performance and is an important metric in the Time Warner reportable segment disclosures. Management also uses OIBDA in evaluating our ability to provide cash flows to service debt and fund capital expenditures because OIBDA removes the impact of depreciation and amortization, which do not contribute to our ability to provide cash flows to service debt and fund capital expenditures. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analysis. Additionally, OIBDA should be considered in addition to, and not as a substitute for, Operating Income (Loss), net income (loss) and other measures of financial performance reported in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. Operating Income (Loss) includes an impairment of goodwill of $9.2 billion and a gain on sale of cable systems of $6 million for the year ended December 31, 2002.

The following is a reconciliation of Net income (loss) and Operating Income (Loss) to OIBDA:

						Nine Months Ended
	Year Ended December 31,					September 30,
	2001	2002	2003	2004	2005	2005	2006
	(restated, except current period data)
	(in millions)

Net income (loss)	$(2,133)	$(37,630)	$664	$726	$1,253	$824	$1,710
Reconciling items:
Discontinued operations, net of tax	376	443	(207)	(95)	(104)	(75)	(1,018)
Cumulative effect of accounting change, net of tax	—	28,031	—	—	—	—	(2)
Income tax provision (benefit)	(111)	118	327	454	153	168	452
Other (income) expense	—	420	—	(11)	(1)	(1)	(1)
Minority interest expense (income), net	(75)	118	59	56	64	45	73
(Income) loss from equity investments, net	280	(13)	(33)	(41)	(43)	(26)	(79)
Interest expense, net	476	385	492	465	464	347	411

Operating Income (Loss)	(1,187)	(8,128)	1,302	1,554	1,786	1,282	1,546
Depreciation	821	1,114	1,294	1,329	1,465	1,088	1,281
Amortization	2,583	6	53	72	72	54	93

OIBDA	$2,217	$(7,008)	$2,649	$2,955	$3,323	$2,424	$2,920

(4)	Total debt and preferred equity include debt due within one year of $605 million, $8 million, $4 million and $1 million at December 31, 2001, 2002, 2003 and 2004, respectively (none at December 31, 2005, September 30, 2005 and September 30, 2006), long-term debt, mandatorily redeemable preferred equity issued by a subsidiary and the mandatorily redeemable non-voting Series A Preferred Equity Membership Units issued by TW NY in connection with the Adelphia Acquisition (the “TW NY Series A Preferred Membership Units”).

(5)	Free Cash Flow is a non-GAAP financial measure. We define Free Cash Flow as cash provided by operating activities (as defined under GAAP) less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate our business. We believe this measure is an important indicator of our liquidity, including our ability to reduce net debt and make strategic investments, because it reflects our operating cash flow after considering the significant capital expenditures required to operate our business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures, such as capital expenditure budget variances and return on investments analyses. Free Cash Flow should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity, and may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of Cash provided by operating activities to Free Cash Flow:

						Nine Months Ended
	Year Ended December 31,					September 30,
	2001	2002	2003	2004	2005	2005	2006
	(in millions)

Cash provided by operating activities	$2,415	$2,592	$2,128	$2,661	$2,540	$1,814	$2,561
Reconciling items:
Discontinued operations, net of tax	376	443	(207)	(95)	(104)	(75)	(1,018)
Operating cash flow adjustments relating to discontinued operations	(1,332)	(1,081)	(246)	(145)	(133)	(85)	929

Cash provided by continuing operating activities	1,459	1,954	1,675	2,421	2,303	1,654	2,472
Capital expenditures from continuing operations	(1,678)	(1,672)	(1,524)	(1,559)	(1,837)	(1,305)	(1,720)
Partnership distributions and principal payments on capital leases of continuing operations	—	(7)	(33)	(11)	(31)	(22)	(20)

Free Cash Flow	$(219)	$275	$118	$851	$435	$327	$732

(6)	In connection with the Transactions, we acquired approximately 3.2 million net basic video subscribers consisting of approximately 4.0 million acquired subscribers and approximately 0.8 million subscribers transferred to Comcast. Adelphia and Comcast employed methodologies that differed slightly from those used by us to determine homes passed and subscriber numbers. As of September 30, 2006, we had converted such data for most of the Adelphia and Comcast systems to our methodology and expect to complete this process during the fourth quarter of 2006. Although not expected to be significant, any adjustments to the homes passed and subscriber numbers resulting from the conversion of the remaining systems will be recast to make all periods comparable.

(7)	The number of customer relationships is the number of subscribers that receive at least one level of service, encompassing video, high-speed data and voice services, without regard to the service(s) purchased. Therefore, a subscriber who purchases only high-speed data services and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.

(8)	Revenue generating units are the sum of all analog video, digital video, high-speed data and voice subscribers. Therefore, a subscriber who purchases analog video, digital video and high-speed data services will count as three revenue generating units.

(9)	Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by our cable systems without further extending the transmission lines.

(10)	Basic subscriber amounts reflect billable subscribers who receive basic video service.

(11)	Basic penetration represents basic subscribers as a percentage of homes passed.

(12)	Digital penetration represents digital subscribers as a percentage of basic video subscribers.

(13)	High-speed data service-ready homes passed represent the number of high-speed data service-ready single residence homes, apartment and condominium units and commercial establishments passed by our cable systems without further extending our transmission lines.

(14)	Residential high-speed data penetration represents residential high-speed data subscribers as a percentage of high-speed data service-ready homes passed.

(15)	Voice subscriber data at September 30, 2006 exclude subscribers acquired from Comcast in the Exchange who receive traditional, circuit-switched telephone service (approximately 122,000 subscribers at September 30, 2006).

(16)	Voice service-ready homes passed represent the number of voice service-ready single residence homes, apartment and condominium units and commercial establishments passed by our cable systems without further extending our transmission lines.

(17)	Voice penetration is calculated as voice subscribers divided by voice service-ready homes passed.

(18)	Subscriber results as of September 30, 2006 have been recast to reflect the impacts of the conversion of subscriber numbers from the methodologies used by Adelphia and Comcast to those used by us. See “Financial Information—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined balance sheet of our company as of September 30, 2006 is presented as if the dissolution of TKCCP, including the distribution of a portion of TKCCP’s assets to us, had occurred on September 30, 2006. The accompanying unaudited pro forma condensed combined statements of operations of our company for the year ended December 31, 2005 and for the nine months ended September 30, 2006 are presented as if the Transactions and the dissolution of TKCCP, including the distribution of a portion of TKCCP’s assets to us, had occurred on January 1, 2005. The unaudited pro forma condensed combined financial information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what our future financial condition or operating results will be after giving effect to the Transactions and the dissolution of TKCCP and does not reflect actions that may be undertaken by management in integrating these businesses (e.g., the cost of incremental capital expenditures). Additionally, this information does not reflect financial and operating benefits we expect to realize as a result of the Transactions and the dissolution of TKCCP, including the distribution of a portion of TKCCP’s assets to us. For additional information on the Transactions and the dissolution of TKCCP, see “Business—The Transactions” and “—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Business Transactions and Developments—Joint Venture Dissolution.”

Our, Comcast’s and Adelphia’s independent registered public accounting firms have not examined, reviewed, compiled or applied agreed upon procedures to the unaudited pro forma condensed combined financial information presented herein and, accordingly, assume no responsibility for them. The unaudited pro forma condensed combined financial information for the systems acquired by us includes certain allocated assets, liabilities, revenues and expenses. We believe such allocations are made on a reasonable basis.

The unaudited pro forma condensed combined financial information set forth below should be read in conjunction with “—Selected Historical Consolidated Financial and Subscriber Data,” our consolidated financial statements and the notes thereto, the notes to these unaudited pro forma condensed combined financial statements and “—Management’s Discussion and Analysis of Results of Operations and Financial Condition,” each of which is included elsewhere in this Current Report on Form 8-K, and ACC’s consolidated financial statements and the notes thereto and Comcast’s “Special Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas & Cleveland Cable System Operations (A Carve-Out of Comcast Corporation)” and the notes thereto, each of which is included as an exhibit to this Current Report on Form 8-K.

The following is a brief description of the amounts recorded under each of the column headings in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations:

     Historical TWC

This column reflects our historical financial position as of September 30, 2006 and our historical operating results for the nine months ended September 30, 2006 and represents our unaudited interim financial statements, prior to any adjustments for the Transactions, the dissolution of TKCCP and the distribution of a portion of TKCCP’s assets to us. Our historical operating results for the year ended December 31, 2005 are derived from our audited financial statements prior to any adjustments for the Transactions, the dissolution of TKCCP and the distribution of a portion of TKCCP’s assets to us. In addition, our historical results have been recast to reflect the presentation of certain cable systems transferred to Comcast in the Redemptions and the Exchange as discontinued operations.

     Historical Adelphia

This column reflects Adelphia’s historical operating results for the seven months ended July 31, 2006, and represents Adelphia’s unaudited interim financial statements as reported by Adelphia in its Form 10-Q for the nine months ended September 30, 2006, which were prepared by Adelphia. The historical operating results for the year ended December 31, 2005 represent Adelphia’s audited financial statements for the year ended December 31, 2005, which were prepared by Adelphia, prior to any adjustments for the Transactions. This column includes amounts relating to systems that were not acquired and retained by us, but instead were acquired by Comcast (as part of the Adelphia Acquisition or the Exchange) or that will be retained by Adelphia and, thus, will be excluded from our unaudited pro forma condensed combined financial information through the adjustments made in the “Less Items Not Acquired” column described below.

     Comcast Historical Systems

This column represents the historical operating results for the seven months ended July 31, 2006 of the cable systems previously owned by Comcast in Dallas, Cleveland and Los Angeles, which were transferred to us in the Exchange (the “Comcast Historical Systems”). The operating results for the first six months of 2006 were derived from Comcast’s unaudited interim Special Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas & Cleveland Cable System Operations (A Carve-Out of Comcast Corporation), which were prepared by Comcast, prior to any adjustments for the Transactions. The operating results for the month ended July 31, 2006 were prepared by and provided to us by Comcast, prior to any adjustments for the Transactions. See Note 6 to our unaudited pro forma condensed combined financial information for additional information on the historical operating results for the seven months ended July 31, 2006. The historical operating results for the year ended December 31, 2005 were derived from Comcast’s audited annual Special Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas & Cleveland Cable System Operations (A Carve-Out of Comcast Corporation), which were prepared by Comcast, prior to any adjustments for the Transactions. This column includes certain allocated assets, liabilities, revenues and expenses. This column also includes allocated amounts that were retained by Comcast and, thus, were not transferred to us in the Exchange and therefore, are excluded from our unaudited pro forma condensed combined financial information through the adjustments made in the “Less Items Not Acquired” column described below.

     Less Items Not Acquired

This column represents the unaudited historical operating results of the Adelphia systems up to the closing of the Transactions that were (i) received by us in the Adelphia Acquisition and then transferred to Comcast in the Exchange, (ii) acquired by Comcast in the Adelphia Acquisition and not transferred to us in the Exchange or (iii) retained by Adelphia after the Transactions. This column also includes certain items and allocated costs that were included in the Comcast Historical Systems financial information and the Adelphia Acquired Systems that were not acquired by us (collectively with the items in (i), (ii) and (iii) above, the “Items Not Acquired”). Specifically, the following items relate to the Comcast Historical Systems and the Adelphia Acquired Systems that were not transferred to us and, therefore, are included as part of this column:

•	Adelphia’s and Comcast’s parent and subsidiary interest expense;

•	Intercompany management fees related to the Comcast Historical Systems;

•	A 2005 gain on the settlement of a liability between Adelphia and related parties;

•	Adelphia investigation and re-audit related fees;

•	Reorganization expenses due to the bankruptcy of Adelphia;

•	Intercompany charges between Adelphia cable systems that we acquired and Adelphia cable systems that Comcast acquired that will be discontinued as a result of the Transactions;

•	The gain on sale recognized by Adelphia in connection with the Transactions; and

•	Income tax provision for the Adelphia and Comcast Historical Systems.

For additional information on the “Items Not Acquired” see Note 5 to our unaudited pro forma condensed combined financial information.

     Subtotal of Net Acquired Systems

This column represents the unaudited historical operating results of the “Net Acquired Systems.” This column includes the operating results of “Historical Adelphia” and the “Comcast Historical Systems” less the historical operating results of the “Items Not Acquired.” This column does not include our historical operating results and is before the impact of pro forma adjustments.

     Pro Forma Adjustments—The Transactions

This column represents pro forma adjustments related to the consummation of the Transactions, as more fully described in the notes to the unaudited pro forma condensed combined financial information.

     TKCCP Dissolution/Pro Forma Adjustments—TKCCP

This column reflects the consolidation of the Kansas City Pool of TKCCP’s cable systems. We began consolidating the Kansas City Pool on January 1, 2007, as a result of the distribution of these assets to us in connection with the pending dissolution of TKCCP. Prior to January 1, 2007, we accounted for our interest in TKCCP under the equity method of accounting. The TKCCP Dissolution column reflects the reversal of historical equity income and the consolidation of the operations of the Kansas City Pool. The Pro Forma Adjustments—TKCCP column reflects the elimination of intercompany transactions between us and TKCCP. For additional information on the dissolution of TKCCP, see “—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Business Transactions and Developments—Joint Venture Dissolution” and Note 4 to our unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of September 30, 2006
	Historical	TKCCP		Pro Forma
	TWC	Dissolution		TWC
	(in millions)

Assets
Current assets
Cash and equivalents	$—	$38		$38
Receivables, net	655	30		685
Other current assets	66	1		67
Current assets of discontinued operations	41	—		41

Total current assets	762	69		831
Investments	2,269	(2,005	)(i)	264
Property, plant and equipment	11,048	732		11,780
Goodwill	2,159	—		2,159
Intangible assets subject to amortization, net	933	2		935
Intangible assets not subject to amortization	37,982	816		38,798
Other assets	314	2		316
Noncurrent assets of discontinued operations	—	—		—

Total assets	$55,467	$(384)		$55,083

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$362	$19		$381
Deferred revenue and subscriber related liabilities	148	12		160
Accrued programming expense	458	15		473
Other current liabilities	1,207	37		1,244
Current liabilities of discontinued operations	9	—		9

Total current liabilities	2,184	83		2,267
Long-term debt	14,683	(631	)(j)	14,052
Mandatorily redeemable preferred equity of a subsidiary	300	—		300
Deferred income tax obligations, net	12,848	61	(k)	12,909
Other liabilities	338	11		349
Noncurrent liabilities of discontinued operations	10	—		10
Minority interests	1,589	—		1,589

Total liabilities	31,952	(476)		31,476
Total shareholders’ equity	23,515	92		23,607

Total liabilities and shareholders’ equity	$55,467	$(384)		$55,083

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2005
					Subtotal
			Comcast	Less Items	of Net	Pro Forma				Pro Forma
	Historical	Historical	Historical	Not	Acquired	Adjustments—		TKCCP		Adjustments—	Pro Forma
	TWC	Adelphia	Systems	Acquired	Systems	The Transactions		Dissolution		TKCCP	TWC
	(in millions, except per share data)

Total revenues	$8,812	$4,365	$1,188	$(1,904)	$3,649	$—		$691		$(68)	$13,084
Costs of revenues	3,918	2,690	465	(1,101)	2,054	—		352		(41)	6,283
Selling, general and administrative expenses	1,529	351	387	(217)	521	—		117		23	2,190
Depreciation	1,465	804	218	(345)	677	(17	)(a)	128		—	2,253
Amortization	72	141	36	(47)	130	89	(a)	1		—	292
Merger-related and restructuring costs	42	—	—	—	—	—		—		—	42
Impairment of long-lived assets	—	23	—	(19)	4	—		—		—	4
(Gain) loss on disposition of long-lived assets	—	(6)	—	6	—	—		—		—	—
Investigation and re-audit related fees	—	66	—	(66)	—	—		—		—	—
Provision for uncollectible Rigas amounts	—	13	—	(13)	—	—		—		—	—

Operating Income (Loss)	1,786	283	82	(102)	263	(72)		93		(50)	2,020
Interest expense, net	(464)	(591)	(6)	597	—	(453	)(b)	—	(j)	—	(917)
Income (loss) from equity investments, net	43	—	(5)	—	(5)	—		(44	)(i)	—	(6)
Minority interest (expense) income, net	(64)	8	—	(8)	—	6	(c)	—		—	(58)
Other income (expense), net	1	494	(23)	(492)	(21)	—		—		—	(20)
Reorganization expenses due to bankruptcy	—	(59)	—	59	—	—		—		—	—

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	1,302	135	48	54	237	(519)		49		(50)	1,019
Income tax (provision) benefit	(153)	(100)	(18)	118	—	103	(d)	(20)		20 (l)	(50)
Dividend requirements applicable to preferred stock	—	(1)	—	1	—	—		—		—	—

Income (loss) before discontinued operations and cumulative effect of accounting change	$1,149	$34	$30	$173	$237	$(416)		$29		$(30)	$969

Basic and diluted income per common share before discontinued operations and cumulative effect of accounting change	$1.15	$—	$—	$—	$—	$—		$—		$—	$0.99

Basic and diluted common shares	1,000	—	—	—	—	(23)		—		—	977

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Nine Months Ended September 30, 2006
					Subtotal
			Comcast	Less Items	of Net	Pro Forma				Pro Forma
	Historical	Historical	Historical	Not	Acquired	Adjustments—		TKCCP		Adjustments—	Pro Forma
	TWC	Adelphia(1)	Systems(1)	Acquired(1)	Systems(1)	The Transactions		Dissolution		TKCCP	TWC
	(in millions, except per share data)

Total revenues	$8,116	$2,745	$740	$(1,203)	$2,282	$—		$586		$(62)	$10,922
Costs of revenues	3,697	1,641	289	(660)	1,270	—		300		(37)	5,230
Selling, general and administrative expenses	1,456	204	238	(135)	307	—		91		15	1,869
Depreciation	1,281	443	124	(194)	373	(33	)(e)	88		—	1,709
Amortization	93	77	6	(21)	62	67	(e)	1		—	223
Merger-related and restructuring costs	43	—	—	—	—	—		—		—	43
Impairment of long-lived assets	—	17	9	(17)	9	—		—		—	9
(Gain) loss on disposition of long-lived assets	—	(2)	—	2	—	—		—		—	—
Investigation and re-audit related fees	—	32	—	(32)	—	—		—		—	—

Operating Income (Loss)	1,546	333	74	(146)	261	(34)		106		(40)	1,839
Interest expense, net	(411)	(438)	(4)	442	—	(263	)(f)	—	(j)	—	(674)
Income (loss) from equity investments, net	79	(2)	(3)	—	(5)	—		(76	)(i)	—	(2)
Minority interest (expense) income, net	(73)	13	—	(13)	—	(14	)(g)	—		—	(87)
Other income (expense), net	1	(109)	(2)	105	(6)	—		—		—	(5)
Reorganization expenses due to bankruptcy	—	53	—	(53)	—	—		—		—	—
Gain on the Transactions	—	6,130	—	(6,130)	—	—		—		—	—

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	1,142	5,980	65	(5,795)	250	(311)		30		(40)	1,071
Income tax (provision) benefit	(452)	(273)	2	271	—	19	(h)	(12)		16 (l)	(429)

Income (loss) before discontinued operations and cumulative effect of accounting change	$690	$5,707	$67	$(5,524)	$250	$(292)		$18		$(24)	$642

Basic and diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.69	$—	$—	$—	$—	$—		$—		$—	$0.66

Basic and diluted common shares	995	—	—	—	—	(18)		—		—	977

(1)	Reflects operating results for the seven months ended July 31, 2006.

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 1:  Description of the Transactions

Contractual Purchase Price

On July 31, 2006, TW NY, a subsidiary of ours, purchased certain assets and assumed certain liabilities from Adelphia for a total of $8.935 billion in cash and shares representing 16% of our common stock. The 16% interest reflects 155,913,430 shares of Class A common stock issued to Adelphia, which were valued at $35.28 per share for purposes of the Adelphia Acquisition. The original cash cost of $9.154 billion was preliminarily reduced at closing by $219 million as a result of contractual adjustments, which resulted in a net cash payment by TW NY of $8.935 billion for the Adelphia Acquisition. A summary of the purchase price is set forth below:

TWC
(in millions)

Cash	$8,935
16% interest in TWC(1)	5,500

Total	$14,435

(1)	The valuation of $5.5 billion for the 16% interest in us as of July 31, 2006 was determined by management using a discounted cash flow and market comparable valuation model. The discounted cash flow valuation model was based upon our estimated future cash flows derived from our business plan and utilized a discount rate consistent with the inherent risk in the business.

Redemptions

Immediately prior to the Adelphia Acquisition on July 31, 2006, we and our subsidiary, TWE, respectively, redeemed Comcast’s interests in us and TWE, each of which was accounted for as an acquisition of a minority interest. Specifically, in the TWC Redemption, we redeemed Comcast’s 17.9% interest in us for 100% of the capital stock of a subsidiary of ours that held both cable systems serving approximately 589,000 subscribers, with an approximate fair value of $2.470 billion, and approximately $1.857 billion in cash. In addition, in the TWE Redemption, TWE redeemed Comcast’s 4.7% residual equity interest in TWE for 100% of the equity interests in a subsidiary of TWE that held both cable systems serving approximately 162,000 subscribers, with an approximate fair value of $630 million, and approximately $147 million in cash. The transfer of cable systems as part of the Redemptions is a sale of cable systems for accounting purposes, and a $113 million pre-tax gain was recognized because of the excess of the estimated fair value of these cable systems over their book value. This gain is not reflected in the accompanying unaudited pro forma condensed combined statements of operations.

Exchange

Immediately after the Adelphia Acquisition on July 31, 2006, we and Comcast exchanged certain cable systems, with an estimated fair value on each side of approximately $8.7 billion to enhance our company’s and Comcast’s respective geographic clusters of subscribers. We paid Comcast a contractual closing adjustment totaling $67 million related to the Exchange. The Exchange was accounted for by us as a purchase of cable systems from Comcast and a sale of our cable systems to Comcast.

For additional information regarding the Transactions, see “Business—The Transactions.”

ATC Contribution

On July 28, 2006, ATC, a subsidiary of Time Warner, contributed its 1% equity interest and $2.4 billion preferred equity interest in TWE to TW NY Holding, a newly created subsidiary of ours that is the parent of TW NY, in exchange for a 12.4% non-voting common equity interest in TW NY Holding having an equivalent fair value.

Financing Arrangements

We incurred incremental debt and redeemable preferred equity of approximately $11.1 billion associated with the cash used in executing the Transactions. In connection with the dissolution of TKCCP, in October 2006, we received approximately $631 million of cash in repayment of outstanding loans we had made to TKCCP (which have been assumed by Comcast). The cash that was received was used to pay down our existing credit facilities. The following table summarizes the adjustments recorded to arrive at our pro forma long-term debt and redeemable preferred equity:

		Redeemable
	Long-term	Preferred
	Debt	Equity
	(in millions)

Historical TWC	$14,683	$300
Reductions:
Proceeds from the dissolution of TKCCP (see Note 4)	(631)	—

Pro Forma TWC	$14,052	$300

For additional information, see “—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Financial Condition and Liquidity—Bank Credit Agreements and Commercial Paper Programs.”

Note 2:	Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments—Year Ended December 31, 2005—The Transactions

The pro forma adjustments to the statement of operations for the year ended December 31, 2005 relating to the Transactions are as follows:

(a) The adjustments to historical depreciation and amortization expense reflect the impact of using the fair values and useful lives of the underlying assets based on a preliminary valuation analysis performed by management. The discounted cash flow approach was based upon management’s estimated future cash flows from the acquired assets and utilized a discount rate consistent with the inherent risk of each of the acquired assets.

(b) The increase in interest expense reflects incremental borrowings to finance our portion of the Adelphia Acquisition and the Redemptions, net of the impact of the ATC Contribution. The following tables illustrate the allocation of borrowings to various financing arrangements and the computation of incremental interest expense.

Adelphia Acquisition

			Full Year
	Long-term	Annual	Interest
	Debt	Rate	Expense
	(in millions)		(in millions)

TW NY Series A Preferred Membership Units(1)	$300	8.21%	$25
Other debt(1)	8,822	5.74%	506

Total incremental borrowing	9,122		531
Redemption of mandatorily redeemable preferred equity	(2,400)	8.06%	(193)

Net increase in debt/redeemable preferred equity	$6,722		$338

(1)	This table reflects borrowings from our revolving credit facility and term loans and the issuance of commercial paper. The interest rate utilized in the pro forma information for “Other debt” is a weighted-average rate based on the borrowings used to finance our portion of the Adelphia Acquisition. The rates for “Other debt” and the TW NY Series A Preferred Membership Units are based on actual borrowing rates when the loans were made and the TW NY Series A Preferred Membership Units were issued. A 1/8% change in the annual interest rate for the “Other debt” noted above would change interest expense by $11 million per year.

Redemptions

Full Year
	Long-term	Annual	Interest
	Debt	Rate	Expense
	(in millions)		(in millions)

Other debt(1)	$2,004	5.74%	$115

(1)	This table reflects borrowings under our revolving credit facility and term loans and the issuance of commercial paper. The interest rate utilized in the pro forma information for “Other debt” is a weighted-average rate based on the borrowings under these financing arrangements. The rates for “Other debt” are based on actual borrowing rates when the loans were made. A 1/8% change in the annual interest rate for the “Other debt” noted above would change interest expense by $3 million per year.

(c) The net increase in minority interest expense reflects an adjustment to record ATC’s direct non-voting common ownership interest in TW NY Holding of approximately 12.4%, the elimination of ATC’s historical minority interest in TWE and the elimination of Comcast’s residual equity interest in TWE.

(in millions)

Eliminate ATC’s historical minority interest in TWE	$12
Record ATC’s minority interest in TW NY Holding	(62)
Eliminate Comcast’s residual equity interest in TWE	56

Net adjustment	$6

(d) The adjustment to the income tax provision is required to adjust the historical income taxes on both the “Subtotal of Net Acquired Systems” and the “Pro Forma Adjustments—The Transactions” at our marginal tax rate of 40.2% and, considering the impact of the non-deductible interest expense related to the TW NY Series A Preferred Membership Units.

Note 3:	Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments—Nine Months Ended September 30, 2006—The Transactions

The pro forma adjustments to the statement of operations relating to the Transactions are as follows:

(e) The adjustments to historical depreciation and amortization expense reflect the impact of using the fair values and useful lives of the underlying assets based on a preliminary valuation analysis performed by management. The discounted cash flow approach was based upon management’s estimated future cash flows from the acquired assets and utilized a discount rate consistent with the inherent risk of each of the acquired assets.

(f) The increase in interest expense reflects incremental borrowings to finance our portion of the Adelphia Acquisition and the Redemptions, net of the impact of the ATC Contribution. The following tables illustrate the allocation of borrowings to various financing arrangements and the computation of incremental interest expense:

Adelphia Acquisition

			Interest Expense
			for the
			Seven Months
	Long-term	Annual	Ended
	Debt	Rate	July 31, 2006
	(in millions)		(in millions)

TW NY Series A Preferred Membership Units(1)	$300	8.21%	$14
Other debt(1)	8,822	5.74%	295

Total incremental borrowing	9,122		309
Redemption of mandatorily redeemable preferred equity	(2,400)	8.06%	(113)

Net increase in debt/redeemable preferred equity	$6,722		$196

(1)	This table reflects borrowings from our revolving credit facility and term loans and the issuance of commercial paper. The interest rate utilized in the pro forma information for “Other debt” is a weighted-average rate based on the borrowings used to finance our portion of the

Adelphia Acquisition. The rates for “Other debt” and the TW NY Series A Preferred Membership Units are based on actual borrowing rates when the loans were made and the TW NY Series A Preferred Membership Units were issued. A 1/8% change in the annual interest rate for the “Other debt” noted above would change interest expense by $6 million for the seven-month period.

Redemptions

Interest Expense
for the
Seven Months
	Long-term	Annual	Ended
	Debt	Rate	July 31, 2006
	(in millions)		(in millions)

Other debt(1)	$2,004	5.74%	$67

(1)	This table reflects borrowings under our revolving credit facility and term loans and the issuance of commercial paper. The interest rate utilized in the pro forma information for “Other debt” is a weighted-average rate based on the borrowings under these financing arrangements. The rates for “Other debt” are based on actual borrowing rates when the loans were made. A 1/8% change in the annual interest rate for the “Other debt” noted above would change interest expense by $1 million for the seven-month period.

(g) The net increase in minority interest expense reflects an adjustment to record ATC’s direct common ownership interest in TW NY Holding of approximately 12.4%, the elimination of ATC’s historical minority interest in TWE and the elimination of Comcast’s residual equity interest in TWE.

(in millions)

Eliminate ATC’s historical minority interest in TWE	$9
Record ATC’s minority interest in TW NY Holding	(62)
Eliminate Comcast’s residual equity interest in TWE	39

Net adjustment	$(14)

(h) The adjustment to the income tax provision is required to adjust the historical income taxes on both the “Subtotal of Net Acquired Systems” and the “Pro Forma Adjustments—The Transactions” at our marginal tax rate of 40.2%, and considering the impact of the non-deductible interest expense related to the TW NY Series A Preferred Membership Units.

Note 4:  TKCCP Dissolution

On January 1, 2007, in connection with its pending dissolution, TKCCP distributed its assets to us and Comcast. Comcast received the Houston Pool and we received the Kansas City Pool and we began consolidating the Kansas City Pool on that date. All debt of TKCCP (inclusive of debt provided by us and Comcast) was allocated to the Houston Pool and became the responsibility of Comcast. We will account for the dissolution of TKCCP as a sale of our 50% interest in the Houston Pool in exchange for acquiring an additional 50% interest in the Kansas City Pool. We will record a gain based on the difference between the carrying value and the fair value of our 50% investment in the Houston Pool surrendered in connection with the dissolution of TKCCP. The after-tax gain of $92 million, which is based upon a preliminary estimate of the fair value of our 50% investment in the Houston Pool and is subject to change, is not reflected in the accompanying unaudited pro forma condensed combined statements of operations.

(i) Prior to the distribution of its assets, we accounted for our investment in TKCCP under the equity method of accounting. The adjustment to the unaudited pro forma condensed combined balance sheet reflects the reversal of our historical investment in TKCCP and the consolidation of the assets and liabilities of the Kansas City Pool, reflecting the incremental 50% interest in these systems as a step acquisition. The purchase price allocation with respect to the acquisition of the remaining 50% interest in the Kansas City Pool is preliminary. The adjustments to the unaudited pro forma condensed combined statements of operations reflect the reversal of historical equity income and the consolidation of the operations of the Kansas City Pool.

(j) As part of the dissolution of TKCCP, in October 2006, we received $631 million in cash ($494 million in repayment of outstanding loans we had made to TKCCP, which had been allocated to Comcast, and $137 million for accrued interest thereon). The cash received is assumed to be used to pay down our existing credit facilities and, therefore, we have included a $631 million reduction to the debt balance on the unaudited pro forma condensed combined balance sheet. The adjustments to the unaudited pro forma condensed combined statements of operations reflect the elimination of historical interest expense due to the assumed pay down of debt.

(k) In addition to the consolidation of historical other current liabilities totaling $37 million, we recorded a $61 million deferred tax liability associated with the gain on the dissolution of TKCCP. This gain is not reflected in the accompanying unaudited pro forma condensed combined statements of operations.

(l) The adjustment to the income tax provision is required to adjust the historical income taxes on the dissolution of TKCCP at our marginal tax rate of 40.2%.

Note 5:  Items Not Acquired

The following tables represent the unaudited historical operating results of the Adelphia systems up to the closing of the Transactions that were (i) received by us in the Adelphia Acquisition and then transferred to Comcast in the Exchange, (ii) acquired by Comcast in the Adelphia Acquisition and not transferred to us in the Exchange or (iii) retained by Adelphia after the Transactions. The “Other Adjustments” columns include certain items and allocated costs that were included in the Comcast Historical Systems financial information and the Adelphia Acquired Systems that were not acquired by us. Specifically, the following items relate to the Comcast Historical Systems and the Adelphia Acquired Systems that were not transferred to us and, therefore, are included as part of the “Other Adjustments” columns:

•	Adelphia’s and Comcast’s parent and subsidiary interest expense;

•	Intercompany management fees related to the Comcast Historical Systems;

•	A 2005 gain on the settlement of a liability between Adelphia and related parties;

•	Adelphia investigation and re-audit related fees;

•	Reorganization expenses due to the bankruptcy of Adelphia;

•	Intercompany charges between Adelphia cable systems that we acquired and Adelphia cable systems that Comcast acquired that will be discontinued as a result of the Transactions;

•	The gain on sale recognized by Adelphia in connection with the Transactions; and

•	Income tax provision for the Adelphia and Comcast Historical Systems.

ITEMS NOT ACQUIRED
Year Ended December 31, 2005
(in millions)

	Adelphia	Adelphia	Historical
	Systems	Systems	Adelphia
	Purchased	Purchased	Not	Other Adjustments
	by TWC	by Comcast	Purchased	Adelphia	Comcast	Total Items
	Transferred	Retained	by TWC	Acquired	Historical	Not
	to Comcast	by Comcast	or Comcast	Systems	Systems	Acquired

Total revenues	$1,754	$121	$29	$—	$—	$1,904
Costs of revenues	1,034	67	32	(32)	—	1,101
Selling, general and administrative expenses	159	8	(3)	(17)	70	217
Depreciation	315	24	6	—	—	345
Amortization	37	3	7	—	—	47
Impairment of long-lived assets	4	15	—	—	—	19
Gain on disposition of long-lived assets	—	—	(6)	—	—	(6)
Investigation and re-audit related fees	27	2	—	37	—	66
Provision for uncollectible Rigas amounts	—	—	13	—	—	13

Operating Income (Loss)	178	2	(20)	12	(70)	102
Interest expense, net	(242)	(20)	—	(329)	(6)	(597)
Minority interest income, net	—	—	8	—	—	8
Other income (expense), net	(2)	5	15	474	—	492
Reorganization income (expenses) due to bankruptcy	(30)	2	(1)	(30)	—	(59)

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	(96)	(11)	2	127	(76)	(54)
Income tax (provision) benefit	(85)	1	47	(63)	(18)	(118)
Dividend requirements applicable to preferred stock	—	—	(1)	—	—	(1)

Income (loss) before discontinued operations and cumulative effect of accounting change	$(181)	$(10)	$48	$64	$(94)	$(173)

ITEMS NOT ACQUIRED
Seven Months Ended July 31, 2006
(in millions)

	Adelphia	Adelphia	Historical
	Systems	Systems	Adelphia
	Purchased	Purchased	Not	Other Adjustments
	by TWC	by Comcast	Purchased	Adelphia	Comcast	Total Items
	Transferred	Retained	by TWC	Acquired	Historical	Not
	to Comcast	by Comcast	or Comcast	Systems	Systems	Acquired

Total revenues	$1,113	$76	$14	$—	$—	$1,203
Costs of revenues	629	40	7	(16)	—	660
Selling, general and administrative expenses	90	6	7	(11)	43	135
Depreciation	178	13	3	—	—	194
Amortization	20	1	—	—	—	21
Impairment of long-lived assets	—	17	—	—	—	17
Gain on disposition of long-lived assets	—	—	(2)	—	—	(2)
Investigation and re-audit related fees	13	1	—	18	—	32

Operating Income (Loss)	183	(2)	(1)	9	(43)	146
Interest expense, net	(158)	(13)	—	(267)	(4)	(442)
Minority interest income, net	—	—	13	—	—	13
Other expense, net	(2)	—	(103)	—	—	(105)
Reorganization income due to bankruptcy	21	3	1	28	—	53
Gain on the Transactions	—	—	—	6,130	—	6,130

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	44	(12)	(90)	5,900	(47)	5,795
Income tax (provision) benefit	(47)	(4)	3	(225)	2	(271)

Income (loss) before discontinued operations and cumulative effect of accounting change	$(3)	$(16)	$(87)	$5,675	$(45)	$5,524

Note 6:	Comcast Historical Systems—Supplemental Information

The following table represents the unaudited historical operating results of the Comcast Historical Systems for the seven months ended July 31, 2006, which have been separated into the six months ended June 30, 2006 and the one month period ended July 31, 2006.

	Comcast Historical Systems
	Six Months	One Month	Seven Months
	Ended	Ended	Ended
	June 30, 2006	July 31, 2006	July 31, 2006
		(in millions)

Total revenues	$630	$110	$740
Costs of revenues	248	41	289
Selling, general and administrative expenses	205	33	238
Depreciation	106	18	124
Amortization	5	1	6
Impairment of long-lived assets	9	—	9

Operating Income	57	17	74
Interest expense, net	(4)	—	(4)
Loss from equity investments, net	(3)	—	(3)
Other expense, net	(1)	(1)	(2)

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	49	16	65
Income tax (provision) benefit	8	(6)	2

Income before discontinued operations and cumulative effect of accounting change	$57	$10	$67

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION

You should read the following discussion in conjunction with “—Selected Historical Consolidated Financial and Subscriber Data,” “—Unaudited Pro Forma Condensed Combined Financial Information” and our historical financial statements and related notes, each of which is included elsewhere in this Current Report on Form 8-K, and ACC’s consolidated financial statements and related notes and Comcast’s special purpose combined carve-out financial statements of the former Comcast Los Angeles, Dallas and Cleveland cable system operations and related notes, each of which is included as an exhibit to this Current Report on Form 8-K. Some of the statements in the following discussion are forward-looking statements. For more information, please see “Business—Caution Concerning Forward-Looking Statements.” The following discussion and analysis of our results of operations includes periods prior to the TWE Restructuring and the consummation of the Transactions. Accordingly, our historical results of operations are not indicative of what our future results of operations will be.

Overview

We are the second-largest cable operator in the United States and an industry leader in developing and launching innovative video, data and voice services. We deliver our services to customers over technologically advanced, well-clustered cable systems that, as of September 30, 2006, passed approximately 26 million U.S. homes. Approximately 85% of these homes were located in one of five principal geographic areas: New York state, the Carolinas, Ohio, southern California and Texas. We are currently the largest cable system operator in a number of large cities, including New York City and Los Angeles. As of September 30, 2006, we had over 14.6 million customer relationships through which we provided one or more of our services.

Time Warner currently holds an 84.0% economic interest in us (representing a 90.6% voting interest). ACC currently holds a 16.0% economic interest in us through ownership of 17.3% of our outstanding Class A common stock (representing a 9.4% voting interest). The financial results of our operations are consolidated by Time Warner.

We principally offer three products—video, high-speed data and voice, which have been primarily targeted to our residential customers. Video is our largest product in terms of revenues generated. We expect to continue to increase our video revenues through our offerings of advanced digital video services such as VOD, SVOD, HDTV and set-top boxes equipped with digital video recorders, as well as through price increases and subscriber growth. Our digital video subscribers provide a broad base of potential customers for additional advanced services. Providing basic video services is an established and highly penetrated business, and, as a result, we continue to expect slower incremental growth in the number of our basic video subscribers compared to the growth in our advanced service offerings. Video programming costs represent a major component of our expenses and are expected to continue to increase, reflecting contractual rate increases, subscriber growth and the expansion of service offerings, and we expect that our video product margins will decline over the next few years as programming cost increases outpace growth in video revenues.

High-speed data service has been one of our fastest-growing products over the past several years and is a key driver of our results. At September 30, 2006, we had approximately 6.4 million residential high-speed data subscribers (including approximately 357,000 managed subscribers in the Kansas City Pool). We expect continued strong growth in residential high-speed data subscribers and revenues for the foreseeable future; however, the rate of growth of both subscribers and revenues is expected to slow over time as high-speed data services become increasingly well-penetrated. In addition, as narrowband Internet users continue to migrate to broadband connections, we anticipate that an increasing percentage of our new high-speed data customers will elect to purchase our entry-level high-speed data service, which is generally less expensive than our flagship service level. As a result, over time, our average high-speed data revenue per subscriber may reflect this shift in mix. We also offer commercial high-speed data services and had approximately 234,000 commercial high-speed data subscribers (including approximately 16,000 managed subscribers in the Kansas City Pool) at September 30, 2006.

Voice is our newest product, and approximately 1.6 million subscribers (including approximately 125,000 managed subscribers in the Kansas City Pool) received the service as of September 30, 2006. For a monthly fixed fee, voice customers typically receive the following services: unlimited local, in-state and U.S., Canada and Puerto Rico long-distance calling, as well as call waiting, caller ID and E911 services. We also are currently deploying a lower-priced unlimited in-state-only calling plan to serve those of our customers that do not use long-distance services extensively and, in the future, intend to offer additional plans with a variety of local and long-distance options. Our voice services product enables us to offer our customers a convenient package, or “bundle,” of video, high-speed data and voice services, and to compete effectively against similar bundled products available from our competitors. We expect strong increases in voice subscribers and revenues and during 2007, we intend to introduce a commercial voice service to small- to medium-sized businesses in most of our legacy systems.

In November 2005, we and several other cable companies, together with Sprint, announced the formation of a joint venture to develop integrated video entertainment, wireline and wireless data and communications products and services. In 2006, we began offering a bundle that includes Sprint wireless voice service in limited operating areas and will continue to roll out this product during 2007.

Some of our principal competitors, in particular, direct broadcast satellite operators and incumbent local telephone companies, either offer or are making significant capital investments that will allow them to offer services that provide features and functions comparable to the video, data and/or voice services that we offer and they are aggressively seeking to offer them in bundles similar to ours. We expect that the availability of these service offerings will intensify competition.

In addition to the subscription services described above, we also earn revenues by selling advertising time to national, regional and local businesses. For the nine months ended September 30, 2006, approximately one-half of our Advertising revenues were derived from sales to the automotive and media and entertainment industries, with no other individual industry providing a significant portion of our Advertising revenues.

As of July 31, 2006, the date the Transactions closed, the overall penetration rates for basic video, digital video and high-speed data services were lower in the Acquired Systems than in our legacy systems. Furthermore, certain advanced services were not available in some of the Acquired Systems, and IP-based telephony service was not available in any of the Acquired Systems. To increase the penetration of these services in the Acquired Systems, we are in the midst of a significant integration effort that includes upgrading the capacity and technical performance of these systems to levels that will allow the delivery of these advanced services and features. We believe that by upgrading the plant, there is a significant opportunity to increase penetration rates of our service offerings in the Acquired Systems.

Restatement of Prior Financial Information

As previously disclosed by our parent company, Time Warner, the SEC had been conducting an investigation into certain accounting and disclosure practices of Time Warner. On March 21, 2005, Time Warner announced that the SEC had approved Time Warner’s proposed settlement, which resolved the SEC’s investigation of Time Warner. Under the terms of the settlement with the SEC, Time Warner agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws and to comply with the cease-and-desist order issued by the SEC to AOL, a subsidiary of Time Warner, in May 2000. Time Warner also agreed to appoint an independent examiner, who was to either be or hire a certified public accountant. The independent examiner was to review whether Time Warner’s historical accounting for certain transactions (as well as any subsequent amendments) with 17 counterparties identified by the SEC staff, principally involving online advertising revenues and including three cable programming affiliation agreements with related online advertising elements, was appropriate, and provide a report to Time Warner’s Audit and Finance Committee of its conclusions, originally within 180 days of being engaged. The transactions that were to be reviewed were entered into (or amended) between June 1, 2000 and December 31, 2001, including subsequent amendments thereto, and involved online advertising and related transactions for which the majority of the revenue was recognized by Time Warner before January 1, 2002.

During the third quarter of 2006, the independent examiner completed his review, in which he concluded that certain of the transactions under review with 15 counterparties, including three cable programming affiliation agreements with advertising elements, had been accounted for improperly because the historical accounting did not reflect the substance of the arrangements. Under the terms of its SEC settlement, Time Warner was required to restate any transactions that the independent examiner determined were accounted for improperly. Accordingly, Time Warner restated its consolidated financial results for each of the years ended December 31, 2000 through December 31, 2005 and for the six months ended June 30, 2006. The impact of the adjustments is reflected in amendments to Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2005 and Time Warner’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, each of which was filed with the SEC on September 13, 2006. In addition, we restated our consolidated financial results for the years ended December 31, 2001 through December 31, 2005 and for the six months ended June 30, 2006. The financial statements presented herein reflect the impact of the adjustments made in our financial results.

The three transactions impacting us are ones in which we entered into cable programming affiliation agreements at the same time we committed to deliver (and did subsequently deliver) network and online advertising services to those same counterparties. Total advertising revenues recognized by us under these transactions was approximately $274 million (approximately $134 million in 2001 and approximately $140 million in 2002). Included in the $274 million was $56 million related to operations that have been subsequently classified as discontinued operations. In addition to reversing the recognition of revenue, based on the independent examiner’s conclusions, we have recorded corresponding reductions in the cable programming costs over the life of the related cable programming affiliation agreements (which range from 10 to 12 years) that were acquired contemporaneously with the execution of the advertising agreements. This has the effect of increasing earnings beginning in 2003 and continuing through future periods.

The net effect of restating these transactions is that our net income was reduced by approximately $60 million in 2001 and $61 million in 2002 and was increased by approximately $12 million in each of 2003, 2004 and 2005, and by approximately $6 million for the first six months of 2006 (the impact for the year ended December 31, 2006 was an increase to our net income of approximately $12 million). While the restatement resulted in changes in the classification of cash flows within cash provided by operating activities, it has not impacted total cash flows during the periods.

Business Transactions and Developments

  Adelphia Acquisition

On July 31, 2006, the Adelphia Acquisition closed. At the closing of the Adelphia Acquisition, TW NY paid approximately $8.9 billion in cash, after giving effect to certain purchase price adjustments, and shares representing 17.3% of our Class A common stock (16% of our outstanding common stock) for the portion of the Adelphia assets we acquired. In addition, on July 28, 2006, in the ATC Contribution, ATC, a subsidiary of Time Warner, contributed its 1% common equity interest and $2.4 billion preferred equity interest in TWE to TW NY Holding, a newly created subsidiary of ours and the parent of TW NY, in exchange for an approximately 12.4% non-voting common stock interest in TW NY Holding.

At the closing of the Adelphia Acquisition, we entered into the Adelphia Registration Rights and Sale Agreement with Adelphia, which governed the disposition of the shares of our Class A common stock received by Adelphia in the TWC Adelphia Acquisition. Upon the effectiveness of Adelphia’s plan of reorganization, the parties’ obligations under the Adelphia Registration Rights and Sale Agreement terminated.

  The Redemptions

On July 31, 2006, immediately before the closing of the Adelphia Acquisition, each of the TWC Redemption and the TWE Redemption was consummated. Specifically, in the TWC Redemption, Comcast’s 17.9% interest in us was redeemed in exchange for 100% of the capital stock of a subsidiary of ours holding both cable systems serving approximately 589,000 subscribers and approximately $1.9 billion in cash. In addition, in the TWE Redemption, Comcast’s 4.7% interest in TWE was redeemed in exchange for 100% of the equity interests in a subsidiary of TWE holding both cable systems serving approximately 162,000 subscribers and approximately $147 million in cash. The TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Tax Code. For accounting purposes, the Redemptions were treated as an acquisition of Comcast’s minority interests in us and TWE and a sale of the cable systems that were transferred to Comcast. The purchase of the minority interests resulted in a reduction of goodwill of $730 million related to the excess of the carrying value of the Comcast minority interests over the total fair value of the Redemptions. In addition, the sale of the cable systems resulted in an after-tax gain of $930 million, included in discontinued operations, which is comprised of a $113 million pretax gain (calculated as the difference between the carrying value of the systems acquired by Comcast in the Redemptions totaling $2.987 billion and the estimated fair value of $3.100 billion) and the net reversal of deferred tax liabilities of approximately $817 million.

  The Exchange

Following the Redemptions and the Adelphia Acquisition, on July 31, 2006, we, Comcast and certain of our subsidiaries consummated the Exchange, under which we exchanged certain cable systems to enhance our respective geographic clusters of subscribers and TW NY paid Comcast approximately $67 million for certain adjustments related to the Exchange. We did not record a gain or loss on systems TW NY acquired from Adelphia and transferred to Comcast in the Exchange because such systems were recorded at fair value in the Adelphia Acquisition. We did, however, record a pretax gain of $32 million ($19 million net of tax) on the Exchange related to the disposition of Urban Cable Works of Philadelphia, L.P. (“Urban Cable”). This gain is included as a component of discontinued operations in the accompanying consolidated statement of operations for the nine months ended September 30, 2006.

The results of the systems acquired in connection with the Transactions have been included in the accompanying consolidated statement of operations since the closing of the Transactions on July 31, 2006. The systems transferred to Comcast in connection with the Redemptions and the Exchange (the “Transferred Systems”), including the gains discussed above, have been reflected as discontinued operations in the accompanying consolidated statement of operations for all periods presented. See Notes 1 and 3 to our unaudited consolidated financial statements for the nine months ended September 30, 2006 and Note 2 to our audited consolidated financial statements for the year ended December 31, 2005, each of which is included elsewhere in this Current Report on Form 8-K, for additional information regarding the discontinued operations.

As a result of the closing of the Transactions, we gained systems with approximately 3.2 million basic subscribers. As of July 31, 2006, Time Warner owns 84% of our outstanding common stock (including 82.7% of our outstanding Class A common stock and all outstanding shares of our Class B common stock), as well as an approximately 12.4% non-voting common stock interest in TW NY Holding. As of July 31, 2006, the remaining 17.3% of our Class A common stock (16% of our outstanding common stock) is held by Adelphia, and Comcast no longer has an interest in us or TWE.

See “Business—The Transactions” for additional information on the Transactions.

  Tax Benefits from the Transactions

The Adelphia Acquisition was designed to be a taxable acquisition of assets that would result in a tax basis in the acquired assets equal to the purchase price we paid. The depreciation and amortization deductions resulting from this step-up in the tax basis of the assets would reduce future net cash tax payments and thereby increase our future cash flows. We believe that most cable operators have a tax basis that is below the fair market value of their cable systems and, accordingly, we have viewed a portion of our tax basis in the acquired assets as incremental value above the amount of basis more generally associated with cable systems. The tax benefit of such incremental step-up would reduce net cash tax payments by more than $300 million per year for 15 years, assuming the following: (i) incremental step-up relating to 85% of a $14.4 billion purchase price (which assumes that 15% of the fair market value of cable systems represents a typical amount of basis), (ii) straight-line amortization deductions over 15 years, (iii) sufficient taxable income to utilize the amortization deductions, and (iv) a 40% effective tax rate. The IRS or state or local tax authorities might challenge the anticipated tax characterizations or related valuations, and any successful challenge could materially adversely affect our tax profile (including our ability to recognize the intended tax benefits from the Transactions), significantly increase our future cash tax payments and significantly reduce our future earnings and cash flow.

Also, the TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Tax Code. If the IRS were successful in challenging the tax-free characterization of the TWC Redemption, an additional cash liability on account of taxes of up to an estimated $900 million could become payable by us.

For a discussion of these and other tax issues, see the tenth risk factor under “Risk Factors—Additional Risks of Our Operations.”

  FCC Order Approving the Transactions

In its order approving the Adelphia Acquisition, the FCC imposed conditions on us related to RSNs, as defined in the order, and the resolution of disputes pursuant to the FCC’s leased access regulations. In particular, the order provides that:

•	neither we nor our affiliates may offer an affiliated RSN on an exclusive basis to any MVPD;

•	we may not unduly or improperly influence:

•	the decision of any affiliated RSN to sell programming to an unaffiliated MVPD; or

•	the prices, terms, and conditions of sale of programming by an affiliated RSN to an unaffiliated MVPD;

•	if an MVPD and an affiliated RSN cannot reach an agreement on the terms and conditions of carriage, the MVPD may elect commercial arbitration to resolve the dispute;

•	if an unaffiliated RSN is denied carriage by us, it may elect commercial arbitration to resolve the dispute; and

•	with respect to leased access, if an unaffiliated programmer is unable to reach an agreement with us, that programmer may elect commercial arbitration to resolve the dispute, with the arbitrator being required to resolve the dispute using the FCC’s existing rate formula relating to pricing terms.

The application and scope of these conditions, which will expire in July 2012, have not yet been tested. We retain the right to obtain FCC and judicial review of any arbitration awards made pursuant to these conditions.

  Joint Venture Dissolution

TKCCP is a 50-50 joint venture between TWE-A/N (a partnership of TWE and the Advance/Newhouse Partnership) and Comcast serving approximately 1.6 million basic video subscribers as of September 30, 2006. In accordance with the terms of the TKCCP partnership agreement, on July 3, 2006, Comcast notified us of its election to trigger the dissolution of the partnership and its decision to allocate all of TKCCP’s debt, which totaled approximately $2 billion, to the Houston Pool. On August 1, 2006, we notified Comcast of our election to receive the Kansas City Pool. On October 2, 2006, we received approximately $630 million from Comcast due to the repayment of debt owed by TKCCP to TWE-A/N that had been allocated to the Houston Pool. Since July 1, 2006, we have been entitled to 100% of the economic interest in the Kansas City Pool (and recognized such interest pursuant to the equity method of accounting), and are no longer entitled to any economic benefits of ownership from the Houston Pool.

On January 1, 2007, TKCCP distributed its assets to its partners. We received the Kansas City Pool, which served approximately 782,000 basic video subscribers as of September 30, 2006, and Comcast received the Houston Pool, which served approximately 791,000 basic video subscribers as of September 30, 2006. We began consolidating the results of the Kansas City Pool on January 1, 2007. As a result of the asset distribution, TKCCP no longer has any assets, and we expect that it will be formally dissolved in 2007.

As a result of the TKCCP asset distribution, we are presenting our managed subscriber numbers including only the managed subscribers in the Kansas City Pool. Accordingly, the subscribers from the Houston Pool are not included in our managed subscriber numbers for any period presented.

  TWE Notes Indenture

On October 18, 2006, we, together with TWE, TW NY Holding, certain other subsidiaries of Time Warner and The Bank of New York, as Trustee, entered into the Tenth Supplemental Indenture to the indenture (the “TWE Indenture”) governing $3.2 billion of notes and debentures issued by TWE (the “TWE Notes”). Pursuant to the Tenth Supplemental Indenture to the TWE Indenture, TW NY Holding fully, unconditionally and irrevocably guaranteed the payment of principal and interest on the TWE Notes. Also on October 18, 2006, TW NY contributed all of its general partnership interests in TWE to TWE GP Holdings LLC, its wholly owned subsidiary. In addition, on November 2, 2006, a consent solicitation to amend the TWE Indenture was completed. See “—Financial Condition and Liquidity—TWE Notes and Debentures” for further details.

  Income Tax Changes

During 2005, our tax provision was impacted favorably by state tax law changes in Ohio, an ownership restructuring in Texas and certain other methodology changes. The state law changes in Ohio relate to the changes in the method of taxation as the income tax is being phased-out and replaced with a gross receipts tax. These tax law changes resulted in a reduction in certain deferred tax liabilities related to Ohio. Accordingly, we have recognized these reductions as noncash tax benefits totaling approximately $205 million in 2005. In addition, an ownership restructuring of our partnership interests in Texas and certain methodology changes resulted in a reduction of deferred state tax liabilities. We have also recognized this reduction as a noncash tax benefit of approximately $174 million in the fourth quarter of 2005.

  Restructuring of Time Warner Entertainment Company, L.P.

TWE is a Delaware limited partnership formed in 1992 that was owned by Time Warner and other third parties that, prior to the TWE Restructuring, which is described below, was engaged in three business—cable systems, filmed entertainment and programming.

As part of the TWE Restructuring in March 2003, (i) substantially all the assets of TWI Cable, Inc. (a wholly owned subsidiary of Time Warner) and TWE were acquired by us, (ii) TWE’s non-cable businesses, including Warner Bros., Home Box Office, and TWE’s interests in The WB Television Network (which has subsequently ceased operations), Comedy Central (which was subsequently sold) and the Courtroom Television Network (collectively, the “Non-cable Businesses”) were distributed to Time Warner, and (iii) Comcast restructured its holdings in TWE, the result of which was a decreased interest in TWE and an increased ownership interest in us. As a result of the TWE Restructuring, TWE became a consolidated subsidiary of ours, and we indirectly held 94.3% of TWE’s residual equity interest, with the remaining interest held indirectly by Time Warner and Comcast. See “Certain Relationships and Related Transactions, and Director Independence—TWE” for more information.

Prior to the Redemptions but subsequent to the TWE Restructuring, Comcast’s 21% economic interest in us was held through a 17.9% direct common stock ownership interest in us and a limited partnership interest in TWE (representing a 4.7% residual equity interest). Time Warner’s 79% economic interest in us was held through an 82.1% direct common stock ownership interest in us (representing an 89.3% voting interest) and a limited partnership interest in TWE (representing a 1% residual equity interest). Time Warner also held a $2.4 billion mandatorily redeemable preferred equity interest in TWE through ATC. In connection with the TWE Restructuring, Time Warner effectively increased its economic ownership interest in TWE from approximately 73% to approximately 79%. The acquisition by Time Warner of this additional 6% interest in TWE, as well as the reorganization of Comcast’s interest in TWE resulting in a 17.9% interest in us, were accounted for at fair value as step acquisitions. The total purchase consideration for the additional 6% interest in TWE was approximately $4.6 billion ($3.2 billion of the total purchase consideration was related to the discontinued operations of the Non-cable Businesses). These step acquisitions resulted in a fair value adjustment of $2.4 billion which is reflected as an increase in cable franchise intangibles and franchise-related customer relationships, with a corresponding increase in contributed capital. Time Warner’s purchase accounting adjustments for the TWE Restructuring were pushed down to our financial statements. See “Business—The Transactions—TWC/Comcast Agreements—The TWE Redemption Agreement” and “—The TWC Redemption Agreement.”

In the TWE Redemption, TWE redeemed all of the residual equity interest of TWE held by Comcast in exchange for 100% of the limited liability company interests of one of its subsidiaries. As a result of the TWE Redemption, Comcast no longer has an interest in TWE. See “Business—The Transactions—TWC/Comcast Agreements—The TWE Redemption Agreement.”

The ATC Contribution was consummated on July 28, 2006. In the ATC Contribution, ATC contributed its 1% residual equity interest and $2.4 billion preferred equity interest in TWE that it received in the TWE Restructuring to TW NY Holding, the direct parent of TW NY and an indirect, wholly owned subsidiary of ours, for a 12.4% non-voting common stock interest in TW NY Holding.

As a result of the TWE Redemption and the ATC Contribution, two of our subsidiaries are the sole general and limited partners of TWE.

Financial Statement Presentation

  Revenues

Our revenues consist of Subscription and Advertising revenues. Subscription revenues consist of revenues from video, high-speed data and voice services.

Video revenues include monthly fees for basic, standard and digital services, together with related equipment rental charges, charges for set-top boxes and charges for premium channels and SVOD services. Video revenues also include installation, Pay-Per-View and VOD charges and franchise fees relating to video charges collected on behalf of local franchising authorities. Several ancillary items are also included within video revenues, such as commissions related to the sale of merchandise by home shopping services and rental income earned on the leasing of antenna attachments on our transmission towers. In each period presented, these ancillary items constitute less than 2% of video revenues.

High-speed data revenues include monthly subscriber fees from both residential and commercial subscribers, which account for nearly 99% of such revenues, along with related equipment rental charges, home networking fees and installation charges, which account for approximately 1% of such revenues. High-speed data revenues also include fees received from TKCCP (our unconsolidated joint venture at September 30, 2006, which is in the process of being dissolved), third parties and certain cable systems owned by a subsidiary of TWE-A/N and managed by A/N.

Voice revenues include monthly subscriber fees from voice subscribers, including Digital Phone subscribers and circuit-switched subscribers acquired from Comcast in the Exchange, which account for over 99% of such revenues, along with related installation charges, which account for less than 1% of such revenues.

Advertising revenues include the fees charged to local, regional and national advertising customers for advertising placed on our video and high-speed data services. Nearly all Advertising revenues are attributable to our video service.

  Costs and Expenses

Costs of revenues include: video programming costs (including fees paid to the programming vendors net of certain amounts received from the vendors); high-speed data connectivity costs; voice services network costs; other service-related expenses, including non-administrative labor costs directly associated with the delivery of products and services to subscribers; maintenance of our delivery systems; franchise fees; and other related expenses. Our programming agreements are generally multi-year agreements that provide for us to make payments to the programming vendors at agreed upon rates based on the number of subscribers to which we provide the service.

Selling, general and administrative expenses include amounts not directly associated with the delivery of products and services to subscribers or the maintenance of our delivery systems, such as administrative labor costs, marketing expenses, billing charges, repair and maintenance costs, management fees paid to Time Warner and other administrative overhead costs, net of management fees received from TKCCP, our unconsolidated joint venture at September 30, 2006, which is in the process of being dissolved. Effective August 1, 2006, as a result of the pending dissolution of TKCCP, we no longer receive management fees from TKCCP.

  Use of OIBDA and Free Cash Flow

OIBDA is a non-GAAP financial measure. We define OIBDA as Operating Income (Loss) before depreciation of tangible assets and amortization of intangible assets. Management utilizes OIBDA, among other measures, in evaluating the performance of our business and as a significant component of our annual incentive compensation programs because OIBDA eliminates the uneven effect across our business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. OIBDA is also a measure used by our parent, Time Warner, to evaluate our performance and is an important metric in the Time Warner reportable segment disclosures. Management also uses OIBDA in evaluating our ability to provide cash flows to service debt and fund capital expenditures because OIBDA removes the impact of depreciation and amortization, which do not contribute to our ability to provide cash flows to service debt and fund capital expenditures. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analysis. Additionally, OIBDA should be considered in addition to, and not as a substitute for, Operating Income (Loss), net income (loss) and other measures of financial performance reported in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

Free Cash Flow is a non-GAAP financial measure. We define Free Cash Flow as cash provided by operating activities (as defined under GAAP) less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate our business. We believe this measure is an important indicator of our liquidity, including our ability to reduce net debt and make strategic investments, because it reflects our operating cash flow after considering the significant capital expenditures required to operate our business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures, such as capital expenditure budget variances and return on investment analyses. Free Cash Flow should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity, and may not be comparable to similarly titled measures used by other companies.

Both OIBDA and Free Cash Flow should be considered in addition to, not as a substitute for, our Operating Income, net income and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP. A reconciliation of OIBDA to both Operating Income and net income is presented under “—Results of Operations.” A reconciliation of Free Cash Flow to cash provided by operating activities is presented under “—Financial Condition and Liquidity.”

Anticipated Future Trends

  Video Services

Management expects that video revenues will continue to grow in the future, reflecting price increases and increased revenue from new digitally-based services, such as VOD, SVOD, HDTV and set-top boxes equipped with digital video recorders, which we have introduced over the past few years. Digital video subscribers are expected to continue to grow, but at relatively slower rates as penetration increases. Providing basic video services is an established and highly penetrated business, and, as a result, we expect slower incremental growth in the number of our basic video subscribers compared to the growth of our advanced service offerings. Video programming costs are expected to remain one of our largest single expense items for the foreseeable future. Video programming costs have risen in recent years due to several factors, including industry-wide programming cost increases (especially for sports programming), increased demand for premium services, the addition of quality programming for more extensive programming packages and service offerings and the launch of VOD services. For these reasons, programming costs will continue to rise, and we expect that our video product margins will decline over the next few years as programming cost increases outpace growth in video revenues.

  High-speed Data Services

High-speed data services continue to be a source of high revenue growth. In total, consolidated high-speed data revenues grew from $1.3 billion for the year ended December 31, 2003 to $2.0 billion for the year ended December 31, 2005 and from $1.5 billion for the nine months ended September 30, 2005 to $1.9 billion for the nine months ended September 30, 2006. Strong growth rates for subscription revenues associated with the high-speed data services product are expected to continue for the remainder of 2006. High-speed data costs decreased from $126 million for the year ended December 31, 2003 to $102 million for the year ended December 31, 2005 as connectivity costs decreased on a per subscriber basis due to industry-wide cost reductions. High-speed data costs increased from $75 million for the nine months ended September 30, 2005 to $115 million for the nine months ended September 30, 2006 as a result of the Transactions, subscriber growth and an increase in per subscriber connectivity costs. We anticipate that per subscriber costs will continue to rise as connectivity costs and customer usage continue to increase. In addition, as narrowband Internet users continue to migrate to broadband connections, we anticipate that an increasing percentage of our new high-speed data customers will elect to purchase our entry-level of high-speed data service, which is generally less expensive than our flagship service level. As a result, over time, our average high-speed data revenue per subscriber may reflect this shift in mix.

  Voice Services

Our voice services product was rolled out across our footprint during 2004. Consolidated voice revenues grew from $1 million for the year ended December 31, 2003 to $272 million for the year ended December 31, 2005 and from $166 million for the nine months ended September 30, 2005 to $493 million for the nine months ended September 30, 2006. Strong growth rates for subscription revenues associated with voice services are expected to continue for the near future.

  Merger-related and Restructuring Costs

For the nine months ended September 30, 2006, we expensed approximately $29 million of non-capitalizable merger-related costs associated with the Redemptions, the Adelphia Acquisition and the Exchange. Such costs are expected to continue for the near future. In addition, our results for the nine months ended September 30, 2006 include approximately $14 million of restructuring costs, primarily due to a reduction in headcount associated with efforts to reorganize our operations in a more efficient manner. These charges are part of our broader plans to simplify our organizational structure and enhance our customer focus. We are in the process of executing these initiatives and expect to incur additional costs as these plans are implemented throughout 2007.

Recent Accounting Standards

  Stock-based Compensation

Historically, our employees have participated in various Time Warner equity plans. We have established the Time Warner Cable Inc. 2006 Stock Incentive Plan (the “2006 Plan”). We expect that our employees will participate in the 2006 Plan starting in 2007 and thereafter will not continue to participate in Time Warner’s equity plan. Our employees who have outstanding equity awards under the Time Warner equity plans will retain any rights under those Time Warner equity awards pursuant to their terms regardless of their participation in the 2006 Plan. We have adopted the provisions of FAS 123R as of January 1, 2006. The provisions of FAS 123R require a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the statement of operations over the period during which an employee is required to provide service in exchange for the award. FAS 123R also amends FASB Statement No. 95, Statement of Cash Flows, to require that excess tax benefits, as defined, realized from the exercise of stock options be reported as a financing cash inflow rather than as a reduction of taxes paid in cash flow from operations.

Prior to the adoption of FAS 123R, we had followed the provisions of FAS 123, which allowed us to follow the intrinsic value method set forth in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and disclose the pro forma effects on net income (loss) had the fair value of the equity awards been expensed. In connection with adopting FAS 123R, we elected to adopt the modified retrospective application method provided by FAS 123R and, accordingly, financial statement amounts for all prior periods presented herein reflect results as if the fair value method of expensing had been applied from the original effective date of FAS 123 (see Note 1 to our unaudited consolidated financial statements for the nine months ended September 30, 2006 and Note 3 to our audited consolidated financial statements for the year ended December 31, 2005, each of which is included elsewhere in this Current Report on Form 8-K, for a discussion on the impact of the adoption of FAS 123R).

Prior to the adoption of FAS 123R, for disclosure purposes, we recognized stock-based compensation expense for awards with graded vesting by treating each vesting tranche as a separate award and recognizing compensation expense ratably for each tranche. For equity awards granted subsequent to the adoption of FAS 123R, we treat such awards as a single award and recognize stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the employee service period. Stock-based compensation expense is recorded in costs of revenues or selling, general and administrative expense depending on the employee’s job function.

Additionally, when recording compensation cost for equity awards, FAS 123R requires companies to estimate the number of equity awards granted that are expected to be forfeited. Prior to the adoption of FAS 123R, for disclosure purposes, we recognized forfeitures when they occurred, rather than using an estimate at the grant date and subsequently adjusting the estimated forfeitures to reflect actual forfeitures. Accordingly, a pretax cumulative effect adjustment totaling $4 million ($2 million, net of tax) was recorded for the nine months ended September 30, 2006 to adjust for awards granted prior to January 1, 2006 that are not expected to vest. The total impact of the adoption of FAS 123R on Operating Income for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003 was $24 million, $44 million, $53 million, $66 million and $93 million, respectively. Total equity-based compensation expense (which includes expense recognized related to Time Warner stock options, restricted stock and restricted stock units) recognized for the nine months ended September 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003 was $27 million, $44 million, $53 million, $70 million and $97 million, respectively.

  Accounting For Sabbatical Leave and Other Similar Benefits

In June 2006, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 06-02, Accounting for Sabbatical Leave and Other Similar Benefits (“EITF 06-02”). EITF 06-02 provides that an employee’s right to a compensated absence under a sabbatical leave or similar benefit arrangement in which the employee is not required to perform any duties during the absence is an accumulating benefit. Therefore, such arrangements should be accounted for as a liability with the cost recognized over the service period during which the employee earns the benefit. The provisions of EITF 06-02 became effective for us as of January 1, 2007 and will impact the accounting for certain of our employment arrangements. The cumulative impact of this guidance, which will be applied retrospectively to all prior periods, is expected to result in a reduction to retained earnings on January 1, 2007 of approximately $62 million ($37 million, net of tax). The retrospective impact on Operating Income for calendar years 2006, 2005 and 2004 is expected to be approximately $6 million, $6 million and $8 million, respectively.

  Income Statement Classification of Taxes Collected from Customers

In June 2006, the EITF reached a consensus on EITF Issue No. 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-03”). EITF 06-03 provides that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. The provisions of EITF 06-03 will be effective for us as of January 1, 2007. EITF 06-03 is not expected to have a material impact on our consolidated financial statements.

  Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. FIN 48 requires that we recognize in our consolidated financial statements the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. The provisions of FIN 48 will be effective for us as of the beginning of our 2007 fiscal year. The cumulative impact of this guidance is not expected to have a material impact on our consolidated financial statements.

  Consideration Given By a Service Provider to Manufacturers or Resellers of Equipment

In September 2006, the EITF reached a consensus on EITF Issue No. 06-01, Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider (“EITF 06-01”). EITF 06-01 provides that consideration provided to the manufacturers or resellers of specialized equipment should be accounted for as a reduction of revenue if the consideration provided is in the form of cash and the service provider directs that such cash be provided directly to the customer. Otherwise, the consideration should be recorded as an expense. EITF 06-01 will be effective for us as of January 1, 2008 and is not expected to have a material impact on our consolidated financial statements.

  Quantifying Effects of Prior Years Misstatements in Current Year Financial Statements

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 requires that registrants quantify errors using both a balance sheet and statement of operations approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for us in the fourth quarter of 2006 and is not expected to have a material impact on our consolidated financial statements.

  Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans

In September 2006, the FASB issued FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefits (“FAS 158”). FAS 158 addresses the accounting for defined benefit pension plans and other postretirement benefit plans (“plans”). Specifically, FAS 158 requires companies to recognize an asset for a plan’s overfunded status or a liability for a plan’s underfunded status and to measure a plan’s assets and its obligations that determine its funded status as of the end of the company’s fiscal year, the offset of which is recorded, net of tax, as a component of other comprehensive income in shareholders’ equity. FAS 158 will be effective for us on December 31, 2006 and is being applied prospectively. On December 31, 2006, we expect to reflect the funded status of our plans by reducing our net pension asset by $217 million to reflect actuarial and investment losses that have not been recognized pursuant to prior pension accounting rules and recording a corresponding deferred tax asset of approximately $87 million and a net after-tax charge of approximately $130 million in other comprehensive income in shareholders’ equity.

  Fair Value Measurements

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (“FAS 157”). FAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement. FAS 157 is effective for us on January 1, 2008 and will be applied prospectively. The provisions of FAS 157 are not expected to have a material impact on our consolidated financial statements.

Discontinued Operations

As previously noted under “—Business Transactions and Developments,” we have reflected the operations of the Transferred Systems as discontinued operations for all periods presented.

Reclassifications

Certain reclassifications have been made to our prior year’s financial information to conform to the September 30, 2006 presentation.

Results of Operations

  Nine months ended September 30, 2006 compared to nine months ended September 30, 2005

Revenues.  Revenues by major category were as follows (in millions):

	Nine Months Ended September 30,
	2006	2005	% Change

Video	$5,289	$4,509	17%
High-speed data	1,914	1,460	31%
Voice	493	166	197%
Advertising	420	362	16%

Total revenues	$8,116	$6,497	25%

Adelphia and Comcast employed methodologies that differed slightly from those used by us to determine subscriber numbers. As of September 30, 2006, we had converted subscriber numbers for most of the Acquired Systems to our methodology. During the fourth quarter of 2006, we completed the conversion of such data, which resulted in a reduction of approximately 46,000 basic video subscribers in the Acquired Systems. Our subscriber results, which have been recast to reflect this adjustment, are as follows (in thousands):

	Consolidated Subscribers			Managed Subscribers(b)
	as of September 30,			as of September 30,
	2006	2005(a)	% Change	2006	2005(a)	% Change

Subscribers:
Basic video(c)	12,643	8,593	47%	13,425	9,368	43%
Digital video(d)	6,700	4,127	62%	7,024	4,420	59%
Residential high-speed data(e)	6,041	3,628	67%	6,398	3,912	64%
Commercial high-speed data(e)	218	162	35%	234	177	32%
Voice(f)	1,524	697	119%	1,649	766	115%

(a)	Subscriber numbers as of September 30, 2005 have been recast to reflect the Transferred Systems as discontinued operations.

(b)	Managed subscribers include consolidated subscribers and subscribers in the Kansas City Pool of TKCCP that we received on January 1, 2007 in the TKCCP asset distribution. Starting January 1, 2007, subscribers in the Kansas City Pool will be included in consolidated subscriber results.

(c)	Basic video subscriber numbers reflect billable subscribers who receive basic video service.

(d)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital technology.

(e)	High-speed data subscriber numbers reflect billable subscribers who receive our Road Runner high-speed data service or any of the other high-speed data services offered by us.

(f)	Voice subscriber numbers reflect billable subscribers who receive IP-based telephony service. Voice subscribers exclude subscribers acquired from Comcast in the Exchange who receive traditional, circuit-switched telephone service (which totaled approximately 122,000 consolidated subscribers at September 30, 2006).

The increase in video revenues for the nine months ended September 30, 2006 was primarily due to the impact of the Acquired Systems, the continued penetration of advanced digital services and video price increases, as well as an increase in consolidated basic video subscribers in our legacy systems between September 30, 2005 and September 30, 2006. Aggregate revenues associated with our advanced digital video services, including digital tiers, Pay-Per-View, VOD, SVOD and set-top boxes with digital video recorders, increased 32% to $705 million from $535 million for the nine months ended September 30, 2006 and 2005, respectively.

High-speed data revenues for the nine months ended September 30, 2006 increased primarily due to the impact of the Acquired Systems and growth in high-speed data subscribers. Consolidated commercial high-speed data revenues increased to $227 million for the nine months ended September 30, 2006 from $175 million for the nine months ended September 30, 2005. Consolidated residential high-speed data penetration, expressed as a percentage of service-ready homes, increased to 25.3% at September 30, 2006 from 24.9% at September 30, 2005. Strong growth rates for high-speed data service revenues are expected to continue for the near future.

The increase in voice services revenues for nine months ended September 30, 2006 was primarily due to growth in voice subscribers. Voice services revenues also include approximately $12 million of revenues associated with subscribers acquired from Comcast who received traditional, circuit-switched telephone service. Excluding the circuit-switched telephone services revenues, the growth in voice services revenues does not include any impact from the Acquired Systems because the Acquired Systems did not offer IP-based telephony service as of September 30, 2006. Consolidated voice services penetration, expressed as a percentage of service-ready homes, increased to 10.8% at September 30, 2006 from 5.7% at September 30, 2005. Strong growth rates for voice services revenues are expected to continue for the near future.

Our subscription ARPU increased approximately 13% to $90 for the nine months ended September 30, 2006 from approximately $80 for the nine months ended September 30, 2005 as a result of the increased penetration in advanced services and higher video prices, as discussed above.

Advertising revenues increased for the nine months ended September 30, 2006 primarily attributable to the Acquired Systems. This increase reflected an approximate $45 million increase in local advertising and a $13 million increase in national advertising. Excluding the results of the Acquired Systems, Advertising revenues were relatively flat.

Costs of revenues.  The major components of costs of revenues were as follows (in millions):

	Nine Months Ended September 30,
	2006	2005	% Change
	(restated)

Video programming	$1,749	$1,429	22%
Labor	1,028	856	20%
High-speed data	115	75	53%
Voice	217	74	193%
Other	588	475	24%

Total	$3,697	$2,909	27%

For the nine months ended September 30, 2006, costs of revenues increased 27% and, as a percentage of revenues, were 46% for the nine months ended September 30, 2006 compared to 45% for the nine months ended September 30, 2005. The increase in costs of revenues is primarily related to the impact of the Acquired Systems, as well as increases in video programming costs, labor costs and telephony service costs. The increase in costs of revenues as a percentage of revenues reflects the items noted above and lower margins for the Acquired Systems.

Video programming costs increased 22% for the nine months ended September 30, 2006. This increase was due primarily to the impact of the Acquired Systems, higher sports network programming costs, the increase in video subscribers and non-sports-related contractual rate increases. Per subscriber programming costs increased 10%, to $20.30 per month in 2006 from $18.53 per month in 2005. The increase in per subscriber programming costs was primarily due to higher sports network programming costs and non-sports-related contractual rate increases. Programming costs for the nine months ended September 30, 2006 included an $11 million benefit reflecting an adjustment in the amortization of certain launch support payments. In addition, programming costs for the nine months ended September 30, 2005 included a $10 million benefit related to the resolution of terms with a programming vendor and a $14 million charge related to the resolution of contractual terms with another program vendor.

Labor costs for the nine months ended September 30, 2006 increased primarily due to the impact of the Acquired Systems, salary increases and higher headcount resulting from the roll-out of advanced services. These increases were partially offset by a $16 million benefit due to changes in estimates related to certain medical benefit accruals.

High-speed data service costs consist of the direct costs associated with the delivery of high-speed data services, including network connectivity and certain other costs. High-speed data service costs increased due to the impact of the Acquired Systems, subscriber growth and an increase in per subscriber connectivity costs.

Voice services costs consist of the direct costs associated with the delivery of voice services, including network connectivity and certain other costs. Voice costs for the three and nine months ended September 30, 2006 increased due to the growth in voice subscribers.

Other costs increased due to revenue driven increases in fees paid to local franchise authorities, as well as increases in other costs associated with the continued roll-out of advanced services, including voice services. For the nine months ended September 30, 2006, these increases were partially offset by a $10 million benefit related to third-party maintenance support payment fees, reflecting the resolution of terms with an equipment vendor. In addition, other costs for the nine months ended September 30, 2005 included a $10 million benefit reflecting a reduction in accrued expenses related to changes in estimates of certain accruals.

Selling, general and administrative expenses.  The major components of selling, general and administrative expenses were as follows (in millions):

	Nine Months Ended September 30,
	2006	2005	% Change

Labor	$631	$496	27%
Marketing	268	231	16%
Other	557	404	38%

Total	$1,456	$1,131	29%

Selling, general and administrative expenses increased for the nine months ended September 30, 2006 as a result of higher labor and other costs. Labor costs increased primarily due to the impact of the Acquired Systems, increased headcount resulting from the continued roll-out of advanced services and salary increases, partially offset by a $5 million benefit due to changes in estimates related to certain medical benefit accruals. Other costs increased primarily due to the impact of the Acquired Systems and increases in administrative costs associated with the increase in headcount discussed above. In addition, other costs for the nine months ended September 30, 2006 included an $11 million charge (with an additional $2 million charge included in costs of revenues) reflecting an adjustment to prior period facility rent expense. The nine months ended September 30, 2005 also reflect $8 million in reserves related to legal matters.

Merger-related and Restructuring Costs.  For the nine months ended September 30, 2006 and 2005, we expensed $29 million and $2 million, respectively, of non-capitalizable merger-related costs associated with the Transactions. These merger-related costs are related primarily to consulting fees concerning integration planning for the Transactions and other costs incurred in connection with notifying new customers of the change in cable providers. Such costs are expected to continue for the near future. In addition, the results for the nine months ended September 30, 2006 include $14 million of restructuring costs. The results for the nine months ended September 30, 2005 included $31 million, of restructuring costs, primarily associated with the early retirement of certain senior executives and the closing of several local news channels. These restructuring activities are part of our broader plans to simplify our organizational structure and enhance our customer focus. We are in the process of executing these initiatives and expect to incur additional costs as these plans are implemented.

  Reconciliation of Net income and Operating Income to OIBDA

The following table reconciles Net income and Operating Income to OIBDA for purposes of the discussions that follow (in millions):

	Nine Months Ended September 30,
	2006	2005	% Change
	(restated)

Net income	$1,710	$824	108%
Discontinued operations, net of tax	(1,018)	(75)	NM
Cumulative effect of accounting change, net of tax	(2)	—	NM

Income before discontinued operations and cumulative effect of accounting change	690	749	(8)%
Income tax provision	452	168	169%

Income before income taxes, discontinued operations and cumulative effect of accounting change	1,142	917	25%
Interest expense, net	411	347	18%
Income from equity investments, net	(79)	(26)	204%
Minority interest expense, net	73	45	62%
Other income	(1)	(1)	—

Operating Income	1,546	1,282	21%
Depreciation	1,281	1,088	18%
Amortization	93	54	72%

OIBDA	$2,920	$2,424	20%

NM—Not meaningful.

OIBDA.  OIBDA increased by $496 million, or 20%, to $2.9 billion for the nine months ended September 30, 2006 from $2.4 billion for the nine months ended September 30, 2005. This increase was attributable to the impact of the Acquired Systems and revenue growth (particularly growth in high margin high-speed data revenues), partially offset by higher costs of revenues and selling, general and administrative expenses, as previously discussed.

Depreciation Expense.  Depreciation expense increased 18% to $1.3 billion for the nine months ended September 30, 2006 from $1.1 billion for the nine months ended September 30, 2005. Depreciation expense increased primarily due to the impact of the Acquired Systems and demand-driven increases in recent years of purchases of customer premise equipment, which generally have a significantly shorter useful life compared to the mix of assets previously purchased.

Amortization Expense.  Amortization expense increased to $93 million for the nine months ended September 30, 2006 from $54 million for the nine months ended September 30, 2005. This increase was as a result of the amortization of intangible assets associated with customer relationships acquired as part of the Transactions.

Operating Income.  Operating Income increased to $1.5 billion for the nine months ended September 30, 2006 from $1.3 billion for the nine months ended September 30, 2005. This increase was primarily due to the increase in OIBDA, partially offset by an increase in depreciation and amortization expense, as discussed above.

Interest Expense, Net.  Interest expense, net, increased to $411 million for the nine months ended September 30, 2006 from $347 million for the nine months ended September 30, 2005. This increase was due primarily to an increase in debt levels attributable to the Transactions.

Income from Equity Investments, Net.  Income from equity investments, net, increased to $79 million for the nine months ended September 30, 2006 from $26 million for the nine months ended September 30, 2005. This increase was primarily due to an increase in the profitability of TKCCP, as well as changes in the economic benefit of TWE’s partnership interest in TKCCP due to the pending dissolution of the partnership triggered by Comcast on July 3, 2006. Beginning in the third quarter of 2006, the income from TKCCP reflects 100% of the operations of the Kansas City Pool and does not reflect any of the economic benefits of the Houston Pool. We received the Kansas City Pool on January 1, 2007 in the TKCCP asset distribution and began consolidating its results on that date.

Minority Interest Expense, Net.  Minority interest expense, net, increased to $73 million for the nine months ended September 30, 2006 from $45 million for the nine months ended September 30, 2005. This increase primarily reflects a change in our ownership structure and the ownership structure of TWE. At September 30, 2005, ATC, a subsidiary of Time Warner, and Comcast had residual equity ownership interests in TWE of 1% and 4.7%, respectively. On July 28, 2006, ATC contributed its 1% common equity interest (as well as its $2.4 billion preferred equity interest) in TWE to TW NY Holding in exchange for an approximately 12.4% non-voting common stock interest in TW NY Holding. On July 31, 2006, we and TWE redeemed Comcast’s ownership interests in us and TWE, respectively.

Income Tax Provision.  Our income tax provision has been prepared as if we operated as a stand-alone taxpayer for all periods presented. For the nine months ended September 30, 2006 and 2005, we recorded income tax provisions of $452 million and $168 million, respectively. The effective tax rate was approximately 40% for the nine months ended September 30, 2006 compared to approximately 18% for the nine months ended September 30, 2005. The increase in the effective tax rate was primarily due to the favorable impact of a state tax law change in Ohio, which resulted in a noncash tax benefit of approximately $215 million in the second quarter of 2005.

Income before Discontinued Operations and Cumulative Effect of Accounting Change.  Income before discontinued operations and cumulative effect of accounting change was $690 million for the nine months ended September 30, 2006 compared to $749 million for the nine months ended September 30, 2005. This decrease was driven by the increase in the income tax provision resulting from the absence in 2006 of the noncash tax benefit related to the previously discussed state tax law change in Ohio and higher interest expense, partially offset by increased Operating Income and income from equity investments, net.

Discontinued Operations, Net of Tax.  Discontinued operations, net of tax, reflect the impact of treating the Transferred Systems as discontinued operations. For the nine months ended September 30, 2006 and 2005, we recognized pretax income applicable to these systems of $265 million and $117 million, respectively, ($1.0 billion and $75 million, respectively, net of tax). Included in the results for the nine months ended September 30, 2006 are a pretax gain of approximately $145 million on the Transferred Systems and a tax benefit of approximately $804 million comprised of a tax benefit of $817 million on the Redemptions, partially offset by a provision of $13 million on the Exchange. The tax benefit of $817 million results primarily from the reversal of historical deferred tax liabilities that had existed on systems transferred to Comcast in the TWC Redemption. The TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Tax Code, and as a result, such liabilities were no longer required. However, if the IRS were to succeed in challenging the tax-free characterization of the TWC Redemption, an additional cash tax liability of up to an estimated $900 million could result. See “—Business Transactions and Developments—Tax Benefits from the Transactions.”

Cumulative Effect of Accounting Change, Net of Tax.  For the nine months ended September 30, 2006, we recorded a $4 million pretax benefit ($2 million, net of tax) as the cumulative effect of a change in accounting principle upon the adoption of FAS 123R in the first quarter of 2006 to recognize the effect of estimating the number of Time Warner equity-based awards granted to our employees prior to January 1, 2006 that are not ultimately expected to vest.

Net Income.  Net income was $1.7 billion for the nine months ended September 30, 2006 compared to $824 million for the nine months ended September 30, 2005. This increase was driven by the increase in income from discontinued operations, net of tax, partially offset by the decrease in income before discontinued operations and cumulative effect of accounting change.

Full year 2005 compared to full year 2004

Revenues.  Revenues by major category were as follows (in millions):

	Year Ended December 31,
	2005	2004	% Change

Video	$6,044	$5,706	6%
High-speed data	1,997	1,642	22%
Voice	272	29	NM
Advertising	499	484	3%

Total revenues	$8,812	$7,861	12%

NM—Not meaningful.

Subscriber results were as follows (in thousands):

	Consolidated Subscribers			Managed Subscribers(b)
	as of December 31,			as of December 31,
	2005(a)	2004(a)	% Change	2005(a)	2004(a)	% Change

Subscribers:
Basic video	8,603	8,561	0.5%	9,384	9,336	0.5%
Digital video	4,294	3,773	14%	4,595	4,067	13%
Residential high-speed data	3,839	3,126	23%	4,141	3,368	23%
Commercial high-speed data	169	140	21%	183	151	21%
Voice	913	180	NM	998	206	NM

NM—Not meaningful.

(a)	Subscriber numbers as of December 31, 2005 and 2004 have been recast to reflect the Transferred Systems as discontinued operations.

(b)	Managed subscribers include consolidated subscribers and subscribers in the Kansas City Pool of TKCCP that we received on January 1, 2007 in the TKCCP asset distribution. Starting January 1, 2007, subscribers in the Kansas City Pool will be included in consolidated subscriber results.

Total video revenues increased by $338 million, or 6%, over 2004, primarily due to continued penetration of advanced digital services and video price increases, as well as an increase in basic video subscribers between December 31, 2004 and December 31, 2005. Aggregate revenues associated with our advanced digital services, including digital tiers, Pay-Per-View, VOD, SVOD and digital video recorders, increased 19% from $612 million to $727 million for the years ended December 31, 2004 and 2005, respectively.

High-speed data revenues increased in 2005 primarily due to growth in high-speed data subscribers. Consolidated residential high-speed data penetration, expressed as a percentage of service-ready homes, increased from 21.8% at December 31, 2004 to 26.1% at December 31, 2005. Commercial high-speed data revenues increased from $181 million in 2004 to $241 million in 2005.

The increase in voice services revenues in 2005 was primarily due to the full-scale launch of voice services across our footprint. Our voice services were available to nearly 88% of our consolidated homes passed as of December 31, 2005.

Our subscription ARPU increased approximately 13% to $81 for the year ended December 31, 2005 from approximately $72 for the year ended December 31, 2004 as a result of the increased penetration in advanced services and higher video prices, as discussed above.

Advertising revenues in 2005 increased as a result of an approximate $19 million increase in national advertising, partially offset by a $4 million decline in local advertising. This increase in national advertising was driven by growth in both rate and volume of advertising spots sold. Local advertising declined as a result of a decrease in political advertising.

Costs of revenues.  The primary components of costs of revenues were as follows (restated, in millions):

	Year Ended December 31,
	2005	2004	% Change

Video programming	$1,889	$1,709	11%
Employee	1,156	1,002	15%
High-speed data	102	128	(20)%
Voice	122	14	NM
Other	649	603	8%

Total	$3,918	$3,456	13%

NM—Not meaningful.

Total video programming costs increased by 11% in 2005. On a per subscriber basis, programming costs increased by 11%, from $16.60 per month in 2004 to $18.35 per month in 2005. These increases were primarily attributable to contractual rate increases and the ongoing deployment of new service offerings, including VOD and SVOD.

Employee costs increased in 2005, in part, as a result of increased headcount driven by new product deployment initiatives, including voice services. Salary increases also contributed to the increase in employee costs.

High-speed data costs have benefited as connectivity costs have continued to decrease on a per subscriber basis due to industry-wide cost reductions.

Voice service costs increased due to the ongoing deployment of our voice services product.

Other costs increased due largely to the revenue-driven increase in fees paid to local franchise authorities.

Selling, general and administrative expenses.  The primary components of selling, general and administrative expenses were as follows (in millions):

	Year Ended December 31,
	2005	2004	% Change

Employee	$678	$632	7%
Marketing	306	272	13%
Other	545	546	—

Total	$1,529	$1,450	5%

Employee costs increased primarily due to an increase in headcount associated with the continued roll-out of advanced services, as well as salary increases, partially offset by a decrease in equity-based compensation expense. Marketing costs increased due to a continued focus on aggressive marketing of our broad range of products and services. Other costs decreased slightly primarily due to $34 million of costs incurred in 2004 in connection with a settlement related to Urban Cable, partially offset by an increase in legal fees.

Merger-related and restructuring costs.  In 2005, we expensed approximately $8 million of non-capitalizable merger-related costs associated with the Adelphia Acquisition and the Exchange. In addition, the 2005 results include approximately $35 million of restructuring costs, primarily associated with the early retirement of certain senior executives and the closing of several local news channels, partially offset by a $1 million reduction in restructuring charges, reflecting changes to previously established restructuring accruals. These charges are part of our broader plans to simplify our organizational structure and enhance our customer focus.

Reconciliation of Net income and Operating Income to OIBDA

The following table reconciles Net income and Operating Income to OIBDA for purposes of the discussion that follows (restated, in millions):

	Year Ended December 31,
	2005	2004	% Change

Net income	$1,253	$726	73%
Discontinued operations, net of tax	(104)	(95)	9%

Income before discontinued operations	1,149	631	82%
Income tax provision	153	454	(66)%

Income before income taxes and discontinued operations	1,302	1,085	20%
Interest expense, net	464	465	—
Income from equity investments, net	(43)	(41)	5%
Minority interest expense, net	64	56	14%
Other income	(1)	(11)	(91)%

Operating Income	1,786	1,554	15%
Depreciation	1,465	1,329	10%
Amortization	72	72	—

OIBDA	$3,323	$2,955	12%

OIBDA.  OIBDA increased $368 million, or 12%, from $3.0 billion in 2004 to $3.3 billion in 2005. This increase was driven by revenue growth (particularly high margin high-speed data revenues), partially offset by increases in costs of revenues, selling, general and administrative expenses and the $42 million of merger-related and restructuring charges in 2005, discussed above.

Depreciation expense.  Depreciation expense increased 10% to $1.5 billion in 2005 from $1.3 billion in 2004. This increase was primarily due to the increased spending on customer premise equipment in recent years. Such equipment generally has a shorter useful life compared to the mix of assets previously purchased.

Operating Income.  Operating Income increased to $1.8 billion in 2005 from $1.6 billion in 2004, due to the increase in OIBDA, partially offset by the increase in depreciation expense.

Interest expense, net.  Interest expense, net, decreased slightly from $465 million in 2004 to $464 million in 2005, primarily due to an increase in interest income associated with loans to TKCCP, which was largely offset by an increase in interest expense related to long-term debt.

Income from equity investments, net.  Income from equity investments, net, increased slightly from $41 million in 2004 to $43 million in 2005. This increase was primarily due to an increase in the profitability of iN DEMAND and a decrease in losses incurred by local news joint ventures, partially offset by a decline in profitability of TKCCP, as a result of higher interest expense associated with an increase in debt at the joint venture.

Minority interest expense, net.  The results of TWE are consolidated by us for financial reporting purposes. Minority interest expense, net, increased from $56 million in 2004 to $64 million in 2005. This increase primarily reflects an increase in the profitability of TWE, in which Time Warner and Comcast had residual equity ownership interests of 1% and 4.7%, respectively, at December 31, 2005.

Other income.  Other income decreased from $11 million in 2004 to $1 million in 2005 due to a reversal of previously established reserves associated with the dissolution of a joint venture in 2004.

Income tax provision.  Our income tax provision has been prepared as if we operated as a stand-alone taxpayer for all periods presented. The income tax provision decreased from $454 million in 2004 to $153 million in 2005. Our effective tax rate was approximately 42% in 2004 compared to 12% in 2005. The decrease in the tax provision and the effective tax rate was primarily a result of the favorable impact of state tax law changes in Ohio, an ownership restructuring in Texas and certain other methodology changes, partially offset by an increase in earnings during 2005 as compared to 2004. The income tax provision for 2005, absent the noted deferred tax impacts, would have been $532 million, with a related effective tax rate of approximately 41%.

Discontinued operations, net of tax.  Discontinued operations, net of tax, reflect the impact of treating the Transferred Systems as discontinued operations. The increase to $104 million in 2005 from $95 million in 2004 was as a result of higher earnings at the Transferred Systems.

Net income.  Net income was $1.3 billion in 2005 compared to $726 million in 2004. This increase was due to higher Operating Income and a lower income tax provision, partially offset by higher minority interest expense.

Full year 2004 compared to full year 2003

Revenues.  Revenues by major category were as follows (in millions):

	Year Ended December 31,
	2004	2003	% Change

Video	$5,706	$5,351	7%
High-speed data	1,642	1,331	23%
Voice	29	1	NM
Advertising	484	437	11%

Total revenues	$7,861	$7,120	10%

NM—Not meaningful.

Subscriber results were as follows (in thousands):

	Consolidated Subscribers			Managed Subscribers(b)
	as of December 31,			as of December 31,
	2004(a)	2003(a)	% Change	2004(a)	2003(a)	% Change

Subscribers:
Basic video	8,561	8,583	(0.3)%	9,336	9,378	(0.4)%
Digital video	3,773	3,379	12%	4,067	3,661	11%
Residential high-speed data	3,126	2,595	20%	3,368	2,795	21%
Commercial high-speed data	140	107	31%	151	112	35%
Voice	180	NM	NM	206	NM	NM

NM—Not meaningful.

(a)	Subscriber numbers as of December 31, 2004 and 2003 have been recast to reflect the Transferred Systems as discontinued operations.

(b)	Managed subscribers include consolidated subscribers and subscribers in the Kansas City Pool of TKCCP that we received on January 1, 2007 in the TKCCP asset distribution. Starting January 1, 2007, subscribers in the Kansas City Pool will be included in consolidated subscriber results.

Total video revenues increased $354 million, or 7%, over 2003, primarily due to increased penetration of advanced digital services and higher video prices. These increases were partially offset by a decline in basic video subscribers between December 31, 2003 and December 31, 2004. Aggregate revenues derived from our advanced digital services, including digital tiers, Pay-Per-View, VOD, SVOD and digital video recorders, increased 26% from $486 million in 2003 to $612 million in 2004.

High-speed data revenues increased in 2004 primarily due to growth in high-speed data subscribers, partially offset by a slight decline in the average revenue per subscriber which resulted from increased promotions. Consolidated residential high-speed data penetration, expressed as a percentage of service-ready homes, increased from 18.5% at December 31, 2003 to 21.8% at December 31, 2004. Commercial high-speed data revenues increased from $149 million in 2003 to $181 million in 2004.

Voice services revenues increased in 2004 as we launched our voice services product across our footprint during 2004.

Our subscription ARPU increased approximately 11% to $72 for the year ended December 31, 2004 from approximately $65 for the year ended December 31, 2003 as a result of the increased penetration in advanced services and higher video prices, as discussed above.

Total advertising revenues increased in 2004 primarily due to an increase in general third-party advertising. General third-party advertising revenues increased by 11% from $416 million in 2003 to $460 million in 2004 due to an increase in the volume of advertising spots sold and, to a lesser extent, an increase in the rates at which the spots were sold. Third-party programming vendor advertising decreased from $10 million in 2003 to $9 million in 2004 reflecting fewer new channel launches. Related party advertising revenues increased from $11 million in 2003 to $15 million in 2004, primarily due to increased advertising by Time Warner’s Turner Broadcasting unit. For more information regarding programming vendor and related party advertising, please see “—Critical Accounting Policies—Multiple-element Transactions.”

Costs of revenues.  The primary components of costs of revenues were as follows (restated, in millions):

	Year Ended December 31,
	2004	2003	% Change

Video programming	$1,709	$1,520	12%
Employee	1,002	918	9%
High-speed data	128	126	2%
Voice	14	1	NM
Other	603	536	13%

Total	$3,456	$3,101	11%

NM—Not meaningful.

Total video programming costs increased 12% in 2004. On a per subscriber basis, programming costs increased by 13%, from $14.75 per month in 2003 to $16.60 per month in 2004. This increase was primarily attributable to contractual rate increases, especially for sports programming, and the expansion of service offerings including VOD and SVOD.

Employee costs rose in 2004, in part, as a result of increased headcount driven by customer care enhancement and new product deployment initiatives. Salary increases and the increased cost of employee benefits, including costs associated with group insurance, also contributed to the increase in employee costs.

High-speed data costs increased slightly due to an increase in high-speed data customers, partially offset by an industry-wide decline in per subscriber network costs.

Voice service costs increased due to the roll-out of our voice services product.

Other costs increased due to the largely revenue-driven increase in fees paid to local franchising authorities.

Selling, general and administrative expenses.  The primary components of selling, general and administrative expenses were as follows (in millions):

	Year Ended December 31,
	2004	2003	% Change

Employee	$632	$609	4%
Marketing	272	229	19%
Other	546	517	6%

Total	$1,450	$1,355	7%

Employee costs increased due to salary increases, the increased cost of certain employee benefits and, to a lesser extent, an increase in headcount associated with the roll-out of new services, partially offset by a decrease in equity-based compensation expense. Marketing costs increased due to a heightened focus on aggressive marketing of our broad range of products and services. Other costs increased primarily due to our $34 million settlement in 2004 of a dispute relating to Urban Cable.

Merger-related and restructuring costs.  In 2003, approximately $15 million of costs associated with the termination of certain employees of Time Warner’s former Interactive Video Group Inc. (“IVG”) operations were expensed. No such costs were incurred in 2004.

Reconciliation of Net income and Operating Income to OIBDA

The following table reconciles Net income and Operating Income to OIBDA for purposes of the discussion that follows (restated, in millions):

	Year Ended December 31,
	2004	2003	% Change

Net income	$726	$664	9%
Discontinued operations, net of tax	(95)	(207)	(54)%

Income before discontinued operations	631	457	38%
Income tax provision	454	327	39%

Income before income taxes and discontinued operations	1,085	784	38%
Interest expense, net	465	492	(5)%
Income from equity investments, net	(41)	(33)	24%
Minority interest expense, net	56	59	(5)%
Other income	(11)	—	NM

Operating Income	1,554	1,302	19%
Depreciation	1,329	1,294	3%
Amortization	72	53	36%

OIBDA	$2,955	$2,649	12%

NM—Not meaningful.

OIBDA.  OIBDA increased by $306 million, or 12%, from $2.6 billion in 2003 to $3.0 billion in 2004. This increase was attributable to revenue growth, partially offset by increases in costs of revenues and selling, general and administrative expenses. We estimate that our 2004 OIBDA includes losses of approximately $45 million related to the roll-out of our voice services product. This estimate considers only incremental revenues and expenses deemed by management to be attributable to voice services and excludes any allocation of common infrastructure costs.

Depreciation expense.  Depreciation expense increased 3% in 2004. This increase is the result of an increase in the amount of capital spending on customer premise equipment (and other relatively short-lived assets) in recent years. Due to the increase in such spending, a larger proportion of our property, plant and equipment consists of assets with shorter useful lives in 2004 than in 2003, resulting in an increase in depreciation expense.

Amortization expense.  Amortization expense increased to $72 million in 2004 from $53 million in 2003, primarily due to the recognition of a subscriber list intangible of $246 million in conjunction with the TWE Restructuring. We had three quarters of amortization expense associated with this subscriber list intangible in 2003 as compared to a full year of amortization expense in 2004.

Operating Income.  Operating Income in 2004 increased to $1.6 billion from $1.3 billion in 2003 due to the increase in OIBDA, partially offset by the increase in depreciation and amortization expense.

Interest expense, net.  Interest expense, net, decreased from $492 million in 2003 to $465 million in 2004. This decrease of $27 million, or 5%, was primarily due to reduced average debt outstanding on our bank credit facilities. This decrease was partially offset by an increase in variable interest rates and increased interest paid on our $2.4 billion mandatorily redeemable preferred stock, which was outstanding for only three quarters in 2003.

Income from equity investments, net.  Income from equity investments, net, increased to $41 million in 2004 compared to $33 million in 2003. This increase was primarily due to reduced losses associated with the Women’s Professional Soccer League joint venture which was disbanded in 2003 and an increase in the profitability of iN DEMAND and TKCCP, partially offset by impairment charges recorded for certain local news joint ventures.

Minority interest expense, net.  Minority interest expense, net, was $56 million in 2004 compared to $59 million in 2003.

Other income.  We recorded $11 million of other income in 2004 related to the reversal of a previously established reserve associated with the dissolution of a joint venture.

Income tax provision.  Our income tax provision has been prepared as if we operated as a stand-alone taxpayer. We had an income tax provision of $454 million in 2004, compared to $327 million in 2003 and an effective tax rate of approximately 42% in both years. This increase in provision reflects the corresponding increase in earnings.

Income before discontinued operations.  Our income before discontinued operations was $631 million in 2004 compared to $457 million in 2003. Our 2004 results benefited from an increase in Operating Income, reduced interest expense, an increase in income from equity investments and increased other income, partially offset by increased income tax expense.

Discontinued operations, net of tax.  Discontinued operations, net of tax was $95 million in 2004 compared to $207 million in 2003. Our 2004 and 2003 results include the treatment of certain cable systems transferred to Comcast in the Redemptions as discontinued operations, and our 2003 results also include the treatment of the TWE Non-cable Businesses that were distributed to Time Warner in 2003 as part of the TWE Restructuring as discontinued operations.

Net income.  Net income was $726 million in 2004 compared to $664 million in 2003. This increase was driven by the previously discussed increase in income before discontinued operations, partially offset by the decrease in income from discontinued operations.

Financial Condition and Liquidity

Current Financial Condition

Management believes that cash generated by operating activities or available to us from existing credit agreements should be sufficient to fund our capital and liquidity needs for the foreseeable future. Our sources of cash include cash provided by operating activities, the repayment of the TKCCP debt owed to TWE-A/N, available borrowing capacity of $2.5 billion under our committed credit facilities as of September 30, 2006, and availability under our commercial paper program. On December 4, 2006, we entered into a new $6.0 billion unsecured commercial paper program to replace our existing $2.0 billion unsecured commercial paper program.

At September 30, 2006, we had $15.0 billion of debt and TW NY Series A Preferred Membership Units, no cash and equivalents and $23.5 billion of shareholders’ equity. At December 31, 2005, we had $6.9 billion of debt and mandatorily redeemable preferred equity, $12 million of cash and equivalents and $20.3 billion of shareholders’ equity.

With the closing of the Adelphia Acquisition and the Redemptions, our outstanding debt has increased substantially during 2006. Accordingly, cash paid for interest is expected to negatively impact cash provided by operating activities. Management does not believe that the interest incurred with respect to funding the Transactions will result in a significant negative impact to net income because such incremental interest is expected to be substantially offset by the positive earnings before interest of the Acquired Systems.

The following table shows the significant items contributing to the increase in net debt (defined as total debt, mandatorily redeemable preferred equity and TW NY Series A Preferred Membership Units less cash and equivalents) from December 31, 2005 to September 30, 2006 (in millions):

Balance at December 31, 2005	$6,851
Cash provided by operations	(2,561)
Capital expenditures from continuing operations	1,720
Capital expenditures from discontinued operations	56
Redemption of Comcast’s interests in us and TWE	2,004
Cash used for the Adelphia Acquisition and the Exchange	9,065
Investment in Wireless Joint Venture	182
Issuance of TW NY Series A Preferred Membership Units	300
Elimination of mandatorily redeemable preferred equity interest in TWE held by ATC	(2,400)
Proceeds from the issuance of TW NY Series A Preferred Membership Units	(300)
All other, net	66

Balance at September 30, 2006	$14,983

On July 31, 2006, TW NY, a subsidiary of ours, acquired assets of Adelphia for a combination of cash and our stock. We also redeemed Comcast’s interests in us and TWE, and TW NY exchanged certain cable systems with subsidiaries of Comcast. For additional details, see “—Business Transactions and Developments.”

In connection with the closing of the Adelphia Acquisition, TW NY paid approximately $8.9 billion in cash, after giving effect to certain purchase price adjustments, that was funded by an intercompany loan from us and the proceeds of the private placement issuance of $300 million of TW NY Series A Preferred Membership Units with a mandatory redemption date of August 1, 2013 and a cash dividend rate of 8.21% per annum. The intercompany loan was financed by borrowings under our $6.0 billion senior unsecured five-year revolving credit facility with a maturity date of February 15, 2011 (the “Cable Revolving Facility”), our two $4.0 billion term loan facilities (the “Cable Term Facilities” and, together with the Cable Revolving Facility, the “Cable Facilities”) with maturity dates of February 24, 2009 and February 21, 2011, respectively, and the issuance of commercial paper. In connection with the TWC Redemption, Comcast received 100% of the capital stock of a subsidiary of ours holding both cable systems and approximately $1.9 billion in cash that was funded through the issuance of commercial paper of our company and borrowings under the Cable Revolving Facility. In addition, in connection with the TWE Redemption, Comcast received 100% of the equity interests in a subsidiary of TWE holding both cable systems and approximately $147 million in cash that was funded by the repayment of a pre-existing loan TWE had made to us (which repayment we funded through the issuance of commercial paper and borrowings under the Cable Revolving Facility). Following these transactions, TW NY also exchanged certain cable systems with subsidiaries of Comcast and TW NY paid Comcast approximately $67 million for certain adjustments related to the Exchange. For more information on our credit facilities and commercial paper program, see “—Bank Credit Agreements and Commercial Paper Programs.”

We are a participant in a wireless spectrum joint venture with several other cable companies and Sprint Nextel Corporation (the “Wireless Joint Venture”), which was a winning bidder in an FCC auction of certain advanced wireless spectrum licenses. In July 2006, we paid a deposit of approximately $182 million related to our investment in the Wireless Joint Venture. On October 18, 2006, we paid an additional $450 million relating to this investment. The licenses were awarded to the Wireless Joint Venture on November 29, 2006. Under the joint venture agreement, Sprint has the ability to exit the venture upon 60 days’ notice and to require that the venture purchase its interests for an amount equal to Sprint’s capital contributions to that point. In addition, under certain circumstances, the cable operators that are members of the venture have the ability to exit the venture and receive, subject to certain limitations and adjustments, AWS licenses covering their operating areas. There can be no assurance that the venture will develop mobile and related services or, if developed, that such services will be successful.

On October 2, 2006, we received approximately $630 million from Comcast for the repayment of debt owed by TKCCP to TWE-A/N that had been allocated to the Houston Pool.

In connection with the Adelphia Acquisition, TW NY issued $300 million of TW NY Series A Preferred Membership Units. Additionally, on July 28, 2006, ATC’s 1% common equity interest and $2.4 billion preferred equity interest in TWE were contributed to TW NY Holding in exchange for a 12.4% non-voting common stock interest in TW NY Holding. See “—Bank Credit Agreements and Commercial Paper Programs,” “—Mandatorily Redeemable Preferred Equity” and “—TW NY Mandatorily Redeemable Non-voting Series A Preferred Membership Units” for additional information on the indebtedness incurred and preferred membership units issued in connection with the Adelphia Acquisition and the Redemptions.

Cash Flows

Operating activities.  Cash provided by operating activities increased from $1.8 billion for the first nine months of 2005 to $2.6 billion for the first nine months of 2006. This increase is primarily related to a $496 million increase in OIBDA (attributable to the impact of the Acquired Systems and revenue growth in our legacy systems, (particularly high margin high-speed data revenues), partially offset by higher costs of revenues and selling, general and administrative expenses), a $101 million decrease in net income taxes paid, and a $274 million decrease in working capital requirements, partially offset by a $71 million decrease related to discontinued operations and an increase in merger-related and restructuring payments.

Cash provided by operating activities decreased from $2.7 billion in 2004 to $2.5 billion in 2005. This decrease of $121 million was principally due to a $548 million increase in net cash tax payments, partially offset by a $368 million increase in OIBDA (attributable to revenue growth (particularly high margin high-speed data revenues), partially offset by increases in costs of revenues, selling, general and administrative expenses and merger-related and restructuring costs), and a $59 million decrease in contributions to our pension plans.

Cash provided by operating activities increased from $2.1 billion in 2003 to $2.7 billion in 2004. Excluding the $453 million and $240 million of cash flows provided from discontinued operations in 2003 and 2004, respectively, our cash provided by operating activities increased from $1.7 billion in 2003 to $2.4 billion in 2004. This increase of $746 million was principally due to a $389 million decrease in cash net tax payments, a $306 million increase in OIBDA (attributable to revenue growth, partially offset by increases in costs of revenues and selling, general and administrative expenses), and a $58 million decrease in contributions to our pension plans.

Investing activities.  Cash used by investing activities increased from $1.5 billion for the first nine months of 2005 to $11.2 billion for the first nine months of 2006. This increase was principally due to $9.1 billion used in the Adelphia Acquisition and the Exchange and a $415 million increase in capital expenditures from continuing operations, driven by the continued roll-out of advanced digital services, including voice services, continued growth in high-speed data services and capital expenditures associated with the integration of the Acquired Systems. The increase also reflects a $182 million investment in the Wireless Joint Venture and $147 million of cash used in the TWE Redemption, partially offset by a $55 million decrease in investment spending related to our equity investments and other acquisition-related expenditures and a $49 million decrease in capital expenditures from discontinued operations.

Cash used by investing activities increased from $1.8 billion in 2004 to $2.1 billion in 2005. This increase was principally due to a $278 million increase in capital expenditures from continuing operations, a $44 million increase in cash used by investing activities of discontinued operations and a $25 million increase in acquisition-related expenditures, partially offset by a $15 million decrease in investment spending related to our equity investments and a $15 million decrease in capital expenditures from discontinued operations. The increase in capital expenditures in 2005 was primarily associated with increased spending associated with the continued roll-out of advanced digital services, including voice services.

Cash used by investing activities decreased from $1.9 billion in 2003 to $1.8 billion in 2004. This decline was principally due to the decrease in cash used by investing activities of discontinued operations and decreased investment and acquisition expenditures. This decline was partially offset by a $35 million increase in capital expenditures from continuing operations, which were primarily attributable to our roll-out of voice services.

Our capital expenditures from continuing operations included the following major categories (in millions):

	Nine Months Ended
	September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003

Customer premise equipment(a)	$782	$608	$805	$656	$666
Scalable infrastructure(b)	296	200	325	184	161
Line extensions(c)	195	180	235	218	199
Upgrades/rebuilds(d)	83	79	113	126	163
Support capital(e)	364	238	359	375	335

Total capital expenditures	$1,720	$1,305	$1,837	$1,559	$1,524

(a)	Represents costs incurred in the purchase and installation of equipment that resides at a customer’s home for the purpose of receiving/sending video, high-speed data and/or voice signals. Such equipment typically includes digital converters, remote controls, high-speed data modems, telephone modems and the costs of installing such equipment for new customers. Customer premise equipment also includes materials and labor incurred to install the “drop” cable that connects a customer’s dwelling to the closest point of the main distribution network.

(b)	Represents costs incurred in the purchase and installation of equipment that controls signal reception, processing and transmission throughout our distribution network as well as controls and communicates with the equipment residing at a customer’s home. Also included in scalable infrastructure is certain equipment necessary for content aggregation and distribution (VOD equipment) and equipment necessary to provide certain video, high-speed data and voice product features (voicemail, email, etc.).

(c)	Represents costs incurred to extend our distribution network into a geographic area previously not served. These costs typically include network design, the purchase and installation of fiber optic and coaxial cable and certain electronic equipment.

(d)	Represents costs incurred to upgrade or replace certain existing components or an entire geographic area of our distribution network. These costs typically include network design, the purchase and installation of fiber optic and coaxial cable and certain electronic equipment.

(e)	Represents all other capital purchases required to run day-to-day operations. These costs typically include vehicles, land and buildings, computer equipment, office equipment, furniture and fixtures, tools and test equipment and software.

We incur expenditures associated with the construction of our cable systems. Costs associated with the construction of the cable transmission and distribution facilities and new cable service installations are capitalized. We generally capitalize expenditures for tangible fixed assets having a useful life of greater than one year. Capitalized costs include direct material, labor and overhead and interest. Sales and marketing costs, as well as the costs of repairing or maintaining existing fixed assets, are expensed as incurred. With respect to customer premise equipment, which includes converters and cable modems, we capitalize installation charges only upon the initial deployment of these assets. All costs incurred in subsequent disconnects and reconnects are expensed as incurred. Depreciation on these assets is provided, generally using the straight-line method, over their estimated useful lives. For converters and modems, the useful life is 3 to 4 years and, for plant upgrades, the useful life is up to 16 years.

In connection with the Transactions, TW NY acquired significant amounts of property, plant and equipment, which was recorded at their estimated fair values. The remaining useful lives assigned to such assets were generally shorter than the useful lives assigned to comparable new assets to reflect the age, condition and intended use of the acquired property, plant and equipment.

As a result of the Transactions, we have made and anticipate continuing to make significant capital expenditures over the next 12 to 24 months related to the continued integration of the Acquired Systems, including improvements to plant and technical performance and upgrading system capacity, which will allow us to offer our advanced services and features in the Acquired Systems. We estimate that these expenditures will range from approximately $450 million to $550 million (including amounts incurred through September 30, 2006). We do not believe that these expenditures will have a material negative impact on our liquidity or capital resources.

Financing activities.  Cash provided by financing activities was $8.6 billion for the first nine months of 2006 compared to cash used by financing activities of $410 million for the first nine months of 2005. This increase in cash provided (used) by financing activities was due to a $10.6 billion increase in net borrowings primarily associated with the Transactions and the issuance of $300 million of TW NY Series A Preferred Membership Units, partially offset by $1.9 billion of cash used in the TWC Redemption.

Cash used by financing activities decreased from $1.1 billion in 2004 to $498 million in 2005. This decrease was primarily due to a $636 million decline in net repayments of debt, partially offset by a $17 million increase in net partnership tax distributions and stock option distributions and $45 million of cash used by financing activities of discontinued operations in 2005.

Cash used by financing activities increased from $737 million for 2003 to $1.1 billion in 2004. This increase was primarily due to the $339 million increase in net repayments of debt, partially offset by a decline in cash used by financing activities of discontinued operations.

Free Cash Flow

Reconciliation of Cash provided by operating activities to Free Cash Flow.  The following table reconciles Cash provided by operating activities to Free Cash Flow (in millions):

	Nine Months Ended
	September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003

Cash provided by operating activities	$2,561	$1,814	$2,540	$2,661	$2,128
Reconciling items:
Discontinued operations, net of tax	(1,018)	(75)	(104)	(95)	(207)
Adjustments relating to the operating cash flow of discontinued operations	929	(85)	(133)	(145)	(246)

Cash provided by continuing operating activities	2,472	1,654	2,303	2,421	1,675
Less:
Capital expenditures from continuing operations	(1,720)	(1,305)	(1,837)	(1,559)	(1,524)
Partnership tax distributions, stock option distributions and principal payments on capital leases of continuing operations	(20)	(22)	(31)	(11)	(33)

Free Cash Flow	$732	$327	$435	$851	$118

Our Free Cash Flow increased to $732 million during the first nine months of 2006, as compared to $327 million during the first nine months of 2005. This increase of $405 million was primarily driven by a $496 million increase in OIBDA, as previously discussed, and a $101 million decrease in net income taxes paid and a decrease in working capital requirements, partially offset by a $415 million increase in capital expenditures from continuing operations.

Our Free Cash Flow decreased to $435 million during 2005 as compared to $851 million during 2004. This decrease of $416 million was primarily driven by a $548 million increase in net cash tax payments and a $278 million increase in capital expenditures from continuing operations, partially offset by a $368 million increase in OIBDA, as previously discussed, and a $59 million decrease in contributions to our pension plans.

Our Free Cash Flow increased to $851 million during 2004 as compared to $118 million during 2003. This increase of $733 million was primarily driven by a $389 million decrease in net cash tax payments, a $306 million increase in OIBDA, as previously discussed, and a $58 million decrease in contributions to our pension plans, partially offset by a $35 million increase in capital expenditures from continuing operations.

Outstanding Debt and Mandatorily Redeemable Preferred Equity and Available Financial Capacity

Our debt, mandatorily redeemable preferred equity and unused borrowing capacity, as of September 30, 2006 were as follows (in millions):

	Interest Rate at
	September 30,			Outstanding		Unused
	2006		Maturity	Balance		Capacity

Bank credit agreements and commercial paper program	5.660%		2009-2011	$11,329	(a)	$2,502	(b)
TWE Notes(c)	7.250	%(d)	2008	603		—
	10.150	%(d)	2012	272		—
	8.875	%(d)	2012	369		—
	8.375	%(d)	2023	1,044		—
	8.375	%(d)	2033	1,056		—
TW NY Series A Preferred Membership Units	8.210%		2013	300		—
Capital leases and other				10		—

Total				$14,983		$2,502

(a)	Amount excludes unamortized discount on commercial paper of $10 million at September 30, 2006.

(b)	Reflects a reduction of unused capacity for $159 million of outstanding letters of credit backed by the Cable Revolving Facility.

(c)	Includes an unamortized fair value adjustment of $144 million.

(d)	Rate represents the stated rate at original issuance. The effective weighted-average interest rate for the TWE Notes in the aggregate is 7.60% at September 30, 2006.

Primarily as a result of the Adelphia Acquisition and the Redemptions, our borrowings under our Cable Revolving Facility, Cable Term Facilities and commercial paper program increased to approximately $1.9 billion, $8.0 billion and $1.5 billion, respectively, at September 30, 2006. Additionally, TW NY issued $300 million of TW NY Series A Preferred Membership Units, and ATC’s 1% common equity interest and $2.4 billion preferred equity interest in TWE were contributed to TW NY Holding in exchange for a 12.4% non-voting common stock interest in TW NY Holding. See “—Bank Credit Agreements and Commercial Paper Programs,” “—Mandatorily Redeemable Preferred Equity” and “—TW NY Mandatorily Redeemable Non-voting Series A Preferred Membership Units” for additional information on the indebtedness incurred and preferred membership units issued in connection with the Adelphia Acquisition and the Redemptions.

Bank Credit Agreements and Commercial Paper Programs

As of December 31, 2005, we and TWE were borrowers under a $4.0 billion senior unsecured five-year revolving credit agreement and maintained unsecured commercial paper programs of $2.0 billion and $1.5 billion, respectively, which were supported by unused capacity under the credit facility. In the first quarter of 2006, we entered into $14.0 billion of new bank credit agreements, which refinanced $4.0 billion of previously existing committed bank financing, and provided additional commitments to finance, in part, the cash portions of the Transactions. The increased commitments became available concurrently with the closing of the Adelphia Acquisition.

Following the financing transactions described above, we have a $6.0 billion senior unsecured five-year revolving credit facility with a maturity date of February 15, 2011. This represents a refinancing of our previous $4.0 billion of revolving bank commitments with a maturity date of November 23, 2009, plus an increase of $2.0 billion that became effective concurrent with the closing of the Adelphia Acquisition. Also effective concurrent with the closing of the Adelphia Acquisition are two $4.0 billion term loan facilities with maturity dates of February 24, 2009 and February 21, 2011, respectively. TWE is no longer a borrower in respect of any of the Cable Facilities, although TWE has guaranteed our obligations under the Cable Facilities. Additionally, as of October 18, 2006, TW NY Holding unconditionally guaranteed our obligations under the Cable Facilities and TW NY was released from its guaranties of our obligations under the Cable Facilities. As noted below, prior to

November 2, 2006, WCI and ATC, subsidiaries of Time Warner, guaranteed our obligations under the Cable Facilities.

Borrowings under the Cable Revolving Facility bear interest at a rate based on our credit rating, which rate was LIBOR plus 0.27% per annum as of September 30, 2006. In addition, we are required to pay a facility fee on the aggregate commitments under the Cable Revolving Facility at a rate determined by our credit rating, which rate was 0.08% per annum as of September 30, 2006. We may also incur an additional usage fee of 0.10% per annum on the outstanding loans and other extensions of credit under the Cable Revolving Facility if and when such amounts exceed 50% of the aggregate commitments thereunder. Effective concurrent with the closing of the Adelphia Acquisition, borrowings under the Cable Term Facilities bear interest at a rate based on our credit rating, which rate was LIBOR plus 0.40% per annum as of September 30, 2006.

The Cable Revolving Facility provides same-day funding capability and a portion of the commitment, not to exceed $500 million at any time, may be used for the issuance of letters of credit. The Cable Facilities contain a maximum leverage ratio covenant of 5.0 times our consolidated EBITDA. The terms and related financial metrics associated with the leverage ratio are defined in the Cable Facility agreements. At September 30, 2006, we were in compliance with the leverage covenant, with a leverage ratio, calculated in accordance with the agreements, of approximately 3.7 times. The Cable Facilities do not contain any credit ratings-based defaults or covenants or any ongoing covenant or representations specifically relating to a material adverse change in the financial condition or results of operations of Time Warner or us. Borrowings under the Cable Revolving Facility may be used for general corporate purposes and unused credit is available to support borrowings under our commercial paper program. Borrowings under the Cable Term Facilities were used to finance, in part, the cash portions of the payments made in the Adelphia Acquisition and the Exchange. As of September 30, 2006, there were borrowings of $1.875 billion and letters of credit of $159 million outstanding under our Cable Revolving Facility.

Additionally, as of September 30, 2006, we maintained a $2.0 billion unsecured commercial paper program. Our commercial paper borrowings are supported by the unused committed capacity of the Cable Revolving Facility. TWE is a guarantor of commercial paper issued by us. In addition, WCI and ATC previously guaranteed a pro-rata portion of TWE’s obligations in respect of its guaranty of commercial paper issued by us. There were generally no restrictions on the ability of WCI and ATC to transfer material assets to parties that are not guarantors. The commercial paper issued by us ranks pari passu with our other unsecured senior indebtedness. As of September 30, 2006 and December 31, 2005, there was approximately $1.454 billion and $1.101 billion, respectively, of commercial paper outstanding under our commercial paper program. TWE’s commercial paper program has been terminated.

On October 18, 2006, TW NY Holding executed and delivered unconditional guaranties of our obligations under the Cable Facilities. In addition, on October 18, 2006, TW NY was released from its guaranties of our obligations under the Cable Facilities in accordance with the terms of the Cable Facilities. Following the adoption of the amendments to the TWE Indenture on November 2, 2006, pursuant to the Eleventh Supplemental Indenture, as discussed below, the guaranties provided by ATC and WCI of our obligations under the Cable Facilities were automatically terminated in accordance with the terms of the Cable Facilities.

On December 4, 2006, we entered into a new unsecured commercial paper program (the “New Program”) to replace our existing $2.0 billion commercial paper program (the “Prior Program”). The New Program provides for the issuance of up to $6.0 billion of commercial paper at any time, and our obligations under the New Program will be guaranteed by TW NY Holding and TWE, both subsidiaries of ours, while our obligations under the Prior Program are guaranteed by ATC, WCI (both subsidiaries of Time Warner but not us) and TWE. Commercial paper issued under the Prior Program and the New Program are supported by the unused committed capacity of our Cable Revolving Facility.

No new commercial paper will be issued under the Prior Program after December 4, 2006. Amounts currently outstanding under the Prior Program have not been modified by the changes reflected in the New Program and will be repaid on the original maturity dates. Once all outstanding commercial paper under the Prior Program has been repaid, the Prior Program will terminate. Until all commercial paper outstanding under the Prior Program has been repaid, the aggregate amount of commercial paper outstanding under the Prior Program and the New Program will not exceed $6.0 billion at any time.

TW NY Mandatorily Redeemable Non-voting Series A Preferred Membership Units

In connection with the financing of the Adelphia Acquisition, TW NY issued $300 million of its Series A Preferred Membership Units to a number of third parties. The TW NY Series A Preferred Membership Units pay cash dividends at an annual rate equal to 8.21% of the sum of the liquidation preference thereof and any accrued but unpaid dividends thereon, on a quarterly basis. The TW NY Series A Preferred Membership Units are entitled to mandatory redemption by TW NY on August 1, 2013 and are not redeemable by TW NY at any time prior to that date. The redemption price of the TW NY Series A Preferred Membership Units is equal to their liquidation preference plus any accrued and unpaid dividends through the redemption date. Except under limited circumstances, holders of TW NY Series A Preferred Membership Units have no voting rights.

The terms of the TW NY Series A Preferred Membership Units require that holders owning a majority of the preferred units approve any agreement for a material sale or transfer by TW NY and its subsidiaries of assets at any time during which TW NY and its subsidiaries maintain, collectively, cable systems serving fewer than 500,000 cable subscribers, or that would (after giving effect to such asset sale) cause TW NY to maintain, directly or indirectly, fewer than 500,000 cable subscribers, unless the net proceeds of the asset sale are applied to fund the redemption of the TW NY Series A Preferred Membership Units and the sale occurs on or immediately prior to the redemption date. Additionally, for so long as the TW NY Series A Preferred Membership Units remain outstanding, TW NY may not merge or consolidate with another company, or convert from a limited liability company to a corporation, partnership or other entity, unless (i) such merger or consolidation is permitted by the asset sale covenant described above, (ii) if TW NY is not the surviving entity or is no longer a limited liability company, the then holders of the TW NY Series A Preferred Membership Units have the right to receive from the surviving entity securities with terms at least as favorable as the TW NY Series A Preferred Membership Units and (iii) if TW NY is the surviving entity, the tax characterization of the TW NY Series A Preferred Membership Units would not be affected by the merger or consolidation. Any securities received from a surviving entity as a result of a merger or consolidation or the conversion into a corporation, partnership or other entity must rank senior to any other securities of the surviving entity with respect to dividends and distributions or rights upon a liquidation.

TWE Notes and Debentures

During 1992 and 1993, TWE issued the TWE Notes publicly in a number of offerings. The maturities of these outstanding issuances ranged from 15 to 40 years and the fixed interest rates range from 7.25% to 10.15%. The fixed-rate borrowings include an unamortized debt premium of $154 million and $167 million as of December 31, 2005 and 2004, respectively. The debt premium is amortized over the term of each debt issue as a reduction of interest expense. As discussed below, we and TW NY Holding have each guaranteed TWE’s obligations under the TWE Notes. Prior to November 2, 2006, ATC and WCI each guaranteed pro rata portions of the TWE Notes based on the relative fair value of the net assets that each contributed to TWE prior to the TWE Restructuring. On September 10, 2003, TWE submitted an application with the SEC to withdraw its 7.25% Senior Debentures (due 2008) from listing and registration on the NYSE. The application to withdraw was granted by the SEC effective on October 17, 2003. As a result, TWE has no obligation to file reports with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to the Ninth Supplemental Indenture to the TWE Indenture, TW NY, a subsidiary of ours and a successor in interest to Time Warner NY Cable Inc., agreed to waive, for so long as it remained a general partner of TWE, the benefit of certain provisions in the TWE Indenture which provided that it would not have any liability for the TWE Notes as a general partner of TWE (the “TW NY Waiver”). Also on October 18, 2006, TW NY contributed all of its general partnership interests in TWE to TWE GP Holdings LLC, its wholly owned subsidiary, and as a result, the TW NY Waiver, by its terms, ceased to be in effect.

On October 18, 2006, we, together with TWE, TW NY Holding, ATC, WCI and The Bank of New York, as Trustee, entered into the Tenth Supplemental Indenture to the TWE Indenture. Pursuant to the Tenth Supplemental Indenture to the TWE Indenture, TW NY Holding fully, unconditionally and irrevocably guaranteed the payment of principal and interest on the TWE Notes. On October 19, 2006, TWE commenced a consent solicitation to amend the TWE Indenture. On November 2, 2006, the consent solicitation was completed and we, TWE, TW NY Holding and The Bank of New York, as Trustee, entered into the Eleventh Supplemental Indenture to the TWE Indenture,

which (i) amended the guaranty of the TWE Notes previously provided by us to provide a direct guaranty of the TWE Notes by us rather than a guaranty of the TW Partner Guaranties (as defined below), (ii) terminated the guaranties (the “TW Partner Guaranties”) previously provided by ATC and WCI, which entities are subsidiaries of Time Warner, and (iii) amended TWE’s reporting obligations under the TWE Indenture to allow TWE to provide holders of the TWE Notes with quarterly and annual reports that we (or any other ultimate parent guarantor, as described in the Eleventh Supplemental Indenture) would be required to file with the SEC pursuant to Section 13 of the Exchange Act, if it were required to file such reports with the SEC in respect of the TWE Notes pursuant to such section of the Exchange Act, subject to certain exceptions as described in the Eleventh Supplemental Indenture.

Mandatorily Redeemable Preferred Equity

On July 28, 2006, ATC, a subsidiary of Time Warner, contributed its $2.4 billion of mandatorily redeemable preferred equity interest and a 1% common equity interest in TWE to TW NY Holding in exchange for a 12.4% non-voting common equity interest in TW NY Holding. TWE originally issued the $2.4 billion mandatorily redeemable preferred equity to ATC in connection with the TWE Restructuring. The issuance was a noncash transaction. The preferred equity pays cash distributions on a quarterly basis, at an annual rate of 8.059% of its face value, and is required to be redeemed by TWE in cash on April 1, 2023.

Time Warner Approval Rights

Under the Shareholder Agreement between us and Time Warner, we are required to obtain Time Warner’s approval prior to incurring additional debt or rental expenses (other than with respect to certain approved leases) or issuing preferred equity, if our consolidated ratio of debt, including preferred equity, plus six times our annual rental expense to EBITDAR (the “TW Leverage Ratio”) then exceeds, or would as a result of the incurrence or issuance exceed, 3:1. Under certain circumstances, we also include the indebtedness, annual rental expense obligations and EBITDAR of certain unconsolidated entities that we manage and/or in which we own an equity interest, in our calculation of the TW Leverage Ratio. The Shareholder Agreement defines EBITDAR, at any time of measurement, as operating income plus depreciation, amortization and rental expense (for any lease that is not accounted for as a capital lease) for the twelve months ending on the last day of our most recent fiscal quarter, including certain adjustments to reflect the impact of significant transactions as if they had occurred at the beginning of the period.

The following table sets forth our calculation of the TW Leverage Ratio for the twelve months ended September 30, 2006 (in millions, except ratio):

Indebtedness	$14,683
Preferred Equity	300
Six Times Annual Rental Expense	1,050

Total	$16,033

EBITDAR	$5,155

TW Leverage Ratio	3.11x

As indicated in the table above, as of September 30, 2006, the TW Leverage Ratio exceeded 3:1. Although Time Warner has consented to the issuance of commercial paper under our $6.0 billion commercial paper program or borrowings under the Cable Revolving Facility, any other incurrence of debt or rental expenses (other than with respect to certain approved leases) or issuance of preferred stock will require Time Warner’s approval, until such time as the TW Leverage Ratio is no longer exceeded. This limits our ability to incur future debt and rental expense (other than with respect to certain approved leases) and issue preferred equity without the consent of Time Warner and limits our flexibility in pursuing financing alternatives and business opportunities.

Firm Commitments

We have commitments under various firm contractual arrangements to make future payments for goods and services. These firm commitments secure future rights to various assets and services to be used in the normal course of operations. For example, we are contractually committed to make some minimum lease payments for the use of property under operating lease agreements. In accordance with current accounting rules, the future rights and obligations pertaining to these contracts are not reflected as assets or liabilities on the accompanying consolidated balance sheet.

The following table summarizes our material firm commitments at September 30, 2006 and the timing of and effect that these obligations are expected to have on our liquidity and cash flow in future periods. This table excludes certain Adelphia and Comcast commitments, which we did not assume, and excludes commitments related to other entities, including certain unconsolidated equity method investees. We expect to fund these firm commitments with cash provided by operating activities generated in the normal course of business.

	Firm Commitments
				2011 and
	2006	2007-2008	2009-2010	Thereafter	Total
	(in millions)

Programming purchases(a)	$609	$4,604	$1,849	$2,160	$9,222
Outstanding debt obligations(b)	—	600	4,000	10,249	14,849
Interest on outstanding debt obligations(c)	234	1,859	1,364	3,124	6,581
Facility leases(d)	23	161	133	517	834
Wireless Joint Venture	450	—	—	—	450
Data processing services	10	79	79	76	244
High-speed data connectivity	12	11	2	—	25
Voice connectivity	60	320	378	—	758
Converter and modem purchases	14	20	—	—	34
Other	21	28	9	3	61

Total	$1,433	$7,682	$7,814	$16,129	$33,058

(a)	We have purchase commitments with various programming vendors to provide video services to subscribers. Programming fees represent a significant portion of the costs of revenues. Future fees under such contracts are based on numerous variables, including number and type of customers. The amounts of the commitments reflected above are based on the number of subscribers at September 30, 2006 applied to the per subscriber contractual rates contained in the contracts that were in effect as of September 30, 2006.

(b)	Includes $300 million of TW NY Series A Preferred Membership Units.

(c)	Amounts based on the outstanding balance, interest rate (interest rates on variable-rate debt were held constant through maturity at the September 30, 2006 rates) and repayment schedule of the respective debt instrument as of September 30, 2006 (see Note 7 to our unaudited consolidated financial statements for the nine months ended September 30, 2006 included elsewhere in this Current Report on Form 8-K for further details).

(d)	We have facility lease commitments under various operating leases, including minimum lease obligations for real estate and operating equipment.

Our total rent expense, which primarily includes facility rental expense and pole attachment rental fees, amounted to $106 million for the nine months ended September 30, 2006 and $98 million, $101 million and $90 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Contingent Commitments

Prior to the TWE Restructuring, TWE had various contingent commitments, including guarantees, related to the TWE Non-cable Businesses. In connection with the restructuring of TWE, some of these commitments were not transferred with their applicable Non-cable Business and they remain contingent commitments of TWE. Specifically, in connection with the Non-cable Businesses’ former investment in the Six Flags theme parks located in Georgia and Texas (“Six Flags Georgia” and “Six Flags Texas,” respectively, and collectively, the “Parks”), Time Warner and TWE each agreed to guarantee (the “Six Flags Guarantee”) certain obligations of the partnerships that hold the Parks (the “Partnerships”), including the following (the “Guaranteed Obligations”): (a) the obligation to make a minimum amount of annual distributions to the limited partners of the Partnerships; (b) the obligation to make a minimum amount of capital expenditures each year; (c) the requirement that an annual offer to purchase be made in respect of 5% of the limited partnership units of the Partnerships (plus any such units not purchased in any prior year) based on an aggregate price for all limited partnership units at the higher of (i) $250 million in the case of Six Flags Georgia or $374.8 million in the case of Six Flags Texas and (ii) a weighted average multiple of EBITDA for the respective Park over the previous four-year period; (d) ground lease payments; and (e) either (i) the purchase of all of the outstanding limited partnership units upon the earlier of the occurrence of certain specified events and the end of the term of each of the Partnerships in 2027 (Six Flags Georgia) and 2028 (Six Flags Texas) (the “End of Term Purchase”) or (ii) the obligation to cause each of the Partnerships to have no indebtedness and to meet certain other financial tests as of the end of the term of the Partnership. The aggregate purchase price for the limited partnership units pursuant to the End of Term Purchase is $250 million in the case of Six Flags Georgia and $374.8 million in the case of Six Flags Texas (in each case, subject to a consumer price index based adjustment calculated annually from 1998 in respect of Six Flags Georgia and 1999 in respect of Six Flags Texas). Such aggregate amount will be reduced ratably to reflect limited partnership units previously purchased.

In connection with the 1998 sale of Six Flags Entertainment Corporation to Six Flags Inc. (formerly Premier Parks Inc.) (“Six Flags”), Six Flags, Historic TW and TWE, among others, entered into a Subordinated Indemnity Agreement pursuant to which Six Flags agreed to guarantee the performance of the Guaranteed Obligations when due and to indemnify Historic TW and TWE, among others, in the event that the Guaranteed Obligations are not performed and the Six Flags Guarantee is called upon. In the event of a default of Six Flags’ obligations under the Subordinated Indemnity Agreement, the Subordinated Indemnity Agreement and related agreements provide, among other things, that Historic TW and TWE have the right to acquire control of the managing partner of the Parks. Six Flags’ obligations to Historic TW and TWE are further secured by its interest in all limited partnership units that are purchased by Six Flags.

Additionally, Time Warner and WCI have agreed, on a joint and several basis, to indemnify TWE from and against any and all of these contingent liabilities, but TWE remains a party to these commitments. In the event that TWE is required to make a payment related to any contingent liabilities of the TWE Non-cable Businesses, TWE will recognize an expense from discontinued operations and will receive a capital contribution from Time Warner and/or its subsidiary WCI for reimbursement of the incurred expenses. Additionally, costs related to any acquisition and subsequent distribution to Time Warner would also be treated as an expense of discontinued operations to be reimbursed by Time Warner.

To date, no payments have been made by Historic TW or TWE pursuant to the Six Flags Guarantee.

We have cable franchise agreements containing provisions requiring the construction of cable plant and the provision of services to customers within the franchise areas. In connection with these obligations under existing franchise agreements, we obtain surety bonds or letters of credit guaranteeing performance to municipalities and public utilities and payment of insurance premiums. We have also obtained letters of credit for several of our joint ventures and other obligations. Should these joint ventures default on their obligations supported by the letters of credit, we would be obligated to pay these costs to the extent of the letters of credit. Such surety bonds and letters of credit as of September 30, 2006 and December 31, 2005 amounted to $327 million and $245 million, respectively. Payments under these arrangements are required only in the event of nonperformance. We do not expect that these contingent commitments will result in any amounts being paid in the foreseeable future.

We are required to make cash distributions to Time Warner when our employees exercise previously issued Time Warner stock options. For more information, please see “—Market Risk Management—Equity Risk” below.

Market Risk Management

Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and changes in the market value of investments.

Interest Rate Risk

Variable-rate debt.  As of December 31, 2005, we had an outstanding balance of variable-rate debt of $1.1 billion, which excludes an unamortized discount adjustment of $4 million. Based on the variable-rate obligations outstanding at December 31, 2005, each 25 basis point increase or decrease in the level of interest rates would, respectively, increase or decrease our annual interest expense and related cash payments by approximately $3 million. As of September 30, 2006, we had approximately $11.3 billion of variable-rate debt, which excludes an unamortized discount adjustment of $10 million. Based on the variable-rate obligations outstanding as of September 30, 2006, each 25 basis point increase or decrease in the level of interest rates, would, respectively, increase or decrease our annual interest expense and related cash payments by approximately $28 million. These potential increases or decreases are based on simplifying assumptions, including a constant level of variable-rate debt for all maturities and an immediate, across-the-yield curve increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the periods.

Fixed-rate debt.  As of December 31, 2005, we had an outstanding balance of $5.8 billion of fixed-rate debt and mandatorily redeemable preferred equity, including an unamortized fair value adjustment of $154 million. Based on the fixed-rate debt obligations outstanding at December 31, 2005, a 25 basis point increase or decrease in the level of interest rates would, respectively, decrease or increase the fair value of the fixed-rate debt by approximately $131 million. As of September 30, 2006, we had approximately $3.6 billion of fixed-rate debt and TW NY Series A Preferred Membership Units, including an amortized fair value adjustment of $144 million. Based on the fixed-rate debt obligations outstanding at September 30, 2006, a 25 basis point increase or decrease in the level of interest would, respectively, increase or decrease the fair value of the fixed-rate debt by approximately $77 million. These potential increases or decreases are based on simplifying assumptions, including a constant level and rate of fixed-rate debt and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the periods.

Equity Risk

We are also exposed to market risk as it relates to changes in the market value of our investments. We invest in equity instruments of private companies for operational and strategic business purposes. These investments are subject to significant fluctuations in fair market value due to volatility of the industries in which the companies operate. As of December 31, 2005, we had $2.0 billion of investments, primarily consisting of TKCCP, which were accounted for using the equity method of accounting. As of September 30, 2006, on a pro forma basis, we had approximately $264 million of investments remaining. This decrease reflects the anticipated dissolution of TKCCP.

Some of our employees have been granted options to purchase shares of Time Warner common stock in connection with their past employment with subsidiaries and affiliates of Time Warner. We have agreed that, upon the exercise by any of our officers or employees of any options to purchase Time Warner common stock, we will reimburse Time Warner in an amount equal to the excess of the closing price of a share of Time Warner common stock on the date of the exercise of the option over the aggregate exercise price paid by the exercising officer or employee for each share of Time Warner common stock. At September 30, 2006 and December 31, 2005, we had accrued approximately $59 million and $55 million, respectively, of stock option distributions payable to Time Warner. That amount, which is not payable until the underlying options are exercised and then only subject to limitations on cash distributions in accordance with the senior unsecured revolving credit facilities, will be adjusted in subsequent accounting periods based on changes in the quoted market prices for Time Warner’s common stock. See Note 10 to our audited consolidated financial statements for the year ended December 31, 2005 and Note 3 to our unaudited consolidated financial statements for the nine months ended September 30, 2006, both of which are included elsewhere in this Current Report on Form 8-K.

Critical Accounting Policies

The SEC considers an accounting policy to be critical if it is important to our financial condition and results, and if it requires significant judgment and estimates on the part of management in its application. The development and selection of these critical accounting policies have been determined by our management and the related disclosures have been reviewed with the audit committee of our board of directors. For a summary of all of our significant accounting policies, including the critical accounting policies discussed below, see Note 3 to our audited consolidated financial statements for the year ended December 31, 2005 included elsewhere in this Current Report on Form 8-K.

  Asset Impairments

Goodwill and Other Indefinite-lived Intangible Assets.  Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is to identify a potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. We have identified six reporting units based on the geographic locations of our systems. The estimates of fair value of a reporting unit are determined using various valuation techniques, with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates and discount rates. The assumptions about future cash flows and growth rates are based on our budget and business plan and we make assumptions about the perpetual growth rate for periods beyond the long-term business plan period. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting units. In estimating the fair values of our reporting units, we also use research analyst estimates, as well as comparable market analyses. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not deemed to be impaired and the second step of the impairment test is not performed. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

The impairment test for other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. We have identified six units of accounting based upon geographic locations of our systems in performing our testing. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using various discounted cash flow valuation methodologies. The methodology used to value the cable franchises entails identifying the projected discrete cash flows related to such franchises and discounting them back to the valuation date. Significant assumptions inherent in the methodologies employed include estimates of discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets.

Our 2005 annual impairment analysis, which was performed during the fourth quarter, did not result in an impairment charge. For all reporting units, the 2005 estimated fair values were within 10% of respective book values. Applying a hypothetical 10% decrease to the fair values of each reporting unit would result in a greater book value than fair value for cable franchises in the amount of approximately $150 million. Other intangible assets not subject to amortization are tested for impairment annually, or more frequently if events or circumstances indicate that the asset might be impaired. As a result of the Redemptions, we updated our annual impairment tests for goodwill and other intangible assets not subject to amortization and such tests did not result in an impairment charge.

Finite-lived Intangible Assets.  In determining whether finite-lived intangible assets (e.g., customer relationships) are impaired, the accounting rules do not provide for an annual impairment test. Instead, they require that a triggering event occur before testing an asset for impairment. Such triggering events include the significant disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related asset. The Redemptions were a triggering event for testing such assets for impairment. Once a triggering event has occurred, the impairment test employed is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test first requires a comparison of undiscounted future cash flows against the carrying value of the asset. If the carrying value of such asset exceeds the undiscounted cash flow, the asset would be deemed to be impaired. Impairment would then be measured as the difference between the fair value of the asset and our carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset. If the intent is to hold the asset for sale and certain other criteria are met (e.g., the asset can be disposed of currently, appropriate levels of authority have approved the sale or there is an actively pursuing buyer), the impairment test involves comparing the asset’s carrying value to our fair value. To the extent the carrying value is greater than the asset’s fair value, an impairment loss is recognized for the difference.

Significant judgments in this area involve determining whether a triggering event has occurred and the determination of the cash flows for the assets involved and the discount rate to be applied in determining fair value. There was no impairment of finite-lived intangible assets in 2005 or in connection with testing done as a result of the Redemptions.

  Equity-based Compensation Expense

We account for equity-based compensation in accordance with FAS 123R. The provisions of FAS 123R require a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the statement of operations over the period during which an employee is required to provide service in exchange for the award. See Note 1 to our unaudited consolidated financial statements for the nine months ended September 30, 2006 and Note 3 to our audited consolidated financial statements for the year ended December 31, 2005, each of which is included elsewhere in this Current Report on Form 8-K, for additional discussion.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, consistent with the provisions of FAS 123R and SAB No. 107, Share-Based Payment. Because option-pricing models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The assumptions presented in the table below represent the weighted-average value of the applicable assumption used to value stock options at their grant date.

	Nine Months Ended
	September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003

Expected volatility	22.2%	24.5%	24.5%	34.9%	53.9%
Expected term to exercise from grant date	5.07 years	4.79 years	4.79 years	3.60 years	3.11 years
Risk-free rate	4.6%	3.9%	3.9%	3.1%	2.6%
Expected dividend yield	1.1%	0.1%	0.1%	0%	0%

The two most significant judgments involved in the selection of fair value assumptions are the expected volatility of Time Warner’s common stock and the expected term to exercise from grant date. In estimating expected volatility, we look to the volatility implied by long-term traded Time Warner options (i.e., terms of two years). Because Time Warner options granted to our employees have terms greater than two years, the volatility implied by the traded Time Warner options is adjusted to reflect the expected life of the options. In estimating the expected term of stock options granted to an employee, we utilize a mathematical model which considers factors such as historical employee exercise patterns and volatility of Time Warner common stock to predict the expected term of an employee stock option. The judgments involved here also include determining whether different segments of the employee population have different exercise behavior. Separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. We determine the expected dividend yield percentage by dividing the expected annual dividend by the market price of Time Warner common stock at the date of grant.

Our stock option compensation expense for the nine months ended September 30, 2006 and 2005 was $24 million and $44 million, respectively, and for the years ended December 31, 2005, 2004 and 2003 was $53 million, $66 million and $93 million, respectively. The weighted-average fair value of an option for the nine months ended September 30, 2006 and 2005 was $4.47 and $5.11, respectively, and for the years ended December 31, 2005, 2004 and 2003, was $5.11, $5.11 and $4.06, respectively. A one year increase in the expected term, from 5.07 years to 6.07 years, while holding all other assumptions constant, would result in an increase to the 2006 weighted-average grant date fair value of approximately $0.44 per option, resulting in approximately $4 million of additional compensation expense recognized in income over the period during which an employee is required to provide service in exchange for the award. A 500 basis point increase in the volatility, from 22.2% to 27.2%, while holding all other assumptions constant, would result in an increase to the 2006 weighted-average grant date fair value of approximately $0.61 per option, resulting in approximately $5 million of additional compensation expense recognized in income over the period during which an employee is required to provide service in exchange for the award.

  Multiple-element Transactions

Multiple-element transactions involve situations where judgment must be exercised in determining fair value of the different elements in a bundled transaction. As the term is used here, multiple-element arrangements can involve:

•	Contemporaneous purchases and sales. We sell a product or service (e.g., advertising services) to a customer and at the same time purchase goods or services (e.g., programming);

•	Sales of multiple products or services. We sell multiple products or services to a counterparty (e.g., we sell video, voice and high-speed data services to a customer); and/or

•	Purchases of multiple products or services, or the settlement of an outstanding item contemporaneous with the purchase of a product or service. We purchase multiple products or services from a counterparty (e.g., we settle a dispute on an existing programming contract at the same time that we are renegotiating a new programming contract with the same vendor).

Contemporaneous purchases and sales.  In the normal course of business, we enter into multiple-element transactions where we are simultaneously both a customer and a vendor with the same counterparty. For example, when negotiating the terms of programming purchase contracts with cable networks, we may at the same time negotiate for the sale of advertising to the same cable network. Arrangements, although negotiated contemporaneously, may be documented in one or more contracts. In accounting for such arrangements, we look to the guidance contained in the following authoritative literature:

•	APB Opinion No. 29, Accounting for Nonmonetary Transactions (“APB 29”);

•	FASB Statement No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29 (“FAS 153”);

•	EITF Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (“EITF 01-09”); and

•	EITF Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor (“EITF 02-16”).

Our policy for accounting for each transaction negotiated contemporaneously is to record each element of the transaction based on the respective estimated fair values of the goods or services purchased and the goods or services sold. The judgments made in determining fair value in such arrangements impact the amount and period in which revenues, expenses and net income are recognized over the term of the contract. In determining the fair value of the respective elements, we refer to quoted market prices (where available), historical transactions or comparable cash transactions. The most frequent transactions of this type that we encounter involve funds received from our vendors which we account for in accordance with EITF 02-16. We record cash consideration received from a vendor as a reduction in the price of the vendor’s product unless (i) the consideration is for the reimbursement of a specific, incremental, identifiable cost incurred in which case we would record the cash consideration received as a reduction in such cost or (ii) we are providing an identifiable benefit in exchange for the consideration in which case we recognize revenue for this element.

With respect to programming vendor advertising arrangements being negotiated simultaneously with the same cable network, we assess whether each piece of the arrangements is at fair value. The factors that are considered in determining the individual fair values of the programming and advertising vary from arrangement to arrangement and include:

•	existence of a “most-favored-nation” clause or comparable assurances as to fair market value with respect to programming;

•	comparison to fees under a prior contract;

•	comparison to fees paid for similar networks; and

•	comparison to advertising rates paid by other advertisers on our systems.

Advertising revenues associated with such arrangements were less than $1 million for the nine months ended September 30, 2006 and the year ended December 31, 2005, and were $9 million for each of the years ended December 31, 2004 and 2003.

Sales of multiple products or services.  Our policy for revenue recognition in instances where multiple deliverables are sold contemporaneously to the same counterparty is in accordance with EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, and SEC Staff Accounting Bulletin No. 104, Revenue Recognition. Specifically, if we enter into sales contracts for the sale of multiple products or services, then we evaluate whether we have objective fair value evidence for each deliverable in the transaction. If we have objective fair value evidence for each deliverable of the transaction, then we account for each deliverable in the transaction separately, based on the relevant revenue recognition accounting policies. However, if we are unable to determine objective fair value for one or more undelivered elements of the transaction, we recognize revenue on a straight-line basis over the term of the agreement. For example, we sell cable, voice and high-speed data services to subscribers in a bundled package at a rate lower than if the subscriber purchases each product on an individual basis. Subscription revenues received from such subscribers are allocated to each product in a pro-rata manner based on the fair value of each of the respective services.

Purchases of multiple products or services.  Our policy for cost recognition in instances where multiple products or services are purchased contemporaneously from the same counterparty is consistent with our policy for the sale of multiple deliverables to a customer. Specifically, if we enter into a contract for the purchase of multiple products or services, we evaluate whether we have fair value evidence for each product or service being purchased. If we have fair value evidence for each product or service being purchased, we account for each separately, based on the relevant cost recognition accounting policies. However, if we are unable to determine fair value for one or more of the purchased elements, we generally recognize the cost of the transaction on a straight-line basis over the term of the agreement.

This policy would also apply in instances where we settle a dispute at the same time we purchase a product or service from that same counterparty. For example, we may settle a dispute on an existing programming contract with a programming vendor at the same time that we are renegotiating a new programming contract with the same programming vendor. Because we are negotiating both the settlement of the dispute and a new programming contract, each of these elements should be accounted for at fair value. The amount allocated to the settlement of the dispute would be recognized immediately, whereas the amount allocated to the new programming contract would be accounted for prospectively, consistent with the accounting for other similar programming agreements.

  Property, Plant and Equipment

We incur expenditures associated with the construction of our cable systems. Costs associated with the construction of the cable transmission and distribution facilities and new cable service installations are capitalized. With respect to certain customer premise equipment, which includes converters and cable modems, we capitalize installation charges only upon the initial deployment of these assets. All costs incurred in subsequent disconnects and reconnects are expensed as incurred. Depreciation on these assets is provided, generally using the straight-line method, over their estimated useful lives.

We use product-specific and, in the case of customers who have multiple products installed at once, bundle-specific standard costing models to capitalize installation activities. Significant judgment is involved in the development of these costing models, including the average time required to perform an installation and the determination of the nature and amount of indirect costs to be capitalized. Additionally, the development of standard costing models for new products such as our voice services product involve more estimates than the standard costing models for established products because we have less historical data related to the installation of new products. The standard costing models are reviewed annually and adjusted prospectively, if necessary, based on comparisons to actual costs incurred.

We generally capitalize expenditures for tangible fixed assets having a useful life of greater than one year. Types of capitalized expenditures include: customer premise equipment, scalable infrastructure, line extensions, plant upgrades and rebuilds and support capital. For converters and modems, useful life is generally 3 to 4 years and for plant upgrades, useful life is up to 16 years. In connection with the Transactions, TW NY acquired significant amounts of property, plant and equipment, which were recorded at their estimated fair values. The remaining useful lives assigned to such assets were generally shorter than the useful lives assigned to comparable new assets to reflect the age, condition and intended use of the acquired property, plant and equipment.

  Programming Agreements

We exercise significant judgment in estimating programming expense associated with certain video programming contracts. Our policy is to record video programming costs based on our contractual agreements with programming vendors, which are generally multi-year agreements that provide for us to make payments to the programming vendors at agreed upon rates, which represent fair market value, based on the number of subscribers to which we provide the service. If a programming contract expires prior to entering into a new agreement, we are required to estimate the programming costs during the period there is no contract in place. We consider the previous contractual rates, inflation and the status of the negotiations in determining our estimates. When the programming contract terms are finalized, an adjustment to programming expense is recorded, if necessary, to reflect the terms of the new contract. We must also make estimates in the recognition of programming expense related to other items, such as the accounting for free periods, “most-favored-nation” clauses and service interruptions, as well as the allocation of consideration exchanged between the parties in multiple-element transactions.

Income Taxes

From time to time, we engage in transactions in which the tax consequences may be subject to uncertainty. Examples of such transactions include business acquisitions and disposals, issues related to consideration paid or received in connection with acquisitions, and certain financing transactions. Significant judgment is required in assessing and estimating the tax consequences of these transactions. For example, the Adelphia Acquisition was designed as a taxable acquisition. Accordingly, we have viewed a portion of our tax basis in the acquired assets resulting from the Adelphia Acquisition as incremental value above the amount of basis more generally associated with cable systems. The tax benefit of such incremental step-up would reduce net cash tax payments by more than $300 million per year, assuming the following: (i) incremental step-up relating to 85% of the $14.4 billion purchase price (which assumes that 15% of the fair market value of cable systems represents a typical amount of basis), (ii) straight-line amortization deductions over 15 years, (iii) sufficient taxable income to utilize the amortization deductions, and (iv) a 40% effective tax rate. The IRS or state and local taxing authorities might challenge the anticipated tax characterizations or related valuations, and any successful challenge could significantly increase our future tax payments and significantly reduce our future earnings and cash flow. Additionally, the TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Tax Code. If the IRS were successful in challenging the tax-free characterization of the TWC Redemption, an additional cash liability on account of taxes of up to an estimated $900 million could be payable by us.

We prepare and file tax returns based on interpretation of tax laws and regulations. In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. In determining our tax provision for financial reporting purposes, we establish a reserve for those uncertain tax positions where it is not probable that a benefit taken on the tax return will be sustained. That is, for financial reporting purposes, we only recognize tax benefits taken on the tax return that are probable of being sustained. There is considerable judgment involved in determining whether positions taken on the tax return are probable of being sustained. We adjust our tax reserve estimates periodically because of ongoing examinations by and settlements with the various taxing authorities, as well as changes in tax laws, regulations and interpretations. The consolidated tax provision of any given year includes adjustments to prior year income tax accruals that are considered appropriate. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on our consolidated financial position but could possibly be material to our consolidated results of operations or cash flow of any one period.

PROPERTIES

Our principal physical assets consist of operating plant and equipment, including signal receiving, encoding and decoding devices, headends and distribution systems and equipment at or near subscribers’ homes for each of our cable systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headends, consisting of electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. Our distribution system consists primarily of coaxial and fiber optic cables, lasers, routers, switches and related electronic equipment. Our cable plant and related equipment generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. Customer premise equipment consists principally of set-top boxes and cable modems. The physical components of cable systems require periodic maintenance.

Our high-speed data backbone consists of fiber owned by us or circuits leased from affiliated and third party vendors, and related equipment. We also operate regional data centers with equipment that is used to provide services, such as e-mail, news and web services to our high-speed data subscribers and to provide services to our Digital Phone customers. In addition, we maintain a network operations center with equipment necessary to monitor and manage the status of our high-speed data network.

As of September 30, 2006, the largest property we owned was an approximately 318,500 square foot building housing one of our divisional headquarters, a call center and a warehouse in Columbia, SC, of which approximately 50% is leased to a third party tenant, and we leased and owned other real property housing national operations centers and regional data centers used in our high-speed data services business in Herndon, VA; Raleigh, NC; Tampa, FL; Syracuse, NY; Austin, TX; Kansas City, MO; Orange County, CA; New York, NY; and Columbus, OH. As of September 30, 2006, we also leased and owned locations for our corporate offices in Stamford, CT and Charlotte, NC as well as numerous business offices, warehouses and properties housing divisional operations throughout the country. Our signal reception sites, primarily antenna towers and headends, and microwave facilities are located on owned and leased parcels of land, and we own or lease space on the towers on which certain of our equipment is located. We own most of our service vehicles.

We believe that our properties, both owned and leased, taken as a whole, are in good operating condition and are suitable and adequate for our business operations. The nature of the facilities and properties that we acquired as a result of the Transactions is substantially similar to those used in our existing business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Our Common Stock

The following table sets forth information as of December 15, 2006 as to the number of shares of our common stock beneficially owned by each person known to us to be the beneficial owner of more than 5% of our common stock. As of December 15, 2006, none of our executive officers or directors beneficially owned any shares of our common stock.

	Class A Common Stock		Class B Common Stock
	Number of	Percent of	Number of	Percent of	Total Voting Power
Name of Beneficial Owner(1)	Shares Owned	Class Owned	Shares Owned	Class Owned	Prior to Distribution(5)

Time Warner(2,3)	746,000,000	82.7%	75,000,000	100%	90.6%
ACC(4)	149,765,147	16.6%	—	—	9.1%

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power.

(2)	The shares are registered in the name of WCI, an indirect and wholly owned subsidiary of Time Warner. By virtue of Time Warner’s control of WCI, Time Warner is deemed to beneficially own the shares of Class A and Class B common stock held by WCI. The address of each of Time Warner and WCI is One Time Warner Center, New York, NY 10019.

(3)	Amounts shown as owned by Time Warner may be deemed to be beneficially owned by Mr. Pace who is an executive officer of Time Warner and is also a member of our board of directors.

(4)	Amounts shown do not include 6,148,283 shares of Class A common stock held in escrow to secure Adelphia’s obligations in respect of any post-closing adjustments to the purchase price in the Adelphia Acquisition and Adelphia’s indemnification obligations under the TWC Adelphia Purchase Agreement. The escrowed shares are held by Deutsche Bank Trust Company Americas. For more information, see “Business—The Transactions—Agreements with ACC—The TWC Purchase Agreement.” The address of ACC is 5619 DTC Parkway, Greenwood Village, CO 80111.

(5)	Reflects the total voting power of such person or entity when both our Class A and Class B common stock vote together as a single class.

ACC

In connection with the Adelphia Acquisition, ACC received 149,765,147 shares of our Class A common stock and an additional 6,148,283 shares were paid into escrow, together representing 17.3% of our outstanding Class A common stock.

Beneficial Ownership of Time Warner Common Stock

The following table sets forth information as of October 31, 2006 as to the number of shares of Time Warner common stock beneficially owned by:

•	each executive officer named in the Summary Compensation Table below;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

	Time Warner Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares	Option Shares(2)	Percent of Class

Carole Black	—	—	*
Glenn A. Britt(3)(5)	225,859	1,745,588	*
Thomas H. Castro	—	—	*
David C. Chang	2,735	—	*
James E. Copeland, Jr.	—	—	*
Peter R. Haje(5)	35,966	270,000	*
Landel C. Hobbs	18,869	657,500	*
Michael LaJoie	6,619	151,524	*
Don Logan(5)	398,256	4,531,250	*
Michael Lynne(4)(5)	61,954	2,142,500	*
Robert D. Marcus	—	663,269	*
John K. Martin	2,336	129,750	*
N.J. Nicholas, Jr.	—	—	*
Wayne H. Pace(5)	173,052	1,416,213	*
All current directors and executive officers as a group (17 persons)(3)-(5)	959,333	12,889,874	*

*	Represents beneficial ownership of less than one percent of Time Warner’s issued and outstanding common stock on October 31, 2006.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include any shares of Time Warner common stock or other Time Warner equity securities that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of October 31, 2006, the only equity securities of Time Warner beneficially owned by the named persons or group were shares of Time Warner common stock and options to purchase Time Warner common stock.

(2)	Reflects shares of Time Warner common stock subject to options to purchase common stock issued by Time Warner which, on October 31, 2006, were unexercised but were exercisable on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.”

(3)	Includes 348 shares owned by Mr. Britt’s spouse as to which Mr. Britt disclaims beneficial ownership.

(4)	Includes 3,115 shares held by the Ninah and Michael Lynne Foundation and 50,000 stock options that have been transferred to trusts for the benefit of members of Mr. Lynne’s family.

(5)	Includes (a) an aggregate of approximately 158,246 shares of Time Warner common stock held by a trust under the Time Warner Savings Plan and the TWC Savings Plan for the benefit of our current executive officers and directors, including 33,363 shares for Mr. Britt, 10,966 shares for Mr. Haje, 84,841 shares for Mr. Logan, 13,679 shares for Mr. Lynne, 2,336 shares for Mr. Martin and 752 shares for Mr. Pace and (b) an aggregate of approximately 5,105 shares of Time Warner common stock beneficially owned by members of such persons’ immediate family.

DIRECTORS AND EXECUTIVE OFFICERS

Our Directors and Executive Officers

The following table sets forth the name of each of our directors and executive officers, the office held by such director or officer and the age of such director or officer as of November 15, 2006. Unless otherwise noted, each of the executive officers named below assumed his or her position with us at the time of the TWE Restructuring, which took place in March 2003 and, prior to that time, each held the same position within the Time Warner Cable division of TWE.

Name	Age	Office

Glenn A. Britt	57	President and Chief Executive Officer, Class B Director
Carole Black	63	Class B Director
Thomas H. Castro	52	Class B Director
David C. Chang	65	Class A Director
James E. Copeland, Jr.	61	Class A Director
Peter R. Haje	72	Class B Director
Don Logan	62	Chairman of the Board, Class B Director
Michael Lynne	65	Class B Director
N.J. Nicholas, Jr.	67	Class B Director
Wayne H. Pace	60	Class B Director
Landel C. Hobbs	44	Chief Operating Officer
Michael LaJoie	52	Executive Vice President and Chief Technology Officer
Marc Lawrence-Apfelbaum	51	Executive Vice President, General Counsel and Secretary
Robert D. Marcus	41	Senior Executive Vice President
John K. Martin	39	Executive Vice President and Chief Financial Officer
Carl U.J. Rossetti	58	Executive Vice President, Corporate Development
Lynn M. Yaeger	57	Executive Vice President, Corporate Affairs

Set forth below are the principal positions held during at least the last five years by each of the directors and executive officers named above:

Mr. Britt	Glenn A. Britt has served as our President and Chief Executive Officer since February 15, 2006. Prior to that, he had served as our Chairman and Chief Executive Officer since the TWE Restructuring. Prior to the TWE Restructuring, Mr. Britt was the Chairman and Chief Executive Officer of the Time Warner Cable division of TWE from August 2001 and was President of the Time Warner Cable division of TWE from January 1999 to August 2001. Prior to assuming that position, he was Chief Executive Officer and President of Time Warner Cable Ventures, a unit of TWE, from January 1994 to January 1999. He was an Executive Vice President for certain of our predecessor entities from 1990 to January 1994. From 1972 to 1990, Mr. Britt held various positions at Time Warner and its predecessor Time Inc., including as Chief Financial Officer of Time Inc. Mr. Britt has served as a Class B director since the closing of the TWE Restructuring. Mr. Britt also serves as a director of Xerox Corporation.

Ms. Black	Carole Black served as the President and Chief Executive Officer of Lifetime Entertainment Services, a multi-media brand for women, including Lifetime Network, Lifetime Movie Network, Lifetime Real Women Network, Lifetime Online and Lifetime Home Entertainment, from March 1999 to March 2005. Prior to that, Ms. Black served as the President and General Manager of NBC4, Los Angeles, a commercial television station, from 1994 to 1999, and at various marketing-related positions at The Walt Disney Company, a media and entertainment company, from 1986 to 1993. Ms. Black has served as a Class B Director since the Adelphia Closing.

Mr. Castro	Thomas H. Castro, the co-founder of Border Media Partners LLC, a radio broadcasting company that primarily targets Hispanic listeners, has served as its President and Chief Executive Officer since 2002. Prior to that, Mr. Castro, an entrepreneur, owned and operated other radio stations and founded a company that exported oil field equipment to Mexico. He also served as the National Deputy Finance Chairman of the Kerry for President Campaign. Mr. Castro has served as a Class B Director since the Adelphia Closing.

Dr. Chang	David C. Chang has served as Chancellor of Polytechnic University in New York since July 2005, having served as its President from 1994. Prior to assuming that position, he was Dean of the College of Engineering and Applied Sciences at Arizona State University. Dr. Chang is also a director of AXT, Inc. and Fedders Corporation, has served as a Class A director since the closing of the TWE Restructuring and served as an independent director of ATC from 1986 to 1992.

Mr. Copeland, Jr	James E. Copeland, Jr. has served as a Global Scholar at the Robinson School of Business at Georgia State University since 2003. Prior to that, Mr. Copeland served as the Chief Executive Officer of Deloitte & Touche USA LLP, a public accounting firm, and Deloitte Touche Tohmatsu, its global parent, from 1999 to May 2003. Prior to that, Mr. Copeland served in various positions at Deloitte & Touche, and its predecessors from 1967. Mr. Copeland has served as a Class A director since the Adelphia Closing and is also a director of Coca-Cola Enterprises Inc., ConocoPhillips and Equifax, Inc.

Mr. Haje	Peter R. Haje has served as a legal and business consultant and private investor since he retired from service as an executive officer of Time Warner on January 1, 2000. Prior to that, he served as the Executive Vice President and General Counsel of Time Warner from October 1990, adding the title of Secretary in May 1993. He also served as the Executive Vice President and General Counsel of TWE from June 1992 until 1999. Prior to his service to Time Warner, Mr. Haje was a partner of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP for more than 20 years. Mr. Haje has served as a Class B director since the Adelphia Closing and is also a director of Courtside Acquisition Corp.

Mr. Logan	Don Logan was appointed Chairman of our Board of Directors on February 15, 2006. He served as Chairman of Time Warner’s Media & Communications Group from July 2002 until December 31, 2005. Prior to assuming that position, he was Chairman and Chief Executive Officer of Time Inc., Time Warner’s publishing subsidiary, from 1994 to July 2002 and was its President and Chief Operating Officer from 1992 to 1994. Prior to that, Mr. Logan held various executive positions with Southern Progress Corporation, which was acquired by Time Inc. in 1985. Mr. Logan has served as a Class B director since the closing of the TWE Restructuring.

Mr. Lynne	Michael Lynne has served as the Co-Chairman and Co-Chief Executive Officer of New Line Cinema Corporation, a producer, marketer and distributor of theatrical motion pictures and a subsidiary of Time Warner, since 2001. Prior to that, he served as its President and Chief Operating Officer from 1990 and as Counsel to New Line Cinema for a decade prior to that. Mr. Lynne has served as a Class B director since the Adelphia Closing.

Mr. Nicholas	N.J. Nicholas, Jr. is an investor. From 1964 until 1992, Mr. Nicholas held various positions at Time Inc. and Time Warner. He was named President of Time Inc. in 1986 and served as Co-Chief Executive Officer of Time Warner from 1990 to 1992. Mr. Nicholas is also a director of Boston Scientific Corporation and Xerox Corporation and has served as a Class B director since the closing of the TWE Restructuring.

Mr. Pace	Wayne H. Pace has served as Executive Vice President and Chief Financial Officer of Time Warner since November 2001, and served as Executive Vice President and Chief Financial Officer of TWE from November 2001 until October 2004. He was Vice Chairman and Chief Financial and Administrative Officer of Turner Broadcasting System, Inc. (“TBS”) from March 2001 to November 2001 and held various other executive positions at TBS, including Chief Financial Officer, from 1993 to 2001. Prior to that Mr. Pace was an audit partner with Price Waterhouse, now PricewaterhouseCoopers LLP, an international accounting firm. Mr. Pace has served as a Class B director since the closing of the TWE Restructuring.

Mr. Hobbs	Landel C. Hobbs has served as our Chief Operating Officer since August 2005. Prior to that, he served as our Executive Vice President and Chief Financial Officer since the TWE Restructuring and in the same capacity for the Time Warner cable division of TWE from October 2001. Prior to that, he was Vice President, Financial Analysis and Operations Support for Time Warner from September 2000 to October 2001. Beginning in 1993, Mr. Hobbs was employed by TBS (a subsidiary of Time Warner since 1996), including as Senior Vice President and Chief Accounting Officer from 1996 until September 2000.

Mr. LaJoie	Michael LaJoie has served as our Executive Vice President and Chief Technology Officer since January 2004. Prior to that, he served as Executive Vice President of Advanced Technology from the TWE Restructuring and in the same capacity for the Time Warner Cable division of TWE from August 2002 until the TWE Restructuring. Mr. LaJoie served as Vice President of Corporate Development of the Time Warner Cable division of TWE from 1998.

Mr. Lawrence-Apfelbaum	Marc Lawrence-Apfelbaum has served as our Executive Vice President, General Counsel and Secretary since January 2003. Prior to that, he served as Senior Vice President, General Counsel and Secretary of the Time Warner Cable division of TWE from 1996 and other positions in the law department prior to that.

Mr. Marcus	Robert D. Marcus has served as our Senior Executive Vice President since August 2005, joining us from Time Warner where he had served as Senior Vice President, Mergers and Acquisitions from 2002.

Mr. Marcus joined Time Warner in 1998 as Vice President of Mergers and Acquisitions.

Mr. Martin	John K. Martin has served as our Executive Vice President and Chief Financial Officer since August 2005, joining us from Time Warner where he had served as Senior Vice President of Investor Relations from May 2004 and Vice President from March 2002 to May 2004. Prior to that, Mr. Martin was Director in the Equity Research group of ABN AMRO Securities LLC from 2000 to 2002, and Vice President of Investor Relations at Time Warner from 1999 to 2000. Mr. Martin first joined Time Warner in 1993 as a Manager of SEC financial reporting.

Mr. Rossetti	Carl U.J. Rossetti has served as our Executive Vice President, Corporate Development since August 2002. Previously, Mr. Rossetti served as an Executive Vice President of the Time Warner Cable division of TWE from 1998 and in various other positions since 1976.

Ms. Yaeger	Lynn M. Yaeger has served as our Executive Vice President of Corporate Affairs since January 2003. Prior to assuming that position, she served as Senior Vice President of Corporate Affairs for our various predecessors beginning in 1988.

Currently, our board of directors consists of ten members, five of whom are independent as required pursuant to our by-laws. See “—Corporate Governance” below. Our board has identified Ms. Black and Messrs. Castro, Chang, Copeland and Nicholas as independent directors as independence is defined in Rule 303A.02 of the NYSE Listed Company Manual and as defined by Rule 10A-3 of the Exchange Act. Additionally, each of these directors meets the categorical standards for independence established by our board, as set forth in our Corporate Governance Policy. Our board has determined that the employment of Mr. Nicholas’ stepson by Time Inc., a subsidiary of Time Warner, does not affect Mr. Nicholas’ independence. A copy of our Corporate Governance Policy will be available on our website upon the listing of our Class A common stock on the NYSE.

Terms of Executive Officers and Directors

Each director serves for a term of one year. Directors hold office until the annual meeting of stockholders and until their successors have been duly elected and qualified. Our executive officers are appointed by the board of directors and serve at the discretion of the board.

Corporate Governance

Controlled Company

We expect that our Class A common stock will begin trading on the NYSE in late February or early March 2007. For purposes of the NYSE rules, we expect to be a “controlled company.” “Controlled companies” under the NYSE rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company. A subsidiary of Time Warner currently holds approximately 84.0% of our common stock and 90.6% of the voting power and Time Warner is able to elect our entire board of directors. Accordingly, we are exempt from certain NYSE governance requirements provided in the NYSE rules. Specifically, as a controlled company under NYSE rules, we are not required to, and will not, have (1) a majority of independent directors, (2) a nominating/governance committee composed entirely of independent directors or (3) a compensation committee composed entirely of independent directors.

Board of Directors

Holders of our Class A common stock vote, as a separate class, with respect to the election of our Class A directors, and holders of our Class B common stock vote, as a separate class, with respect to the election of our Class B directors. Under our restated certificate of incorporation, the Class A directors must represent not less than one-sixth and not more than one-fifth of our directors, and the Class B directors must represent not less than four-

fifths of our directors. As a result of its shareholdings, Time Warner has the ability to cause the election of all Class A directors and Class B directors, subject to certain restrictions on the identity of these directors discussed below.

Under the terms of our amended and restated certificate of incorporation at least 50% of our board of directors must be independent directors. As a condition to the consummation of the Adelphia Acquisition, we agreed not to amend this charter provision prior to August 1, 2009 (three years following the Adelphia Closing) without, among other things, the consent of the holders of a majority of the shares of Class A common stock other than Time Warner and its affiliates.

Board Committees

Our board of directors has three principal standing committees, an audit committee, a compensation committee and a nominating and governance committee.

Audit Committee.  The members of the audit committee are currently James Copeland, Jr., who serves as the Chair, David Chang and N.J. Nicholas, Jr. Among other things, the audit committee complies with all NYSE and legal requirements and consists entirely of independent directors. The audit committee:

•	has the authority over the engagement of, the approval of services provided by, and the independence of, our auditors;

•	reviews our financial statements and the results of each external audit;

•	reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention; and

•	oversees our compliance program.

Our board has determined that each member of our audit committee qualifies as an audit committee financial expert under the rules of the SEC implementing section 407 of the Sarbanes-Oxley Act and meets the independence and experience requirements of the NYSE and the federal securities laws.

Compensation Committee.  The members of our compensation committee are Michael Lynne, who serves as the Chair, Carole Black, Thomas Castro, Peter Haje and Don Logan. The compensation committee has oversight over our overall compensation structure and benefit plans. The compensation committee has a sub-committee consisting of two independent directors, Carole Black and Thomas Castro, to which it may delegate executive compensation matters. This sub-committee:

•	reviews and approves corporate goals and objectives relevant to the compensation of our CEO and each of our executive officers and each of our other employees whose annual total compensation has a value of $2 million or more (the “Senior Executives”);

•	evaluates the performance of our CEO and the Senior Executives; and

•	sets the compensation level of our CEO and the Senior Executives.

Nominating and Governance Committee.  The members of our nominating and governance committee are N.J. Nicholas, Jr., who serves as the Chair, David Chang, Peter Haje, Don Logan and Wayne Pace. The nominating and governance committee is responsible for assisting the board in relation to:

•	corporate governance and related regulatory matters;

•	director nominations;

•	committee structure and appointments;

•	CEO performance evaluations and succession planning;

•	board performance evaluations;

•	director compensation; and

•	stockholder proposals and communications.

Code of Ethics

We have adopted a Code of Ethics for our Chief Executive Officer and senior financial officers. Amendments to this Code of Ethics or any grant of a waiver from a provision of this Code of Ethics requiring disclosure under applicable SEC rules will be disclosed on our website. We have also adopted a code of business conduct and ethics for our employees that conforms to the requirements of the NYSE listing rules.

Copies of our audit, compensation and nominating and governance committee charters, our Code of Ethics for our senior executives and senior financial officers and our code of business conduct and ethics are available on our website, at www.timewarnercable.com. The information on our website is not part of this Current Report on Form 8-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Oversight and Authority for Executive Compensation

We developed our compensation philosophy for 2006 before we became a separately-traded public company and before we completed the Transactions. Some of our compensation philosophy, structure and practices are derived from our relationship with Time Warner, our corporate parent. We obtained certain efficiencies by making use of the Time Warner compensation logistics and infrastructure that are available to us. For example, as is explained below, our executives have participated in the equity award programs of Time Warner. The compensation paid to our executive officers also reflects the terms of their employment agreements that were developed before we became a public company.

Before July 31, 2006, our compensation committee was composed of all of the members of our board of directors (in such capacity, the “Old Compensation Committee”), which at that time consisted of six members. Our board of directors expanded from six members to ten on July 31, 2006 when the Transactions closed, and a new separate five-member compensation committee was appointed (the “New Compensation Committee”). Our New Compensation Committee had its first meeting in December 2006.

At all times, our compensation committee has been responsible for reviewing and/or approving all elements of our executive compensation programs. These include:

•	salary;

•	annual cash bonus;

•	long-term compensation, including equity-based awards;

•	employment agreements for our named executive officers, including any change of control or severance provisions or personal benefits set forth in those agreements; and

•	any change in control or severance arrangements for our named executive officers that are not part of their employment agreements.

For 2006, members of our management, including Glenn Britt, our President and Chief Executive Officer, Robert Marcus, our Senior Executive Vice President, and Tomas Mathews, our Senior Vice President, Human Resources, evaluated each of the compensation elements described above. They reviewed base salaries, target award levels and performance measures in the incentive plans, and the structure of each compensation program, as discussed in this Compensation Discussion and Analysis. They also consulted with Time Warner executive compensation personnel. Our management then made recommendations to the Old Compensation Committee, which reviewed and approved each compensation element for each of the named executive officers for 2006. Our New Compensation Committee will determine final 2006 annual cash bonuses in early 2007. A similar process has been followed for establishing certain elements of the compensation package for each named executive officer for 2007, except that the recommendations of management were reviewed and approved by the New Compensation Committee. We expect that the remaining elements of 2007 compensation will be determined in a similar fashion.

2006 Compensation Philosophy

We seek to use a competitive mix of base salary and incentive compensation that will attract, retain, motivate and reward our executive officers for achievement of company and personal performance goals. Our philosophy is informed by the following key principles:

•	Competitive pay—Total compensation delivered to executives should reflect the competitive marketplace for talent inside and outside our industry so that we can attract, motivate and retain key talent while maintaining appropriate balance among our similarly situated executives.

•	Pay for performance—Total compensation delivered to executives should reflect an appropriate mix of variable, performance-based compensation tied to the achievement of company financial performance goals.

•	Short-term and long-term elements—Our executives’ total compensation should be delivered in a form that focuses the executive on both our short-term and long-term strategic objectives.

We also enter into employment agreements with our named executive officers to foster retention, to be competitive and to protect our business (through the use of restrictive covenants).

As a result of awards made prior to 2007, our named executive officers continue to participate in the Time Warner equity program. Starting in 2007, we expect that our executives will receive awards based on our Class A common stock and thereafter will not continue to receive awards under Time Warner’s equity plans. Our employees who have outstanding equity awards under the Time Warner equity plans will retain any rights under those awards pursuant to their terms.

Review of Compensation Practices

To make sure our compensation practices for 2006 matched our compensation philosophy, we began to review our compensation programs and practices in 2005. We continued our review through 2006. We determined that the compensation programs in place were still effective and appropriate for 2006.

Application of Compensation Philosophy

Competitive Compensation Levels.  We compared our named executive officers’ current compensation levels to competitive market norms using survey market data that represented national companies from general industry, telecommunications and media industries, with revenues which were generally comparable to ours, when we made our 2006 compensation recommendations to our Old Compensation Committee. Each named executive officer’s position was compared to other executives in positions of comparable scope and responsibility.

Additionally, compensation levels for Glenn Britt, our Chief Executive Officer, Landel Hobbs, our Chief Operating Officer, and John Martin, our Chief Financial Officer, were compared to data published in proxy statements or other publicly available sources for executives in similarly situated positions in cable companies of varying sizes, including Comcast, Cox Communications, Inc., Cablevision Systems Corp., Charter Communications, Inc. and Adelphia. We believe that these cable companies represented some of our major competitors for executive talent in 2006. Where available, we supplemented the compensation review with internal compensation data for comparable positions within Time Warner. We refer to the survey companies, proxy companies and internal Time Warner positions used to benchmark 2006 compensation levels for our named executive officers as the “2006 Peer Group.”

We began our review of each named executive officer’s compensation package with a review of the relevant executive’s employment agreement. The employment agreements provide a minimum annual salary and a target annual discretionary bonus, stated as a percentage of annual salary. Our 2006 compensation recommendations to our Old Compensation Committee also took into account the importance of each named executive officer’s position in our company, the importance of retaining the executive in his role and his tenure in the role. In consideration of these factors, we recommended target levels of compensation, consisting of base salary, annual cash bonus and long-term incentives, that would place the pay of each named executive officer between the median and the 75th percentile of the 2006 Peer Group. The total cash compensation delivered depends on the ultimate awards under our cash-based incentive plans, which depend on achievement of certain financial performance goals, discussed in detail below, and an evaluation of the executive’s individual performance.

Compensation Elements.  Our 2006 compensation program incorporated the following elements, which together were intended to encourage executives to focus on both our short-term and long-term strategic objectives:

•	Annual Base Salary;

•	Short-Term Cash Incentive—variable, performance-based annual incentive payment based on the achievement of company financial goals and individual goals;

•	Long-Term Incentives—blend of Time Warner stock options, Time Warner restricted stock units and variable performance-based long-term cash awards; and

•	Other Benefits—health and welfare benefits available generally to all employees and special personal benefits that are considered on a case-by-case basis.

To support our “pay for performance” compensation objective, a portion of compensation paid was variable and dependent upon the achievement of our and the relevant executive’s performance goals. The higher the level of strategic impact on organizational success an executive has, the larger the portion of the overall compensation package that is delivered through variable compensation related to our performance. For example, Mr. Britt’s target compensation is based approximately 90% on variable, performance- and/or equity-based compensation and 10% on base salary. Other named executive officers’ target compensation is based on approximately 75-80% variable, performance- and/or equity-based compensation.

We believe the split between short- and long-term performance-based 2006 compensation for our named executive officers, which was approximately even, but with slightly more compensation being delivered through long-term incentives, is consistent with the 2006 Peer Group.

2006 Base Salary.  We generally conduct reviews of base salaries annually, and we repeat the review when a named executive officer is promoted or his responsibilities change. During such a review we generally compare each named executive officer’s roles and responsibilities with the roles and responsibilities of his counterparts from other comparable companies, which for 2006 included the 2006 Peer Group. We consider each named executive officer’s performance, the importance of the executive officer’s position within our company, the importance of keeping the executive officer in his role and his tenure in the role. In general, the higher the strategic impact an executive officer has on our organizational success, the less we rely on base salary for his compensation.

We determined that Mr. Britt’s base salary for 2006 was within the ranges of the 2006 Peer Group; therefore, we did not consider a salary increase for Mr. Britt for 2006. Messrs. Hobbs, Martin and Marcus were hired or promoted into their current positions in August 2005. We considered data for comparable positions when we set their salaries at that time, so we did not think a base salary adjustment was needed for 2006. However, when we promoted Mr. Hobbs to Chief Operating Officer, we agreed to undertake a further review of his compensation during 2006. We reviewed Mr. Hobbs’ base salary in mid-2006 against the 2007 Peer Group (as described in “—Looking Forward”), his performance as our Chief Operating Officer and in light of his responsibility for a larger number of cable systems as a result of the Transactions. Based on this review, the New Compensation Committee approved a salary increase for Mr. Hobbs to $850,000, effective as of August 1, 2006.

Mr. LaJoie’s base salary was increased from $400,600 to $420,000 effective January 1, 2006 to reflect an annual performance merit increase. We reviewed Mr. LaJoie’s base salary against the 2006 Peer Group later in 2006 and, based on that review, Mr. LaJoie’s base salary was increased from $420,600 to $450,000 effective March 1, 2006.

2006 Short-Term Incentives.  The Time Warner Cable Incentive Plan (“TWCIP”) is a short-term annual cash incentive plan designed to motivate executives to help us meet and exceed our annual growth goals by giving them a chance to share in our financial success. The TWCIP also rewards executives for achieving specified individual and non-financial short-term goals. Each TWCIP participant is eligible to receive a target bonus stated as a percentage of base salary. Upon review of the 2006 Peer Group we determined that target bonus recommendations were in line with our compensation philosophy. For every level in our company, there is a TWCIP target bonus level. With increasing levels of responsibility, a higher percentage of the executive’s total compensation comes from performance-based bonuses.

Mr. Britt’s previous employment contract expired in August 2006. In connection with the negotiation of Mr. Britt’s new employment agreement, we compared Mr. Britt’s annual target bonus with publicly available data that had been assembled for these purposes, and we considered his increased responsibilities following the closing of the Transactions and our anticipated change to a public company. Our review and evaluation led to increasing Mr. Britt’s target bonus from $3,750,000 to $5,000,000 effective August 1, 2006. When we reviewed Mr. Hobbs’ employment agreement as discussed above, we also compared Mr. Hobbs’ annual target bonus with the 2007 Peer Group, and considered his responsibility for a larger number of cable systems following the closing of the Transactions. Our review and evaluation led to increasing Mr. Hobbs’ target bonus from 175% to 200% of base salary effective August 1, 2006. We also compared Mr. LaJoie’s target bonus to the 2006 Peer Group. Our review and evaluation led to increasing his target bonus from 80% to 100% of base salary, effective March 1, 2006.

The TWCIP established for 2006 was similar in structure to short-term incentive programs implemented by other Time Warner companies.

For 2006, the TWCIP performance goals for the named executive officers were weighted 70% on company-wide financial goals and 30% on individual goals. The financial goals—following their amendment in July 2006, as discussed below—were further weighted 70% based on OIBDA (as defined in this Current Report on Form 8-K), and 30% based on OIBDA less capital expenditures (other than capitalized transaction costs related to the Transactions). Management and the Old Compensation Committee believed that OIBDA is an important indicator of the operational strength and performance of our business, including our ability to provide cash flows to service debt and fund capital expenditures. This makes it a useful performance criterion. OIBDA less capital expenditures was chosen as the other financial measure because it is a measure of free cash flow (which is a common financial tool to assess a cable company’s ability to service debt).

Mr. Britt’s 2006 individual performance goals were as follows:

•	Adelphia/Comcast Integration—Close the Transactions and successfully integrate the Adelphia and Comcast resources into our existing systems;

•	Deployment of New Products and Technology—Successfully deploy within budget targets, Start Over, Digital Simulcast, Switched Digital and Mystro Digital Navigator;

•	Bundling—Increase the penetration of Triple-play products among subscribers;

•	Regionalization—Complete the regional organizational structure;

•	Digital Phone—Advance broad-based scaling and increase the penetration of our Digital Phone product;

•	Diversity—Implement a diversity program covering hiring, programming, marketing and partnering; and

•	Succession Planning—strengthen our management team through succession planning and the recruitment and retention of key executives (with a focus on diversity).

Mr. Britt established and approved the individual measurable goals for each of the other named executive officers. The goals for each of our named executive officers, other than Mr. Britt, include supporting Mr. Britt in achieving his goals, taking into account each named executive officer’s particular role and responsibilities.

At the time that the 2006 TWCIP was established, our Old Compensation Committee recognized that it was difficult to predict when the Transactions would ultimately close, and that the timing of the closing could significantly affect our financial results. Under the terms of the TWCIP, any significant change in our business that impacts our financial results, such as acquisitions or divestitures, should be reviewed to determine whether and to what extent the TWCIP targets should be modified. In light of this, the Old Compensation Committee did not initially establish the specific financial goals that would be used to determine payments under the 2006 TWCIP. However, it did, early in 2006, determine that the 2006 TWCIP would utilize a 70/30 weighting as between financial and individual goals discussed above. At that time, it also intended that the financial component would be further weighted 70% based on OIBDA and 30% based on Free Cash Flow (as defined in this Current Report on Form 8-K). In July 2006, the Old Compensation Committee acted to establish specific 2006 TWCIP financial goals, which were intended to reflect to the greatest extent possible the impact of the closing of the Transactions, as well as the then-anticipated dissolution of TKCCP. In adopting the goals, our Old Compensation Committee elected to replace the Free Cash Flow financial measure originally contemplated with OIBDA less capital expenditures. Our Old Compensation Committee felt it would be difficult to predictably gauge Free Cash Flow for 2006 because of anticipated working capital fluctuations arising as a result of the closing of the Transactions and our integration of the Acquired Systems into our existing operations, as well as the pending dissolution of TKCCP. As discussed above, OIBDA less capital expenditures was considered a more reliable financial measure under the circumstances. However, in light of the significant changes in our operational environment during the year, it will still be difficult to accurately assess management’s performance under this revised measure. The New Compensation Committee therefore will exercise discretion in determining final 2006 TWCIP payouts to ensure, to the extent possible, that the payments reflect the actual degree of difficulty required to achieve the financial goals that were established.

When determining bonuses for named executive officers for 2006 in January and February 2007, the New Compensation Committee will evaluate our performance against our financial goals. The New Compensation Committee will also determine how well Mr. Britt performed against his individual goals and, based on a recommendation from Mr. Britt, how well our other named executive officers performed against their individual goals. The resulting percentage of target bonus to be awarded can range from 0% to 150%, subject to any contractual limits. There is no payout for performance below the established minimum threshold under the TWCIP.

The following chart shows the estimated target payout ranges for 2006 for each named executive officer under the TWCIP:

	Estimated Target Payouts
	Below	Minimum		Maximum
Name	Threshold	Threshold (50%)	Target (100%)	Threshold (150%)

Glenn A. Britt(1)	$—	$2,187,500	$4,375,000	$5,587,500
John K. Martin	—	406,250	812,500	1,218,750
Landel C. Hobbs(2)	—	711,459	1,422,917	2,134,376
Robert D. Marcus	—	406,250	812,500	1,218,750
Michael LaJoie(3)	—	215,540	431,080	646,620

(1)	Reflects Mr. Britt’s 2006 target bonus, which has been pro-rated to reflect six months at a target bonus of $3,750,000 and six months at a target bonus of $5,000,000 and related pro-rated minimum and maximum bonus opportunity. Mr. Britt’s new employment agreement was approved by our board on July 28, 2006 and became effective on August 1, 2006.

(2)	Reflects Mr. Hobbs’ 2006 target bonus, which has been pro-rated to reflect seven months at base salary of $700,000, with a target bonus of 175% of his base salary, and five months at base salary of $850,000, with a target bonus of 200% of his base salary. Mr. Hobbs’ new compensation became effective as of August 1, 2006.

(3)	Reflects Mr. LaJoie’s 2006 target bonus, which has been pro-rated to reflect two months at base salary of $420,600, with a target bonus of 80% of his base salary, and ten months at base salary of $450,000, with a target bonus of 100% of his base salary. Mr. LaJoie’s new compensation became effective as of March 1, 2006.

2006 Long-Term Incentives.  Our long-term incentive compensation (“LTI”) program is designed to retain and motivate employees to meet and exceed our long-term growth goals as a balance to the short-term incentive plan. The 2006 LTI was similar in structure to long-term incentive programs implemented by other Time Warner companies.

For 2006, the LTI program was designed to deliver its value using a combination of 55% in stock-based awards and 45% in cash awards. The mix was determined in a manner designed to deliver a target amount of value. We used Time Warner common stock for our stock-based awards since we did not have any publicly traded stock at the time. Because the performance of Time Warner common stock relates to other Time Warner businesses in addition to ours, we used a long-term performance-based cash award (“LTIP”) to increase the extent to which our named executive officers’ long-term compensation ties directly to our financial results. We are currently evaluating the appropriate mix of equity-based and cash-based performance awards to use when we begin to grant equity awards based on our own stock.

We established LTI target awards for each named executive officer based on a competitive award level as compared against executives in comparable positions in the 2006 Peer Group. We based the target levels of the long-term awards on an evaluation of the named executive officer’s performance, the importance of his position within our organization, the importance of retaining the executive in his role, his tenure in the role and his established target award level.

2006 Stock-Based Awards.  We believe that the award of stock options and restricted stock units provides retention value and an opportunity to align the interests of our executives with the interests of our stockholders. Time Warner stock options and restricted stock units granted in 2006 to our named executive officers other than our Chief Executive Officer were based in part on the recommendations of our management to the compensation committee of Time Warner’s board of directors (the “Time Warner compensation committee”). The 2006 stock-based awards, including the mix between stock options and restricted stock units, was similar in structure to 2006 stock programs utilized by other Time Warner companies. Upon exercise of Time Warner stock options, we are obligated to reimburse Time Warner for the excess of the market price of the Time Warner common stock over the option exercise price. See Note 3 to our audited consolidated financial statements for the year ended December 31, 2005, included elsewhere in this Current Report on Form 8-K.

For 2006, the stock-based grants reflected a mix between time-based stock options and time-based restricted stock units of approximately 70% and 30%, respectively. Stock options are designed to reward executives for stock price growth and company performance as well as to align executives’ interests with stockholders. Restricted stock units are designed to enhance executive retention even when the stock value is fluctuating, reward stock price growth and encourage executive stock ownership.

The Time Warner compensation committee approved and granted stock-based awards to our named executive officers in 2006. Time Warner stock-based awards can be granted only by Time Warner. The Time Warner compensation committee approved stock-based grants to Messrs. Britt and Hobbs with input from Time Warner senior management and our management in the case of Mr. Hobbs. Separately, the Time Warner compensation committee awarded stock-based grants within Time Warner’s guidelines to our other named executive officers based on the recommendations of our management, in light of the relevant named executive officer’s individual performance, as well as the established target award level for each named executive officer. All of these stock-based awards were also presented to our Old Compensation Committee for review as part of its approval of 2006 compensation. Mr. Britt and the other named executive officers were awarded both stock options and restricted stock units. Pursuant to Time Warner’s long-standing practice, the stock options were granted with an exercise price equal to the average of the high and low sales prices of Time Warner’s common stock on the grant date. The restricted stock units awarded by Time Warner to our executive officers in March 2006 vest in two equal installments on the third and fourth anniversaries of the date of grant, and the stock options awarded at the same time vest in four equal installments on each of the first four anniversaries of the date of grant. We believe that the multi-year vesting schedule encourages executive retention and emphasizes a longer-term perspective.

2006 Long-Term Cash Awards.  Performance goals under the 2006-2008 LTIP are based on cumulative OIBDA for the years 2006 to 2008 relative to established OIBDA targets as discussed below. At the end of the three-year performance period, performance against the established OIBDA objectives will be measured. Actual achievement versus the established objectives will determine individual awards. We selected OIBDA as a performance measure in the LTIP for the same reasons discussed under the short-term incentive plan above.

Our Old Compensation Committee initially approved dollar amounts payable under the LTIP for the 2006-2008 performance period if targets were met, intending to utilize a three-year cumulative OIBDA performance range against our then-current four year budget and long-range financial plan. Under the terms of the LTIP, any change in our business that impacts our financial results, such as acquisitions or divestitures, are to be reviewed to determine whether and to what extent the LTIP performance ranges should be modified. In December 2006, our New Compensation Committee modified the LTIP performance goal for the 2006-2008 performance period and adopted the same OIBDA measure used in the TWCIP for the 2006 portion of the three-year performance period. The New Compensation Committee also established OIBDA goals for 2007 and 2008 based on our then current proposed budget and long-range financial plan. Our New Compensation Committee also indicated it would review final payouts carefully in light of the significant changes in our operational environment.

Actual awards can range from 0% to 200% of the LTIP target based on our actual performance, although no payout will be made for performance below the established minimum threshold under the LTIP. Payouts under the LTIP will be made during the first quarter of the year following the completion of the three-year performance period. For example, payouts from the 2006-2008 LTIP will occur during the first quarter of 2009.

Total Compensation Review

We believe that the total compensation to be delivered for 2006, including base salary and short-term and long-term incentives, appropriately reflects market competitive levels, individual and company performance, the importance of each individual’s position within our company, the importance of retaining the executive in his role and his tenure in the role.

Pursuant to our compensation philosophy and practices, we targeted total direct 2006 compensation to executives to be between the 50th and 75th percentiles of the 2006 Peer Group.

Mr. Britt’s 2006 target total direct compensation (including pro-rated adjustments due to an August increase in his short-term bonus target) is just slightly higher than the 50th percentile when compared to the survey market data, and below the average when compared to the 2006 proxy data that had been assembled (the benchmark used by Time Warner when reviewing Mr. Britt’s compensation). Mr. Martin’s 2006 target total direct compensation is slightly higher than the 50th percentile when compared to the survey market data and slightly below the average of the 2006 proxy data that had been assembled. Mr. Hobbs’ 2006 target total direct compensation (including pro-rated adjustments due to an August increase in base salary and short-term bonus target) is below the 50th percentile when compared to the survey market data and below the 50th percentile when compared to the 2007 Peer Group (the benchmark used by Time Warner when reviewing Mr. Hobbs’ compensation). Mr. Marcus’ and Mr. LaJoie’s 2006 target total direct compensation are both slightly higher than the 50th percentile when compared to survey market data. Neither Mr. Marcus’ nor Mr. LaJoie’s compensation was compared to a public peer group at the time that 2006 compensation was initially reviewed.

The foregoing is based on target payouts under the 2006 incentive programs. Actual market positioning for each of the executives in 2006 will depend on actual payments under such programs.

Looking Forward

We have presented recommendations to our New Compensation Committee for 2007 salaries, target bonus awards and target long-term incentive awards for each of our named executive officers. Our New Compensation Committee has reviewed and approved such recommendations.

Our management and our New Compensation Committee are currently evaluating the structure of our short-term and long-term incentive programs for 2007. As a newly-public company, we expect that our long-term compensation will consist largely of grants based on our Class A common stock, including stock options and restricted stock units. During 2006, we engaged Mercer Consulting to help us evaluate our executive compensation program for 2007, including measuring our executive compensation program against various benchmarks and advising us on our compensation mix and the structure of our bonus programs. Mercer also met with our New Compensation Committee in connection with reviewing 2007 salaries and bonus targets for our executive officers and provided insights on various executive compensation trends.

During 2006, we established a more refined peer group of 20 public cable, communications and entertainment companies with publicly available data that we believe are similar in size and focus to us and/or will better reflect our competitors for talent in the coming years. We call this group our “2007 Peer Group.” The companies that will be in our 2007 Peer Group include: Verizon, AT&T, Sprint, The Walt Disney Company, News Corporation, Comcast, BellSouth, Inc., Bell Canada Enterprises, CBS Corporation, QWEST Communications International, Inc., DIRECTV Group, Inc., Viacom Inc., ALLTEL Corporation, Echostar Communications Corporation, Telus Corporation, Clear Channel Communications, Inc., Rogers Communications Inc., Charter Communications Inc., Cablevision Systems Corporation and Liberty Global Inc. We believe the 2007 compensation approved by the New Compensation Committee for our named executive officers is consistent with our compensation philosophy which is informed in part by the practices of the 2007 Peer Group.

Perquisites

As described below, we provide personal benefits, such as reimbursement for financial services, from time to time to our named executive officers under their employment agreements when we determine such personal benefits are a useful part of a competitive compensation package. Mr. Britt was also provided with a car allowance in 2006. Additionally, we own aircraft jointly with Time Warner and other Time Warner companies. Use of corporate aircraft for business and personal travel is governed by a policy established by Time Warner. Under the policy, Mr. Britt is authorized to use the corporate aircraft for domestic business travel and for personal use when there is available space on a flight scheduled for a business purpose or in the event of a medical or family emergency. Other executives require various approvals for use of the corporate aircraft.

Employment Agreements

Consistent with our goal of attracting and retaining executives in a competitive environment, we have entered into employment agreements with Mr. Britt and the other named executive officers. The employment agreements with Messrs. Britt, Martin and Marcus were reviewed and approved by our Old Compensation Committee. The employment agreement for each named executive officer is described in detail in this Current Report on Form 8-K under “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Deferred Compensation

Before 2003, we maintained a nonqualified deferred compensation plan that generally permitted employees whose annual cash compensation exceeded a designated threshold to defer receipt of all or a portion of their annual bonus until a specified future date. Since March 2003, deferrals may no longer be made but amounts previously credited under the deferred compensation plan continue to track crediting rate elections made by the employee from an array of third-party investment vehicles offered under our savings plan. See “—Nonqualified Deferred Compensation.”

Tax Deductibility of Compensation

Section 162(m) of the Tax Code generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 in any one year with respect to each of its five most highly paid executive officers with the exception of compensation that qualifies as performance-based compensation. Because we were not a public company in 2006, section 162(m) did not apply to us with respect to compensation deductible for 2006. The New Compensation Committee will consider section 162(m) implications in making compensation recommendations and in designing compensation programs for our executives as a public company. However, the New Compensation Committee reserves the right to pay compensation that is not deductible if it determines that to be in our best interest and the best interests of our stockholders.

Executive Compensation Summary Table

The following table presents information concerning total compensation paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who served in such capacities on December 31, 2006 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
				Time	Time		Nonqualified
				Warner	Warner	Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(2)	Awards(3)	Compensation	Earnings(5)	Compensation(6)	Total(7)

Glenn A. Britt(1)	2006	$1,000,000	—	$1,018,786	$1,645,404	(4)	$150,810	$73,390	$3,888,390
President and Officer
John K. Martin	2006	$650,000	—	$115,111	$246,094	(4)	$40,570	$11,200	$1,062,975
Executive Vice President and Chief Financial Officer
Landel C. Hobbs	2006	$762,500	—	$230,364	$460,658	(4)	$35,820	$36,780	$1,526,122
Chief Operating Officer
Robert D. Marcus	2006	$650,000	—	$124,719	$276,112	(4)	$24,210	$13,360	$1,088,401
Senior Executive Vice President
Michael LaJoie	2006	$444,911	—	$51,953	$230,583	(4)	$60,090	$12,000	$799,537
Executive Vice President and Chief Technology Officer

(1)	Mr. Britt served as Chairman from January 1, 2006 through February 15, 2006, at which time he added the title of President and ceased serving as Chairman.

(2)	Amounts set forth in the Time Warner Stock Awards column represent the value of Time Warner restricted stock and restricted stock unit awards, which represent a contingent right to receive a designated number of shares of Time Warner common stock, par value $.01 per share (“Time Warner Common Stock”), upon completion of the vesting period, recognized for financial statement reporting purposes for 2006 as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts were calculated based on the average of the high and low sale prices of Time Warner Common Stock on the date of grant. The awards granted in 2006 vest equally on each of the third and fourth anniversaries of the date of grant, assuming continued employment. Each of the named executive officers has a right to receive dividends on their unvested shares of restricted stock and dividend equivalents on unvested Time Warner restricted stock units, if paid.

(3)	Amounts set forth in the Time Warner Option Awards column represent the fair value of stock option awards with respect to Time Warner Common Stock, recognized for financial statement reporting purposes for 2006 as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 10 to our audited consolidated financial statements for the year ended December 31, 2005, included elsewhere in this Current Report on Form 8-K. The discussion in our financial statements reflects average assumptions on a combined basis for retirement eligible employees and non-retirement eligible employees. The amounts provided in the table reflect specific assumptions for Mr. Britt, who is retirement-eligible, and for the other named executive officers, who are not retirement eligible. For example, the amounts with respect to awards in 2006 for the named executive officers other than Mr. Britt were calculated using the Black-Scholes option pricing model, based on the following assumptions used in developing the grant valuations for the awards on March 3, 2006 and June 21, 2006, respectively: an expected volatility of 22.15% and 24.00%, respectively, determined using implied volatilities based primarily on publicly-traded Time Warner options; an expected term to exercise of 4.86 years from the date of grant in each case; a risk-free interest rate of 4.61% and 4.90%, respectively; and a dividend yield of 1.1% in each case. Because the retirement provisions of these awards apply to Mr. Britt, different assumptions were used in developing his 2006 grant valuations: an expected volatility of 22.28%; an expected term to exercise of 6.71 years from the date of grant; a risk-free interest rate of 4.63% and a dividend yield of 1.1%. The actual value of the options, if any, realized by an officer will depend on the extent to which the market value of Time Warner Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance. None of the stock options reflected was awarded with tandem stock appreciation rights.

(4)	The Non-Equity Incentive Plan Compensation has not yet been determined. See the Grants of Plan-Based Awards Table for the amounts payable (at threshold, target and maximum levels) as an annual bonus to each named executive officer under the terms of his employment agreement and the TWCIP, an annual performance-based plan. The bonuses paid to the executives are calculated using a formula set forth in the TWCIP that is based on our achievement of certain thresholds of 2006 OIBDA and Free Cash Flow, each as defined and calculated pursuant to the TWCIP, and certain individual financial and non-financial goals. It is anticipated that these amounts will be determined by the end of February 2007, at which time, we will file with the SEC a Current Report on Form 8-K containing the amount of such payments and revising the total compensation for 2006 as reported under the “Total” column for each of the named executive officers. For additional information regarding the TWCIP, see “—Compensation Discussion and Analysis.” We determined who our named executive officers are based on our assumption that the amounts that will be payable to our executive officers under the TWCIP will be at or above target and that payouts will be substantially in accordance with the executive officers’ relative allocations (for any level of performance achieved) under the TWCIP.

(5)	This amount represents the aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefits under the Time Warner Cable Pension Plan, the Time Warner Cable Excess Benefit Pension Plan, the Time Warner Employees’ Pension Plan and the Time Warner Excess Benefit Pension Plan, to the extent the named executive officer participates in these plans, from December 31, 2005 through December 31, 2006. See the Pension Benefits Table and “—Pension Plans” for additional information regarding these benefits. The named executive officers did not receive any above-market or preferential earnings on compensation deferred on a basis that is not tax qualified.

(6)	The amounts shown in the All Other Compensation column include the following:

(a)	Pursuant to the TWC Savings Plan (the “Savings Plan”), a defined contribution plan available generally to our employees, for the 2006 plan year, each of the named executive officers deferred a portion of his annual compensation and we contributed $10,000 as a matching contribution on the amount deferred by each named executive officer.

(b)	We maintain a program of life and disability insurance generally available to all salaried employees on the same basis. This group term life insurance coverage was reduced to $50,000 for each of Messrs. Britt, Hobbs, Marcus and Martin, who were each given a cash payment to cover the cost of specified coverage under a voluntary group program available to employees generally (“GUL insurance”). For 2006, this cash payment was $32,640 for Mr. Britt, $2,520 for Mr. Hobbs, $3,360 for Mr. Marcus and $1,200 for Mr. Martin. Mr. LaJoie elected not to receive a cash payment for life insurance over $50,000 and instead receives group term life insurance and is taxed on the imputed income. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see “Employment Agreements.”

(c)	The amounts of personal benefits shown in this column that aggregate $10,000 or more include: for Mr. Britt, financial services of $6,750 and an automobile allowance of $24,000; and for Mr. Hobbs, financial services of $22,156 and transportation-related benefits of $2,104. Mr. Hobbs’ transportation-related benefits consist of the incremental cost to us of personal use of corporate aircraft (based on fuel, landing, repositioning and catering costs and crew travel expenses). Mr. Hobbs flew, on several occasions, on corporate aircraft for personal reasons when there was available space on a flight that had been requested by others. There is no incremental cost to us for Mr. Hobbs’ use of the aircraft under these circumstances, except for our portion of employment taxes attributable to the income imputed to Mr. Hobbs for tax purposes.

(7)	See footnote (4).

Grants of Plan-Based Awards in 2006

The following table presents information with respect to each award in 2006 to each named executive officer of plan-based compensation, including annual cash awards under the TWCIP, long-term cash awards under our LTIP and awards of stock options to purchase Time Warner Common Stock and Time Warner restricted stock units granted by Time Warner under the Time Warner Inc. 2003 Stock Incentive Plan.

GRANTS OF PLAN-BASED AWARDS
DURING 2006

							Time Warner Equity Plan Awards
							All Other	All Other
							Stock	Stock
							Awards:	Awards:		Closing	Grant Date
							Number of	Number of	Exercise or	Market	Fair Value
				Estimated Future Payments Under Non-			Shares of	Securities	Base Price	Price on	of Stock
			Approval	Equity Incentive Plan Awards			Stock or	Underlying	of Option	Date of	and Option
Name	Grant Date		Date(1)	Threshold	Target	Maximum	Units	Options	Awards(2)	Grant	Awards

Glenn A. Britt		(3)		$2,187,500	$4,375,000	$5,587,500
		(4)		730,000	1,460,000	2,920,000
	3/3/2006	(5)	1/25/2006				—	180,950	$17.40	$17.43	$941,591
	3/3/2006	(6)	1/25/2006				33,605	—	—		$584,727
John K. Martin		(3)		$406,250	$812,500	$1,218,750
		(4)		289,000	578,000	1,156,000
	3/3/2006	(5)	1/25/2006				—	71,400	$17.40	$17.43	$311,425
	3/3/2006	(6)	1/25/2006				13,260				$230,724
	6/21/2006	(5)	6/21/2006					30,000	$17.23	$17.25	$139,221
Landel C. Hobbs		(3)		$711,459	$1,422,917	$2,134,376
		(4)		484,500	969,000	1,938,000
	3/3/2006	(5)	2/22/2006				—	119,700	$17.40	$17.43	$522,095
	3/3/2006	(6)	2/22/2006				22,230	—	—		$386,802
Robert D. Marcus		(3)		$406,250	$812,500	$1,218,750
		(4)		289,000	578,000	1,156,000
	3/3/2006	(5)	1/25/2006				—	71,400	$17.40	$17.43	$311,425
	3/3/2006	(6)	1/25/2006				13,260	—	—		$230,724
	6/21/2006	(5)	6/21/2006				—	25,000	$17.23	$17.25	$116,018
Michael LaJoie		(3)		$215,540	$431,080	$646,620
		(4)		168,300	336,600	673,200
	3/3/2006	(5)	1/25/2006					42,000	$17.40	$17.43	$183,191
	3/3/2006	(6)	1/25/2006				7,800		—		$135,720

(1)	The date of approval is the date on which the Time Warner compensation committee reviewed and approved stock-based awards to be made on a selected future date that (a) provided sufficient time for Time Warner and us to prepare communications materials for our employees and (b) was after the issuance of Time Warner’s earnings release for the 2005 fiscal year.

(2)	The exercise price for the awards of stock options under the Time Warner Inc. 2003 Stock Incentive Plan was determined based on the average of the high and low sale prices of Time Warner Common Stock on the date of grant.

(3)	Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were awarded in 2006 and will be paid out in 2007 under the TWCIP. The target payout amount for each named executive officer was established in accordance with the terms of the named executive officer’s employment agreement. Each maximum payout amount reflects 150% of the applicable target payout amount, except for Mr. Britt’s payout, which is subject to a contractual limit. Mr. Britt’s 2006 target bonus has been pro-rated to reflect six months at a target bonus of $3,750,000 and six months at a target bonus of $5,000,000 and related pro-rated threshold and maximum bonus opportunity—Mr. Britt’s new employment agreement was approved by our board on July 28, 2006 and became effective on August 1, 2006; Mr. Hobbs’ 2006 target bonus has been pro-rated to reflect seven months base salary of $700,000, with a target bonus of 175% of his base salary, and five months base salary of $850,000, with a target bonus of 200% of his base salary—Mr. Hobbs’ new compensation became effective as of August, 1, 2006; and Mr. LaJoie’s 2006 target bonus has been pro-rated to reflect two months base salary of $420,600, with a target bonus of 80% of his base salary, and ten months base salary of $450,000, with a target bonus of 100% of his base salary—Mr. LaJoie’s new compensation became effective as of March 1, 2006.

(4)	Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were awarded in 2006 and will be paid out in 2009 under our LTIP. The LTIP establishes a potential future cash payout based on a three-year performance cycle. Actual awards can range from 50% to 200% of target—based on actual performance, although no payout will be made for performance below the established minimum threshold for the LTIP. The target payout is 100% of the pre-established cash value. Payout levels under the LTIP for the three-year period starting in 2006 are based on our three-year cumulative OIBDA, as defined in the LTIP, compared to pre-established target levels. See “—Compensation Discussion and Analysis.” Results will be interpolated based on the percentage of the target achieved. Typically, payouts, if any, under the LTIP will be made during the first quarter of each year following the completion of a three-year performance period. In the event of a participant’s death, disability, retirement or job elimination, the participant (or the participant’s estate) receives a pro-rated payment at the end of the applicable three-year performance period.

(5)	Reflects awards of stock options to purchase Time Warner Common Stock under the Time Warner Inc. 2003 Stock Incentive Plan. See footnote (3) in the Summary Compensation Table for the assumptions used to determine the grant-date fair value of the stock options in accordance with FAS 123R. Estimates of forfeitures related to service-related vesting conditions are disregarded in computing the value shown in this column.

(6)	Reflects awards of restricted stock units with respect to Time Warner Common Stock under the Time Warner Inc. 2003 Stock Incentive Plan. See footnote (2) in the Summary Compensation Table for the assumptions used to determine the grant-date fair value of the stock awards in accordance with FAS 123R. Estimates of forfeitures related to service-based vesting conditions are disregarded in computing the value shown in this column.

Employment Agreements

The following is a description of the material terms of the compensation provided to our named executive officers during the term of their employment pursuant to employment agreements between us or TWE, and each executive. See “—Potential Payments Upon Termination or Change in Control” for a description of the payments and benefits that would be provided to our named executive officers in connection with a termination of their employment or a change in control of us.

Glenn A. Britt.  We entered into an employment agreement with Mr. Britt, effective as of August 1, 2006, which provides that Mr. Britt will serve as our Chief Executive Officer through December 31, 2009, subject to earlier termination as provided in the agreement. Mr. Britt’s agreement is automatically extended for consecutive one-month periods, unless terminated by either party upon 60 days’ notice, and terminates automatically on the date Mr. Britt becomes eligible for normal retirement at age 65. The agreement provides Mr. Britt with a minimum annual base salary of $1 million and an annual discretionary target bonus of $5 million, which will vary subject to Mr. Britt’s and our performance from a minimum of $0 up to a maximum of $6,675,000. In addition, the agreement provides that, beginning in 2007, for each year of the agreement, we will provide Mr. Britt with long-term incentive compensation with a target value of approximately $6,000,000 (based on a valuation method established by us), which may be in the form of stock options, restricted stock units, other equity-based awards, cash or other components, or any combination of such forms, as may be determined by our board of directors or, if delegated by the board, the compensation committee, in its sole discretion. Mr. Britt participates in the benefit plans and programs available to our other senior executive officers, including $50,000 of group life insurance. Mr. Britt also receives an annual payment equal to two times the premium cost of $4 million of life insurance as determined under our GUL insurance program.

John K. Martin.  We entered into an employment agreement with Mr. Martin, effective as of August 8, 2005, which provides that Mr. Martin will serve as our Executive Vice President and Chief Financial Officer through August 8, 2008, subject to earlier termination as provided in the agreement. Mr. Martin’s agreement is automatically extended for consecutive one-month periods, unless terminated by Mr. Martin upon 60 days’ written notice or by us upon written notice specifying the effective date of such termination. The agreement provides Mr. Martin with a minimum annual base salary of $650,000, an annual discretionary target bonus of 125% of his base salary, subject to Mr. Martin’s and our performance, a one-time grant of options to purchase 30,000 shares of Time Warner Common Stock, a discretionary long-term incentive compensation award for 2006 with a target value of $1,300,000 subject to Mr. Martin’s and our performance, and participation in our benefit plans and programs, including life insurance.

Landel C. Hobbs.  We entered into an employment agreement with Mr. Hobbs, effective as of August 1, 2005, which provides that Mr. Hobbs will serve as our Chief Operating Officer through July 31, 2008, subject to earlier termination as provided in the agreement. Mr. Hobbs’ agreement is automatically extended for consecutive one-month periods, unless terminated by Mr. Hobbs upon 60 days’ written notice or by us upon written notice specifying the effective date of such termination. The agreement provides Mr. Hobbs with a minimum annual base salary of $700,000, an annual discretionary target bonus of 175% of his base salary, subject to Mr. Hobbs’ and our performance, eligibility for annual grants of stock options, awards under our long-term incentive plan and participation in our benefit plans and programs, including life insurance.

Robert D. Marcus.  We entered into an employment agreement with Mr. Marcus, effective as of August 15, 2005, which provides that Mr. Marcus will serve as our Senior Executive Vice President through August 15, 2008, subject to earlier termination as provided in the agreement. Mr. Marcus’ agreement is automatically extended for consecutive one-month periods, unless terminated by Mr. Marcus upon 60 days’ written notice or by us upon written notice specifying the effective date of such termination. The agreement provides Mr. Marcus with a minimum annual base salary of $650,000, an annual discretionary target bonus of 125% of his base salary, subject to Mr. Marcus’ and our performance, a one-time grant of options to purchase 25,000 shares of Time Warner Common Stock, a discretionary annual equity and other long-term incentive compensation award with a minimum target value of $1,300,000, subject to Mr. Marcus’ and our performance, and participation in our benefit plans and programs, including $50,000 of group life insurance. Mr. Marcus also receives an annual payment equal to two times the premium cost of $2 million of life insurance as determined under our GUL insurance program.

Michael LaJoie.  Mr. LaJoie’s employment agreement was renewed and amended, effective as of January 1, 2006, and provides that Mr. LaJoie will serve as our Executive Vice President and Chief Technology Officer through December 31, 2008, subject to earlier termination as provided in the agreement. Our failure upon the expiration of the agreement to offer Mr. LaJoie a renewal agreement with terms substantially similar to those of his current agreement is considered a termination without cause. The agreement provides for a minimum annual base salary of $420,600 and an annual discretionary target bonus of 80% of his base salary, subject to Mr. LaJoie’s and our performance, and participation in our benefit plans.

Outstanding Equity Awards at December 31, 2006

The following table provides information about each of the outstanding awards of options to purchase Time Warner Common Stock and the aggregate Time Warner restricted stock and restricted stock units held by each named executive officer as of December 31, 2006. As of December 31, 2006, none of the named executive officers held equity awards based on our securities or performance-based awards under any equity incentive plan of either ours or Time Warner.

OUTSTANDING TIME WARNER EQUITY AWARDS
AT DECEMBER 31, 2006

						Stock Awards
	Option Awards					Number of
		Number of	Number of			Shares or
		Time Warner	Time Warner			Units of
		Securities	Securities			Time	Market Value of
		Underlying	Underlying			Warner	Shares or Units
		Unexercised	Unexercised	Option	Option	Stock That	of Time Warner
	Date of	Options	Options	Exercise	Expiration	Have Not	Stock That Have
Name	Option Grant	Exercisable(1)	Unexercisable(2)	Price	Date	Vested(3)(4)	Not Vested(5)

Glenn A. Britt						129,346	$2,817,156
	3/19/1997	10,420	—	$14.52	3/18/2007
	3/18/1998	62,550	—	$24.02	3/17/2008
	3/17/1999	56,250	—	$46.10	3/16/2009
	3/15/2000	93,750	—	$57.79	3/14/2010
	1/18/2001	112,500	—	$48.96	1/17/2011
	2/27/2001	264,932	—	$45.31	2/26/2011
	4/6/2001	3,927	—	$38.56	4/5/2011
	4/17/2001	38,333	—	$44.16	4/16/2011
	8/24/2001	637,500	—	$40.95	8/23/2011
	2/15/2002	100,000	—	$26.65	2/14/2012
	2/14/2003	183,750	61,250	$10.32	2/13/2013
	2/13/2004	112,500	112,500	$17.28	2/12/2014
	2/18/2005	58,750	176,250	$17.97	2/17/2015
	3/3/2006	—	180,950	$17.40	3/2/2016

						Stock Awards
	Option Awards					Number of
		Number of	Number of			Shares or
		Time Warner	Time Warner			Units of
		Securities	Securities			Time	Market Value of
		Underlying	Underlying			Warner	Shares or Units
		Unexercised	Unexercised	Option	Option	Stock That	of Time Warner
	Date of	Options	Options	Exercise	Expiration	Have Not	Stock That Have
Name	Option Grant	Exercisable(1)	Unexercisable(2)	Price	Date	Vested(3)(4)	Not Vested(5)

John K. Martin						26,093	$568,306
	2/5/2002	70,000	—	$24.38	2/4/2012
	2/14/2003	15,000	15,000	$10.32	2/13/2013
	2/13/2004	32,500	32,500	$17.28	2/12/2014
	2/18/2005	12,250	36,750	$17.97	2/17/2015
	3/3/2006	—	71,400	$17.40	3/2/2016
	6/21/2006	—	30,000	$17.23	6/20/2016
Landel C. Hobbs						55,099	$1,200,056
	3/18/1998	18,000	—	$24.02	3/17/2008
	3/17/1999	18,000	—	$46.10	3/16/2009
	3/15/2000	22,500	—	$57.79	3/14/2010
	10/4/2000	75,000	—	$55.56	10/3/2010
	1/18/2001	225,000	—	$48.96	1/17/2011
	9/27/2001	200,000	—	$31.62	9/26/2011
	2/14/2003	—	30,625	$10.32	2/13/2013
	2/13/2004	75,000	75,000	$17.28	2/12/2014
	2/18/2005	24,000	72,000	$17.97	2/17/2015
	3/3/2006	—	119,700	$17.40	3/2/2016
Robert D. Marcus						27,926	$608,228
	1/28/1998	15,000	—	$21.22	1/27/2008
	3/18/1998	30,000	—	$24.02	3/17/2008
	3/17/1999	30,000	—	$46.10	3/16/2009
	3/15/2000	52,500	—	$57.79	3/14/2010
	1/18/2001	300,000	—	$48.96	1/17/2011
	4/6/2001	2,081	—	$38.56	4/5/2011
	2/15/2002	125,938	—	$26.65	2/14/2012
	2/14/2003	6,250	18,750	$10.32	2/13/2013
	2/13/2004	37,500	37,500	$17.28	2/12/2014
	2/18/2005	14,000	42,000	$17.97	2/17/2015
	3/3/2006	—	71,400	$17.40	3/2/2016
	6/21/2006	—	25,000	$17.23	6/20/2016
Michael LaJoie						14,419	$314,046
	3/18/1998	7,400	—	$24.02	3/17/2008
	3/17/1999	7,125	—	$46.10	3/16/2009
	3/15/2000	7,125	—	$57.79	3/14/2010
	1/18/2001	14,250	—	$48.96	1/17/2011
	2/27/2001	32,124	—	$45.31	2/26/2011
	2/15/2002	30,000	—	$26.65	2/14/2012
	2/14/2003	—	15,750	$10.32	2/13/2013
	2/13/2004	—	40,000	$17.28	2/12/2014
	2/18/2005	13,500	40,500	$17.97	2/17/2015
	3/3/2006	—	42,000	$17.40	3/2/2016

(1)	This column presents the number of shares of Time Warner Common Stock underlying exercisable options that have not been exercised at December 31, 2006.

(2)	This column presents the number of shares of Time Warner Common Stock underlying unexercisable and unexercised options at December 31, 2006. These options become exercisable in installments of 25% on the first four anniversaries of the date of grant.

(3)	This column presents the number of shares of Time Warner Common Stock represented by unvested restricted stock awards and restricted stock unit awards at December 31, 2006.

(4)	The awards of Time Warner restricted stock vest equally on each of the second, third and fourth anniversaries of the date of grant except for 70,000 of Mr. Britt’s shares of Time Warner restricted stock that vest equally on each of the third and fourth anniversaries of the date of grant, and the awards of restricted stock units vest equally on each of the third and fourth anniversaries of the date of grant, in each case, subject to continued employment.

(5)	Calculated using the NYSE closing price of $21.78 per share of Time Warner Common Stock on December 31, 2006.

Option Exercises and Stock Vesting in 2006

The following table sets forth as to each of the named executive officers information on exercises of Time Warner stock options and the vesting of restricted stock during 2006, including: (i) the number of shares of Time Warner Common Stock underlying options exercised during 2006; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the number of shares of Time Warner Common Stock received from the vesting of awards of Time Warner restricted stock during 2006; and (iv) the dollar value realized upon such vesting (based on the stock price of Time Warner Common Stock on February 14, 2006, the vesting date). No Time Warner restricted stock units vested during 2006.

OPTION EXERCISES AND STOCK VESTED DURING 2006

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise(1)	Acquired on Vesting(2)	Vesting(3)

Glenn A. Britt	77,150	$270,504	25,896	$470,271
John K. Martin	—	—	—	—
Landel C. Hobbs	91,875	$721,831	12,945	$235,081
Robert D. Marcus	50,000	$542,815	—	—
Michael LaJoie	65,750	$257,882	6,657	$120,891

(1)	Calculated using the difference between the sale price per share of Time Warner Common Stock and the option exercise price.

(2)	The awards of Time Warner restricted stock that vested in 2006 were awarded on February 14, 2003 and vest in installments of one-third on the second, third and fourth anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events such as death, disability or retirement. The payment of withholding taxes due upon vesting of the restricted stock (unless a section 83(b) election was made at the time of the grant) generally may be made in cash or by having full shares of Time Warner Common Stock withheld from the number of shares delivered to the individual. Each of the named executive officers has a right to receive dividends on unvested awards of restricted stock and dividend equivalents on awards of restricted stock units, if regular cash dividends are paid on the outstanding shares of Time Warner Common Stock. The holders have the right to vote unvested shares of Time Warner restricted stock on matters presented to Time Warner stockholders, but do not have any right to vote on such matters in connection with restricted stock units.

(3)	Calculated using the average of the high and low sale prices of Time Warner Common Stock, which was $18.16 per share, on February 14, 2006, the vesting date.

Retirement Benefits

Our Pension Plans

Each of the named executive officers currently participates in the Time Warner Cable Pension Plan, a tax-qualified defined benefit pension plan, and the Time Warner Cable Excess Benefit Pension Plan (the “Excess Benefit Plan”), a non-qualified defined benefit pension plan (collectively, the “TWC Pension Plans”), which are sponsored by us. Mr. Britt was a participant in pension plans sponsored by Time Warner until March 31, 2003, when he commenced participation in the Time Warner Cable Pension Plan. Each of Messrs. Martin, Hobbs, Marcus and LaJoie ceased participation in the TW Pension Plans (as defined below) on August 7, 2005, October 15, 2001, August 14, 2005 and July 31, 1995, respectively, when their respective participation in the Time Warner Cable Pension Plan commenced.

The Excess Benefit Plan is designed to provide supplemental payments to highly compensated employees in an amount equal to the difference between the benefits payable to an employee under the tax-qualified Time Warner Cable Pension Plan and the amount the employee would have received under that plan if the limitations under the tax laws relating to the amount of benefit that may be paid and compensation that may be taken into account in calculating a pension payment were not in effect. In determining the amount of excess benefit pension payment, the Excess Benefit Plan takes into account compensation earned up to $350,000 per year (including any deferred bonus). The pension benefit under the Excess Benefit Plan is payable under the same options as are available under the Time Warner Cable Pension Plan.

Benefit payments are calculated using the highest consecutive five-year average annual compensation, which is referred to as “average compensation.” Compensation covered by the TWC Pension Plans takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long-term incentive compensation and severance paid in a lump sum. The annual pension payment under the terms of the TWC Pension Plans, if the employee is vested, and if paid as a single life annuity, commencing at age 65, is an amount equal to the sum of:

•	1.25% of the portion of average compensation which does not exceed the average of the social security taxable wage base ending in the year the employee reaches the social security retirement age, referred to as “covered compensation,” multiplied by the number of years of benefit service up to 35 years, plus

•	1.67% of the portion of average compensation which exceeds covered compensation, multiplied by the number of years of benefit service up to 35 years, plus

•	0.5% of average compensation multiplied by the employee’s number of years of benefit service in excess of 35 years, plus

•	a supplemental benefit in the amount of $60 multiplied by the employee’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year.

In addition, in determining the benefits under the TWC Pension Plans, special rules apply to various participants who were previously participants in plans that have been merged into the TWC Pension Plans and of various participants in the TWC Pension Plans prior to January 1, 1994. Reduced benefits are available before age 65 and in other optional forms of benefits payouts. Amounts calculated under the pension formula that exceed tax code limits are payable under the Excess Benefit Plan.

For vesting purposes under the TWC Pension Plans, each of Messrs. Britt, Martin, Marcus and LaJoie is credited with service under the TW Pension Plans and is therefore fully vested. Mr. Hobbs is also fully vested in his benefits under the TWC Pension Plans, based on past service with TWE and its affiliates.

Time Warner Pension Plans

The Time Warner Employees’ Pension Plan, as amended (the “Old TW Pension Plan”), which provides benefits to eligible employees of Time Warner and certain of its subsidiaries, was amended effective as of January 1, 2000, as described below, and was renamed (the “Amended TW Pension Plan” and, together with the Old TW Pension Plan, the “TW Pension Plans”). Messrs. Britt, Martin, Marcus and LaJoie have ceased to be active participants in the TW Pension Plans described below and commenced participation in the TWC Pension Plans described above. Each of them is entitled to benefits under the TW Pension Plans in addition to the TWC Pension Plans.

Under the Amended TW Pension Plan, a participant accrues benefits equal to the sum of 1.25% of a participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) not in excess of his covered compensation up to the applicable average Social Security wage base and 1.67% of his average annual compensation in excess of such covered compensation multiplied by his years of benefit service (not in excess of 30). Compensation for purposes of calculating average annual compensation under the TW Pension Plans is limited to $200,000 per year for 1988 through 1993, $150,000 per year for 1994 through 2001 and $200,000 per year for 2002 and thereafter

(each subject to adjustments provided in the Tax Code). Eligible employees become vested in all benefits under the TW Pension Plans on the earlier of five years of service or certain other events.

Under the Old TW Pension Plan, a participant accrues benefits on the basis of 1.67% of the average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years and 0.50% for each year of service over 30. Annual pension benefits under the Old TW Pension Plan are reduced by a Social Security offset determined by a formula that takes into account benefit service of up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the “Social Security Offset”). Under the Old TW Pension Plan and the Amended TW Pension Plan, the pension benefit of participants on December 31, 1977 in the former Time Employees’ Profit-Sharing Savings Plan (the “Profit Sharing Plan”) is further reduced by a fixed amount attributable to a portion of the employer contributions and investment earnings credited to such employees’ account balances in the Profit Sharing Plan as of such date (the “Profit Sharing Offset”).

Under the Amended TW Pension Plan, employees who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension. This provision could apply to Messrs. Martin and Marcus with respect to their benefits under the TW Plans. Under the Old TW Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension. This provision could apply to Mr. Britt. An early retirement supplement is payable to an employee terminating employment at age 55 and before age 60, after 20 years of service, equal to the actuarial equivalent of such person’s accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person’s average compensation determined under the Old TW Pension Plan or such person’s accrued benefit at age 60 plus Social Security benefits at age 65. The supplement ceases when the regular pension commences at age 60.

Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under both of the TW Pension Plans. However, as permitted by the Employee Retirement Income Security Act of 1974 (“ERISA”), Time Warner has adopted the Time Warner Excess Benefit Pension Plan (the “TW Excess Plan”). The TW Excess Plan provides for payments by Time Warner of certain amounts which eligible employees would have received under the TW Pension Plans if eligible compensation (including deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions. The amounts shown in the table do not reflect the effect of an offset that affects certain participants in the TW Pension Plans on December 31, 1977.

Set forth in the table below is each named executive officer’s years of credited service and present value of his accumulated benefit under each of the pension plans pursuant to which he would be entitled to a retirement benefit. The estimated amounts are based on the assumption that payments under the TWC Pension Plans and the TW Pension Plans will commence upon normal retirement (generally age 65) or early retirement (for those who have at least ten years of service), that the TWC Pension Plans and the TW Pension Plans will continue in force in their present forms, that the maximum compensation is $350,000 and that no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula which exceed ERISA limits will be paid under the Excess Benefit Plan or the TW Excess Plan, as the case may be, from our or Time Warner’s assets, respectively, and are included in the present values shown in the table.

PENSION BENEFITS

			Present Value of		Payments
		Number of Years	Accumulated		During Last
Name	Plan Name	Credited Service(1)	Benefit(2)		Fiscal Year

Glenn A. Britt(3)	Old TW Pension Plan	30.7	$1,168,060	(4)	—
	TW Excess Plan	30.7	$791,710		—
	Time Warner Cable Pension Plan	3.8	$84,860		—
	Time Warner Cable Excess Benefit Plan	3.8	$65,320		—

	Total	34.5	$2,109,950

John K. Martin	Amended TW Pension Plan	10.6	$99,650
	TW Excess Plan	10.6	$69,700
	Time Warner Cable Pension Plan	1.4	$10,460		—
	Time Warner Cable Excess Benefit Plan	1.4	$7,320		—

	Total	12.0	$187,130

Landel C. Hobbs	Time Warner Cable Pension Plan	5.8	$59,960
	Time Warner Cable Excess Benefit Plan	5.8	$46,490		—

	Total	5.8	$106,450

Robert D. Marcus	Amended TW Pension Plan	7.7	$85,810		—
	TW Excess Plan	7.7	$66,660
	Time Warner Cable Pension Plan	1.4	$12,430
	Time Warner Cable Excess Benefit Plan	1.4	$9,670		—

	Total	9.1	$174,570

Michael LaJoie	Amended TW Pension Plan	1.6	$33,290
	TW Excess Plan	1.6	$25,380		—
	Time Warner Cable Pension Plan	11.4	$188,080		—
	Time Warner Cable Excess Benefit Plan	11.4	$143,670		—

	Total	13.0	$390,420

(1)	Consists of the number of years of service credited to the executive officers as of December 31, 2006 for the purpose of determining benefit service under the applicable pension plan.

(2)	The actuarial assumptions to be used for financial reporting purposes for fiscal year 2006 as of December 31, 2006 have not yet been finally determined. The present value of accumulated benefits as of December 31, 2006 were calculated using a 6.00% interest rate and the RP2000 mortality table (projected to 2020 with no collar adjustment for the TWC Pension Plans and white collar adjustment for all other plans). All benefits are payable at the earliest retirement age at which unreduced benefits are payable (which is age 65 under the TWC Pension Plans, age 62 under the TW Pension Plans in the case of Messrs. Martin and Marcus, and age 60 under the TW Pension Plans in the case of Mr. Britt) as a life annuity, except for Mr. Britt’s benefits under the TW Pension Plans, which are assumed payable as a lump sum determined using a GATT mortality and a 4.73% discount rate as of December 31, 2006. No preretirement turnover is reflected in the calculations.

(3)	Under Mr. Britt’s employment agreement, in the event that the benefits Mr. Britt receives upon retirement are not as generous as benefits he would have received if he had participated in the TW Pension Plans for his entire tenure, we will provide him or his survivors, if applicable, with the financial equivalent of the difference between the two benefits. See “—Employment Arrangements” for more information.

(4)	Because of certain grandfathering provisions under the TW Pension Plans, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equal or exceed 65 years as of January 1, 2000, including Mr. Britt, will be determined under either the provisions of the Old TW Pension Plan or the Amended TW Pension Plan, whichever produces the greater benefit. The amount shown in the table is greater than the estimated annual benefit payable under the Amended TW Pension Plan and the TW Excess Plan.

Nonqualified Deferred Compensation

Prior to 2003, TWE’s unfunded deferred compensation plan generally permitted employees whose annual cash compensation exceeded a designated threshold (including certain named executive officers) to defer receipt of all or a portion of their annual bonus until a specified future date at which a lump-sum or installment distribution will be made. During the deferral period, the participant selects the crediting rate applied to the deferred amount from the array of third party investment vehicles then offered under the TWC Savings Plan and may change that selection quarterly. Since March 2003, deferrals may no longer be made under the deferred compensation plan but amounts previously credited under the deferred compensation plan continue to track the available crediting rate elections. Certain named executive officers also participated in the Time Warner Inc. Deferred Compensation Plan prior to being employed by us. The terms of the Time Warner plan are substantially the same, except that employees of Time

Warner may still make deferrals under the plan. While these executives may no longer make deferrals under these plans, during the deferral period, they may select the crediting rate applied to the deferred amount similarly to accounts maintained under TWE’s plan.

During his employment with Turner Broadcasting System, Inc., prior to his employment by us, Mr. Hobbs deferred a portion of his compensation under the Turner Broadcasting System, Inc. Supplemental Benefit Plan, a nonqualified defined contribution plan, and received matching contributions. While he may no longer make deferrals under this plan, he may maintain his existing account and select among several crediting rates, similar to those available under the Time Warner Savings Plan, to be applied to the balance maintained in a rabbi trust on his behalf.

In addition, prior to 2002, pursuant to his employment agreement then in place, TWE made contributions for Mr. Britt to a separate special deferred compensation account maintained in a grantor trust. The accounts maintained in the grantor trust are invested by a third party investment manager and the accrued amount will be paid to Mr. Britt following termination of employment in accordance with the terms of the deferred compensation arrangements. In general, except as otherwise described under “Potential Payments Upon Termination or Change in Control,” payments under Mr. Britt’s special deferred compensation account commence following the later of December 31, 2009 and the date Mr. Britt ceases to be our employee and leaves our payroll, for any reason. The payment is made either on the first regular payroll date to occur after such date or, if Mr. Britt is named in our most recent proxy, then in January of the year following the year of the event. There is no guaranteed rate of return on accounts maintained under any of these deferred compensation arrangements.

Set forth in the table below is information about the earnings, if any, credited to the accounts maintained by the named executive officers under these arrangements and any withdrawal or distributions therefrom during 2006 and the balance in the account on December 31, 2006.

NONQUALIFIED DEFERRED COMPENSATION FOR 2006

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contributions	Earnings in	Withdrawals/	December 31,
Name	2006	in 2006	2006(4)	Distributions	2006

Glenn A. Britt(1)	—	—	$454,333	—	$3,381,824
John K. Martin	—	—	—	—	—
Landel C. Hobbs(2)	—	—	$35,169	—	$262,139
Robert D. Marcus(3)	—	—	$84,121	—	$1,542,532
Michael LaJoie	—	—	—	—	—

(1)	The amounts reported for Mr. Britt consist of the aggregate earnings and the aggregate year-end balance credited to his nonqualified deferred compensation under the Time Warner Excess Profit Sharing Plan, which is now maintained under the Time Warner Entertainment Deferred Compensation Plan ($79,575) and his individual deferred compensation account provided under the terms of his employment agreement ($3,302,249).

(2)	The amounts reported for Mr. Hobbs reflect the aggregate earnings/net loss, as the case may be, and the year-end balance credited to his account in the Turner Broadcasting System, Inc. Supplemental Benefit Plan.

(3)	The amounts reported for Mr. Marcus reflect the aggregate earnings/net loss, as the case may be, and the year-end balance credited to his nonqualified deferred compensation under the Time Warner Deferred Compensation Plan.

(4)	None of the amounts reported in this column are required to be reported as compensation for fiscal year 2006 in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The following summaries and tables describe and quantify the potential payments and benefits that would be provided to each of our named executive officers in connection with a termination of employment or a change in control of our company under the executive’s employment agreement and our other compensation plans and programs. In determining the benefits payable upon certain terminations of employment, we have assumed in all cases that (i) the executive’s employment terminates on December 31, 2006, (ii) he does not become employed by a new employer or return to work for us and (iii) we continue to be a consolidated subsidiary of Time Warner during the time that the executive remains on our payroll following termination of employment.
.

Glenn A. Britt

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Britt is entitled to certain payments and benefits upon a “termination without cause,” which includes our termination of his employment under the employment agreement without “cause” or his termination of such employment due to our material breach. For this purpose, “cause” means certain felony convictions and certain willful and intentional actions by Mr. Britt including failure to perform material duties; misappropriation, embezzlement or destruction of our property; material breach of duty of loyalty to us having a significant adverse financial impact; improper conduct materially prejudicial to our business; and material breach of certain restrictive covenants regarding noncompetition, hiring of employees, and nondisclosure of confidential information. A material breach includes our failure to cause a successor to assume our obligations under the employment agreement; our or a successor’s failure to offer Mr. Britt the CEO position after a merger, sale, joint venture or other combination of assets with another entity in the cable business; Mr. Britt not being employed as our CEO with authority, functions, duties and powers consistent with that position; Mr. Britt not reporting to the Board; and Mr. Britt’s principal place of employment being anywhere other than the greater Stamford, Connecticut or New York, New York areas.

In the event of a “termination without cause,” Mr. Britt is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” which is defined as the average of his two largest annual bonuses paid in the prior five years, except that if Mr. Britt has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus. We will pay this bonus between January 1 and March 15 of the calendar year following the year of termination, which is the same time the full annual bonus would have been paid under the employment agreement had such termination not occurred;

•	any unpaid bonus for the year before the year in which termination of employment occurs, to the extent the bonus amount has been determined or, if not determined, it will be deemed to be his average annual bonus;

•	any accrued but unpaid long-term compensation;

•	until the later of December 31, 2009 or 24 months after termination (and Mr. Britt will remain on our payroll during this period), continued payment by us of Mr. Britt’s base salary (paid on our normal payroll payment dates in effect immediately prior to Mr. Britt’s termination), his average annual bonus, the continuation of his benefits, including pension, automobile allowance and financial services benefits but not including any additional stock-based awards, unless Mr. Britt dies during such period, in which case these benefits will be replaced with the death benefits described below;

•	office space, secretarial services, office facilities, services and furnishings reasonably appropriate to an employee of Mr. Britt’s position and responsibilities prior to termination, but taking into account his reduced need for such space, services, facilities and furnishings. We will provide these benefits for no charge for up to 12 months after termination. These benefits will cease if Mr. Britt commences full-time employment with another employer;

•	all stock options granted to Mr. Britt by Time Warner will continue to vest, and these vested stock options will remain exercisable (but not beyond the original term of the options) while Mr. Britt is on our payroll;

•	unless Mr. Britt otherwise qualifies for retirement under the applicable stock option agreement, all stock options granted to Mr. Britt by Time Warner on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date Mr. Britt leaves our payroll and (b) that are vested will remain exercisable for three years after Mr. Britt leaves our payroll (but not beyond the original term of the options);

•	if the date Mr. Britt leaves our payroll because of a “termination without cause” occurs before a change in control transaction (as described below) and Mr. Britt forfeits any restricted stock grants because of such termination, then, as of the date that Mr. Britt leaves our payroll, Mr. Britt will receive a cash payment equal to the value of any forfeited restricted stock based on the fair market value of the stock as of the date of termination; and

•	unless otherwise elected by Mr. Britt, his special deferred compensation account will be distributed in installments over 10 years following the later of December 31, 2009 and the date he leaves our payroll.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Britt’s right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against us. If Mr. Britt does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance. Mr. Britt is required to engage in any mitigation necessary to preserve our tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction. Also, if, following a “termination without cause,” Mr. Britt obtains other employment (other than with a non-profit organization or government entity), he is required to pay over to us the total cash salary and bonus (but not any equity-based compensation or similar benefit) payable to him by a new employer for services provided until December 31, 2009 to the extent of the amounts we have paid him that are in excess of any severance to which he would be entitled from us under our standard severance policies. Mr. Britt must pay us these amounts when he receives them from his new employer. The payments may also be delayed to the extent we deem it necessary for compliance with section 409A of the Tax Code, governing nonqualified deferred compensation.

Change in Control.  Under his employment agreement, Mr. Britt is entitled to certain payments and benefits if we cease to be a consolidated subsidiary of Time Warner or if Time Warner disposes of all or substantially all of our assets that results in the financial results of our business not being consolidated with Time Warner’s financial results. Upon such a transaction, unless Mr. Britt otherwise qualifies for retirement under the applicable stock option agreement, all Time Warner stock options granted to Mr. Britt on or after January 10, 2000 (a) that would have vested on or before December 31, 2009 will vest immediately and (b) that are vested will remain exercisable for three years following the date of the transaction (but not beyond the original term of the options). All other restricted stock, restricted stock units or other awards will be treated pursuant to applicable plans as if Mr. Britt’s employment was terminated without cause on the date of closing of the transaction. If this section applies to any equity-based compensation awards, then the “termination without cause” treatment of such awards (described above) will not apply. Also, if Mr. Britt forfeits any restricted stock grants because of such transaction, then he will receive a cash payment equal to the value of the forfeited stock based on the value of the stock as of the date of the close of the transaction. Payments or benefits may also be delayed to the extent we deem it necessary for compliance with section 409A of the Tax Code.

Disability.  Under his employment agreement, Mr. Britt is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, we will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus, described above). In addition, through the later of December 31, 2009 or 12 months following the date the disability occurs, Mr. Britt will remain on our payroll, and we will pay Mr. Britt disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in our benefit plans (other than equity-based plans) and to receive his other benefits (including automobile allowance and financial services). We may generally deduct from these payments amounts equal to disability payments received by Mr. Britt during this payment period from Workers’ Compensation, Social Security and our disability insurance policies. Mr. Britt’s special deferred compensation account will be distributed in installments over 10 years following the date he leaves our payroll.

Retirement.  No benefits or payments provided above in connection with a termination without cause or due to disability shall be payable after Mr. Britt’s normal retirement date at age 65. Under his employment agreement and a separate agreement with Time Warner, Mr. Britt is entitled to certain payments and benefits when he retires. Under these arrangements, to the extent the benefits Mr. Britt receives upon retirement are not as generous as benefits he would have received if he had participated in the defined benefit pension plans offered by Time Warner instead of our defined benefit pension plans, then we will provide Mr. Britt with the financial equivalent of the more generous benefits. In addition, Time Warner has agreed to ensure that Mr. Britt receives the equivalent of the benefits he would have received under Time Warner’s retiree medical program if he had retired from Time Warner on the same terms and conditions as senior corporate executives of Time Warner upon retirement. This commitment is conditioned on Mr. Britt’s retiring pursuant to his employment agreement.

Death.  Under his employment agreement, if Mr. Britt dies, the employment agreement and all of our obligations to make any payments under the agreement terminate, except that Mr. Britt’s estate or designated beneficiary is entitled to receive: (i) Mr. Britt’s salary to the last day of the month in which his death occurs, (ii) any unpaid bonus for the year prior to his death (if not previously determined, then based on his average annual bonus) and (iii) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but pro-rated according to the number of whole or partial months Mr. Britt was employed by us in the calendar year. Mr. Britt’s special deferred compensation account will be distributed in a lump sum within 75 days following his death.

For Cause.  Under Mr. Britt’s employment agreement, if we terminate his employment for cause (as defined above), we will have no further obligations to Mr. Britt other than (i) to pay his base salary through the effective date of termination, (ii) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (iii) to satisfy any rights Mr. Britt has pursuant to any insurance or other benefit plans or arrangements. Mr. Britt’s special deferred compensation account will be valued as of the later of December 31, 2009 and 12 months after termination of employment, and distributed in a lump sum within 75 days of such valuation date.

See “Pension Plans” for a description of Mr. Britt’s entitlements under our pension plans and Time Warner’s pension plans. See “—Nonqualified Deferred Compensation” for a description of Mr. Britt’s entitlements under nonqualified deferred compensation plans in which he participates.

Certain Restrictive Covenants.  Mr. Britt’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of our confidential matters, (2) not to hire certain of our employees for one year following termination of employment for cause, without cause, or due to retirement at age 65; and (3) not to compete with our business during his employment and until the latest of December 31, 2009, the date Mr. Britt leaves our payroll and 12 months after the effective date of any termination of the term of employment for cause, without cause, or due to retirement at age 65.

Assuming the trigger event causing any of the termination payments and other benefits described above occurred on December 31, 2006, and based on the NYSE closing price per share of Time Warner Common Stock on December 31, 2006 ($21.78), the dollar value of additional payments and other benefits provided Mr. Britt under his contract are estimated to be as follows:

					Group
	Base				Benefit		Stock
	Salary	Annual Bonus	Pro Rata		Plans	Pension	Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Accrual(3)	Awards(4)	Other(5)

Termination without Cause	$3,000,000	$15,000,000	$5,000,000	$2,924,835	$103,568	$7,316	$5,489,405	$515,456
Change in Control	—	—	—	$2,438,168	—	—	$5,489,405	—
Retirement	—	—	$5,000,000	$2,438,168	(6)	—	$5,489,405	—
Disability	$2,250,000	$11,250,000	$5,000,000	$2,924,835	$103,568	$7,316	$5,489,405	$447,456
Death	—	—	$5,000,000	$2,438,168	—	—	$5,489,405	—

(1)	The amount shown reflects the amount payable under 2005 and 2006 LTIP grants (based on target value) under his employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable (including treatment as a retirement under the LTIP, as applicable).

(2)	Includes $30,388 to cover the estimated cost of continued health, life and disability insurance for three years, $43,180 for medical subsidy under the Time Warner Inc. Retiree Medical Plan for three years, plus estimated 401(k) company contributions of $10,000 per year for three years. After three years, Mr. Britt would continue to receive the medical subsidy under the Time Warner Inc. Retiree Medical Plan, which, based on current plan rates, would be an amount equal to $14,393 per year before the age of 65 and $4,040 per year after turning 65 years old.

(3)	Reflects the increase in the annual pension benefit payable as a straight life annuity at age 65. See the Pension Benefits Table for additional information as of December 31, 2006.

(4)	Based on the excess of the closing sale price of Time Warner Common Stock on December 31, 2006 over the exercise price for each accelerated option, and based on the closing sale price of Time Warner Common Stock on December 31, 2006 in the case of accelerated restricted stock and restricted stock units. See the Outstanding Time Warner Equity Awards at December 31, 2006 Table for additional information as of December 31, 2006.

(5)	Includes car allowance of $24,000 annually for three years, financial planning reimbursement of up to $100,000 annually for three years, payments of $25,152 annually for three years corresponding to two times the premium cost of $4,000,000 of life insurance coverage under our GUL insurance program, and, other than in the case of disability, office space and secretarial support for one year after termination at a cost of $68,000.

(6)	Upon retirement, Mr. Britt would be entitled to receive the medical subsidy under the Time Warner Inc. Retiree Medical Plan, which, based on current plan rates, would be an amount equal to $14,393 per year before age 65 and $4,040 per year after turning 65 years old.

John K. Martin

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Martin is entitled to certain payments and benefits upon a “termination without cause,” which includes our termination of his employment under the employment agreement without “cause” or his termination of such employment due to our material breach. For this purpose, “cause” means certain felony convictions and certain willful and intentional actions by Mr. Martin including failure to perform material duties; misappropriation, embezzlement or destruction of our property having a significant adverse effect on us; material breach of duty of loyalty to us having a significant adverse effect on us; improper conduct materially prejudicial to our business; and material breach of certain restrictive covenants regarding noncompetition, hiring of employees, and nondisclosure of confidential information. A material breach includes our failure to cause a successor to assume our obligations under the agreement; Mr. Martin not being employed as our Executive Vice President and Chief Financial Officer with authority, functions, duties and powers consistent with that position; Mr. Martin not reporting to the CEO; and Mr. Martin’s principal place of employment being anywhere other than the greater Stamford, Connecticut area or other location of our principal corporate offices in the New York metropolitan area.

In the event of a “termination without cause,” Mr. Martin is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” which is defined as the average of his two largest regular annual bonuses paid in the prior five years, except that if Mr. Martin has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus. We will pay this bonus between January 1 and March 15 of the calendar year following the year of termination, which is the same time the full annual bonus would have been paid under the employment agreement had such termination not occurred;

•	until the later of August 8, 2008 or 24 months after termination (and Mr. Martin will remain on our payroll during this period), continued payment by us of Mr. Martin’s base salary (paid on our normal payroll payment dates in effect immediately prior to Mr. Martin’s termination), his average annual bonus, and the continuation of his benefits, including pension but not including any additional stock-based awards, unless Mr. Martin dies during such period, in which case these benefits will be replaced with the death benefits described below;

•	unless Mr. Martin otherwise qualifies for retirement under the applicable stock option agreement, all stock options granted to Mr. Martin by Time Warner will continue to vest, and these vested stock options will remain exercisable (but not beyond the original term of the options) while Mr. Martin is on our payroll; and

•	unless Mr. Martin otherwise qualifies for retirement under the applicable stock option agreement, all stock options granted to Mr. Martin by Time Warner on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date Mr. Martin leaves our payroll and (b) that are vested will remain exercisable for three years after Mr. Martin leaves our payroll (but not beyond the original term of the options).

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Martin’s right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against us. If Mr. Martin does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance.

Change in Control.  Under his employment agreement, Mr. Martin is entitled to certain payments and benefits if we cease to be a consolidated subsidiary of Time Warner or if Time Warner disposes of all or substantially all of our assets that results in the financial results of our business not being consolidated with Time Warner’s financial results. Upon such a transaction, unless Mr. Martin otherwise qualifies for retirement under the applicable stock option agreement, all stock options granted to Mr. Martin on or after January 10, 2000 (a) that would have vested on or before December 31, 2009 will vest immediately and (b) that are vested will remain exercisable for three years following the date of the transaction (but not beyond the original term of the options). All other restricted stock, restricted stock units or other awards will be treated pursuant to applicable plans as if Mr. Martin’s employment was terminated without cause on the date of closing of the transaction. If this section applies to any equity-based compensation awards, then the “termination without cause” treatment of such awards (described above) will not apply.

Disability.  Under his employment agreement, Mr. Martin is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, we will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus). In addition, through the later of August 8, 2008 or 12 months following the date the disability occurs, Mr. Martin will remain on our payroll, and we will pay Mr. Martin disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in our benefit plans (other than equity-based plans) and to receive his other benefits (including financial services). We may generally deduct from these payments amounts equal to disability payments received by Mr. Martin during this payment period from Workers’ Compensation, Social Security and our disability insurance policies.

Death.  Under his employment agreement, if Mr. Martin dies, the employment agreement and all of our obligations to make any payments under the agreement terminate, except that Mr. Martin’s estate or designated beneficiary is entitled to receive: (a) Mr. Martin’s salary to the last day of the month in which his death occurs and (b) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but pro-rated according to the number of whole or partial months Mr. Martin was employed by us in the calendar year.

For Cause.  Under Mr. Martin’s employment agreement, if we terminate his employment for cause (as defined above), we will have no further obligations to Mr. Martin other than (a) to pay his base salary through the effective date of termination, (b) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (c) to satisfy any rights Mr. Martin has pursuant to any insurance or other benefit plans or arrangements.

See “Pension Plans” for a description of Mr. Martin’s entitlements under our pension plans and Time Warner’s pension plans.

Certain Restrictive Covenants.  Mr. Martin’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of our confidential matters, (2) not to hire certain of our employees for one year following termination of employment for cause or without cause; and (3) not to compete with our business during his employment and until the latest of August 8, 2008, the date Mr. Martin leaves our payroll and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Assuming the trigger event causing any of the termination payments and other benefits described above occurred on December 31, 2006, and based on the NYSE closing price per share of Time Warner Common Stock on

December 31, 2006 ($21.78), the dollar value of additional payments and other benefits provided Mr. Martin under his contract are estimated to be as follows:

					Group
	Base				Benefit		Stock
	Salary	Annual Bonus	Pro Rata		Plans	Pension	Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Accrual(3)	Awards(4)	Other(5)

Termination without Cause	$1,300,000	$1,587,119	$793,560	$578,000	$77,807	$16,660	$775,862	$52,232
Change in Control	—	—	—	$192,667	—	—	$1,475,706	—
Disability	$771,859	$942,332	$793,560	$497,723	$77,807	$16,660	$1,475,706	$52,232
Death	—	—	$793,560	$192,667	—	—	$1,475,706	—

(1)	The amount shown reflects the amount payable under 2006 LTIP grant (based on target value) under his employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes $57,807 to cover the estimated cost of continued health, life and disability insurance for two years, plus estimated 401(k) company contributions of $10,000 per year for two years.

(3)	Reflects the increase in the annual pension benefit payable as a straight life annuity at age 65. See the Pension Benefits Table for additional information as of December 31, 2006.

(4)	Based on the excess of the closing sale price of Time Warner Common Stock on December 31, 2006 over the exercise price for each accelerated option, and based on the closing sale price of Time Warner Common Stock on December 31, 2006 in the case of accelerated restricted stock and restricted stock units. See the Outstanding Time Warner Equity Awards at December 31, 2006 Table for additional information as of December 31, 2006.

(5)	Includes financial planning reimbursement of up to $25,000 annually for two years and payments of $2,232 in the aggregate corresponding to two times the premium cost of $1,000,000 of life insurance coverage under our GUL insurance program.

Landel C. Hobbs

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Hobbs is entitled to certain payments and benefits upon a “termination without cause,” which includes our termination of his employment under the employment agreement without “cause” or his termination of such employment due to our material breach. For this purpose, “cause” means certain felony convictions and certain willful and intentional actions by Mr. Hobbs including failure to perform material duties; misappropriation, embezzlement or destruction of our property having a significant adverse effect on us; material breach of duty of loyalty to us having a significant adverse effect on us; improper conduct materially prejudicial to our business; and material breach of certain restrictive covenants regarding noncompetition, hiring of employees, and nondisclosure of confidential information. A material breach includes our failure to cause a successor to assume our obligations under the agreement; Mr. Hobbs not being employed as our COO with authority, functions, duties and powers consistent with that position; Mr. Hobbs not reporting to the CEO; and Mr. Hobbs’ principal place of employment being anywhere other than Stamford, Connecticut or New York, New York.

In the event of a “termination without cause,” Mr. Hobbs is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” which is defined as the average of his two largest annual bonuses paid in the prior five years, except that if Mr. Hobbs has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus; and

•	until the later of July 31, 2008 or 24 months after termination (and Mr. Hobbs will remain on our payroll during this period), continued payment by us of Mr. Hobbs’ base salary (paid on our normal payroll payment dates in effect immediately prior to Mr. Hobbs’ termination), his average annual bonus, and the continuation of his benefits, including pension, but not including any additional stock-based awards, unless Mr. Hobbs dies during such period, in which case these benefits will be replaced with the death benefits described below.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Hobbs’ right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against us. If Mr. Hobbs does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance. Mr. Hobbs is required to engage in any mitigation necessary to preserve our tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction.

Disability.  Under his employment agreement, Mr. Hobbs is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, we will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus). In addition, through the later of July 31, 2008 or 12 months following the date the disability occurs, Mr. Hobbs will remain on our payroll, and we will pay Mr. Hobbs disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in our benefit plans (other than additional equity-based plans) and to receive his other benefits (including financial services). We may generally deduct from these payments amounts equal to disability payments received by Mr. Hobbs during this payment period from Workers’ Compensation, Social Security and our disability insurance policies.

Death.  Under his employment agreement, if Mr. Hobbs dies, the employment agreement and all of our obligations to make any payments under the agreement terminate, except that Mr. Hobbs’ estate or designated beneficiary is entitled to receive: (a) Mr. Hobbs’ salary to the last day of the month in which his death occurs and (b) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but pro-rated according to the number of whole or partial months Mr. Hobbs was employed by us in the calendar year.

For Cause.  Under Mr. Hobbs’ employment agreement, if we terminate his employment for cause (as defined above), we will have no further obligations to Mr. Hobbs other than (a) to pay his base salary through the effective date of termination, (b) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (c) to satisfy any rights Mr. Hobbs has pursuant to any insurance or other benefit plans or arrangements.

See “Pension Plans” for a description of Mr. Hobbs’ entitlements under our pension plans and Time Warner’s pension plans. See “—Nonqualified Deferred Compensation” for a description of Mr. Hobbs’ entitlements under nonqualified deferred compensation plans in which he participates.

Certain Restrictive Covenants.  Mr. Hobbs’ employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (a) not to disclose any of our confidential matters, (b) not to hire certain of our employees for one year following termination of employment for cause or without cause; and (c) not to compete with our business during his employment and until the latest of July 31, 2008, the date Mr. Hobbs leaves our payroll and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Assuming the trigger event causing any of the termination payments and other benefits described above occurred on December 31, 2006, and based on the NYSE closing price per share of Time Warner Common Stock on December 31, 2006 ($21.78), the dollar value of additional payments and other benefits provided Mr. Hobbs under his contract are estimated to be as follows:

					Group
	Base				Benefit		Stock
	Salary	Annual Bonus	Pro Rata		Plans	Pension	Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Accrual(3)	Awards(4)	Other(5)

Termination without Cause	$1,700,000	$2,023,270	$1,011,635	$1,567,400	$77,807	$11,067	$1,631,573	$84,176
Change in Control	—	—	—	$721,933	—	—	$2,687,125	—
Disability	$1,009,354	$1,201,291	$1,011,635	$1,432,817	$77,807	$11,067	$2,687,125	$84,176
Death	—	—	$1,011,635	$721,933	—	—	$2,687,125	—

(1)	The amount shown reflects the amount payable under 2005 and 2006 LTIP grants (based on target value) under his employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes $57,807 to cover the estimated cost of continued health, life and disability insurance for two years, plus estimated 401(k) company contributions of $10,000 per year for two years.

(3)	Reflects the increase in the annual pension benefit payable as a straight life annuity at age 65. See the Pension Benefits Table for additional information as of December 31, 2006.

(4)	Based on the excess of the closing sale price of Time Warner Common Stock on December 31, 2006 over the exercise price for each accelerated option, and based on the closing sale price of Time Warner Common Stock on December 31, 2006 in the case of accelerated restricted stock and restricted stock units. See the Outstanding Time Warner Equity Awards at December 31, 2006 Table for additional information as of December 31, 2006.

(5)	Includes financial planning reimbursement of up to $40,000 annually and payments of $4,176 in the aggregate, corresponding to two times the premium cost of $1,500,000 of life insurance coverage under our GUL insurance program.

Robert D. Marcus

Termination without Cause/Company Material Breach.  Under his employment agreement, Mr. Marcus is entitled to certain payments and benefits upon a “termination without cause,” which includes our termination of his employment under the employment agreement without “cause” or his termination of such employment due to our material breach. For this purpose, “cause” means certain felony convictions and certain willful and intentional actions by Mr. Marcus including failure to perform material duties; misappropriation, embezzlement or destruction of our property having a significant adverse effect on us; material breach of duty of loyalty to us having a significant adverse effect on us; improper conduct materially prejudicial to our business; and material breach of certain restrictive covenants regarding noncompetition, nonsolicitation of employees, and nondisclosure of confidential information. A material breach includes our failure to cause a successor to assume our obligations under the agreement; Mr. Marcus not being employed as our Senior Executive Vice President with authority, functions, duties and powers consistent with that position; Mr. Marcus not reporting to the CEO; and Mr. Marcus’ principal place of employment being anywhere other than the greater Stamford, Connecticut area or other location of our principal corporate offices in the New York metropolitan area.

In the event of a “termination without cause,” Mr. Marcus is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” which is defined as the average of his two largest regular annual bonuses paid in the prior five years, except that if Mr. Marcus has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus. We will pay this bonus between January 1 and March 15 of the calendar year following the year of termination, which is the same time the full annual bonus would have been paid under the employment agreement had such termination not occurred;

•	until the later of August 15, 2008 or 24 months after termination (and Mr. Marcus will remain on our payroll during this period), continued payment by us of Mr. Marcus’ base salary (paid on our normal payroll payment dates in effect immediately prior to Mr. Marcus’ termination), his average annual bonus, and the continuation of his benefits, including pension and financial services benefits but not including any additional stock-based awards, unless Mr. Marcus dies during such period, in which case these benefits will be replaced with the death benefits described below; and

•	unless Mr. Marcus otherwise qualifies for retirement under the applicable stock option, restricted stock, restricted stock unit or other equity-based award agreement, all stock options granted to Mr. Marcus by Time Warner or us on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date Mr. Marcus leaves our payroll and will remain exercisable for three years after Mr. Marcus leaves our payroll (but not beyond the original term of the options), (b) any unvested awards of Time Warner or our restricted stock, restricted stock units or other equity-based award that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately and (c) any grants of long-term cash compensation which would vest as of the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately and be paid on the dates on which such long-term cash compensation is ordinarily scheduled to be paid (with the awards in (b) and (c) above being deemed for this purpose to vest pro rata over the applicable vesting period).

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Marcus’ right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against us. If Mr. Marcus does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance. The payments may also be delayed to the extent we deem it necessary for compliance with section 409A of the Tax Code, governing nonqualified deferred compensation.

Change in Control.  Under his employment agreement, Mr. Marcus is entitled to certain payments and benefits if we cease to be a consolidated subsidiary of Time Warner or if Time Warner disposes of all or substantially all of our assets that results in the financial results of our business not being consolidated with Time Warner’s financial results. Upon such a transaction, unless Mr. Marcus otherwise qualifies for retirement under the applicable stock option, restricted stock, restricted stock unit or other equity-based award agreement, all stock options granted to Mr. Marcus by Time Warner or us on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and will remain exercisable for three years (but not beyond the original term of the options), (b) any unvested awards of Time Warner or our restricted stock, restricted stock units or other equity-based award that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and (c) any grants of long-term cash compensation which would vest as of the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and be paid on the dates on which such long-term cash compensation is ordinarily scheduled to be paid (with the awards in (b) and (c) above being deemed for this purpose to vest pro rata over the applicable vesting period).

Disability.  Under his employment agreement, Mr. Marcus is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, we will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus). In addition, through the later of August 15, 2008 or 24 months following the date the disability occurs, Mr. Marcus will remain on our payroll, and we will pay Mr. Marcus disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in our benefit plans (other than equity-based plans) and to receive his other benefits (including automobile allowance and financial services). We may generally deduct from these payments amounts equal to disability payments received by Mr. Marcus during this payment period from Workers’ Compensation, Social Security and our disability insurance policies.

Death.  Under his employment agreement, if Mr. Marcus dies, the employment agreement and all of our obligations to make any payments under the agreement terminate, except that Mr. Marcus’ estate or designated beneficiary is entitled to receive: (a) Mr. Marcus’ salary to the last day of the month in which his death occurs and (b) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but pro-rated according to the number of whole or partial months Mr. Marcus was employed by us in the calendar year.

For Cause.  Under his employment agreement, if we terminate his employment for cause (as defined above), we will have no further obligations to Mr. Marcus other than (a) to pay his base salary through the effective date of termination, (b) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (c) to satisfy any rights Mr. Marcus has pursuant to any insurance or other benefit plans or arrangements.

See “Pension Plans” for a description of Mr. Marcus’ entitlements under our pension plans and Time Warner’s pension plans. See “—Nonqualifed Deferred Compensation” for a description of Mr. Marcus’ entitlements under nonqualified deferred compensation plans in which he participates.

Certain Restrictive Covenants.  Mr. Marcus’ employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (a) not to disclose any of our confidential matters, (b) not to solicit certain of our employees for one year following termination of employment for cause or without cause; and (c) not to compete with our business during his employment and until the latest of August 15, 2008, the date Mr. Marcus leaves our payroll and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Assuming the trigger event causing any of the termination payments and other benefits described above occurred on December 31, 2006, and based on the NYSE closing price per share of Time Warner Common Stock on December 31, 2006 ($21.78), the dollar value of additional payments and other benefits provided Mr. Marcus under his contract are estimated to be as follows:

					Group
	Base				Benefit		Stock
	Salary	Annual Bonus	Pro Rata		Plans	Pension	Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Accrual(3)	Awards(4)	Other(5)

Termination without Cause	$1,300,000	$1,716,919	$858,460	$578,000	$78,299	$11,044	$863,259	$55,184
Change in Control	—	—	—	$192,667	—	—	$1,578,355	—
Disability	$975,000	$1,287,689	$858,460	$578,000	$78,299	$11,044	$1,578,355	$55,184
Death	—	—	$858,460	$192,667	—	—	$1,578,355	—

(1)	The amount shown reflects the amount payable under 2006 LTIP grant (based on target value) under his employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes $58,299 to cover the estimated cost of continued health, life and disability insurance for two years, plus estimated 401(k) company contributions of $10,000 per year for two years.

(3)	Reflects the increase in the annual pension benefit payable as a straight life annuity at age 65. See the Pension Benefits Table for additional information as of December 31, 2006.

(4)	Based on the excess of the closing sale price of Time Warner Common Stock on December 31, 2006 over the exercise price for each accelerated option, and based on the closing sale price of Time Warner Common Stock on December 31, 2006 in the case of accelerated restricted Stock and restricted stock units. See the Outstanding Time Warner Equity Awards at December 31, 2006 Table for additional information as of December 31, 2006.

(5)	Includes financial planning reimbursement of up to $25,000 annually and an annual payment of $2,592 for two years corresponding to two times the premium cost of $2,000,000 of life insurance coverage under our GUL insurance program.

Michael L. LaJoie

Termination without Cause.  Under his employment agreement, Mr. LaJoie is entitled to certain payments and benefits upon our termination of his employment under the employment agreement without “cause” or his termination of such employment due to our material breach. For this purpose, “cause” means a felony conviction; willful refusal to perform his obligations; material breach of specified covenants, including restrictive covenants relating to confidentiality, noncompetition and nonsolicitation; or willful misconduct that has a substantial adverse effect on us. A material breach includes Mr. LaJoie not being employed as our Executive Vice President and Chief Technology Officer, with authority, functions, duties and powers consistent with that position, or certain changes in Mr. LaJoie’s reporting line. If we terminate Mr. LaJoie’s employment without cause, if we fail to renew his agreement or if Mr. LaJoie terminates his employment due to our material breach of his agreement, he will receive the benefits due under any of our benefit plans, and he may elect to either:

•	receive a lump sum amount equivalent to 30 months of his annual base salary plus the greater of (a) the average of his two most recent annual bonuses (except that if Mr. LaJoie has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus), multiplied by 2.5 or (b) his then applicable annual target bonus, multiplied by 2.5; or

•	be placed on a leave of absence as an inactive employee for up to 30 months during which he will continue to receive his annual base salary and annual bonuses equal to the greater of the average of (a) his two most recent annual bonuses (subject to the same exception as noted in the parenthetical in the preceding bullet) and (b) his then applicable annual target bonus; and while on leave he will continue to receive employee benefits (other than stock-based awards).

Mr. LaJoie will also be entitled to executive level outplacement services for up to one year following his termination of employment.

Retirement Option.  Under Mr. LaJoie’s employment agreement, because Mr. LaJoie has worked for us at the senior executive level for more than five years, if he is employed by us when he is 55 years of age, he may elect a retirement option. Mr. La Joie is not currently eligible to receive this benefit. The retirement option would require Mr. LaJoie to remain actively employed by us for a transition period of six months to one year following this election, during which he will continue to receive his current annual salary and bonus (calculated in the same manner as bonus is computed above for severance purposes). Following the transition period, Mr. LaJoie would become an advisor to us for three years during which he will be paid his annual base salary and he will also receive his full bonus for the first year, a 50% bonus for the second year and no bonus for the third year. As an advisor, he will not be required to devote more than 5 days per month to such services. Mr. LaJoie would continue vesting in any outstanding stock options and long-term cash incentives during this period, continue participation in benefit plans, pension plans and group insurance plans, and receive reimbursement for financial and estate planning expenses and $10,000 for office space expenses.

If Mr. LaJoie attains age 65 by the end of the term of his employment agreement, we will not be obligated to renew the agreement, and Mr. LaJoie will not be entitled to severance as a result of our non-renewal in such event.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. LaJoie’s right to receive these payments and benefits upon a termination without cause, a termination due to a material breach or under the retirement option, is conditioned on his execution of a release of claims against us. If Mr. LaJoie does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance. Mr. LaJoie is required to engage in any mitigation necessary to preserve our tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction.

Disability.  Under his employment agreement, if Mr. LaJoie becomes disabled and cannot perform his duties for 26 consecutive weeks, his employment may be terminated, and he will receive, in addition to earned and unpaid base salary through termination, an amount equal to 2.5 times his annual base salary and the greater of the average of his two most recent annual bonuses or his then applicable annual target bonus amount (subject to the same exception described above if less than two annual bonuses are actually provided prior to termination).

Death.  If Mr. LaJoie dies prior to the termination of his employment agreement, his estate or beneficiaries will receive life insurance payments equal to 30 months of his annual salary and the greater of his average annual bonus multiplied by 2.5, or his then applicable target bonus multiplied by 2.5 (subject to the same exception described above if less than two annual bonuses are actually provided prior to termination).

For Cause.  Under Mr. LaJoie’s employment agreement, our obligations to Mr. LaJoie in the event of his termination for cause (as defined in the agreement) are the same as our obligations to Mr. Hobbs.

See “Pension Plans” for a description of Mr. LaJoie’s entitlements under our pension plans and Time Warner’s pension plans.

Certain Restrictive Covenants.  Mr. LaJoie’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of our confidential matters, (2) not to solicit certain of our employees for one year following termination of employment; and (3) not to compete with our business during his employment and for one year following termination of employment.

Assuming the trigger event causing any of the termination payments and other benefits described above occurred on December 31, 2006, and based on the NYSE closing price per share of Time Warner Common Stock on December 31, 2006 ($21.78), the dollar value of additional payments and other benefits provided Mr. LaJoie under his contract are estimated to be as follows:

					Group
	Base				Benefit		Stock
	Salary	Annual Bonus	Pro Rata		Plans	Pension	Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Accrual(3)	Awards(4)	Other(5)

Termination without Cause	$1,125,000	$1,125,000	$431,080	$673,200	$99,772	$13,950	$881,874	$37,500
Change in Control	—	—	—	$336,600	—	—	$1,012,806	—
Disability	$1,125,000	$1,125,000	$431,080	$336,600	—	—	$1,012,806	—
Death	—	—	$431,080	$336,600	—	—	$1,012,806	—

(1)	The amount shown reflects the amount payable under 2005 and 2006 LTIP grants (based on target value) under his employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes $69,772 to cover the estimated cost of continued health, life and disability insurance for 30 months, plus estimated 401(k) company contributions of $10,000 per year for thirty months.

(3)	Reflects the increase in the annual pension benefit payable as a straight life annuity at age 65. See the Pension Benefits Table for additional information as of December 31, 2006.

(4)	Based on the excess of the closing sale price of Time Warner Common Stock on December 31, 2006 over the exercise price for each accelerated option, and based on the closing sale price of Time Warner Common Stock on December 31, 2006 in the case of accelerated restricted stock and restricted stock units. See the Outstanding Time Warner Equity Awards at December 31, 2006 Table for additional information as of December 31, 2006.

(5)	Includes financial planning reimbursement of up to $3,000 annually for 30 months and $30,000 in the aggregate for outplacement services.

Director Compensation

The table below sets out the cash compensation that has been paid or earned by our directors who are not active employees of ours or of Time Warner or its affiliates (“non-employee directors”) during 2006. No equity awards or other compensatory awards were made to the non-employee directors during 2006.

We compensate non-employee directors with a combination of equity and cash that we believe is comparable to and consistent with approximately the median compensation provided to independent directors of similarly sized public entities. Prior to July 31, 2006, Messrs. Chang and Nicholas, who served as independent directors, received annual compensation of $75,000. Since July 31, 2006, each non-employee director receives an annual cash retainer of $85,000. Following the listing of our Class A common stock on the NYSE, we expect to provide each non-employee director with a total annual director compensation package consisting of (i) a cash retainer of $85,000 and (ii) an equity award of full value stock units valued at $95,000 representing our contingent obligation to deliver the designated number of shares of Class A common stock.

An additional annual cash retainer of $20,000 is paid to the chair of the audit committee and $10,000 to each other member of the audit committee. No additional compensation is paid for attendance at meetings of the board of directors or a board committee. Non-employee directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board and its committees.

In general, for non-employee directors who join the board less than six months prior to our next annual meeting of stockholders, our policy is to increase the stock unit grant on a pro-rated basis and to provide a pro-rated cash retainer consistent with the compensation package described above, subject to limitations that may exist under the applicable equity plan.

DIRECTOR COMPENSATION FOR 2006

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash(1)	Awards	Awards	Compensation	Earnings	Compensation	Total

Carole Black	$35,417	—	—	—	—	—	$35,417
Thomas H. Castro	$35,417	—	—	—	—	—	$35,417
David C. Chang	$84,334	—	—	—	—	—	$84,334
James E. Copeland, Jr.	$43,751	—	—	—	—	—	$43,751
Peter R. Haje	$35,417	—	—	—	—	—	$35,417
Don Logan	$35,417	—	—	—	—	—	$35,417
Michael Lynne	—	—	—	—	—	—	—
N.J. Nicholas, Jr.	$84,334	—	—	—	—	—	$84,334
Wayne H. Pace	—	—	—	—	—	—	—
Jeffrey Bewkes(2)	—	—	—	—	—	—	—

(1)	Amounts represent a pro rata portion of (a) an annual cash retainer of (1) $75,000 paid to Messrs. Chang and Nicholas prior to July 31, 2006 and (2) $85,000 earned by, but not yet paid to, each non-employee director commencing July 31, 2006; and (b) an annual additional payment of $10,000 for each member of the audit committee (Messrs. Chang and Nicholas), with $20,000 to its chair (Mr. Copeland) commencing July 31, 2006. Each of Messrs. Chang and Nicholas also received $1,000 in connection with an audit committee meeting not held on the same date as a board meeting.

(2)	Mr. Bewkes, Time Warner’s President and Chief Operating Officer, served as a director until July 31, 2006.

Additional Information

In connection with an order dated March 21, 2005, Mr. Pace reached a settlement with the SEC, pursuant to which he agreed, without admitting or denying the SEC’s allegations, to the entry of an administrative order that he cease and desist from causing violations or future violations of certain reporting provisions of the securities laws; however, he is not subject to any suspension, bar or penalty. For more information, see “Financial Information—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Overview—Restatement of Prior Financial Information.”

The spouse of Ms. Black’s half sister is employed by our North Carolina division. In connection with his employment, he received compensation in excess of $120,000 in 2006.

Compensation Committee Interlocks and Insider Participation

Prior to July 31, 2006, our entire board of directors served as our compensation committee and participated in deliberations concerning the compensation of our executive officers. On July 31, 2006, upon the closing of the Transactions, Mr. Jeffrey Bewkes, Time Warner’s President and Chief Operating Officer, resigned from our board and we expanded our board from six members to ten. A new, separate, five-member compensation committee was appointed consisting of Ms. Black and Messrs. Castro, Haje, Logan and Lynne. Mr. Britt, who serves as a Class B director, was our Chief Executive Officer throughout the last completed fiscal year and has served as our President and Chief Executive Officer since February 15, 2006. Mr. Logan, Chairman of our board of directors and a Class B director, served as Chairman of Time Warner’s Media and Communications Group from July 31, 2002 until December 31, 2005 and is currently a non-active employee of Time Warner. Mr. Wayne H. Pace, a Class B director, served as Executive Vice President and Chief Financial Officer of TWE from November 2001 to October 2004 and has served as Executive Vice President and Chief Financial Officer of Time Warner since November 2001.

2006 Equity Plan

2006 Stock Incentive Plan

In 2006, we adopted the 2006 Plan, which allows us to grant equity-based compensation awards to participants. The purpose of the 2006 Plan is to aid us in attracting, retaining and motivating employees, directors and advisors and to provide us with a stock plan providing incentives directly related to our success.

Eligibility

Awards may be made to any of our or our subsidiaries’ employees, prospective employees, directors, officers and advisors in the discretion of our compensation committee or a subcommittee of our compensation committee (the “Committee”).

Shares Subject to the Plan

The total number of shares of Class A common stock that may be issued under the 2006 Plan is 100,000,000. The maximum number of shares with respect to which awards may be granted during each calendar year to any given participant may not exceed 1,500,000 shares; however, the maximum number of shares that may be awarded in the form of restricted stock or other stock-based awards payable in shares of Class A common stock shall be equal to 1,500,000 divided by a ratio that is the quotient resulting from dividing the most recent fair value of a share of such stock or award, as determined for financial reporting purposes, by the most recent fair value of a stock option granted under the 2006 Plan. The maximum aggregate number of shares with respect to which awards may be made during each calendar year is 1.5% of the number of shares of Class A common stock outstanding on December 31 of the preceding year. If any award is forfeited or otherwise terminates or lapses without payment of consideration, the shares subject to that award will again be available for future grant. In addition, any shares issued in connection with awards other than stock options or stock appreciation rights shall be counted against the 100,000,000 authorization as the number of shares equal to the ratio described above for every one share issued in connection with such award, or by which the award is valued.

Types of Awards

Under the 2006 Plan, the Committee may award stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, as described below.

Stock Options and Stock Appreciation Rights

Stock options awarded under the 2006 Plan may be nonqualified or incentive stock options. Stock appreciation rights may be granted independent of or in conjunction with stock options. The exercise price per share of Class A common stock for any nonqualified or incentive stock options or stock appreciation rights cannot be less than the fair market value of a share of Class A common stock on the date the award is granted; except that, in the case of a stock appreciation right granted in conjunction with a stock option, the exercise price cannot be less than the exercise price of the related stock option. The Committee will be responsible for administering the 2006 Plan and may impose the terms and conditions of stock options and stock appreciation rights as it deems fit, but the awards generally will not be exercisable for a period of more than ten years after they are granted. Participants in the 2006 Plan will not receive dividends or dividend equivalents or have any voting rights with respect to shares underlying stock options or stock appreciation rights. Each stock appreciation right granted independent of a stock option will entitle a participant upon exercise to an amount equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of Class A common stock over (B) the exercise price, multiplied by (ii) the number of shares of Class A common stock covered by the stock appreciation right, and each unexercised stock appreciation right granted in conjunction with a stock option will entitle a participant to surrender the stock option and receive the amount described in the preceding formula. Payment of the exercise price will be made in cash and/or shares of Class A common stock (valued at fair market value), as determined by the Committee. Once granted, no option or stock appreciation right may be repriced.

Restricted Stock

The Committee will determine the terms and conditions of restricted stock awards, including the number of shares of restricted stock to grant to a participant. The Committee may also determine the period during which, and the conditions, if any, under which, the restricted stock may be forfeited; however, except with respect to awards to members of our Board of Directors, not less than 95% of the shares of restricted stock shall remain subject to forfeiture for at least three years after the date of grant, though such forfeiture condition may expire earlier, in whole or in part, in the event of a change in control of our company or the death, disability or other termination of the award holder’s employment. Dividends on restricted stock may be paid directly to the participant, withheld by us subject to vesting, or reinvested in additional shares of restricted stock, as determined by the Committee, in its sole discretion. Certain restricted stock awards may be granted in a manner designed to allow us to deduct their value under section 162(m) of the Tax Code; these awards will be based on one or more of the performance criteria set forth below.

Other Stock-Based Awards

The Committee may grant stock awards, unrestricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, our Class A common stock. Such stock-based awards may be in the form, and dependent on conditions, determined by the Committee, including the right to receive, or vest with respect to, one or more shares of Class A common stock (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The maximum amount of other stock-based awards that may be granted during a calendar year to any participant is: (i) the number of shares equal to 1,500,000 divided by the ratio described above, with respect to other stock-based awards that are denominated or payable in shares of Class A common stock, and (ii) $10 million, with respect to non-stock denominated awards.

Performance-Based Awards

Certain awards may be granted in a manner designed to allow us to deduct their value under section 162(m) of the Tax Code. These performance-based awards will be based on one or more of the following performance criteria: (i) Operating Income before depreciation and amortization, (ii) Operating Income, (iii) earnings per share, (iv) return on shareholders’ equity, (v) revenues or sales, (vi) Free Cash Flow, (vii) return on invested capital, (viii) total shareholder return and (ix) revenue generating unit-based metrics. The Committee will establish the performance goals for these performance-based awards and certify that the goals have been met, in each case, in the manner required by section 162(m) of the Tax Code.

Adjustments Upon Certain Events

In the event of a change in the outstanding shares of our Class A common stock due to a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, share exchange or any other similar transaction, the Committee may adjust (i) the number or kind of shares of Class A common stock or other securities issued or reserved for issuance pursuant to the 2006 Plan or pursuant to outstanding awards, (ii) the maximum number of shares for which awards may be granted during a calendar year to any participant, (iii) the option price or exercise price of any stock appreciation right and/or (iv) any other affected terms of such awards. Upon the occurrence of a change in control of our company (as defined in the 2006 Plan), the Committee may (w) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, (x) cancel awards for fair value, (y) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2006 Plan, as determined by the Committee in its sole discretion, or (z) provide that, for a period of at least 30 days prior to the change in control, such stock options will be exercisable as to all shares subject to the 2006 Plan and that upon the occurrence of the change in control, such stock options will terminate.

Administration

The 2006 Plan is currently administered by the Committee, which may appoint a subcommittee that consists of two directors who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of section 162(m) of the Tax Code. The Committee is authorized to interpret the 2006 Plan, to establish, amend and rescind any rules and regulations relating to the 2006 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2006 Plan.

Amendment and Termination

Our board of directors or the Committee may amend, alter or discontinue the 2006 Plan, but no amendment, alteration or discontinuation will be made (i) without stockholder approval, if it would increase the total number of shares of Class A common stock reserved under the plan or the maximum number of shares of restricted stock or other stock-based awards that may be awarded thereunder, or if it would increase the maximum number of shares for which awards may be granted to any participant, (ii) without the consent of a participant, if it would diminish any of the rights of the participant under any award previously granted to the participant or (iii) without stockholder approval, to permit repricing of options or stock appreciation rights. No new awards may be made under the 2006 Plan after the fifth anniversary of the first grant of an award under the 2006 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Procedures for Approval of Transactions

Our by-laws, which were amended in connection with the Adelphia Acquisition, provide that Time Warner may only enter into transactions with us and our subsidiaries, including TWE, that are on terms that, at the time of entering into such transaction, are substantially as favorable to us or our subsidiaries as we or they would be able to receive in a comparable arm’s-length transaction with a third party. Any such transaction involving reasonably anticipated payments or other consideration of $50 million or greater also requires the prior approval of a majority of our independent directors. Our by-laws prohibit us from entering into any transaction having the intended effect of benefiting Time Warner and any of its affiliates (other than us and our subsidiaries) in a manner that would deprive us of the benefit we would have otherwise obtained if the transaction were to have been effected on arm’s length terms. Pursuant to the TWC Purchase Agreement, we have included a provision in our by-laws that prohibits amending this provision for a period of five years following the Adelphia Closing, without the consent of a majority of the holders of our Class A common stock, other than any member of the Time Warner Group.

Our Standards of Business Conduct and Guidelines for Non-Employee Directors contain general procedures for the approval of transactions between us and our directors and executive officers and certain other transactions involving our directors and executive officers. Our Standards for Business Conduct and Guidelines for Non-Employee Directors will be available on our website upon the listing of our Class A common stock on the NYSE.

The Transactions

We and/or our subsidiaries entered into the following agreements with Time Warner, Comcast and Adelphia in connection with the Transactions:

•	TWC Purchase Agreement;

•	the Adelphia Registration Rights and Sale Agreement;

•	Exchange Agreement;

•	TWC Redemption Agreement; and

•	TWE Redemption Agreement.

We also entered into the TWC/Comcast Tax Matters Agreement in connection with the Transactions. See “Business—The Transactions” for a description of these agreements. In addition, we entered into the Shareholder Agreement with Time Warner in connection with the Transactions, the terms of which are described below under “—Relationship between Time Warner and Us.”

TWE

TWE, a Delaware limited partnership and an indirect subsidiary of ours, was formed in 1992. Prior to the TWE Restructuring, subsidiaries of Time Warner owned general and limited partnership interests in TWE consisting of 72.36% of the pro-rata priority capital and residual equity capital and 100% of the junior priority capital, and trusts formed by Comcast owned limited partnership interests in TWE consisting of 27.64% of the pro-rata priority capital and residual equity capital. Before the TWE Restructuring described below, TWE was engaged in three businesses—cable television, filmed entertainment and programming.

The TWE Restructuring was completed on March 31, 2003 under a Restructuring Agreement, dated as of August 20, 2002 and amended as of March 31, 2003, among our company, Time Warner, TWE, AT&T Corp., Comcast and other parties (the “Restructuring Agreement”). We were formed prior to the TWE Restructuring to be the successor in interest to an indirect, wholly-owned subsidiary of Comcast which merged into us as part of the TWE Restructuring.

Through a series of steps executed in connection with the TWE Restructuring:

•	TWE transferred its filmed entertainment and network programming businesses, along with associated liabilities, to WCI, a wholly owned subsidiary of Time Warner, in partial redemption of the TWE partnership interests held by WCI;

•	we repaid a $2.1 billion promissory note that we had issued to Comcast prior to the TWE Restructuring;

•	in exchange for shares of our Class B common stock, Time Warner issued approximately $1.5 billion of its convertible preferred stock to Comcast Trust II; this Time Warner convertible preferred stock, by its terms, automatically converted into shares of Time Warner common stock on March 31, 2005;

•	Time Warner contributed all of its interests in TWE, other than the partnership interest held by ATC discussed below, and all of the cable businesses that were owned by TWI Cable and its subsidiaries prior the restructuring, to us, in exchange for shares of our Class A common stock; and

•	the ownership structure of TWE was reorganized so that:

•	we owned 94.3% of the residual equity interests in TWE,

•	Comcast Trust I owned 4.7% of the residual equity interests in TWE, and

•	ATC, a wholly owned subsidiary of Time Warner, owned an interest in TWE, which consisted of a 1.0% residual equity component and a $2.4 billion mandatorily redeemable preferred component.

As a result of the TWE Restructuring, Time Warner held shares of our Class A common stock and Class B common stock representing, in the aggregate, 89.3% of our voting power and 82.1% of our outstanding equity. Additionally, as part of the TWE Restructuring, TWE issued $2.4 billion in mandatorily redeemable preferred equity to ATC, a subsidiary of Time Warner.

In the TWE Redemption, which occurred on July 31, 2006 immediately prior to the Adelphia Acquisition, TWE redeemed all of the residual equity interest of TWE held by Comcast Trust I in exchange for 100% of the limited liability company interests of Cable Holdco III. As a result of the TWE Redemption, Comcast no longer has an interest in TWE. See “Business—The Transactions—TWC/Comcast Agreements—The TWE Redemption Agreement.”

The ATC Contribution was consummated on July 28, 2006. In the ATC Contribution, ATC contributed its 1% common equity interest and $2.4 billion preferred equity interest in TWE that it received in the TWE Restructuring to TW NY Holding, the direct parent of TW NY and an indirect, wholly owned subsidiary of ours, for a non-voting common stock interest in TW NY Holding. The non-voting common stock interest in TW NY Holding received by ATC represents approximately 12.4% of the equity securities of TW NY Holding and was valued at approximately $2.9 billion, reflecting the value of the $2.4 billion preferred interest in TWE and the 1% residual equity interest in TWE.

As a result of the TWE Redemption and the ATC Contribution, two of our subsidiaries are the sole general and limited partners of TWE.

Restructuring Agreement

General.  The Restructuring Agreement required the parties to enter into various agreements to accomplish the restructuring steps outlined above. In addition, the Restructuring Agreement provided for the following indemnities and special distributions:

Indemnification for claims not related to taxes.  In the Restructuring Agreement, Time Warner made various representations and warranties to AT&T and Comcast with respect to the business of Time Warner, TWE and TWI Cable, and AT&T and Comcast made various representations and warranties to Time Warner with respect to the conduct of our business prior to the TWE Restructuring and the business of AT&T and Comcast. In addition, the parties made some covenants with respect to their businesses and the businesses of their subsidiaries. The parties agreed to indemnify us for liabilities resulting from breaches of specified representations, warranties and covenants. In addition, Comcast agreed to indemnify us for some employment- and benefits-related claims arising prior to the

TWE Restructuring, and agreed to indemnify us for the failure of their permitted transferees to comply with restructuring-related agreements or the TWE partnership agreement prior to the TWE Restructuring. Comcast, Comcast Trust II and Comcast Trust I have the right to enforce our rights to indemnification under the Restructuring Agreement against Time Warner.

Responsibility for taxes.  During various periods prior to the closing of the TWE Restructuring, we were a member of consolidated groups, filing consolidated federal income tax returns, in which MediaOne Group, Inc., AT&T or Comcast was the common parent corporation. We were also, during various periods prior to the closing of the TWE Restructuring, a member of combined or unitary groups that filed combined or unitary state income tax returns. Each member of a consolidated group filing consolidated federal income tax returns is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Some states have similar joint and several liability for state income taxes of companies that file combined or unitary state income tax returns. Comcast is responsible for paying any of our taxes, including any taxes for which we may be liable by virtue of having been a member of any consolidated, combined or unitary tax group, in respect of events occurring or taxable periods ending on or before the TWE Restructuring, and, with respect to any taxable period that begins before but ends after the date of the TWE Restructuring, the portion of that period that ends on the date of the TWE Restructuring, including any taxes incurred by us with respect to the TWE Restructuring. Although Comcast has indemnified us against this joint and several liability for the period set forth above, we would be liable in the event that this liability was incurred but not discharged by Comcast or by another member of the relevant consolidated, combined or unitary group.

We agreed to indemnify Comcast for any taxes attributable to taxable periods beginning on or after the date of the TWE Restructuring and, with respect to any taxable period that begins before but ends after the date of the TWE Restructuring, the portion of the period beginning the day after the date of the TWE Restructuring.

Special distribution.  We agreed that, in the event that:

•	income realized by us and Comcast as a result of some of the aspects of the TWE Restructuring exceeds $300 million; or

•	the aggregate amount of adjustments to our income resulting from TWE’s tax audits or other proceedings relating to taxable periods, or portions of taxable periods, prior to the TWE Restructuring exceeds $300 million then TWE is required to make a special distribution to Comcast to cover a portion of the taxes resulting from these events.

TWE Distribution Agreement

In the TWE Restructuring, TWE entered into a distribution agreement with us, Time Warner and WCI. Under the distribution agreement, TWE distributed to WCI all of its assets other than cable-related assets held by TWE or its subsidiaries.

WCI assumed all of TWE’s liabilities other than liabilities primarily related to TWE’s cable business and some of the debt that was retained by TWE under the Restructuring Agreement. The liabilities retained by TWE included cable-related contractual liabilities, liabilities related to the assets retained by TWE, liabilities with respect to employees employed in the cable business and a liability in respect of unpaid management fees.

Notwithstanding WCI’s assumption of TWE’s non-cable-related liabilities, TWE’s general partner and TWE remain liable to third parties for some of these liabilities. Time Warner agreed to indemnify TWE against any liabilities relating to, arising out of or resulting from the transferred businesses, from failures to perform or discharge the assumed liabilities and breaches of the distribution agreement. We and TWE agreed to indemnify WCI in a similar fashion with respect to liabilities arising from the cable business retained by TWE. Our independent directors have the right to enforce TWE’s rights under the distribution agreement, and any amendments to the distribution agreement require the written consent of the party against whom the amendment is sought.

TWI Cable Contribution Agreement

In the TWE Restructuring, we entered into a contribution agreement with WCI. Under the contribution agreement, WCI contributed to us all of the cable business that was operated by TWI Cable and its subsidiaries prior to the TWE Restructuring and all of the TWE partnership interests held by WCI prior to the TWE Restructuring. In connection with the contribution, we assumed all liabilities primarily related to TWI Cable’s cable business and all liabilities resulting from WCI’s capacity as a partner of TWE that primarily relate to TWE’s cable business.

Time Warner and WCI agreed to indemnify us against any liabilities relating to, arising out of or resulting from the businesses formerly operated by TWI Cable and its subsidiaries that were not contributed to us, from failures to perform or discharge liabilities relating to those businesses, from breaches of the contribution agreement and from all liabilities resulting from any person’s capacity as a partner of TWE that are not primarily related to TWE’s cable business. We agreed to indemnify WCI in a similar fashion with respect to liabilities arising from the cable business transferred to us and liabilities resulting from any person’s capacity as a partner of TWE that primarily relate to TWE’s cable business. Our independent directors have the non-exclusive right to enforce our rights under the contribution agreement. Any amendments to the contribution agreement require the written consent of the party against whom the amendment is sought.

Description of Certain Agreements Related to Comcast

Prior to the TWE Restructuring, trusts formed by Comcast owned limited partnership interests in TWE consisting of 27.64% of the pro-rata priority capital and residual equity capital. After the TWE Restructuring, trusts established for the benefit of Comcast, held a 21% economic interest in us through a 17.9% direct common stock ownership interest in us and a 4.7% residual equity interest TWE. In the Redemptions, we redeemed all of Comcast’s common stock ownership in us and its residual equity interest in TWE and, as a result, Comcast no longer beneficially owns an interest in our company. In the ordinary course of our cable business, we have entered into various agreements with Comcast and its various divisions and affiliates on terms that we believe are no less favorable than those that could be obtained in agreements with third parties. We do not believe that any of these agreements are material to our business. These agreements include:

•	agreements, often entered into on a “spot” basis, to sell advertising to various video programming vendors owned by Comcast and carried on our cable systems;

•	local, regional and national advertising “interconnect” agreements under which Comcast or we owned cable system operators arrange for local or regional advertising to be carried by the various cable system operators in a market area;

•	agreements under which affiliates of Comcast sell advertising on our behalf in some geographic areas to local advertisers and our affiliates sell advertising on Comcast’s behalf in some geographic areas to local advertisers;

•	an agreement under which a joint venture owned by us (or our affiliates), Comcast and another cable operator sells national advertising on our behalf to national advertisers;

•	agreements, which generally expire between 2006 and 2013, to purchase or license programming from various programming vendors owned in whole or in part by Comcast with license fees to the various vendors calculated generally on a per subscriber basis; and

•	agreements with and related to iN DEMAND, which is a joint venture among TWE-A/N, Comcast and Cox, that licenses, from film studios and other producers, motion pictures and other materials, which it then licenses to cable operators for VOD and Pay-Per-View distribution.

Under these agreements, we received approximately $188,000, $0 and $6.8 million from Comcast and its affiliates, and we conferred approximately $29.4 million, $43.5 million and $39.6 million to Comcast and its affiliates (other than us and our subsidiaries) during the years ended December 31, 2006, 2005 and 2004, respectively.

Relationship between Time Warner and Us

Time Warner Registration Rights Agreement

On March 31, 2003, Time Warner entered into a registration rights agreement with us (the “Time Warner Registration Rights Agreement”) relating to Time Warner’s shares of our common stock. The following description of the Time Warner Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Time Warner Registration Rights Agreement, which is an exhibit to this Current Report on Form 8-K.

Subject to several exceptions, including our right to defer a demand registration under some circumstances, Time Warner may, under that agreement, require that we take commercially reasonable steps to register for public resale under the Securities Act all shares of common stock that Time Warner requests be registered. Time Warner may demand an unlimited number of registrations. In addition, Time Warner has been granted “piggyback” registration rights subject to customary restrictions, and we are permitted to piggyback on Time Warner’s registrations.

In connection with registrations under the Time Warner Registration Rights Agreement, we are required to indemnify Time Warner and bear all fees, costs and expenses, except underwriting discounts and selling commissions.

Indebtedness Approval Right

Under the Shareholder Agreement, until such time as our indebtedness is no longer attributable to Time Warner, in Time Warner’s reasonable judgment, we, our subsidiaries and the entities that we manage may not, without the consent of Time Warner, create, incur or guarantee any indebtedness, including preferred equity, or rental obligations (other than with respect to certain approved leases) if our ratio of indebtedness plus six times our annual rental expense to EBITDA (as defined in the Shareholder Agreement) plus rental expense, or “EBITDAR,” then exceeds or would as a result of that incurrence exceed 3:1, calculated without including any of our indebtedness or preferred equity held by Time Warner and its wholly owned subsidiaries. Currently this ratio exceeds 3:1. Although Time Warner has consented to the issuance of commercial paper or borrowings under our current revolving credit facility up to the limit of that credit facility, any other incurrence of debt or rental expense (other than with respect to certain approved leases) or the issuance of preferred stock in the future will require Time Warner’s approval. See “Risk Factors—Risks Related to Our Relationship with Time Warner—Time Warner’s approval right over our ability to incur indebtedness may harm our liquidity and operations and restrict our growth.”

The description of the Shareholder Agreement herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Shareholder Agreement, which is an exhibit to this Current Report on Form 8-K.

Other Time Warner Rights

Under the Shareholder Agreement, as long as Time Warner has the power to elect a majority of our board of directors, we must obtain Time Warner’s consent before we enter into any agreement that binds or purports to bind Time Warner or its affiliates or that would subject us or our subsidiaries to significant penalties or restrictions as a result of any action or omission of Time Warner or its affiliates; or adopt a stockholder rights plan, become subject to section 203 of the Delaware General Corporation Law, adopt a “fair price” provision in our certificate of incorporation or take any similar action.

Furthermore, pursuant to the Shareholder Agreement, Time Warner (and its subsidiaries) may purchase debt securities issued by TWE under the TWE Indenture only after giving notice to us of the approximate amount of debt securities it intends to purchase and the general time period (the “Specified Period”) for the purchase, which period may not be greater than 90 days. If we, within five business days following receipt of such notice, indicate our good faith intention to purchase the amount of debt securities indicated in Time Warner’s notice within the Specified Period, then Time Warner (and its subsidiaries) will not purchase any debt securities under the TWE Indenture during the Specified Period and shall give notice to us prior to any subsequent purchase of debt securities issued under the TWE Indenture. If we do not indicate our good faith intention to purchase the amount of debt securities indicated in Time Warner’s notice, then Time Warner will be entitled to proceed with its purchase of debt securities issued under the TWE Indenture for the duration of the Specified Period.

Time Warner Standstill

Under the Shareholder Agreement, Time Warner has agreed that for a period of three years following the closing of the Adelphia Acquisition, Time Warner will not make or announce a tender offer or exchange offer for our Class A common stock without the approval of a majority of our independent directors; and for a period of 10 years following the Adelphia Closing, Time Warner will not enter into any business combination with us, including a short-form merger, without the approval of a majority of our independent directors. Under the TWC Purchase Agreement, we have agreed that for a period of two years following the Adelphia Closing, we will not enter into any short-form merger and that for a period of 18 months following the Adelphia Closing we will not issue equity securities to any person (other than, subject to satisfying certain requirements, us and our affiliates) that have a higher vote per share than our Class A common stock.

Reimbursement for Time Warner Equity Compensation

From time to time our employees and employees of TWE, TWE-A/N and our joint ventures are granted options to purchase shares of Time Warner common stock in connection with their employment with subsidiaries and affiliates of Time Warner. We and TWE have agreed that, upon the exercise by any of our officers or employees of any options to purchase Time Warner common stock, we will reimburse Time Warner in an amount equal to the excess of the closing price of a share of Time Warner common stock on the date of the exercise of the option over the aggregate exercise price paid by the exercising officer or employee for each share of Time Warner common stock. As of December 31, 2006, we had accrued approximately $137 million of stock option reimbursement obligations payable to Time Warner. That amount, which is not payable until the underlying options are exercised, will be adjusted in subsequent accounting periods based on the number of additional options granted and changes in the quoted market prices for shares of Time Warner common stock. We reimbursed amounts of $12 million, $7 million and $8 million in 2006, 2005 and 2004, respectively. See Note 10 to our audited consolidated financial statements for the year ended December 31, 2005, which is included elsewhere in this Current Report on Form 8-K.

Debt Guarantees

As described in “Financial Information—Management’s Discussion and Analysis of Results of Operations and Financial Condition—Financial Condition and Liquidity—Bank Credit Agreements and Commercial Paper Programs,” and ‘‘—TWE Notes and Debentures,” WCI and ATC, subsidiaries of Time Warner that are not our subsidiaries, previously guaranteed our obligations under the Credit Facilities and the TWE Notes. On November 2, 2006, each of WCI’s and ATC’s guarantee of the TWE Notes and the Cable Facilities were terminated and we directly guaranteed TWE’s obligations under the TWE Notes. See also “Risk Factors—Risks Related to Our Relationship with Time Warner.”

Other Agreements Related to Our Cable Business

In the ordinary course of our cable business, we have entered into various agreements and arrangements with Time Warner and its various divisions and affiliates on terms that we believe are no less favorable than those that could be obtained in agreements with third parties. We do not believe that any of these agreements or arrangements are individually material to our business. These agreements and arrangements include:

•	agreements to sell advertising to various video programming vendors owned by Time Warner and its affiliates and carried on our cable systems;

•	agreements to purchase or license programming from various programming vendors owned in whole or in part by Time Warner and its affiliates;

•	leases with AOL, an affiliate of ours, and Time Warner Telecom, a former affiliate of Time Warner’s, relating to the use of fiber and backbone networks;

•	real property lease agreements with Time Warner and its affiliates;

•	intellectual property license agreements with Time Warner and its affiliates; and

•	carriage agreements with AOL and its affiliates.

Under these agreements, we received approximately $94.0 million, $106.7 million and $105.4 million in aggregate payments from Time Warner and its affiliates (other than us and our subsidiaries), and we made approximately $808.3 million, $604.4 million and $592.9 million in aggregate payments to Time Warner and its affiliates (other than us and our subsidiaries) during the years ended December 31, 2006, 2005 and 2004, respectively.

Reimbursement for Services

Prior to the TWE Restructuring, TWE historically paid a management fee to Time Warner to cover general overhead, a portion of which was allocated to our cable business in preparing our historical financial statements. The amount allocated for the year ended December 31, 2003 was $12 million. Under an arrangement that went into effect immediately after the completion of the TWE Restructuring, Time Warner provides us with specified administrative services, including selected tax, human resources, legal, information technology, treasury, financial, public policy and corporate and investor relations services. We pay fees that approximate Time Warner’s estimated overhead cost for services rendered. The services rendered and fees paid are renegotiated annually. In 2006, 2005 and 2004, we incurred a total of approximately $11.8 million, $7.6 million and $6.6 million, respectively, under this arrangement.

Time Warner Brand and Trade Name License Agreement

In connection with the TWE Restructuring, we entered into a license agreement with Time Warner, under which Time Warner granted us a perpetual, royalty-free, exclusive license to use, in the United States and its territories and possessions, the “TW,” “Time Warner Cable,” “TWC” and “TW Cable” marks and specified related marks as a trade name and on marketing materials, promotional products, portals and equipment and software. We may extend these rights to our subsidiaries and specified others involved in delivery of our products and services. The description of the license agreement herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the license agreement, which is an exhibit to this Current Report on Form 8-K.

This license agreement contains restrictions on use and scope, including as to exclusivity, as well as cross-indemnification provisions.

Time Warner may terminate the agreement if we fail to cure a material breach or other specified breach of the agreement, we become bankrupt or insolvent or if a change of control of us occurs. A change of control occurs upon the earlier of:

•	Time Warner and its affiliates ceasing to beneficially own at least 40% of either our outstanding common stock or our outstanding securities entitled to vote in an election of directors; or

•	Time Warner and its affiliates ceasing to beneficially own at least 60% of our outstanding common stock or our outstanding securities entitled to vote in the election of directors, and Time Warner determines in good faith that it no longer has the power to direct our management and policies.

Road Runner Brand License Agreement

In connection with the TWE Restructuring, we entered into a license agreement with WCI. WCI granted us a perpetual, royalty-free license to use, in the United States and its territories and possessions and in Canada, the “Road Runner” mark and copyright and some of the related marks. We may use the Road Runner licensed marks in connection with high-speed data services and other services ancillary to those services, and on marketing materials, promotional products, portals and equipment and software. The license is exclusive regarding high-speed data services, ancillary broadband services and equipment and software. The license is non-exclusive regarding promotional products and portals. WCI is prohibited from licensing to third parties the right to use these marks in connection with DSL, dial-up or direct broadcast satellite technologies in the United States, its territories and possession, or in Canada. The description of the Road Runner license agreement herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Road Runner license agreement, which is an exhibit to this Current Report on Form 8-K.

We may extend these rights to our subsidiaries and specified others involved in delivery of our products and services. This license agreement contains restrictions on use and scope, including quality control standards, as well as cross-indemnification provision. WCI may terminate the agreement if we fail to cure a material breach or other specified breach of the agreement, if we become bankrupt or insolvent or if a change of control of us occurs. A change of control occurs upon the earlier of:

•	Time Warner and its affiliates ceasing to beneficially own at least 40% of either our outstanding common stock or our outstanding securities entitled to vote in an election of directors; or

•	Time Warner and its affiliates ceasing to beneficially own at least 60% of our outstanding common stock or our outstanding securities entitled to vote in the election of directors, and Time Warner determines in good faith that it no longer has the power to direct our management and policies.

TWE Intellectual Property Agreement

As part of the TWE Restructuring, TWE entered into an intellectual property agreement (the “TWE Intellectual Property Agreement”) with WCI that allocated to TWE intellectual property relating to the cable business and allocated to WCI intellectual property relating to the non-cable business, primarily content-related assets, such as HBO assets and Warner Bros. Studio assets. The agreement also provided for cross licenses between TWE and WCI so that each may continue to use intellectual property that each was respectively using at the time of the TWE Restructuring. Under the TWE Intellectual Property Agreement, each of TWE and WCI granted the other a non-exclusive, fully paid up, worldwide, perpetual, non-sublicensable (except to affiliates), non-assignable (except to affiliates), royalty free and irrevocable license to use the intellectual property covered by the TWE Intellectual Property Agreement. In addition, both TWE and WCI granted each other sublicenses to use intellectual property licensed to either by third parties that were being used at the time of the TWE Restructuring. The description of the TWE Intellectual Property Agreement herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the TWE Intellectual Property Agreement, which is an exhibit to this Current Report on Form 8-K.

TWI Cable Intellectual Property Agreement

Prior to the TWE Restructuring, TWI Cable entered into an intellectual property agreement (the “TWI Cable Intellectual Property Agreement”) with WCI with substantially the same terms as the TWE Intellectual Property Agreement. The TWI Cable Intellectual Property Agreement allocated to WCI intellectual property related to the cable business and allocated to TWI Cable intellectual property related to the non-cable business. As part of the TWE Restructuring, WCI then assigned to us the cable-related intellectual property assets it received under that agreement. These agreements make us the beneficiary of cross licenses to TWI Cable intellectual property related to the non-cable business, on substantially the same terms as those described above. In connection with the TWI Cable Intellectual Property Agreement, TW Cable and WCI executed and delivered assignment agreements in substantially the same form as those executed in connection with the TWE Intellectual Property Agreement.

Tax Matters Agreement

We are party to a tax matters agreement with Time Warner that governs our inclusion in any Time Warner consolidated, combined or unitary group for federal and state tax purposes for taxable periods beginning on and after the date of the TWE Restructuring.

Under the tax matters agreement, for each year we are included in the Time Warner consolidated group for federal income tax purposes, we have agreed to make periodic payments, subject to specified adjustments, to Time Warner based on the applicable federal income tax liability that we and our affiliated subsidiaries would have had for each taxable period if we had not been included in the Time Warner consolidated group. Time Warner agreed to reimburse us, subject to specified adjustments, for the use of tax items, such as net operating losses and tax credits attributable to us or an affiliated subsidiary, to the extent that these items are applied to reduce the taxable income of a member of the Time Warner consolidated group other than us or one of our subsidiaries. Similar provisions apply to any state income, franchise or other tax returns filed by any Time Warner consolidated, combined or unitary group for each year we are included in such consolidated, combined or unitary group for any state income, franchise or other tax purposes.

Under applicable United States Treasury Department regulations, each member of a consolidated group filing consolidated federal income tax returns is severally liable for the federal income tax liability of each other member of the consolidated group. Similar rules apply with respect to members of combined or unitary groups for state tax purposes.

If we ceased to be a member of the Time Warner consolidated group for federal income tax purposes, we would continue to have several liability for the federal income tax liability of the Time Warner consolidated group for all taxable years, or portions of taxable years, during which we were a member of the Time Warner consolidated group. In addition, we would have several liability for some state income taxes of groups with which we file or have filed combined or unitary state tax returns. Although Time Warner has indemnified us against this several liability, we would be liable in the event that this federal and/or state liability was incurred but not discharged by Time Warner or any member of the relevant consolidated, combined or unitary group.

The description of the tax matters agreement herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the tax matters agreement, which is an exhibit to this Current Report on Form 8-K.

The income tax benefits and provisions, related tax payments, and current and deferred tax balances have been prepared as if we operated as a stand-alone taxpayer for all periods presented in accordance with the tax matters agreement. Income taxes are provided using the liability method required by FASB Statement No. 109, Accounting for Income Taxes. Under this method, income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and include the results of any difference between GAAP accounting and tax reporting. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. During the years ended December 31, 2006 and 2005, we made cash tax payments to Time Warner of approximately $489 million and $496 million, respectively. During the year ended December 31, 2004, we received cash tax refunds, net of cash tax payments, from Time Warner of approximately $58 million.

Other Transactions

On December 31, 2003, in conjunction with the restructuring by IVG, we entered into a stock purchase agreement with a subsidiary of Time Warner to purchase all of the outstanding stock of IVG at a purchase price of $7.5 million. IVG was established by Time Warner in 2001 to accelerate the growth of interactive television and to develop certain advanced cable services. Our consolidated financial statements have been restated to include the historical operations of IVG for all periods presented because the transfer of IVG to us was a transfer of assets under common control by Time Warner.

For a description of our other partnerships and certain of our joint ventures, see “Business—Our Operating Partnerships and Joint Ventures” and “Financial Information—Management’s Discussion and Analysis of Results of Operations and Financial Condition.”

Director Independence

For information regarding the independent members of our board of directors and board committees, see “Directors and Officers.”

LEGAL PROCEEDINGS

On May 20, 2006, the America Channel LLC filed a lawsuit in U.S. District Court for the District of Minnesota against both us and Comcast alleging that the purchase of Adelphia by Comcast and us will injure competition in the cable system and cable network markets and violate the federal antitrust laws. The lawsuit seeks monetary damages as well as an injunction blocking the Adelphia Acquisition. The United States Bankruptcy Court for the Southern District of New York issued an order enjoining the America Channel from pursuing injunctive relief in the District of Minnesota and ordering that the America Channel’s efforts to enjoin the transaction can only be heard in the Southern District of New York, where the Adelphia bankruptcy is pending. America Channel’s appeal of this order was dismissed on October 10, 2006 and its claim for injunctive relief should now be moot. However, America Channel has announced its intention to proceed with its damages case in the District of Minnesota. On September 19, 2006, we filed a motion to dismiss this action, which was granted on January 17, 2007 with leave to replead. On February 5, 2007, the America Channel filed an amended complaint. We intend to defend against this lawsuit vigorously. We are unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On June 22, 2005, Mecklenburg County filed suit against TWE-A/N in the General Court of Justice District Court Division, Mecklenburg County, North Carolina. Mecklenburg County, the franchisor in TWE-A/N’s Mecklenburg County cable system, alleges that TWE-A/N’s predecessor failed to construct an institutional network in 1981 and that TWE-A/N assumed that obligation upon the transfer of the franchise in 1995. Mecklenburg County is seeking compensatory damages and TWE-A/N’s release of certain video channels it is currently using on the cable system. On April 14, 2006, TWE-A/N filed a motion for summary judgment, which is pending. TWE-A/N intends to defend against this lawsuit vigorously. We are unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On June 16, 1998, plaintiffs in Andrew Parker and Eric DeBrauwere, et al. v. Time Warner Entertainment Company, L.P. and Time Warner Cable filed a purported nationwide class action in U.S. District Court for the Eastern District of New York claiming that TWE sold its subscribers’ personally identifiable information and failed to inform subscribers of their privacy rights in violation of the Cable Communications Policy Act of 1984 (the “Cable Act”) and common law. The plaintiffs sought damages and declaratory and injunctive relief. On August 6, 1998, TWE filed a motion to dismiss, which was denied on September 7, 1999. On December 8, 1999, TWE filed a motion to deny class certification, which was granted on January 9, 2001 with respect to monetary damages, but denied with respect to injunctive relief. On June 2, 2003, the U.S. Court of Appeals for the Second Circuit vacated the District Court’s decision denying class certification as a matter of law and remanded the case for further proceedings on class certification and other matters. On May 4, 2004, plaintiffs filed a motion for class certification, which we have opposed. On October 25, 2005, the court granted preliminary approval of a class settlement arrangement on terms that were not material to us. A final settlement approval hearing was held on May 19, 2006, and on January 26, 2007, the court denied approval of the settlement. We intend to defend against this lawsuit vigorously, but are unable to predict the outcome of the suit or reasonably estimate a range of possible loss.

Patent Litigation

On September 1, 2006, Ronald A. Katz Technology Licensing, L.P. filed a complaint in the U.S. District Court for the District of Delaware alleging that we and several other cable operators infringe a number of patents purportedly relating to our customer call center operations, voicemail and/or VOD services. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. We intend to defend against the claim vigorously. We are unable to predict the outcome of the suit or reasonably estimate a range of possible loss.

On July 14, 2006, Hybrid Patents Inc. filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that we and a number of other cable operators infringe several patents purportedly relating to high-speed data and Internet-based phone services. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. We intend to defend against the claim vigorously but are unable to predict the outcome of the suit or reasonably estimate a range of possible loss.

On June 1, 2006, Rembrandt Technologies, LP filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that we and a number of other cable operators infringe several patents purportedly related to a variety of technologies, including high-speed data and Internet-based phone services. In addition, on

September 13, 2006, Rembrandt Technologies, LP filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that we infringe several patents purportedly related to “high-speed cable modem internet products and services.” In each of these cases, the plaintiff is seeking unspecified monetary damages as well as injunctive relief. We intend to defend against this lawsuits vigorously. We are unable to predict the outcome of these suits or reasonably estimate a range of possible loss.

On July 14, 2005, Forgent Networks, Inc. (“Forgent”) filed suit in the U.S. District Court for the Eastern District of Texas alleging that we and a number of other cable operators and direct broadcast satellite operators infringed a patent related to digital video recorder technology. We are working closely with our digital video recorder equipment vendors in defense of this matter, certain of whom have filed a declaratory judgment lawsuit against Forgent alleging the patent cited by Forgent to be non-infringed, invalid and unenforceable. Forgent is seeking monetary damages, ongoing royalties and injunctive relief in its suit against us. We intend to defend against this lawsuit vigorously. We are unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On April 26, 2005, Acacia Media Technologies (“AMT”) filed suit against us in U.S. District Court for the Southern District of New York alleging that we infringe several patents held by AMT. AMT has publicly taken the position that delivery of broadcast video (except live programming such as sporting events), Pay-Per-View, VOD and ad insertion services over cable systems infringe its patents. AMT has brought similar actions regarding the same patents against numerous other entities, and all of the previously pending litigations have been made the subject of a multidistrict litigation (“MDL”) order consolidating the actions for pretrial activity in the U.S. District Court for the Northern District of California. On October 25, 2005, our action was consolidated into the MDL proceedings. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. We intend to defend against this lawsuit vigorously. We are unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

From time to time, we receive notices from third parties claiming that we infringe their intellectual property rights. Claims of intellectual property infringement could require us to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability or be enjoined preliminarily or permanently from further use of the intellectual property in question. In addition, certain agreements that we enter may require us to indemnify the other party for certain third party intellectual property infringement claims, which could increase our damages and our costs of defending against such claims. Even if the claims are without merit, defending against the claims can be time consuming and costly.

As part of the TWE Restructuring, Time Warner agreed to indemnify the cable businesses of TWE from and against any and all liabilities relating to, arising out of or resulting from specified litigation matters brought against TWE’s former Non-cable Businesses. Although Time Warner has agreed to indemnify the cable businesses of TWE against such liabilities, TWE remains a named party in certain litigation matters.

In the normal course of business, our tax returns are subject to examination by various domestic taxing authorities. Such examinations may result in future tax and interest assessments on us. In instances where we believe that it is probable that we will be assessed, we have accrued a liability. We do not believe that these liabilities are material, individually or in the aggregate, to our financial condition or liquidity. Similarly, we do not expect the final resolution of tax examinations to have a material impact on our financial results.

The costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against us relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on our business, financial condition and operating results.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS

Our Class A common stock has been approved for listing on the NYSE under the symbol TWC and we expect that our Class A common stock will begin trading on the NYSE in late February or early March 2007. Our Class A common stock has recently been trading in the over-the-counter market on a when-issued basis. We expect that our Class A common stock will continue to trade in the over-the-counter market until we are listed on the NYSE.

There are no outstanding options or warrants to purchase, or securities convertible into our Class A or Class B common stock.

Shares Eligible for Future Sale

Future sales of substantial amounts of our common stock in the public market, or the perception that substantial sales may occur, could adversely affect the prevailing market price of our Class A common stock. As of December 15, 2006, there were 901,913,430 shares of Class A common stock outstanding and 75,000,000 shares of Class B common stock outstanding. In accordance with Adelphia’s plan of reorganization, the shares of our Class A common stock held by Adelphia will be distributed to Adelphia’s creditors pursuant to the exemption from the Securities Act provided by section 1145(a) of the Bankruptcy Code. Any shares distributed by Adelphia to its creditors in reliance on the exemption provided by section 1145(a) of the Bankruptcy Code will be freely tradable without restriction or further registration pursuant to the resale provisions of section 1145(b) of the Bankruptcy Code, subject to certain exceptions. Adelphia expects that it will begin distributing the shares of our Class A common stock that it holds to its creditors after the effectiveness of its plan of reorganization, which occurred today. However, in accordance with Adelphia’s plan of reorganization, some of the shares of our Class A common stock held by Adelphia will not be distributed for a number of months. Lastly, in accordance with the TWC Purchase Agreement, subject to the existence of any claims, the approximately 6 million shares placed into escrow will be released to Adelphia and subsequently distributed to its creditors on or shortly after July 31, 2007. For more information regarding the distribution of shares of our Class A common stock by Adelphia see “Business—The Transactions—The TWC Purchase Agreement.”

All shares of common stock, other than those distributed by Adelphia to its creditors in accordance with its plan of reorganization in reliance upon section 1145(a) of the Bankruptcy Code (subject to certain limited exceptions), including shares held by Time Warner, may not be sold unless they are registered under the Securities Act or are sold under an exemption from registration, including an exemption contained in Rule 144 under the Securities Act if the holder has complied with the holding period and other requirements of Rule 144 discussed below. Time Warner has demand and piggy-back registration rights with respect to all of the shares of our Class A common stock and Class B common stock that it or its affiliates own. For more information regarding these registration rights, please see “Certain Relationships and Related Transactions, and Director Independence—Relationship between Time Warner and Us—Time Warner Registration Rights Agreement.”

Beginning 90 days after the date hereof, all shares of our Class A common stock held by Time Warner will be eligible for sale under Rule 144 of the Securities Act, subject to volume and manner of sale limitations.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our “affiliates,” would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1.0% of the then outstanding shares of Class A common stock; or

•	the average weekly trading volume of our Class A common stock on the NYSE during the four calendar weeks before a notice of the sale on Form 144 is filed with the SEC.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us.

Under Rule 144(k), a person who is not deemed to have been one of our “affiliates” at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

We cannot predict the effect, if any, that market sales of restricted shares or the availability of restricted shares for sale will have on the market price of our Class A common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our Class A common stock and could impair our future ability to raise capital through an offering of our equity securities, as described under “Risk Factors—Risks Factors Relating to Our Class A Common Stock—A large number of shares of our common stock are or will be eligible for future sale or distribution, which could depress the market price of our Class A common stock.”

We intend to file a registration statement on Form S-8 to register 100 million shares of our common stock reserved for issuance under our 2006 Plan. There are currently no options to purchase our common stock issued and outstanding under our 2006 Plan, which is the only equity plan we have in place.

Holders

As of December 15, 2006, there were three holders of record of our Class A common stock and one holder of record of our Class B common stock.

Dividends

We have not paid any cash dividends on our common stock over the last two years and currently do not expect to pay cash dividends on our common stock in the future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Our board of directors will determine whether to pay dividends in the future based on conditions then existing, including our earnings, financial condition and capital requirements, as well as economic and other conditions our board may deem relevant. In addition, our ability to declare and pay dividends on our common stock is subject to requirements under Delaware law and covenants in our senior unsecured revolving credit facility. On July 31, 2006, immediately after the consummation of the Redemptions but prior to the consummation of the Adelphia Acquisition, we paid a stock dividend to WCI, a wholly owned subsidiary of Time Warner and the only holder of record of our outstanding Class A and Class B common stock at that time of 999,999 shares of Class A or Class B common stock, as applicable, per share of Class A or Class B common stock. An aggregate of 745,999,254 shares of Class A common stock and 74,999,925 shares of Class B common stock were issued to WCI in connection with the stock dividend. The stock dividend was declared and paid in anticipation of our becoming a public company.

RECENT SALES OF UNREGISTERED SECURITIES

On July 31, 2006, immediately after the Redemptions but prior to the Adelphia Acquisition, we declared and paid a stock dividend to WCI of 999,999 shares of Class A or Class B common stock, as applicable, for each share of Class A or Class B common held by WCI, the only holder of record at that time. The dividend did not represent an offer or sale of common stock under the Securities Act.

On July 31, 2006, in connection with the Adelphia Acquisition, as partial consideration for the Adelphia Acquisition, we issued ACC 149,765,147 shares of our outstanding Class A common stock and issued 6,148,283 shares of our Class A common stock into escrow. These shares were issued in reliance upon the exemption from the Securities Act provided by section 4(2) of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and our restated certificate of incorporation and by-laws, copies of which are exhibits to this Current Report on Form 8-K.

As of December 15, 2006, there were three holders of record of our Class A common stock and one holder of record of our Class B common stock.

Common Stock

Common stock authorized and outstanding.  We are authorized to issue up to 20 billion shares of Class A common stock, par value $0.01 per share, and 5 billion shares of Class B common stock, par value $0.01 per share. As of December 15, 2006, 901,913,430 shares of our Class A common stock and 75,000,000 shares of our Class B common stock were issued and outstanding. Time Warner currently indirectly holds approximately 84.0% of our outstanding common stock, including 82.7% of our outstanding Class A common stock and all outstanding shares of our Class B common stock.

Voting.  The shares of Class A common stock vote as a separate class with respect to the election of Class A directors. Class A directors must represent between one-sixth and one-fifth of our directors (and in any event no fewer than one). There are currently two Class A directors. The shares of Class B common stock vote as a separate class with respect to the election of Class B directors. Class B directors must represent between four-fifths and five-sixths of our directors. There are currently eight Class B directors. Under our restated certificate of incorporation, the composition of our board of directors must satisfy the applicable requirements of the NYSE and at least 50% of the members of our board of directors must be independent for three years following the closing of the Adelphia Acquisition.

Except as described above and otherwise provided by applicable law, each share of Class B common stock issued and outstanding has ten votes on any matter submitted to a vote of our stockholders, and each share of Class A common stock issued and outstanding has one vote on any matter submitted to a vote of stockholders. The Class B common stock is not convertible into Class A common stock. The Class A common stock and the Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except with respect to the election of directors and except in connection with the matters described below. Time Warner controls approximately 90.6% of the vote in matters where the Class A common stock and the Class B common stock vote together as a single class and 82.7% of the vote of the Class A common stock in any other vote. In addition to any other vote or approval required, the approval of the holders of a majority of the voting power of the then-outstanding shares of Class A common stock held by persons other than any member of the Time Warner Group will be necessary in connection with:

•	any merger, consolidation or business combination in which the holders of Class A common stock do not receive per share consideration identical to that received by the holders of Class B common stock (other than with respect to voting power) or which would adversely affect the Class A common stock relative to the Class B common stock;

•	any change to the restated certificate of incorporation that would have a material adverse effect on the rights of the holders of the Class A common stock in a manner different from the effect on the holders of the Class B common stock;

•	through and until the fifth anniversary of the Adelphia Closing, any change to provisions of our by-laws concerning restrictions on transactions between us and Time Warner and its affiliates;

•	any change to the provisions of the restated certificate of incorporation that would affect the right of Class A common stock to vote as a class in connection with any of the events discussed above; and

•	through and until the third anniversary of the Adelphia Closing, any change to the restated certificate of incorporation that would alter the number of independent directors on our board of directors.

Dividends.  The holders of Class A common stock and Class B common stock are entitled to receive dividends when, as, and if declared by our board of directors out of legally available funds. Under our restated certificate of incorporation, dividends may not be declared in respect of Class B common stock unless they are declared in the same amount in respect of shares Class A common stock, and vice versa. With respect to stock dividends, holders of Class B common stock must receive Class B common stock while holders of Class A common stock must receive Class A common stock.

Preferred Stock

Under our restated certificate of incorporation, we are authorized to issue up to 1 billion shares of preferred stock. The board of directors is authorized, subject to limitations prescribed by Delaware law, by our restated certificate of incorporation and by the Shareholder Agreement, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of Class A common stock. We have no current plan to issue any shares of preferred stock.

Selected Provisions of our Restated Certificate of Incorporation and By-laws and the Delaware General Corporation Law

Board of Directors.  Our restated certificate of incorporation and by-laws provide that the number of directors constituting our board shall be initially set at six, and then fixed from time-to-time by our board of directors, subject to the right of holders of any series of preferred stock that we may issue in the future to designate additional directors. Our restated certificate of incorporation does not provide for cumulative voting in the election of directors. Any vacancy in respect of a director elected by the holders of our Class A Common Stock will be filled by a vote of a majority of the Class A directors then serving and, if there are no Class A directors then serving, by a vote of a majority of all of the directors then serving. Any vacancy in respect of a director elected by the holders of our Class B Common Stock will be filled by a vote of a majority of the Class B directors then serving and, if there are no Class B directors then serving, by a vote of a majority of all of the directors then serving.

Any director elected by the holders of our Class A common stock or Class B common stock, as the case may be, may be removed without “cause” by a majority vote of the class of common stock that elected that director at any annual or special meeting of the stockholders, subject to the provisions of our restated certificate of incorporation and by-laws, or by written consent. In addition, any director may be removed for “cause” as provided for under Delaware law. If a director resigns, is removed from office or otherwise is unable to serve, the remaining directors of the same Class will be entitled to replace that director or, if no directors of the same Class are then serving, by a majority of all directors then serving.

Corporate opportunities.  Our restated certificate of incorporation provides that Time Warner and its affiliates, other than us and our affiliates, which we refer to as the Time Warner Group, and their respective officers, directors and employees do not have a fiduciary duty or any other obligation to share any business opportunities with us and releases all members of the Time Warner Group from any liability that would result from a breach of this kind of obligation. Specifically, our restated certificate of incorporation provides as follows:

•	the Time Warner Group, its officers, directors and employees are not liable to us or our stockholders for breach of a fiduciary duty by reason of its activities with respect to not sharing any investment or business opportunities with us;

•	if any member of the Time Warner Group or its officers, directors and employees, except as provided below, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both any member or members of the Time Warner Group and our company, such member, or its officers, directors and employees, will have no duty to communicate or offer corporate opportunities to us, will have the right to hold the corporate opportunities for such member or for another person and is not liable for breach of any fiduciary duty as a stockholder of our company because such person pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person, or does not communicate information regarding the corporate opportunity to our company; and

•	in the event that an officer or employee of our company who is also a stockholder or employee of any member of the Time Warner Group, is offered a potential transaction or matter which may be a corporate opportunity for both our company and a member of the Time Warner Group and such offer is made expressly to such person in his or her capacity as an officer or employee of our company, then such opportunity belongs to us.

Our restated certificate of incorporation also provides that a director of our company who is chairman of the board of directors or chairman of a committee of our board is not deemed to be an officer of our company by reason of holding that position, unless that person is a full-time employee of ours.

Any person purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and to have consented to the foregoing provisions of our restated certificate of incorporation described above.

Anti-takeover provisions of Delaware law.  In general, section 203 of the Delaware General Corporation Law prevents an interested stockholder, which is defined generally as a person owning 15% or more of the corporation’s outstanding voting stock, of a Delaware corporation from engaging in a business combination (as defined therein) for three years following the date that person became an interested stockholder unless various conditions are satisfied. Under our restated certificate of incorporation, we have opted out of the provisions of section 203. Pursuant to the Shareholder Agreement, we have agreed, for so long as Time Warner has the right to elect a majority of our directors, not to become subject to section 203 or to adopt a stockholders’ rights plan, in each case without obtaining Time Warner’s consent. See “Certain Relationships and Related Transactions, and Director Independence—Relationship between Time Warner and Us—Other Time Warner Rights” for a description of the Shareholder Agreement.

Directors’ liability; indemnification of directors and officers. Our restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

The inclusion of this provision in our restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against our directors, and may discourage or deter stockholders or us from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might benefit us and our stockholders. This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under federal securities laws. In addition, our by-laws provide that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transactions with or for the benefit of affiliates.  For so long as we are an affiliate of Time Warner, our by-laws prohibit us from entering into, extending, renewing or materially amending the terms of any transaction with Time Warner or any of its affiliates unless that transaction is on terms and conditions substantially as favorable to us as we would be able to obtain in a comparable arm’s-length transaction with a third party negotiated at the same time. If a transaction described in the preceding sentence is expected to involve $50 million or greater over its term, the transaction must be approved by a majority of our independent directors. In addition, during such period, our by-laws prohibit us from entering into any transaction having the intended effect of benefiting any member of the Time Warner Group in a manner that would deprive us of the benefit we would have otherwise obtained if the transaction were to have been effected on arm’s-length terms.

Special meetings of stockholders.  Our by-laws provide that special meetings of our stockholders may be called only by the chairman, the chief executive officer or by a majority of the members of our board of directors. Subject to the rights of holders of our preferred stock, if any, our stockholders are not permitted to call a special meeting of stockholders, to require that the chairman or chief executive officer call such a special meeting, or to require that the board request the calling of a special meeting of stockholders.

Advance notice requirements for stockholder proposals and director nominations.  Our by-laws establish advance notice procedures for:

•	stockholders to nominate candidates for election as a director; and

•	stockholders to propose topics at annual stockholders’ meetings.

Stockholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or the directors are to be elected. The notice must contain the information specified in our restated by-laws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, that for purposes of the first annual meeting of stockholders after July 31, 2006, the date of the immediately preceding annual meeting shall be deemed to be May 15, 2006. If the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we first notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than the 90th day prior to the special meeting and not later than the later of the 60th day prior to the special meeting or the 10th day following the day on which we first notify stockholders of the date of the special meeting, either by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our Class A common stock is The Bank of New York.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Directors’ liability; indemnification of directors and officers.  Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our by-laws provide that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.

The foregoing statements are subject to the detailed provisions of section 145 of the Delaware General Corporation Law and our restated certificate of incorporation and by-laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Pursuant to Rule 3.05 of Regulation S-X, Adelphia Communications Corporation’s audited consolidated financial statements for the years ended December 31, 2003, 2004 and 2005 and Adelphia Communications Corporation’s unaudited consolidated financial statements for the six months ended June 30, 2006 and 2005 are included as exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Pursuant to Rule 3.05 of Regulation S-X, Comcast Corporation’s Audited Special Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas and Cleveland Cable System Operations (a Carve-Out of Comcast Corporation) as of and for the years ended December 31, 2003, 2004 and 2005 and the Unaudited Special Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas and Cleveland Cable System Operations (a Carve-Out of Comcast Corporation) as of and for the three and six months ended June 30, 2006 and 2005 are included as exhibits 99.3 and 99.4, respectively, and are incorporated herein by reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Time Warner Cable Inc.

We have audited the accompanying consolidated balance sheet of Time Warner Cable Inc. (“the Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the Financial Statement Schedule II listed in the index at Item 9.01(a) for each of the three years in the period ended December 31, 2005. These financial statements and the schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Time Warner Cable Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Notes 1 and 3, the Company adopted Financial Accounting Standards Board Statement No. 123R, Share-Based Payment, as of January 1, 2006 using the modified-retrospective application method.

As discussed in Note 1, the Company has restated its consolidated balance sheet as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005.

/s/ Ernst & Young LLP
Charlotte, North Carolina
November 2, 2006

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

	As of December 31,
	2005	2004
	(recast)
	(restated, in millions)

Assets
Current assets
Cash and equivalents	$12	$102
Receivables, less allowances of $51 million in 2005 and $49 million in 2004	390	336
Receivables from affiliated parties	8	28
Other current assets	53	35
Current assets of discontinued operations	24	22

Total current assets	487	523
Investments	1,967	1,938
Property, plant and equipment, net	8,134	7,773
Other intangible assets subject to amortization, net	143	210
Other intangible assets not subject to amortization	27,564	27,558
Goodwill	1,769	1,783
Other assets	390	305
Noncurrent assets of discontinued operations	3,223	3,048

Total assets	$43,677	$43,138

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$211	$264
Deferred revenue and subscriber related liabilities	84	90
Payables to affiliated parties	165	139
Accrued programming expense	301	292
Other current liabilities	837	762
Current liabilities of discontinued operations	98	91

Total current liabilities	1,696	1,638
Long-term debt	4,463	4,898
Mandatorily redeemable preferred equity issued by a subsidiary	2,400	2,400
Deferred income tax obligations, net	11,631	12,032
Long-term payables to affiliated parties	54	94
Other liabilities	247	225
Noncurrent liabilities of discontinued operations	848	845
Minority interests	1,007	967
Commitments and contingencies (Note 13)
Mandatorily redeemable Class A common stock, $0.01 par value; 43 million shares issued and outstanding as of December 31, 2005; 48 million shares issued and outstanding as of December 31, 2004	984	1,065
Shareholders’ equity
Class A common stock, $0.01 par value, 882 million shares issued and outstanding as of December 31, 2005; 877 million shares issued and outstanding as of December 31, 2004	9	9
Class B common stock; $0.01 par value; 75 million shares issued and outstanding as of December 31, 2005 and 2004	1	1
Paid-in-capital	17,950	17,827
Accumulated other comprehensive loss, net	(7)	(4)
Retained earnings	2,394	1,141

Total shareholders’ equity	20,347	18,974

Total liabilities and shareholders’ equity	$43,677	$43,138

The accompanying notes are an integral part of the consolidated financial statements.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2005	2004	2003
	(recast)
	(restated, in millions,
	except per share data)

Revenues
Video	$6,044	$5,706	$5,351
High-speed data	1,997	1,642	1,331
Digital Phone	272	29	1
Advertising	499	484	437

Total revenues(a)	8,812	7,861	7,120
Costs and expenses:
Costs of revenues(a)(b)	3,918	3,456	3,101
Selling, general and administrative expenses(a)(b)	1,529	1,450	1,355
Merger-related and restructuring costs	42	—	15
Depreciation	1,465	1,329	1,294
Amortization	72	72	53

Total costs and expenses	7,026	6,307	5,818

Operating Income	1,786	1,554	1,302
Interest expense, net(a)	(464)	(465)	(492)
Income from equity investments, net	43	41	33
Minority interest expense, net	(64)	(56)	(59)
Other income	1	11	—

Income before income taxes and discontinued operations	1,302	1,085	784
Income tax provision	(153)	(454)	(327)

Income before discontinued operations	1,149	631	457
Discontinued operations, net of tax	104	95	207

Net income	$1,253	$726	$664

Income per common share before discontinued operations	$1.15	$0.63	$0.48
Discontinued operations	0.10	0.10	0.22

Net income per common share	$1.25	$0.73	$0.70

Weighted average common shares outstanding	1,000	1,000	955

(a)	Includes the following income (expenses) resulting from transactions with related companies:

	Year Ended December 31,
	2005	2004	2003
	(in millions)

Revenues	$106	$112	$125
Costs of revenues	(637)	(623)	(593)
Selling, general and administrative	24	23	5
Interest expense, net	(158)	(168)	(135)

(b)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

The accompanying notes are an integral part of the consolidated financial statements.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2005	2004	2003
	(recast)
	(restated, in millions)

Operating activities:
Net income(a)	$1,253	$726	$664
Adjustments for noncash and nonoperating items:
Depreciation and amortization	1,537	1,401	1,347
Income from equity investments	(43)	(41)	(33)
Minority interest expense, net	64	56	59
Deferred income taxes	(395)	444	(561)
Equity-based compensation	53	70	97
Changes in operating assets and liabilities:
Receivables	(6)	39	66
Accounts payable and other liabilities	41	(23)	139
Other changes	(97)	(156)	104
Adjustments relating to discontinued operations(a)	133	145	246

Cash provided by operating activities	2,540	2,661	2,128

Investing activities:
Capital expenditures from continuing operations	(1,837)	(1,559)	(1,524)
Capital expenditures from discontinued operations	(138)	(153)	(147)
Investments and acquisitions	(113)	(103)	(146)
Proceeds from disposal of property, plant and equipment	4	3	10
Cash used by investing activities of discontinued operations	(48)	(4)	(123)

Cash used by investing activities	(2,132)	(1,816)	(1,930)

Financing activities:
Repayments, net of borrowings(b)	(423)	(1,059)	(720)
(Distributions) contributions to owners, net	(30)	(13)	22
Cash used by financing activities of discontinued operations	(45)	—	(39)

Cash used by financing activities	(498)	(1,072)	(737)

Decrease in cash and equivalents	(90)	(227)	(539)
Cash and equivalents at beginning of period	102	329	868

Cash and equivalents at end of period	$12	$102	$329

(a)	Includes income from discontinued operations of $104 million, $95 million and $207 million for the years ended December 31, 2005, 2004 and 2003, respectively. After considering adjustments related to discontinued operations, net cash flows from discontinued operations were $237 million, $240 million and $453 million for the years ended December 31, 2005, 2004 and 2003, respectively.

(b)	The Company had no new borrowings in 2005. Gross borrowings and repayments were $1.295 billion and $2.349 billion, respectively, for the year ended December 31, 2004. Gross borrowings and repayments subsequent to the restructuring of Time Warner Entertainment Company, L.P. (“TWE”) were $2.575 billion and $2.730 billion, respectively, for the nine months ended December 31, 2003.

The accompanying notes are an integral part of the consolidated financial statements.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Attributed	Common	Paid-in-	Retained
	Net Assets	Stock	Capital	Earnings	Total
	(recast)
	(restated, in millions)

Balance at December 31, 2002(a)	$28,342	$8	$—	$—	$28,350
Net income	249	—	—	—	249
Foreign currency translation adjustments	30	—	—	—	30
Realized and unrealized losses on equity derivative financial instruments (net of $1 million tax benefit)	1	—	—	—	1
Unrealized gains on marketable securities (net of $1 million tax provision)	(1)	—	—	—	(1)

Comprehensive income	279	—	—	—	279
Allocation of purchase price in connection with the restructuring of the Time Warner Entertainment Company, L.P.	3,242	—	—	—	3,242
Distribution of non-cable businesses of Time Warner Entertainment Company, L.P. to a subsidiary of Time Warner Inc.(b)	(14,699)	—	—	—	(14,699)
Conversion of partners’ capital to mandatorily redeemable preferred equity in connection with the Time Warner Entertainment Company, L.P. restructuring	(2,400)	—	—	—	(2,400)
Allocations from Time Warner Inc. and other, net(c)	2,328	—	—	—	2,328
Conversion of attributed net assets into paid-in capital and retained earnings in connection with the restructuring of Time Warner Entertainment Company, L.P.	(17,092)	2	17,163	(73)	—

Balance at March 31, 2003	—	10	17,163	(73)	17,100
Net income	—	—	—	415	415
Reversal of minimum pension liability (net of $47 million tax benefit)	—	—	—	70	70

Comprehensive income	—	—	—	485	485
Allocations from Time Warner Inc. and other, net(c)	—	—	1,683	—	1,683

Balance at December 31, 2003	—	10	18,846	412	19,268
Net income	—	—	—	726	726
Minimum pension liability adjustment (net of $1 million tax benefit)	—	—	—	(1)	(1)

Comprehensive income	—	—	—	725	725
Reclassification of 48 million shares of Class A common stock to mandatorily redeemable Class A common stock at fair value(d)	—	—	(1,065)	—	(1,065)
Allocations from Time Warner Inc. and other, net(c)	—	—	46	—	46

Balance at December 31, 2004	—	10	17,827	1,137	18,974
Net income	—	—	—	1,253	1,253
Minimum pension liability adjustment (net of $2 million tax benefit)	—	—	—	(3)	(3)

Comprehensive income	—	—	—	1,250	1,250
Adjustment to mandatorily redeemable Class A common stock(d)	—	—	81	—	81
Allocations from Time Warner Inc. and other, net(c)	—	—	42	—	42

Balance at December 31, 2005	$—	$10	$17,950	$2,387	$20,347

(a)	Attributed net assets at December 31, 2002 reflect a cumulative adjustment in connection with the restatement due to a decrease in earnings of $121 million (Note 1).

(b)	Amount includes the accumulated other comprehensive income of the non-cable businesses of TWE of $3 million, net of tax.

(c)	Prior to the restructuring of TWE completed on March 31, 2003, the amount represents the allocation of certain assets and liabilities (primarily debt and tax related balances) from Time Warner Inc. to Time Warner Cable Inc. and the reclassification of certain historical related party accounts between Time Warner Inc. and Time Warner Cable Inc. that were settled as part of the restructuring of TWE. For periods subsequent to the restructuring of TWE, the amount represents a change in the Company’s accrued liability payable to Time Warner Inc. for vested employee stock options, as well as amounts pursuant to stock option plans.

(d)	Refer to Note 2 for discussion of the Tolling and Optional Redemption Agreement and the related Alternate Tolling and Optional Redemption Agreement with Comcast Corporation.

The accompanying notes are an integral part of the consolidated financial statements.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Restatement of Prior Financial Information, Description of Business and Basis of Presentation

Restatement of Prior Financial Information

As previously disclosed by our parent company, Time Warner Inc. (“Time Warner”), the Securities and Exchange Commission (“SEC”) had been conducting an investigation into certain accounting and disclosure practices of Time Warner. On March 21, 2005, Time Warner announced that the SEC had approved Time Warner’s proposed settlement, which resolved the SEC’s investigation of Time Warner. Under the terms of the settlement with the SEC, Time Warner agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws and to comply with the cease-and-desist order issued by the SEC to AOL LLC (formerly America Online, Inc., “AOL”), a subsidiary of Time Warner, in May 2000. Time Warner also agreed to appoint an independent examiner, who was to either be or hire a certified public accountant. The independent examiner was to review whether Time Warner’s historical accounting for certain transactions (as well as any subsequent amendments) with 17 counterparties identified by the SEC staff, principally involving online advertising revenues and including three cable programming affiliation agreements with related online advertising elements, was appropriate, and provide a report to Time Warner’s Audit and Finance Committee of its conclusions, originally within 180 days of being engaged. The transactions that were to be reviewed were entered into (or amended) between June 1, 2000 and December 31, 2001, including subsequent amendments thereto, and involved online advertising and related transactions for which the majority of the revenue was recognized by Time Warner before January 1, 2002.

During the third quarter of 2006, the independent examiner completed his review, in which he concluded that certain of the transactions under review with 15 counterparties, including three cable programming affiliation agreements with advertising elements, had been accounted for improperly because the historical accounting did not reflect the substance of the arrangements. Under the terms of its SEC settlement, Time Warner is required to restate any transactions that the independent examiner determined were accounted for improperly. Accordingly, Time Warner restated its consolidated financial results for each of the years ended December 31, 2000 through December 31, 2005 and for the six months ended June 30, 2006. The impact of the adjustments is reflected in amendments to Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2005 and Time Warner’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, each of which was filed with the SEC on September 13, 2006. In addition, Time Warner Cable Inc. (“TWC” or the “Company”) restated its consolidated financial results for the years ended December 31, 2001 through December 31, 2005 and for the six months ended June 30, 2006. The financial statements presented herein reflect the impact of the adjustments made in the Company’s financial results.

The three TWC transactions are ones in which TWC entered into cable programming affiliation agreements at the same time it committed to deliver (and did subsequently deliver) network and online advertising services to those same counterparties. Total advertising revenues recognized by TWC under these transactions was approximately $274 million (approximately $134 million in 2001 and approximately $140 million in 2002). Included in the $274 million was $56 million related to operations that have been subsequently classified as discontinued operations. In addition to reversing the recognition of revenue, based on the independent examiner’s conclusions, the Company has recorded corresponding reductions in the cable programming costs over the life of the related cable programming affiliation agreements (which range from 10 to 12 years) that were acquired contemporaneously with the execution of the advertising agreements. This has the effect of increasing earnings beginning in 2003 and continuing through future periods.

The net effect of restating these transactions is that TWC’s net income was reduced by approximately $60 million in 2001 and $61 million in 2002 and was increased by approximately $12 million in each of 2003, 2004 and 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	Restatement of Prior Financial Information, Description of Business and Basis of Presentation (Continued)

Details of the impact of the restatement in the accompanying consolidated statement of operations are as follows:

	Year Ended December 31,
	2005	2004	2003
	(in millions, except per share data)

Advertising revenues—decrease	$—	$—	$—
Costs of revenues—decrease	20	20	20

Operating income—increase	20	20	20
Income from equity investments, net—increase	1	1	1
Minority interest expense, net—increase	(1)	(1)	(1)

Income before income taxes and discontinued operations—increase	20	20	20
Income tax provision—increase	(8)	(8)	(8)

Net income—increase	$12	$12	$12

Income per common share before discontinued operations—increase	$0.02	$0.02	$0.02
Net income per common share—increase	$0.01	$0.01	$0.01

At December 31, 2005 and 2004, the impact of the restatement on Total Assets was a decrease of $25 million and $26 million, respectively, and the impact of the restatement on Total Liabilities was an increase of $60 million and $71 million, respectively. In addition, the impact of the restatement on Attributed Net Assets at December 31, 2002 was due to a decrease in earnings of $121 million. While the restatement resulted in changes in the classification of cash flows within cash provided by operating activities, it has not impacted total cash flows during the periods. Certain of the footnotes which follow have also been restated to reflect the changes described above.

Description of Business

TWC is the second-largest cable operator in the U.S. (in terms of basic cable subscribers served). TWC has approximately 9.5 million consolidated basic cable subscribers as of December 31, 2005, in highly clustered and technologically upgraded systems in 27 states. Time Warner currently holds a 79% economic interest in TWC’s business and the remaining 21% economic interest is held by Comcast Corporation (together with its affiliates,“Comcast”). The financial position and results of operations of TWC are consolidated by Time Warner.

TWC principally offers three products—video, high-speed data and voice. Video is TWC’s largest product in terms of revenues generated; however, the potential growth of its customer base within TWC’s existing footprint for video cable service is limited, as the customer base has matured and industry-wide competition has increased. Nevertheless, TWC is continuing to increase its video revenues through rate increases and its offerings of advanced digital video services such as Digital Video, Video-on-Demand, Subscription-Video-on-Demand and Digital Video Recorders, which are available throughout TWC’s footprint. TWC’s digital video subscribers provide a broad base of potential customers for these advanced services. Video programming costs represent a major component of TWC’s expenses.

High-speed data service has been one of TWC’s fastest-growing products over the past several years and is a key driver of its results.

TWC’s voice product, Digital Phone, first launched in May 2003, was rolled out across TWC’s footprint during 2004. As of December 31, 2005, Digital Phone was available to 88% of TWC’s homes passed and approximately 900,000 consolidated subscribers received the service. For a monthly fixed fee, Digital Phone customers typically receive unlimited local, in-state and U.S., Canada and Puerto Rico long-distance calling, as well as call waiting, caller ID and enhanced “911” services. In the future, TWC intends to offer additional plans with a variety of local

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	Restatement of Prior Financial Information, Description of Business and Basis of Presentation (Continued)

and long-distance options. Digital Phone enables TWC to offer its customers a convenient package of video, high-speed data and voice services, and to compete effectively against similar bundled products that are available from its competitors.

In addition to the subscription services, TWC also earns revenue by selling advertising time to national, regional and local businesses.

Basis of Presentation

Summary

TWC was formed in March 2003 in connection with the restructuring of Time Warner Entertainment Company, L.P. (“TWE”) by Time Warner and Comcast (the “TWE Restructuring”). TWC is the successor to the cable-related businesses previously conducted through TWE and TWI Cable Inc. (“TWI Cable”) (a wholly-owned subsidiary of Time Warner). Prior to the TWE Restructuring, both TWE and TWI Cable were consolidated by Time Warner; however, Comcast owned 28% of TWE. In addition to the cable businesses, TWE owned and operated certain non-cable businesses, including Warner Bros., Home Box Office, and TWE’s interests in The WB Television Network (which has subsequently ceased operations), Comedy Central (which was subsequently sold) and the Courtroom Television Network (collectively, the “Non-cable Businesses”). As part of the TWE Restructuring, (i) substantially all of TWI Cable and TWE were acquired by TWC, (ii) TWE’s Non-cable Businesses were distributed to Time Warner and (iii) Comcast restructured its holding in TWE, the result of which was a decreased ownership interest in TWE and an increased ownership interest in TWC.

Subsequent to the TWE Restructuring, Comcast’s 21% economic interest in TWC is held through a 17.9% direct common stock ownership interest in TWC (representing a 10.7% voting interest) and a limited partnership interest in TWE (representing a 4.7% residual equity interest). Time Warner’s 79% economic interest in TWC is held through an 82.1% direct common stock ownership interest in TWC (representing an 89.3% voting interest) and a limited partnership interest in TWE (representing a 1% residual equity interest). Time Warner also holds a $2.4 billion mandatorily redeemable preferred equity interest in TWE. In connection with the TWE Restructuring, Time Warner effectively increased its economic ownership interest in TWE from approximately 73% to approximately 79%. This acquisition by Time Warner of this additional 6% interest in TWE, as well as the reorganization of Comcast’s interest in TWE resulting in a 17.9% interest in TWC, were accounted for at fair value as step acquisitions.

The TWC financial statements for all periods prior to the TWE Restructuring represent the combined consolidated financial statements of TWE and TWI Cable (entities under the common control of Time Warner). The financial statements include all push-down accounting adjustments resulting from the merger of AOL and Historic TW Inc. (“Historic TW,” formerly named Time Warner Inc.) (the “AOL-Historic TW merger”) and treat the economic stake in TWE that was held by Comcast as a minority interest. The operating results of all the Non-cable Businesses of TWE have been reflected as a discontinued operation. Additionally, the income tax provisions, related tax payments, and current and deferred tax balances have been presented as if TWC operated as a stand-alone taxpayer.

Capital Structure

Prior to the completion of the TWE Restructuring on March 31, 2003, the Company’s operations were held in TWE and various other subsidiaries of Time Warner in which TWE did not have any ownership. The TWC financial statements for periods prior to the completion of the TWE Restructuring, however, reflect all assets, liabilities, revenues and expenses directly attributable to the Company’s historical operations. Therefore, the Company’s equity for all periods prior to the completion of the TWE Restructuring has been characterized as attributed net assets. As a result of the TWE Restructuring, all of the Company’s operations are now held by the legal entity, Time Warner Cable Inc., and its subsidiaries. Therefore, for periods after the TWE Restructuring, the Company’s equity is presented in its various components of common stock, paid-in capital, and retained earnings.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	Restatement of Prior Financial Information, Description of Business and Basis of Presentation (Continued)

As part of the TWE Restructuring, the Company authorized and issued 925 shares of Class A common stock and 75 shares of Class B common stock on March 31, 2003. Immediately after the closing of the Redemptions but prior to the closing of the Adelphia Acquisition (each as defined in Note 2 below), TWC paid a stock dividend to holders of record of TWC’s Class A and Class B common stock of 999,999 shares of Class A or Class B common stock, respectively, per share of Class A or Class B common stock held at that time (refer to Note 2 for discussion of the acquisition of Adelphia). All prior period common share and related per common share information has been recast to reflect the stock dividend. Upon completion of the TWE Restructuring, Time Warner holds, directly or indirectly, 746 million shares of Class A common stock and 75 million shares of Class B common stock. A trust for the benefit of Comcast holds the remaining 179 million shares of Class A common stock. TWC authorized 1,000 shares of preferred stock; however, no preferred shares have been issued, nor does the Company have any current plans to issue any preferred shares.

Each share of Class A common stock votes as a single class with respect to the election of Class A directors, which are required to represent not less than one-sixth of the Company’s directors and not more than one-fifth of the Company’s directors. Each share of the Company’s Class B common stock votes as a single class with respect to the election of Class B directors, which are required to represent not less than four-fifths of the Company’s directors. Each share of Class B common stock issued and outstanding generally has ten votes on any matter submitted to a vote of the stockholders, and each share of Class A common stock issued and outstanding has one vote on any matter submitted to a vote of stockholders. Except for the voting rights characteristics described above, there are no differences between the Class A and Class B common stock. The Class A common stock and the Class B common stock will generally vote together as a single class on all matters submitted to a vote of the stockholders except with respect to the election of directors. The Class B common stock is not convertible into the Company’s Class A common stock. As a result of its shareholdings, Time Warner has the ability to cause the election of all Class A and Class B directors.

For a description of Comcast’s rights with respect to its shares of Class A common stock, see “Amendments of Existing Arrangements” in Note 2.

Basis of Consolidation

The consolidated financial statements of TWC include 100% of the assets, liabilities, revenues, expenses, income, loss and cash flows of all companies in which TWC has a controlling voting interest as well as allocations of certain Time Warner corporate costs deemed reasonable by management to present the Company’s consolidated results of operations, financial position, changes in equity and cash flows on a stand-alone basis. The consolidated financial statements include the results of Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”) only for the systems that are controlled by TWC and for which TWC holds an economic interest. The Time Warner corporate costs include specified administrative services, including selected tax, human resources, legal, information technology, treasury, financial, public policy and corporate and investor relations services, and approximate Time Warner’s estimated overhead cost for services rendered. Intercompany transactions between the consolidated companies have been eliminated.

Reclassifications

Certain reclassifications have been made to the prior years’ financial information to conform to the December 31, 2005 presentation.

Changes in Basis of Presentation

The 2005 financial statements have been recast so that the basis of presentation is consistent with that of 2006. Specifically, the amounts have been recast for the effect of a stock dividend discussed above, the adoption of the Financial Accounting Standards Board (“FASB”) Statement No. 123 (revised 2004), Share-Based Payment

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	Restatement of Prior Financial Information, Description of Business and Basis of Presentation (Continued)

(“FAS 123R”) and the presentation of cable systems transferred to Comcast in the Redemptions and Urban Cable systems transferred in the Exchange (all as defined below) as discontinued operations for all periods presented. Refer to Notes 2 and 3 for discussion of impact.

2.	Recent Business Transactions and Developments

Adelphia Acquisition and Related Transactions

On July 31, 2006, Time Warner NY Cable LLC (“TW NY”) and Comcast completed their respective acquisitions of assets comprising in the aggregate substantially all of the cable systems of Adelphia Communications Corporation (“Adelphia”) (the “Adelphia Acquisition”).

On July 31, 2006, immediately before the closing of the Adelphia Acquisition, Comcast’s interests in TWC and TWE, a subsidiary of TWC, were redeemed. Specifically, Comcast’s 17.9% interest in TWC was redeemed in exchange for 100% of the capital stock of a subsidiary of TWC holding both cable systems serving approximately 589,000 subscribers, with an estimated fair value of approximately $2.470 billion, as determined by management using a discounted cash flow and market comparable valuation model, and approximately $1.857 billion in cash (the “TWC Redemption”). In addition, Comcast’s 4.7% interest in TWE was redeemed in exchange for 100% of the equity interests in a subsidiary of TWE holding both cable systems serving approximately 162,000 subscribers, with an estimated fair value of approximately $630 million, as determined by management using a discounted cash flow and market comparable valuation model, and approximately $147 million in cash (the “TWE Redemption” and, together with the TWC Redemption, the “Redemptions”). The discounted cash flow valuation model was based upon the Company’s estimated future cash flows derived from its business plan and utilized a discount rate consistent with the inherent risk in the business. For accounting purposes, the Redemptions were treated as an acquisition of Comcast’s minority interests in TWC and TWE and a sale of the cable systems that were transferred to Comcast. The sale of the cable systems resulted in an after-tax gain of $930 million, which is comprised of a $113 million pretax gain (calculated as the difference between the carrying value of the systems acquired by Comcast in the Redemptions totaling $2.987 billion and the estimated fair value of $3.100 billion) and the net reversal of deferred tax liabilities of approximately $817 million. These deferred tax liabilities had been established on systems transferred to Comcast in the TWC Redemption. The TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Internal Revenue Code of 1986, as amended, and as a result, such liabilities were no longer required. However, if the IRS were to succeed in challenging the tax-free characterization of the TWC Redemption, an additional cash tax liability of up to an estimated $900 million could result.

Following the Adelphia Acquisition, on July 31, 2006, TW NY and subsidiaries of Comcast also exchanged certain cable systems to enhance the respective geographic clusters of subscribers of TWC and Comcast (the “Exchange”). The Exchange was accounted for as a purchase of cable systems from Comcast and a sale of TW NY’s cable systems to Comcast. The systems exchanged by TW NY included Urban Cable Works of Philadelphia, L.P. (“Urban Cable”) and certain systems acquired from Adelphia. The Company did not record a gain or loss on systems TW NY acquired from Adelphia and transferred to Comcast in the Exchange because such systems were recorded at fair value in the Adelphia Acquisition. The Company did, however, record a pretax gain of $32 million ($19 million net of tax) in the third quarter of 2006 on the Exchange related to the disposition of Urban Cable.

The systems transferred in connection with the Redemptions and the Exchange (the “Transferred Systems”) have been reflected as discontinued operations in the accompanying consolidated statement of operations for all

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Recent Business Transactions and Developments (Continued)

periods presented. Financial data for the Transferred Systems included in discontinued operations for the years ended December 31, 2005, 2004 and 2003 is as follows (in millions):

	Year Ended December 31,
	2005	2004	2003

Total revenues	$686	$623	$579
Pretax income	163	158	141
Income tax provision	59	63	57
Net income	104	95	84

Amendments to Existing Arrangements

In addition to entering into the agreements relating to the Transactions described above, in April 2005, TWC and Comcast amended certain pre-existing agreements. The objective of these amendments is to terminate these agreements contingent upon the completion of the transactions provided for in the agreements entered into in connection with the TWC Redemption (the “TWC Redemption Agreement”) and the TWE Redemption (the “TWE Redemption Agreement,” and together with the TWC Redemption Agreement, the “TWC and TWE Redemption Agreements”). The following brief description of these agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of such arrangements.

Registration Rights Agreement.  In conjunction with the TWE Restructuring, TWC granted Comcast and certain affiliates registration rights related to the shares of TWC Class A common stock acquired by Comcast in the TWE Restructuring. In connection with the entry into the TWC Redemption Agreement, Comcast generally has agreed not to exercise or pursue registration rights with respect to the TWC Class A common stock owned by it until the earlier of the date upon which the TWC Redemption Agreement is terminated in accordance with its terms and the date upon which TWC’s offering of equity securities to the public for cash for its own account in one or more transactions registered under the Securities Act of 1933 exceeds $2.1 billion. TWC does, however, have an obligation to file a shelf registration statement on June 1, 2006, covering all of the shares of the TWC Class A common stock if the TWC Redemption has not occurred as of such date.

Tolling and Optional Redemption Agreement.  On April 20, 2005, a subsidiary of TWC, Comcast and certain of its affiliates entered into an amendment (the “Second Tolling Amendment”) to the Tolling and Optional Redemption Agreement, dated as of September 24, 2004, as amended, pursuant to which the parties agreed that if both the TWC and TWE Redemption Agreements terminate, TWC will redeem 23.8% of Comcast’s 17.9% ownership of TWC Class A common stock in exchange for 100% of the common stock of a TWC subsidiary that will own certain cable systems serving approximately 148,000 basic subscribers (as of December 31, 2004) plus approximately $422 million in cash. In addition, on May 31, 2005, a subsidiary of TWC, Comcast and certain of its affiliates entered into the Alternate Tolling and Optional Redemption Agreement (the “Alternate Tolling Amendment”). Pursuant to the Alternate Tolling Amendment, the parties have agreed that if the TWC Redemption Agreement terminates, but the TWE Redemption Agreement is not terminated, TWC will redeem 23.8% of Comcast’s 17.9% ownership of TWC Class A common stock in exchange for 100% of the common stock of a TWC subsidiary which will own certain cable systems serving approximately 148,000 basic subscribers (as of December 31, 2004) plus approximately $422 million in cash.

Upon entering into the Tolling and Optional Redemption Agreement on September 24, 2004, the Company reclassified the fair value of its Class A common stock subject to the Comcast option ($1.065 billion) from shareholders’ equity to mandatorily redeemable Class A common stock. The Second Tolling Amendment reduced the amount of Class A common stock that is subject to the Comcast option from 27% to 23.8% of Comcast’s 17.9% ownership of TWC Class A common stock. As a result of this modification, the Company reclassified a portion of its mandatorily redeemable Class A common stock ($81 million) to shareholders’ equity in the second quarter of 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Recent Business Transactions and Developments (Continued)

Urban Cable Works of Philadelphia, L.P.

On November 22, 2005, TWC purchased the remaining 60% interest in Urban Cable, an operator of cable systems in Philadelphia, Pennsylvania, with approximately 47,000 basic subscribers. The purchase price consisted of $51 million in cash, net of cash acquired, and the assumption of $44 million of Urban Cable’s third-party debt. Prior to TWC’s acquisition of the remaining interest, Urban Cable was an unconsolidated joint venture, which was 40% owned by TWC and 60% owned by an investment group led by Inner City Broadcasting (“Inner City”). Under a management agreement, TWC was responsible for the day-to-day management of Urban Cable. During 2004, TWC made cash payments of $34 million to Inner City to settle certain disputes regarding the joint venture. TWC recorded this settlement payment within selling, general and administrative expenses in 2004. As discussed above, the Urban Cable systems were transferred to Comcast as part of the Exchange. The Company has reflected the operations of Urban Cable as discontinued operations for all periods presented.

Income Tax Changes

During 2005, TWC’s tax provision was impacted favorably by state tax law changes in Ohio, an ownership restructuring in Texas and certain other methodology changes. The state law changes in Ohio relate to the changes in the method of taxation as the income tax is being phased-out and replaced with a gross receipts tax. These tax law changes resulted in a reduction in certain deferred tax liabilities related to Ohio. Accordingly, the Company has recognized these reductions as noncash tax benefits totaling approximately $205 million in 2005. In addition, an ownership restructuring of the Company’s partnership interests in Texas and certain methodology changes resulted in a reduction of deferred state tax liabilities. The Company has also recognized this reduction as a noncash tax benefit of approximately $174 million in the fourth quarter of 2005.

Joint Venture Restructuring

On May 1, 2004, the Company completed the restructuring of two joint ventures that it manages, Kansas City Cable Partners (“KCCP”), previously a 50-50 joint venture between Comcast and TWE serving approximately 297,000 basic video subscribers as of December 31, 2005, and Texas Cable Partners, L.P. (“TCP”), previously a 50-50 joint venture between Comcast and TWE-A/N, a subsidiary of TWE, serving approximately 1.3 million subscribers as of December 31, 2005. Prior to the restructuring, the Company accounted for its investment in these joint ventures using the equity method. Under the restructuring, KCCP was merged into TCP, which was renamed “Texas and Kansas City Cable Partners, L.P.” (“TKCCP”). Following the restructuring, the combined partnership was owned 50% by Comcast and 50% collectively by TWE and TWE-A/N. In February 2005, TWE’s interest in the combined partnership was contributed to TWE-A/N in exchange for preferred equity in TWE-A/N. Since the net assets of the combined partnership were owned 50% by TWC and 50% by Comcast both before and after the restructuring and there were no changes in the rights or economic interests of either party, the Company viewed the transaction as a non-substantive reorganization to be accounted for at book value, similar to the transfer of assets under common control. The Company continued to account for its investment in the restructured joint venture using the equity method. Beginning on June 1, 2006, either TWC or Comcast could trigger a dissolution of the partnership. If a dissolution was triggered, the non-triggering party had the right to choose and take full ownership of one of two pools of the combined partnership’s systems—one pool consisting of the Houston systems and the other consisting of the Kansas City, south and west Texas and New Mexico systems (collectively, the “Kansas City Pool”)—with an arrangement to distribute the partnership’s debt between the two pools. The party triggering the dissolution would own the remaining pool of systems and any debt associated with that pool.

In conjunction with the Adelphia Acquisition, TWC and Comcast agreed that if the Adelphia Acquisition and the Exchange occur and if Comcast received the pool of assets consisting of the Kansas City Pool upon distribution of the TKCCP assets as described above, Comcast would have an option, exercisable for 180 days commencing one year after the date of such distribution, to require TWC or a subsidiary to transfer to Comcast, in exchange for the south and west Texas and New Mexico systems, certain cable systems held by TWE and its subsidiaries.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Recent Business Transactions and Developments (Continued)

In accordance with the terms of the TKCCP partnership agreement, on July 3, 2006, Comcast notified TWC of its election to trigger the dissolution of the partnership and its decision to allocate all of TKCCP’s debt, which totaled approximately $2 billion, to the pool of assets consisting of the Houston cable systems. On August 1, 2006, TWC notified Comcast of its election to receive the Kansas City Pool. On October 2, 2006, TWC received approximately $630 million from Comcast due to the repayment of debt owed by TKCCP to TWE-A/N that had been allocated to the Houston cable systems. Since July 1, 2006, TWC has been entitled to 100% of the economic interest in the Kansas City Pool (and recognizes such interest pursuant to the equity method of accounting), and was no longer entitled to any economic benefits of ownership from the Houston cable systems.

On January 1, 2007, TKCCP distributed its assets to its partners. TWC received the Kansas City Pool, which served approximately 782,000 basic video subscribers as of September 30, 2006, and Comcast received the pool of assets consisting of the Houston cable systems, which served approximately 791,000 basic video subscribers as of September 30, 2006. TWC began consolidating the results of the Kansas City Pool on January 1, 2007. As a result of the asset distribution, TWC no longer has an economic interest in TKCCP. It is expected that the entity will be formally dissolved in 2007.

3.	Summary of Significant Accounting Policies

Cash and Equivalents

Cash and equivalents include money market funds, overnight deposits and other investments that are readily convertible into cash and have original maturities of three months or less. Cash equivalents are carried at cost, which approximates fair value.

Accounting for Investments

Investments in companies in which TWC has significant influence, but less than a controlling voting interest, are accounted for using the equity method. Significant influence is generally presumed to exist when TWC owns between 20% and 50% of the investee. The effect of any changes in TWC ownership interests resulting from the issuance of capital by consolidated subsidiaries or unconsolidated cable television system joint ventures to unaffiliated parties is included as an adjustment to shareholders’ equity or attributed net assets (for periods prior to the TWE Restructuring).

Property, Plant and Equipment

Property, plant and equipment are stated at cost. The Company incurs expenditures associated with the construction of its cable systems. Costs associated with the construction of the cable transmission and distribution facilities and new cable service installations are capitalized. With respect to certain customer premise equipment, which includes converters and cable modems, TWC capitalizes installation charges only upon the initial deployment of these assets. All costs incurred in subsequent disconnects and reconnects are expensed as incurred. Depreciation on these assets is provided, generally using the straight-line method, over their estimated useful lives.

TWC uses product-specific and, in the case of customers who have multiple products installed at once, bundle-specific standard costing models to capitalize installation activities. Significant judgment is involved in the development of these costing models, including the average time required to perform an installation and the determination of the nature and amount of indirect costs to be capitalized. Additionally, the development of standard costing models for new products such as Digital Phone involve more estimates than the standard costing models for established products because the Company has less historical data related to the installation of new products. The standard costing models are reviewed annually and adjusted prospectively, if necessary, based on comparisons to actual costs incurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	Summary of Significant Accounting Policies (Continued)

TWC generally capitalizes expenditures for tangible fixed assets having a useful life of greater than one year. Capitalized costs include direct material, direct labor, overhead and interest. Sales and marketing costs, as well as the costs of repairing or maintaining existing fixed assets, are expensed as incurred. Common types of capitalized expenditures include plant upgrades, drops (i.e., customer installations), converters and cable and phone modems.

Property, plant and equipment consist of:

	As of December 31,		Estimated
	2005	2004	Useful Lives
	(in millions)

Land, buildings and improvements(a)	$634	$515	10-20 years
Distribution systems	7,397	6,518	3-25 years(b)
Converters and modems	2,772	2,515	3-4 years
Vehicles and other equipment	1,220	965	3-10 years
Construction in progress	521	588

	12,544	11,101
Less: Accumulated depreciation	(4,410)	(3,328)

Total	$8,134	$7,773

(a)	Land is not depreciated.

(b)	Weighted average useful life for distribution systems is approximately 14 years.

Asset Retirement Obligations

FASB Statement No. 143, Accounting for Asset Retirement Obligations, requires that a liability be recognized for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company has certain franchise and lease agreements containing provisions requiring the Company to restore facilities or remove equipment in the event the agreement is not renewed. The Company anticipates that these agreements will be renewed on an ongoing basis; however, a remote possibility exists that such agreements could be terminated unexpectedly, which could result in the Company incurring significant expense in complying with such agreements. Should a franchise or lease agreement containing a provision referenced above be terminated, the Company would record an estimated liability for the fair value of the restoration and removal expense. As of December 31, 2005, no such liabilities have been recorded as the franchise and lease agreements are expected to be renewed and any costs associated with equipment removal provisions in the Company’s lease agreements are either not estimable or are immaterial to the Company’s results of operations.

Intangible Assets

TWC has a significant number of intangible assets, including customer relationships and cable franchises. Customer relationships and cable franchises acquired in business combinations are accounted for under the purchase method of accounting and are recorded at fair value on the Company’s consolidated balance sheet. Other costs incurred to negotiate and renew cable franchise agreements are capitalized as incurred. Subscriber lists acquired are amortized over their estimated useful life (4 years) and other costs incurred to negotiate and renew cable franchise agreements are amortized over the term of such franchise agreements.

Asset Impairments

Investments

TWC’s investments are primarily accounted for using the equity method of accounting. A subjective aspect of accounting for investments involves determining whether an other-than-temporary decline in value of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	Summary of Significant Accounting Policies (Continued)

investment has been sustained. If it has been determined that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings. This evaluation is dependent on the specific facts and circumstances. For investments accounted for using the cost or equity method of accounting, TWC evaluates information including budgets, business plans and financial statements in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financings at an amount below the cost basis of the investment. This list is not all-inclusive and the Company’s management weighs all quantitative and qualitative factors in determining if an other-than-temporary decline in value of an investment has occurred.

Long-Lived Assets

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining the extent of an impairment, if any, typically requires various estimates and assumptions including cash flows directly attributable to the asset, the useful life of the asset and residual value, if any. When necessary, internal cash flow estimates, quoted market prices and appraisals are used as appropriate to determine fair value.

Goodwill and Other Indefinite-Lived Intangible Assets

Goodwill and other indefinite-lived intangible assets, primarily certain franchise assets, are tested annually as of December 31 and whenever events or circumstances make it more likely than not that an impairment may have occurred, such as a significant adverse change in the business climate or a decision to sell or dispose of the unit. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow. The use of a discounted cash flow model often involves the use of significant estimates and assumptions. For more information, see Note 6.

Computer Software

TWC capitalizes certain costs incurred for the development of internal use software. These costs, which include the costs associated with coding, software configuration, upgrades and major enhancements, are included in property, plant and equipment in the accompanying consolidated balance sheet. Such costs are depreciated on a straight-line basis over 3 to 5 years. These costs, net of accumulated depreciation, totaled $280 million and $190 million as of December 31, 2005 and 2004, respectively. Amortization of capitalized software costs was $54 million in 2005, $53 million in 2004 and $40 million in 2003.

Accounting for Pension Plans

TWC has defined benefit pension plans covering a majority of its employees. Pension benefits are based on formulas that reflect the employees’ years of service and compensation during their employment period and participation in the plans. The pension expense recognized by the Company is determined using certain assumptions, including the discount rate, expected long-term rate of return on plan assets and the rate of compensation increases. The determination of these assumptions is discussed in more detail in Note 11.

Revenues and Costs

Cable revenues are principally derived from video, high-speed data and Digital Phone subscriber fees and advertising. Subscriber fees are recorded as revenue in the period the service is provided. Subscription revenues received from subscribers who purchase bundled services at a discounted rate are allocated to each product in a pro-rata manner based on the individual product’s determined fair value. Installation revenues obtained from subscriber service connections are recognized in accordance with FASB Statement No. 51, Financial Reporting by Television Cable Companies, as a component of Subscription revenues as the connections are completed since installation

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3.	Summary of Significant Accounting Policies (Continued)

revenues recognized are less than the related direct selling costs. Advertising revenues, including those from advertising purchased by programmers, are recognized in the period that the advertisements are exhibited.

Video programming, high-speed data and Digital Phone costs are recorded as the services are provided. Video programming costs are based on the Company’s contractual agreements with its programming vendors. These contracts are generally multi-year agreements that provide for the Company to make payments to the programming vendors at agreed upon rates based on the number of subscribers to which the Company provides the service. If a programming contract expires prior to entering into a new agreement, management is required to estimate the programming costs during the period there is no contract in place. Management considers the previous contractual rates, inflation and the status of the negotiations in determining its estimates. When the programming contract terms are finalized, an adjustment to programming expense is recorded, if necessary, to reflect the terms of the new contract. Management must also make estimates in the recognition of programming expense related to other items, such as the accounting for free periods, “most-favored-nation” clauses and service interruptions.

Launch fees received by the Company from programming vendors are recognized as a reduction of expense on a straight-line basis over the life of the related programming arrangement. Amounts received from programming vendors representing the reimbursement of marketing costs are recognized as a reduction of marketing expenses as the marketing services are provided.

Advertising costs are expensed upon the first exhibition of related advertisements. Marketing expense (including advertising), net of reimbursements from programmers, was $306 million in 2005, $272 million in 2004 and $229 million in 2003.

Gross Versus Net Revenue Recognition

In the normal course of business, TWC acts as an intermediary or agent with respect to payments received from third parties. For example, TWC collects taxes on behalf of franchising authorities. The accounting issue encountered in these arrangements is whether TWC should report revenue based on the gross amount billed to the ultimate customer or on the net amount received from the customer after payments to franchising authorities. The Company has determined that these amounts should be reported on a gross basis.

Determining whether revenue should be reported gross or net is based on an assessment of whether TWC is acting as the principal in a transaction or acting as an agent in a transaction. To the extent TWC acts as a principal in a transaction, TWC reports as revenue the payments received on a gross basis. To the extent TWC acts as an agent in a transaction, TWC reports as revenue the payments received less commissions and other payments to third parties on a net basis. The determination of whether TWC serves as principal or agent in a transaction involves judgment and is based on an evaluation of the terms of an arrangement. In determining whether TWC serves as principal or agent in these arrangements, TWC follows the guidance in Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.

Multiple-element Transactions

Multiple-element transactions involve situations where judgment must be exercised in determining fair value of the different elements in a bundled transaction. As the term is used here, multiple-element arrangements can involve:

1.	Contemporaneous purchases and sales. The Company sells a product or service (e.g., advertising services) to a customer and at the same time purchases goods or services (e.g., programming);

2.	Sales of multiple products or services. The Company sells multiple products or services to a counterparty (e.g., the Company sells video, Digital Phone and high-speed data services to a customer); and/or

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3.	Summary of Significant Accounting Policies (Continued)

3.	Purchases of multiple products or services, or the settlement of an outstanding item contemporaneous with the purchase of a product or service. The Company purchases multiple products or services from a counterparty (e.g., the Company settles a dispute on an existing programming contract at the same time that it is renegotiating a new programming contract with the same vendor).

Contemporaneous purchases and sales.  In the normal course of business, TWC enters into multiple-element transactions where the Company is simultaneously both a customer and a vendor with the same counterparty. For example, when negotiating the terms of programming purchase contracts with cable networks, TWC may at the same time negotiate for the sale of advertising to the same cable network. Arrangements, although negotiated contemporaneously, may be documented in one or more contracts. In accounting for such arrangements, the Company looks to the guidance contained in the following authoritative literature:

•	Accounting Principles Board (“APB”) Opinion No. 29, Accounting for Nonmonetary Transactions (“APB 29”);

•	FASB Statement No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29 (“FAS 153”);

•	EITF Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (“EITF 01-09”); and

•	EITF Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor (“EITF 02-16”).

The Company’s policy for accounting for each transaction negotiated contemporaneously is to record each element of the transaction based on the respective estimated fair values of the goods or services purchased and the goods or services sold. The judgments made in determining fair value in such arrangements impact the amount and period in which revenues, expenses and net income are recognized over the term of the contract. In determining the fair value of the respective elements, the Company refers to quoted market prices (where available), historical transactions or comparable cash transactions. The most frequent transactions of this type encountered by the Company involve funds received from the Company’s vendors which are accounted for in accordance with EITF 02-16. The Company records cash consideration received from a vendor as a reduction in the price of the vendor’s product unless (i) the consideration is for the reimbursement of a specific, incremental, identifiable cost incurred in which case the Company would record the cash consideration received as a reduction in such cost or (ii) the Company is providing an identifiable benefit in exchange for the consideration in which case the Company recognizes revenue for this element.

With respect to programming vendor advertising arrangements being negotiated simultaneously with the same cable network, TWC assesses whether each piece of the arrangements is at fair value. The factors that are considered in determining the individual fair values of the programming and advertising vary from arrangement to arrangement and include:

•	existence of a “most-favored-nation” clause or comparable assurances as to fair market value with respect to programming;

•	comparison to fees under a prior contract;

•	comparison to fees paid for similar networks; and

•	comparison to advertising rates paid by other advertisers on the Company’s systems.

Sales of multiple products or services.  The Company’s policy for revenue recognition in instances where multiple deliverables are sold contemporaneously to the same counterparty is in accordance with EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, and SEC Staff Accounting Bulletin No. 104, Revenue Recognition. Specifically, if the Company enters into sales contracts for the sale of multiple products or services, then the Company evaluates whether it has objective fair value evidence for each deliverable in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	Summary of Significant Accounting Policies (Continued)

transaction. If the Company has objective fair value evidence for each deliverable of the transaction, then it accounts for each deliverable in the transaction separately, based on the relevant revenue recognition accounting policies. However, if the Company is unable to determine objective fair value for one or more undelivered elements of the transaction, the Company recognizes revenue on a straight-line basis over the term of the agreement. For example, the Company sells cable, Digital Phone and high-speed data services to subscribers in a bundled package at a rate lower than if the subscriber purchases each product on an individual basis. Subscription revenues received from such subscribers are allocated to each product in a pro-rata manner based on the fair value of each of the respective services.

Purchases of multiple products or services.  The Company’s policy for cost recognition in instances where multiple products or services are purchased contemporaneously from the same counterparty is consistent with its policy for the sale of multiple deliverables to a customer. Specifically, if the Company enters into a contract for the purchase of multiple products or services, the Company evaluates whether it has fair value evidence for each product or service being purchased. If the Company has fair value evidence for each product or service being purchased, it accounts for each separately, based on the relevant cost recognition accounting policies. However, if the Company is unable to determine fair value for one or more of the purchased elements, the Company generally recognizes the cost of the transaction on a straight-line basis over the term of the agreement.

This policy would also apply in instances where the Company settles a dispute at the same time the Company purchases a product or service from that same counterparty. For example, the Company may settle a dispute on an existing programming contract with a programming vendor at the same time that it is renegotiating a new programming contract with the same programming vendor. Because the Company is negotiating both the settlement of the dispute and a new programming contract, each of these elements should be accounted for at fair value. The amount allocated to the settlement of the dispute would be recognized immediately, whereas the amount allocated to the new programming contract would be accounted for prospectively, consistent with the accounting for other similar programming agreements.

Income Taxes

TWC is not a separate taxable entity for U.S. federal and various state income tax purposes and its results are included in the consolidated U.S. federal and certain state income tax returns of Time Warner. The income tax benefits and provisions, related tax payments, and current and deferred tax balances have been prepared as if TWC operated as a stand-alone taxpayer for all periods presented in accordance with the tax sharing arrangement between TWC and Time Warner. Under the tax sharing arrangement, TWC is obligated to make tax sharing payments to Time Warner as if it were a separate payer. Income taxes are provided using the liability method required by FASB Statement No. 109, Accounting for Income Taxes. Under this method, income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and include the results of any difference between U.S. generally accepted accounting principles (“GAAP”) accounting and tax reporting. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

During the year ended December 31, 2005 and 2003, the Company made cash tax payments to Time Warner of $496 million and $208 million, respectively. During the year ended December 31, 2004, the Company received cash tax refunds, net of cash tax payments, from Time Warner of $58 million.

Comprehensive Income (Loss)

Comprehensive income (loss), which is reported on the accompanying consolidated statement of shareholders’ equity (or attributed net assets for periods prior to the TWE Restructuring) consists of net income (loss) and other

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	Summary of Significant Accounting Policies (Continued)

gains and losses affecting shareholders’ equity or attributed net assets that, under GAAP, are excluded from net income (loss). For TWC, the components of accumulated other comprehensive income (loss) consist of unrealized gains and losses on marketable equity investments and any minimum pension liability adjustments. In addition, prior to the TWE Restructuring, comprehensive income (loss) included foreign currency translation gains and losses (related to discontinued operations) and gains and losses on certain equity derivative financial instruments (related to discontinued operations).

The following summary sets forth the components of accumulated other comprehensive income (loss):

	Foreign	Net Unrealized	Additional	Derivative	Accumulated
	Currency	Gains (Losses)	Minimum	Financial	Other
	Translation	on Marketable	Pension	Instruments	Comprehensive
	Gains (Losses)	Securities	Liability	Gains (Losses)	Income (Loss)
	(in millions)

Balance at January 1, 2003	$36	$1	$(124)	$(13)	$(100)
2003 activity, net of tax benefit	(36)	(1)	121	13	97

Balance at December 31, 2003	—	—	(3)	—	(3)
2004 activity, net of tax benefit	—	—	(1)	—	(1)

Balance at December 31, 2004	—	—	(4)	—	(4)
2005 activity, net of tax benefit	—	—	(3)	—	(3)

Balance at December 31, 2005	$—	$—	$(7)	$—	$(7)

Stock-based Compensation

TWC employees participate in various Time Warner stock option plans. The Company has adopted the provisions of FAS 123R, as of January 1, 2006. The provisions of FAS 123R require a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the statement of operations over the period during which an employee is required to provide service in exchange for the award. FAS 123R also amends FASB Statement No. 95, Statement of Cash Flows, to require that excess tax benefits, as defined, realized from the exercise of stock options be reported as a financing cash inflow rather than as a reduction of taxes paid in cash flow from operations.

Prior to the adoption of FAS 123R, the Company had followed the provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation (“FAS 123”), which allowed the Company to follow the intrinsic value method set forth in APB Opinion No. 25, Accounting for Stock Issued to Employees, and disclose the pro forma effects on net income (loss) had the fair value of the equity awards been expensed. In connection with adopting FAS 123R, the Company elected to adopt the modified retrospective application method provided by FAS 123R and, accordingly, financial statement amounts for all prior periods presented herein reflect results as if the fair value method of expensing had been applied from the original effective date of FAS 123. The following tables set forth the increase (decrease) to the Company’s consolidated statements of operations and consolidated balance sheets as a result of the adoption of FAS 123R for the years ended December 31, 2005, 2004 and 2003 (in millions, except per share data):

	Impact of Change for Adoption of FAS 123R
	For the Year Ended December 31,
	2005	2004	2003

Consolidated Statement of Operations
Operating Income	$(53)	$(66)	$(93)
Income before income taxes and discontinued operations	(50)	(63)	(89)
Income before discontinued operations	(30)	(38)	(53)
Net income	(30)	(38)	(80)
Net income per common share	$(0.03)	$(0.04)	$(0.08)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	Summary of Significant Accounting Policies (Continued)

	Impact of Change for Adoption of FAS 123R
	December 31, 2005	December 31, 2004

Consolidated Balance Sheet
Deferred income tax obligations, net	$(135)	$(130)
Minority interest	(10)	(7)
Shareholders’ equity	145	137

Prior to the adoption of FAS 123R, for disclosure purposes, the Company recognized stock-based compensation expense for awards with graded vesting by treating each vesting tranche as a separate award and recognizing compensation expense ratably for each tranche. For equity awards granted subsequent to the adoption of FAS 123R, the Company treats such awards as a single award and recognizes stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the employee service period. Stock-based compensation expense is recorded in costs of revenues or selling, general and administrative expense depending on the employee’s job function.

Additionally, when recording compensation cost for equity awards, FAS 123R requires companies to estimate the number of equity awards granted that are expected to be forfeited. Prior to the adoption of FAS 123R, for disclosure purposes, the Company recognized forfeitures when they occurred, rather than using an estimate at the grant date and subsequently adjusting the estimated forfeitures to reflect actual forfeitures.

Income per Common Share

Income per common share is computed by dividing net income by the weighted average of common shares outstanding during the period. Weighted average common shares include shares of Class A common stock and Class B common stock. TWC does not have any dilutive or potentially dilutive securities or other obligations to issue common stock.

Segments

FASB Statement No. 131, Disclosure about Segments of an Enterprise and Related Information, requires public companies to disclose certain information about their reportable operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available and is evaluated on a regular basis by the chief operating decision makers in deciding how to allocate resources to an individual segment and in assessing performance of the segment. Since the Company’s continuing operations provide its services over the same delivery system, the Company has only one reportable segment.

Use of Estimates

The preparation of the accompanying consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and footnotes thereto. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as allowances for doubtful accounts, investments, programming agreements, depreciation, amortization, asset impairment, income taxes, pensions, business combinations, nonmonetary transactions and contingencies. Allocation methodologies used to prepare the accompanying consolidated financial statements are based on estimates and have been described in the notes, where appropriate.

4.	New Accounting Standards

Conditional Asset Retirement Obligations

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143 (“FIN 47”). FIN 47 clarifies the timing of liability

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	New Accounting Standards (Continued)

recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. The Company adopted the provisions of FIN 47 during 2005. The application of FIN 47 did not have a material impact on the Company’s consolidated financial statements.

Use of Residual Method in Fair Value Determinations

In September 2004, the EITF issued Topic No. D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill (“Topic D-108”). Topic D-108 requires that the direct value method, rather than the residual value method, be used to value intangible assets other than goodwill for such assets acquired in business combinations completed after September 29, 2004. Under the residual value method, the fair value of the intangible asset is determined to be the difference between the enterprise value and the fair value of separately identifiable assets; whereas, under the direct value method, all intangible assets are valued separately and directly. Topic D-108 also requires that companies who have applied the residual method to the valuation of intangible assets for purposes of impairment testing shall perform an impairment test using the direct value method on all intangible assets. Previously, the Company had used a residual value methodology to value cable franchise intangible assets. Pursuant to the provisions of Topic D-108, the income methodology used to value cable franchises entails identifying the discrete cash flows related to such franchises and discounting them back to the valuation date. The provisions of Topic D-108 did not affect the accompanying consolidated financial statements.

5.	Merger-Related and Restructuring Costs

For the year ended December 31, 2005, the Company incurred non-capitalizable merger-related costs of approximately $8 million related to consulting fees covering integration planning for the Adelphia Acquisition. As of December 31, 2005, payments of $4 million have been made against this accrual. The remaining $4 million is classified as a current liability in the accompanying consolidated balance sheet.

For the year ended December 31, 2005, the Company incurred restructuring costs of $34 million primarily associated with the early retirement of certain senior executives and terminations due to the closure of certain news channels. These charges are part of TWC’s broader plans to simplify its organizational structure and enhance its customer focus. TWC is in the process of executing this initiative and expects to incur additional costs associated with the plan as it is implemented in 2006. As of December 31, 2005, payments of approximately $8 million have been made against this accrual. Approximately $11 million of the total $26 million liability is classified as a current liability, with the remaining $15 million classified as a long-term liability in the accompanying consolidated balance sheet as certain amounts are expected to be paid through 2011.

Information relating to the 2005 restructuring costs is as follows (in millions):

	Employee	Other
	Terminations	Exit Costs	Total

2005 accruals	$28	$6	$34
Cash paid—2005	(5)	(3)	(8)

Remaining liability as of December 31, 2005	$23	$3	$26

For the year ended December 31, 2003, the Company incurred restructuring costs of $15 million associated with the termination of certain employees of Time Warner’s former Interactive Video Group Inc. operations. All costs associated with this restructuring activity have been paid as of December 31, 2005.

6.	Goodwill and Other Intangible Assets

FASB Statement No. 142, Goodwill and Other Intangible Assets, requires that goodwill and other intangible assets deemed to have an indefinite useful life be reviewed for impairment at least annually.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	Goodwill and Other Intangible Assets (Continued)

Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is to identify a potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company has identified six reporting units based on the geographic locations of its systems. The estimates of fair value of a reporting unit are determined using various valuation techniques, with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates and discount rates. The assumptions about future cash flows and growth rates are based on TWC’s budget and business plan and assumptions are made about the perpetual growth rate for periods beyond the long-term business plan period. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting units. In estimating the fair values of its reporting units, the Company also uses research analyst estimates, as well as comparable market analyses. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not deemed to be impaired and the second step of the impairment test is not performed. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

The impairment test for other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. The Company has identified six units of accounting based upon geographic location of its systems in performing its testing. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using various discounted cash flow valuation methodologies. The methodology used to value the cable franchises entails identifying the projected discrete cash flows related to such franchises and discounting them back to the valuation date. Significant assumptions inherent in the methodologies employed include estimates of discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets.

The Company determined during its annual impairment reviews for goodwill and other intangible assets not subject to amortization, which occur in the fourth quarter, that no additional impairments existed at December 31, 2005, 2004 or 2003.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	Goodwill and Other Intangible Assets (Continued)

As of December 31, 2005 and 2004, the Company’s other intangible assets and related accumulated amortization included the following (restated, in millions):

	December 31, 2005			December 31, 2004
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net

Other intangible assets subject to amortization
Subscriber lists	$246	$(169)	$77	$246	$(108)	$138
Renewal of cable franchises	122	(94)	28	117	(89)	28
Other	74	(36)	38	74	(30)	44

Total	$442	$(299)	$143	$437	$(227)	$210

Other intangible assets not subject to amortization
Cable franchises	$28,939	$(1,378)	$27,561	$28,933	$(1,378)	$27,555
Other	3	—	3	3	—	3

Total	$28,942	$(1,378)	$27,564	$28,936	$(1,378)	$27,558

The Company recorded amortization expense of $72 million in each of 2005 and 2004, and $53 million in 2003. Based on the current amount of intangible assets subject to amortization, the estimated amortization expense for the succeeding five years is: $74 million in 2006, $27 million in 2007, $10 million in 2008, $7 million in 2009 and $5 million in 2010. As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, these amounts may vary.

7.	Investments And Joint Ventures

The Company had investments of $1.967 billion and $1.938 billion as of December 31, 2005 and December 31, 2004, respectively. These investments are comprised almost entirely of equity method investees.

At December 31, 2005, investments accounted for using the equity method primarily consisted of TKCCP (50% owned, approximately 1.557 million subscribers at December 31, 2005).

At December 31, 2004, investments accounted for using the equity method primarily included: TKCCP (50% owned, approximately 1.519 million subscribers at December 31, 2004) and Urban Cable (40% owned, approximately 50,000 subscribers at December 31, 2004).

At December 31, 2003, investments accounted for using the equity method primarily included: TCP (50% owned, approximately 1.214 million subscribers), KCCP (50% owned, approximately 304,000 subscribers), and Urban Cable (40% owned, approximately 55,000 subscribers).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	Investments And Joint Ventures (Continued)

A summary of financial information as reported by these equity investees is presented below (all periods presented exclude the results of Urban Cable, which was consolidated in 2005 and was transferred to Comcast in the Exchange):

	Year Ended December 31,
	2005	2004	2003
	(in millions)

Operating results:
Revenues	$1,470	$1,298	$1,163
Operating Income	198	175	160
Net income	81	95	91
Balance sheet:
Current assets	$146	$155	$111
Noncurrent assets	2,570	2,556	2,524

Total assets	2,716	2,711	2,635
Current liabilities	477	435	442
Noncurrent liabilities	1,723	1,843	1,856

Total liabilities	2,200	2,278	2,298
Total equity	516	433	337

At December 31, 2005, the Company’s recorded investments in equity method investees were greater than the underlying net assets of the equity method investees by approximately $1.7 billion. This difference was primarily attributable to the fair value adjustments (primarily related to other intangible assets not subject to amortization) recorded by TWC in conjunction with the AOL-Historic TW merger.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	Debt and Mandatorily Redeemable Preferred Equity

TWC’s outstanding debt as of December 31, 2005 and 2004 includes the following components:

					Outstanding Borrowings
	Face	Interest Rate at		Year of	as of December 31,
	Amount	December 31, 2005		Maturity	2005		2004
	(in millions)				(in millions)

Debt due within one year:
Capital leases and other					$—		$1

Long-term debt:
Bank credit agreement and commercial paper program(a)(b)		4.360	%(c)	2009	1,101	(d)	1,523
TWE notes and debentures:
Senior debentures	$600	7.250	%(e)	2008	604		605
Senior notes	250	10.150	%(e)	2012	275		280
Senior notes	350	8.875	%(e)	2012	372		375
Senior debentures	1,000	8.375	%(e)	2023	1,046		1,048
Senior debentures	1,000	8.375	%(e)	2033	1,057		1,059

Total TWE notes and debentures	$3,200				3,354		3,367

Capital leases and other					8		8

Total long-term debt					4,463		4,898
Mandatorily redeemable preferred equity issued by a subsidiary	$2,400	8.059%		2023	2,400		2,400

Total debt and preferred equity					$6,863		$7,299

(a)	Unused capacity, which includes $12 million in cash and equivalents, equals $2.752 billion at December 31, 2005.
(b)	The Company’s bank credit agreement was refinanced and increased in February 2006, extending the maturity of the Company’s principal working capital facility to February 2011.
(c)	Amount represents a weighted average interest rate.
(d)	Amount excludes unamortized discount on commercial paper of $4 million at December 31, 2005.
(e)	Amount represents the stated interest rate at original issuance. The effective weighted average interest rate for the TWE Notes and Debentures in the aggregate is 7.586% at December 31, 2005.

In connection with the July 31, 2006 Adelphia Acquisition and the Redemptions, TWC’s debt under its bank credit agreements and commercial paper program increased to $11.3 billion at September 30, 2006.

Bank Credit Agreements and Commercial Paper Programs

As of December 31, 2005 and 2004, TWC and TWE were borrowers under a $4.0 billion senior unsecured five-year revolving credit agreement and maintained unsecured commercial paper programs of $2.0 billion and $1.5 billion, respectively, which were supported by unused capacity under the credit facility. In the first quarter of 2006, the Company entered into $14.0 billion of new bank credit agreements, which refinanced $4.0 billion of previously existing committed bank financing, and provided additional commitments to finance, in part, the cash portions of the payments to be made in the pending Adelphia Acquisition and the Redemptions. As discussed below, the increased commitments became available concurrently with the closing of the Adelphia Acquisition.

Following the financing transactions described above, TWC has a $6.0 billion senior unsecured five-year revolving credit facility with a maturity date of February 15, 2011 (the “Cable Revolving Facility”). This represents an extension of the maturity of TWC’s previous $4.0 billion of committed revolving bank commitments from November 23, 2009, plus a contingent increase of $2.0 billion effective concurrent with the closing of the Adelphia Acquisition. Also effective concurrent with the closing of the Adelphia Acquisition were two $4 billion term loan

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	Debt and Mandatorily Redeemable Preferred Equity (Continued)

facilities (the “Cable Term Facilities” and, collectively with the Cable Revolving Facility, the “Cable Facilities”) with maturity dates of February 24, 2009 and February 21, 2011, respectively. TWE is no longer a borrower in respect of any of the Cable Facilities, although TWE and TW NY have guaranteed the obligations of TWC under the Cable Facilities, and Warner Communications Inc. (“WCI”) and American Television and Communications Corporation (“ATC”) (both of which are indirect wholly-owned subsidiaries of Time Warner but not subsidiaries of TWC) have each guaranteed a pro-rata portion of TWE’s guarantee obligations under the Cable Facilities. There are generally no restrictions on the ability of WCI and ATC to transfer material assets to parties that are not guarantors.

Borrowings under the Cable Revolving Facility bear interest at a rate based on the credit rating of TWC, which rate is currently LIBOR plus 0.27% per annum (LIBOR plus 0.39% as of December 31, 2005). In addition, TWC is required to pay a facility fee on the aggregate commitments under the Cable Revolving Facility at a rate determined by the credit rating of TWC, which rate is currently 0.08% per annum (0.11% per annum as of December 31, 2005). TWC may also incur an additional usage fee of 0.10% per annum on the outstanding loans and other extensions of credit under the Cable Revolving Facility if and when such amounts exceed 50% of the aggregate commitments thereunder. Borrowings under the Cable Term Facilities will bear interest at a rate based on the credit rating of TWC, which rate is currently LIBOR plus 0.40% per annum. TWC was required to pay a facility fee on the aggregate commitments under the Cable Term Facilities prior to the closing of the Adelphia Acquisition at a rate determined by the credit rating of TWC, which rate is currently 0.08% per annum.

The Cable Revolving Facility provides same-day funding capability and a portion of the commitment, not to exceed $500 million at any time, may be used for the issuance of letters of credit. The Cable Facilities contain a maximum leverage ratio covenant of 5.0 times consolidated EBITDA of TWC, which is substantially the same leverage ratio covenant in effect at December 31, 2005. The terms and related financial metrics associated with the leverage ratio are defined in the Cable Facility agreements. At December 31, 2005, TWC was in compliance with the leverage covenant (both under its previous revolving credit facility and pro forma for the analogous covenant in the Cable Facilities), with a leverage ratio, calculated in accordance with the agreements, of approximately 1.2 times. The Cable Facilities do not contain any credit ratings-based defaults or covenants or any ongoing covenant or representations specifically relating to a material adverse change in the financial condition or results of operations of Time Warner or TWC. Borrowings under the Cable Revolving Facility may be used for general corporate purposes and unused credit is available to support borrowings under commercial paper programs. Borrowings under the Cable Term Facilities will be used to assist in financing the cash portions of the payments to be made in the Adelphia Acquisition and the Exchange. As of December 31, 2005, there were $155 million of letters of credit outstanding under TWC’s previous revolving credit facility, and all outstanding letters of credit have been assumed under the Cable Revolving Facility.

Additionally, TWC maintains a $2.0 billion unsecured commercial paper program. Commercial paper borrowings at TWC are supported by the unused committed capacity of the Cable Revolving Facility. TWE is a guarantor of commercial paper issued by TWC. In addition, WCI and ATC have each guaranteed a pro-rata portion of TWE’s obligations in respect of its guaranty of commercial paper issued by TWC. There are generally no restrictions on the ability of WCI and ATC to transfer material assets to parties that are not guarantors. The commercial paper issued by TWC ranks pari passu with TWC’s other unsecured senior indebtedness. As of December 31, 2005, there was approximately $1.101 billion of commercial paper outstanding under the TWC commercial paper program. TWE’s commercial paper program has been terminated.

TWE Notes and Debentures

During 1992 and 1993, TWE issued debt publicly in a number of offerings. The maturities of these outstanding issuances ranged from 15 to 40 years and the fixed interest rates range from 7.25% to 10.15%. The fixed rate borrowings include an unamortized debt premium of $154 million and $167 million as of December 31, 2005 and 2004, respectively. The debt premium is amortized over the term of each debt issue as a reduction of interest

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	Debt and Mandatorily Redeemable Preferred Equity (Continued)

expense. WCI and ATC (the “Guarantors”) have each guaranteed a pro-rata portion of TWE’s debt and accrued interest, based on the relative fair value of the net assets that each Guarantor (or its predecessor) contributed to TWE prior to the TWE Restructuring. Such indebtedness is recourse to each Guarantor only to the extent of its guarantee. TWC has in turn guaranteed the respective obligations of each of the Guarantors. The indenture pursuant to which TWE’s public notes and debentures have been issued requires the majority consent of the holders of the notes and debentures to terminate the Guarantor guarantees. There are generally no restrictions on the ability of the Guarantors to transfer material assets (other than their interests in TWE or TWC) to parties that are not guarantors. On September 10, 2003, TWE submitted an application with the SEC to withdraw its 7.25% Senior Debentures (due 2008) from listing and registration on the New York Stock Exchange. The application to withdraw was granted by the SEC effective on October 17, 2003. As a result, TWE no longer has an obligation to file reports with the SEC under the Securities Exchange Act of 1934, as amended.

On November 1, 2004, TWE, TWC, certain other affiliates of Time Warner and the Bank of New York, as Trustee, entered into the Ninth Supplemental Indenture to the Indenture governing approximately $3.2 billion (principal amount) of notes and debentures issued by TWE (the “TWE Notes”). As a result of this supplemental indenture, TW NY assumed certain partnership liabilities with respect to the TWE Notes.

TW NY Mandatorily Redeemable Non-voting Series A Preferred Membership Units

On July 31, 2006, in connection with the financing of the Adelphia Acquisition, TW NY issued $300 million of TW NY Series A Preferred Membership Units to a number of third parties. The TW NY Series A Preferred Membership Units pay cash dividends at an annual rate equal to 8.21% of the sum of the liquidation preference thereof and any accrued but unpaid dividends thereon, on a quarterly basis. The TW NY Series A Preferred Membership Units are entitled to mandatory redemption by TW NY on August 1, 2013 and are not redeemable by TW NY at any time prior to that date. The redemption price of the TW NY Series A Preferred Membership Units is equal to their liquidation preference plus any accrued and unpaid dividends through the redemption date. Except under limited circumstances, holders of TW NY Series A Preferred Membership Units have no voting rights.

The terms of the TW NY Series A Preferred Membership Units require that holders owning a majority of the preferred units approve any agreement for a material sale or transfer by TW NY and its subsidiaries of assets at any time during which TW NY and its subsidiaries maintain, collectively, cable systems serving fewer than 500,000 cable subscribers, or that would (after giving effect to such asset sale) cause TW NY to maintain, directly or indirectly, fewer than 500,000 cable subscribers, unless the net proceeds of the asset sale are applied to fund the redemption of the TW NY Series A Preferred Membership Units and the sale occurs on or immediately prior to the redemption date. Additionally, for so long as the TW NY Series A Preferred Membership Units remain outstanding, TW NY may not merge or consolidate with another company, or convert from a limited liability company to a corporation, partnership or other entity, unless (i) such merger or consolidation is permitted by the asset sale covenant described above, (ii) if TW NY is not the surviving entity or is no longer a limited liability company, the then holders of the TW NY Series A Preferred Membership Units have the right to receive from the surviving entity securities with terms at least as favorable as the TW NY Series A Preferred Membership Units and (iii) if TW NY is the surviving entity, the tax characterization of the TW NY Series A Preferred Membership Units would not be affected by the merger or consolidation. Any securities received from a surviving entity as a result of a merger or consolidation or the conversion into a corporation, partnership or other entity must rank senior to any other securities of the surviving entity with respect to dividends and distributions or rights upon a liquidation.

Mandatorily Redeemable Preferred Equity

As part of the TWE Restructuring, TWE issued $2.4 billion in mandatorily redeemable preferred equity to ATC, a subsidiary of Time Warner, in conjunction with the TWE Restructuring. The issuance was a noncash transaction. The preferred equity pays cash distributions, on a quarterly basis, at an annual rate of 8.059% of its face value and is required to be redeemed by TWE in cash on April 1, 2023. On July 28, 2006, ATC contributed its

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	Debt and Mandatorily Redeemable Preferred Equity (Continued)

$2.4 billion mandatorily redeemable preferred equity interest and a 1% common equity interest in TWE to TW NY Cable Holding Inc. (“TW NY Holding”) in exchange for a 12.4% non-voting common equity interest in TW NY Holding.

Time Warner Approval Rights

Under a parent agreement entered into between Time Warner, TWC and Comcast (the “Parent Agreement”) (or, following the closing of the TWC Redemption Agreement, a shareholder agreement entered into between TWC and Time Warner on April 20, 2005), TWC is required to obtain Time Warner’s approval prior to incurring additional debt or rental expense (other than with respect to certain approved leases) or issuing preferred equity, if its consolidated ratio of debt, including preferred equity, plus six times its annual rental expense to EBITDAR (the “TW Leverage Ratio”) then exceeds, or would as a result of the incurrence or issuance exceed, 3:1. Under certain circumstances, TWC also includes the indebtedness, annual rental expense obligations and EBITDAR of certain unconsolidated entities that it manages and/or in which it owns an equity interest, in the calculation of the TW Leverage Ratio. The Parent Agreement defines EBITDAR, at any time of measurement, as operating income plus depreciation, amortization and rental expense (for any lease that is not accounted for as a capital lease) for the twelve months ending on the last day of TWC’s most recent fiscal quarter, including certain adjustments to reflect the impact of significant transactions as if they had occurred at the beginning of the period. At December 31, 2005, the Company did not exceed the TW Leverage Ratio.

Deferred Financing Costs

As of December 31, 2005, the Company has capitalized $5 million of deferred financing costs, net of accumulated amortization, associated with the establishment of the TWC credit facilities and the issuance of mandatorily redeemable preferred equity. These capitalized costs are amortized over the term of the related debt facility and included as a component of interest expense.

Maturities

Annual repayments of long-term debt, including the repayment of mandatorily redeemable preferred equity, are expected to occur as follows:

Year	Repayments
(in millions)

2008	$600
2009	1,105
2012	608
2023	3,400
2033	1,000

$6,713

Fair Value of Debt

Based on the level of interest rates prevailing at December 31, 2005 and December 31, 2004, the fair value of TWC’s fixed-rate debt (including the mandatorily redeemable preferred equity) exceeded its carrying value by approximately $325 million and $1.111 billion at December 31, 2005 and December 31, 2004, respectively. Unrealized gains or losses on debt do not result in the realization or expenditure of cash and are not recognized for financial reporting purposes unless the debt is retired prior to its maturity.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	Income Taxes

TWC is not a separate taxable entity for U.S. federal and various state income tax purposes and its results are included in the consolidated U.S. federal and certain state income tax returns of Time Warner. The following income tax information has been prepared assuming TWC was a stand-alone taxpayer for all periods presented.

The components of the provision for income taxes are as follows:

	Year Ended December 31,
	2005	2004	2003
	(recast)
	(restated, in millions)

Federal
Current	$(471)	$35	$(216)
Deferred	(158)	(383)	(38)
State
Current	(77)	(45)	(98)
Deferred	553	(61)	25

Total income tax provision	$(153)	$(454)	$(327)

The difference between income taxes expected at the U.S. federal statutory income tax rate of 35% and income taxes provided is detailed below:

	Year Ended December 31,
	2005	2004	2003
	(recast)
	(restated, in millions)

Taxes on income at U.S. federal statutory rate	$(456)	$(380)	$(274)
State and local taxes, net of federal tax benefits	(73)	(71)	(49)
State tax law change, deferred tax impact	205	—	—
State ownership restructuring and methodology changes, deferred tax impact	174	—	—
Other	(3)	(3)	(4)

Reported income tax provision	$(153)	$(454)	$(327)

The Company has recorded a tax benefit in shareholders’ equity and attributed net assets of $3 million in 2005, $2 million in 2004 and $2 million in 2003 in connection with the exercise of certain stock options.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	Income Taxes (Continued)

Significant components of TWC’s net deferred tax liabilities are as follows:

	As of December 31,
	2005	2004
	(recast)
	(restated, in millions)

Cable franchise costs and subscriber lists	$(10,037)	$(10,335)
Fixed assets	(1,354)	(1,481)
Investments	(334)	(376)
Other	(184)	(134)

Deferred tax liabilities	(11,909)	(12,326)

Stock-based compensation	139	133
Receivable allowances	27	26
Other	112	135

Deferred tax assets	278	294

Net deferred tax liabilities	$(11,631)	$(12,032)

TWC owns 94.3% of the common equity of TWE. Net income for financial reporting purposes of TWE is allocated to the partners in accordance with the partners’ common ownership interests. Income for tax purposes is allocated in accordance with the partnership agreement and related tax law. As a result, the allocation of taxable income to the partners differs from the allocation of net income for financial reporting purposes. In addition, pursuant to the partnership agreement, TWE makes tax distributions based upon the taxable income of the partnership. The payments are made to each partner in accordance with their common ownership interest.

10.	Stock-Based Compensation

Time Warner has two active equity plans under which it is authorized to grant options to purchase Time Warner common stock to employees of TWC. Such options have been granted to employees of TWC with exercise prices equal to the fair market value at the date of grant. Generally, the options vest ratably, over a four-year vesting period, and expire ten years from the date of grant. Certain option awards provide for accelerated vesting upon an election to retire pursuant to TWC’s defined benefit retirement plans or after reaching a specified age and years of service.

Certain information for Time Warner stock-based compensation plans for the years ended December 31, 2005, 2004 and 2003 is as follows:

	Year Ended December 31,
	2005	2004	2003
	(in millions)

Compensation Cost Recognized by TWC:
Stock option plans	$53	$66	$93
Restricted stock and restricted stock units	—	4	4

Total	$53	$70	$97

Tax benefit recognized	$20	$25	$36

Other information pertaining to each category of stock-based compensation plan appears below.

Stock Option Plans

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, consistent with the provisions of FAS 123R and SEC Staff Accounting Bulletin No. 107, Share-Based

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	Stock-Based Compensation (Continued)

Payment. Because option-pricing models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The assumptions presented in the table below represent the weighted average value of the applicable assumption used to value stock options at their grant date. In determining the volatility assumption, the Company considers implied volatilities from traded options, as well as quotes from third-party investment banks. The expected term, which represents the period of time that options granted are expected to be outstanding, is estimated based on the historical exercise experience of the Company’s employees. The Company evaluated the historical exercise behaviors of five employee groups, one of which related to retirement-eligible employees while the other four of which were segregated based on the number of options granted when determining the expected term assumptions. The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. The Company determines the expected dividend yield percentage by dividing the expected annual dividend by the market price of Time Warner common stock at the date of grant.

	Year Ended December 31,
	2005	2004	2003

Expected volatility	24.5%	34.9%	53.9%
Expected term to exercise after vesting	4.79 years	3.60 years	3.11 years
Risk-free rate	3.91%	3.07%	2.56%
Expected dividend yield	0.1%	0%	0%

The following table summarizes certain key information about Time Warner stock options awarded to employees of the continuing operations of TWC outstanding at December 31, 2005:

		Weighted	Weighted Average	Aggregate
		Average	Remaining	Intrinsic
	Shares	Exercise Price	Contractual Life	Value
	(in thousands)		(in years)	(in thousands)

Outstanding at January 1, 2003	33,985	$35.66
2003 Activity
Granted	9,993	10.55
Exercised	(940)	10.94
Cancelled	(1,533)	31.13

Outstanding at December 31, 2003	41,505	30.25
2004 Activity
Granted	8,298	17.25
Exercised	(1,076)	12.15
Cancelled	(934)	30.25

Outstanding at December 31, 2004	47,793	28.40
2005 Activity
Granted	7,978	17.96
Exercised	(1,172)	12.09
Cancelled	(647)	26.89

Outstanding at December 31, 2005	53,952	27.22	6.31	$70,340

Exercisable at December 31, 2005	33,752	33.38	5.28	$37,552

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	Stock-Based Compensation (Continued)

At December 31, 2005, the number, weighted-average exercise price, aggregate intrinsic value and weighted-average remaining contractual term of options vested and expected to vest approximate amounts outstanding. Total unrecognized compensation cost related to unvested stock option awards at December 31, 2005 prior to the consideration of expected forfeitures is approximately $33 million and is expected to be recognized over a weighted average period of 2 years.

The weighted average fair value of a Time Warner stock option granted to TWC employees during the year was $5.11 ($3.07 net of taxes) in both 2005 and 2004 and $4.06 ($2.44 net of taxes) in 2003. The total intrinsic value of options exercised during the year ended December 31, 2005, 2004 and 2003 was $7 million, $8 million and $3 million, respectively. In connection with these exercises, the tax benefits realized from stock options exercised during the year ended December 31, 2005, 2004 and 2003 was $3 million, $3 million and $1 million, respectively.

At December 31, 2005, 2004 and 2003, approximately 33.8 million, 25.3 million and 18.4 million Time Warner stock options, respectively, were exercisable with respect to employees of the continuing operations of TWC.

Upon exercise of Time Warner options, TWC is obligated to reimburse Time Warner for the excess of the market price of the stock over the option exercise price. TWC records a stock option distribution liability and a corresponding adjustment to shareholders’ equity or attributed net assets, with respect to unexercised options. This liability will increase or decrease depending on the number of vested options outstanding and the market price of Time Warner common stock. This liability was $55 million and $57 million as of December 31, 2005 and December 31, 2004, respectively, and is included as a component of accrued compensation in other current liabilities. TWC reimbursed Time Warner approximately $7 million, $8 million and $3 million during the years ended December 31, 2005, 2004 and 2003, respectively.

11.	Employee Benefit Plans

The Company participates in various funded and non-funded non-contributory defined benefit pension plans administered by Time Warner (the “Pension Plans”) and the TWC Savings Plan (the “401K Plan”), a defined pre-tax contribution plan.

Benefits under the Pension Plans for all employees are determined based on formulas that reflect employees’ years of service and compensation levels during their employment period. The Company’s pension assets are held in a master trust with plan assets of other Time Warner defined benefit plans. Time Warner’s common stock represents approximately 3% of defined benefit plan assets held in the master trust at both December 31, 2005 and 2004. TWC uses a December 31 measurement date for its plans. A summary of activity for the Pension Plans is as follows:

	Year Ended December 31,
	2005	2004	2003
	(in millions)

Components of Net Periodic Benefit Cost from Continuing Operations
Service cost	$49	$43	$31
Interest cost	51	44	36
Expected return on plan assets	(64)	(47)	(29)
Net amortization	21	20	21

Total Net Periodic Benefit Cost	$57	$60	$59

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	Employee Benefit Plans (Continued)

	As of December 31,
	2005	2004
	(in millions)

Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$781	$619
Service cost	49	43
Interest cost	51	44
Actuarial loss	64	84
Benefits paid	(12)	(13)
Net periodic benefit costs from discontinued operations	4	4

Projected benefit obligation at end of year	$937	$781

Accumulated benefit obligation	$784	$645

Change in Plan Assets
Fair value of plan assets at beginning of year	$802	$599
Actual return on plan assets	46	66
Employer contribution	91	150
Benefits paid	(12)	(13)

Fair value of plan assets at end of year	$927	$802

Funded Status
Fair value of plan assets at end of year	$927	$802
Projected benefit obligation at end of year	937	781

Funded status	(10)	21
Unrecognized actuarial loss	306	245

Net amount recognized	$296	$266

Amounts recognized in the balance sheet
Prepaid benefit cost	$320	$287
Accrued benefit cost	(35)	(27)
Accumulated other comprehensive income	11	6

Net amount recognized	$296	$266

	Year Ended December 31,
	2005	2004	2003

Weighted average pension assumptions used to determine benefit obligation
Discount rate	5.75%	6.00%	6.25%
Rate of compensation increase	4.50%	4.50%	4.50%
Weighted average pension assumptions used to determine net periodic benefit cost
Discount rate	6.00%	6.25%	6.75%
Expected return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	4.50%	4.50%	4.50%

The discount rate was determined by reference to the Moody’s Aa Corporate Bond Index, adjusted for coupon frequency and duration of the pension obligation. In developing the expected long-term rate of return on assets, the Company considered the pension portfolio’s composition, past average rate of earnings and discussions with

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	Employee Benefit Plans (Continued)

portfolio managers. The expected long-term rate of return for domestic plans is based on an asset allocation assumption of 75% equities and 25% fixed-income securities. The expected rate of return for the plans is based upon its expected asset allocation.

The Company maintains certain unfunded defined benefit pension plans that are included above. The projected benefit obligations and accumulated benefit obligations for the unfunded defined benefit pension plans were each $35 million as of December 31, 2005 and $27 million as of December 31, 2004. At December 31, 2005 there were no minimum required contributions for funded plans and no discretionary or noncash contributions are currently planned. For unfunded plans, contributions will continue to be made to the extent benefits are paid.

The Company’s investment strategy for its pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk while maintaining adequate funding levels. The Company’s practice is to conduct a strategic review of its asset allocation strategy every five years. The Company’s current broad strategic targets are to have a pension asset portfolio comprising 75% equity securities and 25% fixed-income securities, which was achieved at both December 31, 2005 and 2004. A portion of the fixed-income allocation is reserved in short-term cash to provide for expected benefits to be paid in the short term. The Company’s equity portfolios are managed to achieve optimal diversity. The Company’s fixed-income portfolio is investment-grade in the aggregate. The Company does not manage any assets internally, does not have any passive investments in index funds and does not utilize hedging, futures or derivative instruments.

After considering the funded status of the Company’s defined benefit pension plans, movements in the discount rate, investment performance and related tax consequences, the Company may choose to make contributions to its pension plans in any given year. At December 31, 2005, there were no minimum required contributions and no discretionary or noncash contributions are currently planned. For the unfunded plans, contributions will continue to be made to the extent benefits are paid. Expected benefit payments for domestic unfunded plans for 2006 is approximately $1 million.

Information about the expected benefit payments for the Company’s defined benefit plans is as follows (in millions):

Expected benefit payments:
2006	$14
2007	20
2008	20
2009	23
2010	26
2011 to 2015	191

The above detail of expected benefit payments includes approximately $21 million of benefits related to unfunded plans.

Certain employees of TWC participate in multi-employer pension plans as to which the expense amounted to $21 million in 2005, $19 million in 2004, and $17 million in 2003.

TWC employees also generally participate in certain defined contribution plans, including the 401K Plan, for which the expense amounted to $39 million in 2005, $33 million in 2004, and $30 million in 2003. Contributions to the defined contribution plans are based upon a percentage of the employees’ elected contributions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	Related Parties

In the normal course of conducting its business, the Company has various transactions with Time Warner, affiliates and subsidiaries of Time Warner, Comcast and the equity method investees of TWC. A summary of these transactions is as follows:

	Year Ended December 31,
	2005	2004	2003
	(in millions)

Revenues:
Advertising	$10	$22	$23
AOL broadband subscriptions	26	35	58
Road Runner revenues from TWC’s unconsolidated cable television systems joint ventures	68	53	44
Other	2	2	—

Total	$106	$112	$125

Costs of revenues:
Programming services provided by affiliates and subsidiaries of Time Warner	$(553)	$(522)	$(483)
Programming services provided by affiliates of Comcast	(43)	(40)	(28)
Connectivity services provided by affiliates and subsidiaries of Time Warner	(18)	(45)	(67)
Other costs charged by affiliates and subsidiaries of Time Warner	(12)	(7)	(5)
Other costs charged by equity investees	(11)	(9)	(10)

Total	$(637)	$(623)	$(593)

Selling, general and administrative expenses:
Management fee income from unconsolidated cable television system joint ventures	$42	$39	$30
Management fees paid to Time Warner	(8)	(7)	(18)
Transactions with affiliates and subsidiaries of Time Warner	(10)	(9)	(7)

Total	$24	$23	$5

Interest expense, net:
Interest income on amounts receivable from unconsolidated cable television system joint ventures	$35	$25	$19
Interest expense paid to Time Warner(a)	(193)	(193)	(154)

Total	$(158)	$(168)	$(135)

(a)	Represents interest paid to Time Warner in connection with the mandatorily redeemable preferred equity issued in the TWE Restructuring in 2003.

Funding Agreement—Texas and Kansas City Cable Partners, L.P.

At December 31, 2005, TWE-A/N and Comcast were parties to a funding agreement (the “Funding Agreement”) that required the parties to provide additional funding to TKCCP on a month-to-month basis in an amount to enable certain Texas systems (i.e., Houston and south Texas systems) to maintain compliance with financial covenants under its bank credit facilities. The Texas systems’ outstanding principal and accrued interest under its bank credit facilities as of December 31, 2005 and 2004 was $548 million and $805 million, respectively. Currently, TWE-A/N and Comcast each fund half of the total obligation under the Funding Agreement. The Company’s funding obligations under the Funding Agreement totaled $40 million and $33 million for the years ended December 31, 2005 and 2004, respectively. In accordance with FASB Interpretation No. 45, Guarantor’s

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	Related Parties (Continued)

Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34, the Company has accrued $45 million as a liability related to the estimated prospective funding of the Texas systems through June 1, 2006.

Upon completion of the TKCCP restructuring in May 2004, TWE-A/N’s funding obligation for the Texas systems was automatically extended until all amounts borrowed under the senior credit agreement have been repaid and the senior credit agreement has been terminated. As part of the restructuring, all of the assets and liabilities of TKCCP have been grouped into two pools. Upon delivery of a dissolution notice by either partner, which could occur no earlier than June 1, 2006, the partner receiving the dissolution notice would choose and take full ownership of a pool of assets and liabilities that will be distributed to it upon dissolution. The other partner would receive and take full ownership of the other pool of assets and liabilities upon dissolution. After the pools have been allocated, each partner would provide funding under the Funding Agreement pro-rata based on the amount of the debt incurred under the senior credit facility that was allocated to the pool selected by that partner until the partnership is dissolved and the senior credit agreement terminates.

Promissory notes issued under the Funding Agreement bear interest at LIBOR plus 4% (adjusted quarterly and added to the principal amount of the note) and are subordinate in payment to the credit agreement of TKCCP and are payable on the day following the date on which TKCCP has no outstanding borrowings under its senior credit agreement. The related interest earned for the years ended December 31, 2005, 2004 and 2003 totaled approximately $35 million, $22 million, and $17 million, respectively. As of December 31, 2005 and December 31, 2004, the Company holds $517 million and $425 million, respectively, of promissory notes from TKCCP (including accrued interest of approximately $98 million and $63 million, respectively) which have been recorded in investments.

As discussed further in Note 2, in accordance with the terms of the TKCCP partnership agreement, on July 3, 2006, Comcast notified TWC of its election to trigger the dissolution of the partnership and its decision to allocate all of TKCCP’s debt, which totaled approximately $2 billion, to the pool of assets consisting of the Houston cable systems. On October 2, 2006, TWC received approximately $630 million from Comcast due to the repayment of debt owed by TKCCP to TWE-A/N that had been allocated to the Houston cable systems. On January 1, 2007, the assets of TKCCP were distributed to its partners and TWC received the Kansas City Pool.

Reimbursements of Programming Expense

A subsidiary of Time Warner previously agreed to assume a portion of the cost of TWC’s new contractual carriage arrangements with a programmer in order to secure other forms of content from the same programmer over time periods consistent with the terms of the respective TWC carriage contract. The amount assumed represented Time Warner’s best estimate of the fair value of the other content acquired by the Time Warner subsidiary at the time the agreements were executed. Under this arrangement, the subsidiary makes periodic payments to TWC that are classified as a reduction of programming costs in the accompanying consolidated statement of operations. Payments received and accrued under this agreement totaled approximately $30 million, $15 million and $11 million in 2005, 2004 and 2003, respectively.

13.	Commitments and Contingencies

Prior to its 2003 restructuring, TWE had various contingent commitments, including guarantees, related to the TWE Non-cable Businesses. In connection with the restructuring of TWE, some of these commitments were not transferred with their applicable Non-cable Business and they remain contingent commitments of TWE. Time Warner and WCI have agreed, on a joint and several basis, to indemnify TWE from and against any and all of these contingent liabilities, but TWE remains a party to these commitments.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	Commitments and Contingencies (Continued)

Firm Commitments

The Company has commitments under various firm contractual arrangements to make future payments for goods and services. These firm commitments secure future rights to various assets and services to be used in the normal course of operations. For example, the Company is contractually committed to make some minimum lease payments for the use of property under operating lease agreements. In accordance with current accounting rules, the future rights and obligations pertaining to these contracts are not reflected as assets or liabilities on the accompanying consolidated balance sheet.

The following table summarizes the material firm commitments of the Company’s continuing operations at December 31, 2005 and the timing of and effect that these obligations are expected to have on the Company’s liquidity and cash flow in future periods. This table excludes repayments on long-term debt (including capital leases) and commitments related to other entities, including certain unconsolidated equity method investees. TWC expects to fund these firm commitments with operating cash flow generated in the normal course of business.

	Firm Commitments
		2007-	2009-	2011 and
	2006	2008	2010	thereafter	Total
	(in millions)

Programming purchases(a)	$1,956	$3,579	$1,393	$1,564	$8,492
Facility leases(b)	55	104	86	280	525
Data processing services	30	61	61	59	211
High-speed data connectivity	21	1	—	—	22
Digital Phone connectivity	170	94	1	—	265
Converter and modem purchases	251	—	—	—	251
Other	7	3	2	1	13

Total	$2,490	$3,842	$1,543	$1,904	$9,779

(a)	The Company has purchase commitments with various programming vendors to provide video services to subscribers. Programming fees represent a significant portion of its costs of revenues. Future fees under such contracts are based on numerous variables, including number and type of customers. The amounts of the commitments reflected above are based on the number of consolidated subscribers at December 31, 2005 applied to the per subscriber contractual rates contained in the contracts that were in effect as of December 31, 2005.

(b)	The Company has facility lease commitments under various operating leases including minimum lease obligations for real estate and operating equipment.

The Company’s total rent expense, which primarily includes facility rental expense and pole attachment rental fees, amounted to $98 million, $101 million and $90 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Contingent Commitments

Prior to the TWE Restructuring, TWE had various contingent commitments, including guarantees, related to the TWE Non-cable Businesses. In connection with the restructuring of TWE, some of these commitments were not transferred with their applicable Non-cable Business and they remain contingent commitments of TWE. Specifically, in connection with the Non-cable Businesses’ former investment in the Six Flags theme parks located in Georgia and Texas (“Six Flags Georgia” and “Six Flags Texas,” respectively, and collectively, the “Parks”), Time Warner and TWE each agreed to guarantee (the “Six Flags Guarantee”) certain obligations of the partnerships that hold the Parks (the “Partnerships”), including the following (the “Guaranteed Obligations”): (a) the obligation to make a minimum amount of annual distributions to the limited partners of the Partnerships; (b) the obligation to make a minimum amount of capital expenditures each year; (c) the requirement that an annual offer to purchase be made in respect of 5% of the limited partnership units of the Partnerships (plus any such units not purchased in any prior year) based on an aggregate price for all limited partnership units at the higher of (i) $250 million in the case of Six Flags Georgia or $374.8 million in the case of Six Flags Texas and (ii) a weighted average multiple of EBITDA

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	Commitments and Contingencies (Continued)

for the respective Park over the previous four-year period; (d) ground lease payments; and (e) either (i) the purchase of all of the outstanding limited partnership units upon the earlier of the occurrence of certain specified events and the end of the term of each of the Partnerships in 2027 (Six Flags Georgia) and 2028 (Six Flags Texas) (the “End of Term Purchase”) or (ii) the obligation to cause each of the Partnerships to have no indebtedness and to meet certain other financial tests as of the end of the term of the Partnership. The aggregate purchase price for the limited partnership units pursuant to the End of Term Purchase is $250 million in the case of Six Flags Georgia and $374.8 million in the case of Six Flags Texas (in each case, subject to a consumer price index based adjustment calculated annually from 1998 in respect of Six Flags Georgia and 1999 in respect of Six Flags Texas). Such aggregate amount will be reduced ratably to reflect limited partnership units previously purchased.

In connection with the 1998 sale of Six Flags Entertainment Corporation to Six Flags Inc. (formerly Premier Parks Inc.) (“Six Flags”), Six Flags, Historic TW and TWE, among others, entered into a Subordinated Indemnity Agreement pursuant to which Six Flags agreed to guarantee the performance of the Guaranteed Obligations when due and to indemnify Historic TW and TWE, among others, in the event that the Guaranteed Obligations are not performed and the Six Flags Guarantee is called upon. In the event of a default of Six Flags’ obligations under the Subordinated Indemnity Agreement, the Subordinated Indemnity Agreement and related agreements provide, among other things, that Historic TW and TWE have the right to acquire control of the managing partner of the Parks. Six Flags’ obligations to Historic TW and TWE are further secured by its interest in all limited partnership units that are purchased by Six Flags.

Additionally, Time Warner and WCI have agreed, on a joint and several basis, to indemnify TWE from and against any and all of these contingent liabilities, but TWE remains a party to these commitments. In the event that TWE is required to make a payment related to any contingent liabilities of the TWE Non-cable Businesses, TWE will recognize an expense from discontinued operations and will receive a capital contribution from Time Warner and/or its subsidiary WCI for reimbursement of the incurred expenses. Additionally, costs related to any acquisition and subsequent distribution to Time Warner would also be treated as an expense of discontinued operations to be reimbursed by Time Warner.

To date, no payments have been made by Historic TW or TWE pursuant to the Six Flags Guarantee.

The Company has cable franchise agreements containing provisions requiring the construction of cable plant and the provision of services to customers within the franchise areas. In connection with these obligations under existing franchise agreements, TWC obtains surety bonds or letters of credit guaranteeing performance to municipalities and public utilities and payment of insurance premiums. The Company has also obtained letters of credit for several of its joint ventures and other obligations.

Should the Company or these joint ventures default on their obligations supported by the letters of credit, TWC would be obligated to pay these costs to the extent of the letters of credit. Such surety bonds and letters of credit as of December 31, 2005 amounted to $245 million. Payments under these arrangements are required only in the event of nonperformance. No amounts were outstanding under these arrangements at December 31, 2005. The Company does not expect that these contingent commitments will result in any amounts being paid in the foreseeable future.

TWE is required, at least quarterly, to make tax distributions to its partners in proportion to their residual interests in an aggregate amount generally equivalent to a percentage of TWE’s taxable income. TWC is also required to make cash distributions to Time Warner when the Company’s employees exercise previously issued Time Warner stock options.

Certain Investee Obligations

Cable Joint Ventures

In 2004, TWE-A/N (which owns the Company’s interest in TKCCP) agreed to extend its commitment to provide a ratable share (i.e., 50%) of any funding required to maintain certain Texas systems (i.e., Houston and

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	Commitments and Contingencies (Continued)

south and west Texas systems) in compliance with their financial covenants under the bank credit facilities (which facilities are otherwise nonrecourse to the Company, its other subsidiaries and its Kansas City systems). Funding made with respect to this agreement is contributed to the Texas systems in the form of partner subordinated loans. The aggregate amount of subordinated debt provided by TWE-A/N in 2005 and 2004 with respect to its obligations under the funding agreement was $40 million and $33 million, respectively. TWE-A/N’s ultimate liability in respect of the funding agreement is dependent on the financial results of the Texas systems.

The existing bank credit facilities of the Texas systems and the Kansas City systems (approximately $548 million in aggregate principal outstanding as of December 31, 2005 for the Texas systems and $400 million in aggregate principal outstanding as of December 31, 2005 for the Kansas City systems) mature at the earlier of June 30, 2007 for the Texas systems and March 31, 2007 for the Kansas City systems or the refinancing thereof pursuant to the dissolution of the partnership.

Legal Proceedings

  Securities Matters

In July 2005, Time Warner reached an agreement for the settlement of the primary securities class action pending against it. The settlement is reflected in a written agreement between the lead plaintiff and Time Warner. In connection with reaching the agreement in principle on the securities class action, Time Warner established a reserve of $2.4 billion during the second quarter of 2005. Pursuant to the settlement, in October 2005 Time Warner paid $2.4 billion into a settlement fund (the “MSBI Settlement Fund”) for the members of the class represented in the action. In addition, the $150 million previously paid by Time Warner into a fund in connection with the settlement of the investigation by the DOJ was transferred to the MSBI Settlement Fund, and Time Warner is using its best efforts to have the $300 million it previously paid in connection with the settlement of its SEC investigation, or at least a substantial portion of it, transferred to the MSBI Settlement Fund.

During the second quarter of 2005, Time Warner also established an additional reserve totaling $600 million in connection with a number of other related litigation matters that remain pending, including shareholder derivative suits, individual securities actions (including suits brought by individual shareholders who decided to “opt-out” of the settlement) and the three putative class action lawsuits alleging Employee Retirement Income Security Act (“ERISA”) violations described below.

Time Warner reached an agreement with the carriers on its directors and officers insurance policies in connection with the related securities and derivative action matters (other than the actions alleging violations of ERISA described below). As a result of this agreement, in the fourth quarter Time Warner recorded a recovery of approximately $185 million (bringing the total 2005 recoveries to $206 million), which is expected to be collected in the first quarter of 2006.

Time Warner’s pending settlement of the primary securities class action and payment of the $2.4 billion into the MSBI Settlement Fund, the establishment of the additional $600 million reserve and the oral understanding with the insurance carriers have no impact on the consolidated financial statements of TWC.

As of February 23, 2006, three putative class action lawsuits have been filed alleging violations of ERISA in the U.S. District Court for the Southern District of New York on behalf of current and former participants in the Time Warner Savings Plan, the Time Warner Thrift Plan and/or the TWC Savings Plan (the “Plans”). Collectively, these lawsuits name as defendants Time Warner, certain current and former directors and officers of Time Warner and members of the Administrative Committees of the Plans. One of these cases also names TWE as a defendant. The lawsuits allege that Time Warner and other defendants breached certain fiduciary duties to plan participants by, inter alia, continuing to offer Time Warner stock as an investment under the Plans, and by failing to disclose, among other things, that Time Warner was experiencing declining advertising revenues and that Time Warner was inappropriately inflating advertising revenues through various transactions. The complaints seek unspecified

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	Commitments and Contingencies (Continued)

damages and unspecified equitable relief. The ERISA actions have been consolidated with other Time Warner-related shareholder lawsuits and derivative actions under the caption In re AOL Time Warner Inc. Securities and “ERISA” Litigation in the Southern District of New York. On July 3, 2003, plaintiffs filed a consolidated amended complaint naming additional defendants, including TWE, certain current and former officers, directors and employees of Time Warner and Fidelity Management Trust Company. On September 12, 2003, Time Warner filed a motion to dismiss the consolidated ERISA complaint. On March 9, 2005, the court granted in part and denied in part Time Warner’s motion to dismiss. The court dismissed two individual defendants and TWE for all purposes, dismissed other individuals with respect to claims plaintiffs had asserted involving the TWC Savings Plan, and dismissed all individuals who were named in a claim asserting that their stock sales had constituted a breach of fiduciary duty to the Plans. Time Warner filed an answer to the consolidated ERISA complaint on May 20, 2005. On January 17, 2006, plaintiffs filed a motion for class certification. On the same day, defendants filed a motion for summary judgment on the basis that plaintiffs cannot establish loss causation for any of their claims and therefore have no recoverable damages, as well as a motion for judgment on the pleadings on the basis that plaintiffs do not have standing to bring their claims. The parties have reached an understanding to resolve these matters, subject to definitive documentation and necessary court approvals. As these matters are principally Time Warner related, no impact has been reflected in the accompanying consolidated financial statements of the Company.

Government Investigations

As previously disclosed by the Company, the SEC and the U.S. Department of Justice (the “DOJ”) had been conducting investigations into accounting and disclosure practices of Time Warner. Those investigations focused on advertising transactions, principally involving Time Warner’s AOL segment, the methods used by the AOL segment to report its subscriber numbers and the accounting related to Time Warner’s interest in AOL Europe prior to January 2002.

Time Warner and its subsidiary, AOL, entered into a settlement with the DOJ in December 2004 that provided for a deferred prosecution arrangement for a two-year period. As part of the settlement with the DOJ, in December 2004, Time Warner paid a penalty of $60 million and established a $150 million fund, which Time Warner could use to settle related securities litigation. During October 2005, the $150 million was transferred by Time Warner into the MSBI Settlement Fund for the members of the class covered by the consolidated securities class action described above.

In addition, on March 21, 2005, Time Warner announced that the SEC had approved Time Warner’s proposed settlement, which resolved the SEC’s investigation of Time Warner.

Under the terms of the settlement with the SEC, Time Warner agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws and to comply with the cease-and-desist order issued by the SEC to AOL in May 2000. The settlement also required Time Warner to:

•	Pay a $300 million penalty, which will be used for a Fair Fund, as authorized under the Sarbanes-Oxley Act;

•	Adjust its historical accounting for Advertising revenues in certain transactions with Bertelsmann, A.G. that were improperly or prematurely recognized, primarily in the second half of 2000, during 2001 and during 2002; as well as adjust its historical accounting for transactions involving three other AOL customers where there were Advertising revenues recognized in the second half of 2000 and during 2001;

•	Adjust its historical accounting for its investment in and consolidation of AOL Europe; and

•	Agree to the appointment of an independent examiner, who will either be or hire a certified public accountant. The independent examiner will review whether Time Warner’s historical accounting for transactions with 17 counterparties identified by the SEC staff, principally involving online advertising revenues and including three cable programming affiliation agreements with related advertising elements, was in conformity with GAAP, and provide a report to Time Warner’s audit and finance committee of its conclusions, originally within 180 days of being engaged. The transactions that would be reviewed were entered into between June 1, 2000 and December 31, 2001, including subsequent amendments thereto, and

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	Commitments and Contingencies (Continued)

involved online advertising and related transactions for which revenue was principally recognized before January 1, 2002. Of the 17 counterparties identified, only the three counterparties to the cable programming affiliation agreements involve transactions with TWC.

Time Warner paid the $300 million penalty in March 2005. As described above, in connection with the pending settlement of the consolidated securities class action, Time Warner is using its best efforts to have the $300 million, or a substantial portion thereof, transferred to the MSBI Settlement Fund. The historical accounting adjustments were reflected in the restatement of Time Warner’s financial results for each of the years ended December 31, 2000 through December 31, 2003, which were included in Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2004.

The independent examiner began his review in June 2005 and, after several extensions of time, recently completed that review, in which he concluded that certain of the transactions under review with 15 counterparties, including three cable programming affiliation agreements with advertising elements, had been accounted for improperly because the historical accounting did not reflect the substance of the arrangements. Under the terms of its SEC settlement, Time Warner is required to restate any transactions that the independent examiner determined were accounted for improperly. Accordingly, on August 15, 2006, Time Warner determined it would restate its consolidated financial results for each of the years ended December 31, 2000 through December 31, 2005 and for the six months ended June 30, 2006. In addition, TWC determined it would restate its consolidated financial results for the years ended December 31, 2001 through December 31, 2005 and for the six months ended June 30, 2006. For more information, see Note 1.

The payments made by Time Warner pursuant to the DOJ and SEC settlements have no impact on the consolidated financial statements of TWC.

Other Matters

On June 16, 1998, plaintiffs in Andrew Parker and Eric DeBrauwere, et al. v. Time Warner Entertainment Company, L.P. and Time Warner Cable filed a purported nationwide class action in U.S. District Court for the Eastern District of New York claiming that TWE sold its subscribers’ personally identifiable information and failed to inform subscribers of their privacy rights in violation of the Cable Communications Policy Act of 1984 and common law. The plaintiffs sought damages and declaratory and injunctive relief. On August 6, 1998, TWE filed a motion to dismiss, which was denied on September 7, 1999. On December 8, 1999, TWE filed a motion to deny class certification, which was granted on January 9, 2001 with respect to monetary damages, but denied with respect to injunctive relief. On June 2, 2003, the U.S. Court of Appeals for the Second Circuit vacated the District Court’s decision denying class certification as a matter of law and remanded the case for further proceedings on class certification and other matters. On May 4, 2004, plaintiffs filed a motion for class certification, which the Company has opposed. This lawsuit has been settled on terms that are not material to TWC. The court granted preliminary approval of the class settlement on October 25, 2005 and held a final approval hearing on May 19, 2006. At this time there can be no assurance that the settlement will receive final court approval.

On April 26, 2005, Acacia Media Technologies (“AMT”) filed suit against TWC in U.S. District Court for the Southern District of New York alleging that TWC infringes several patents held by AMT. AMT has publicly taken the position that delivery of broadcast video (except live programming such as sporting events), Pay-Per-View, Video-on-Demand and ad insertion services over cable systems infringe their patents. AMT has brought similar actions regarding the same patents against numerous other entities, and all of the previously pending litigations have been made the subject of a multidistrict litigation (“MDL”) order consolidating the actions for pretrial activity in the U.S. District Court for the Northern District of California. On October 25, 2005, the TWC action was consolidated into the MDL proceedings. The plaintiff is presently seeking unspecified monetary damages as well as injunctive relief. The Company intends to defend against this lawsuit vigorously. The Company is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	Commitments and Contingencies (Continued)

On June 22, 2005, Mecklenburg County filed suit against TWE-A/N in the General Court of Justice District Court Division, Mecklenburg County, North Carolina. Mecklenburg County, the franchisor in TWE-A/N’s Mecklenburg County cable system, alleges that TWE-A/N’s predecessor failed to construct an institutional network in 1981 and that TWE-A/N assumed that obligation upon the transfer of the franchise in 1995. Mecklenburg County is seeking compensatory damages and TWE-A/N’s release of certain video channels it is currently using on the cable system. TWE-A/N intends to defend against this lawsuit vigorously. The Company is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On April 25, 2005, the City of Minneapolis (the “City”) filed suit against TWC and a subsidiary in Hennepin County District Court, alleging that TWC’s Minneapolis division failed to comply with certain provisions of its franchise agreement with the City. In particular, the complaint alleges that the division failed to pay franchise fees allegedly owed on the cable modem service, and failed to dedicate 25% of the channel capacity of the cable television network to public use as allegedly required by the franchise agreement. TWC removed the case to the U.S. District Court for the District of Minnesota and filed a motion to dismiss, which was granted. The City filed a notice of appeal to the U.S. Circuit Court of Appeals for the Eighth Circuit in December 2005. The Company intends to defend against this lawsuit vigorously. The Company is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

In addition, during 2005, the City notified TWC that the City believed the Company was in violation of nine separate provisions of its franchise agreement, including the two identified in the preceding paragraph. In December 2005, the parties settled four of the nine alleged violations with a nominal payment by TWC without the Company admitting any liability or wrongdoing. The City has tolled any action on the allegation that the Company is in breach for failure to remit franchise fees on cable modem service pending the outcome of the appeal in the case described in the preceding paragraph. The City is pursuing the remaining four allegations by seeking to impose penalties against the Company in a quasi-judicial proceeding before the Minneapolis City Council. TWC intends to vigorously defend against the imposition of penalties, including commencing, on February 3, 2006, an action in the U.S. District Court for the District of Minnesota seeking declaratory relief. The Company is unable to predict the outcome of these actions or reasonably estimate the range of possible loss.

On July 14, 2005, Forgent Networks, Inc. (“Forgent”) filed suit in the U.S. District Court for the Eastern District of Texas alleging that TWC and a number of other cable operators and direct broadcast satellite operators infringe a patent related to Digital Video Recorder technology. TWC is working closely with its Digital Video Recorder equipment vendors in defense of this matter, certain of whom have filed a declaratory judgment lawsuit against Forgent alleging the patent cited by Forgent to be non-infringed, invalid and unenforceable. Forgent is seeking unspecified damages and injunctive relief in its suit against TWC. The Company intends to defend against this lawsuit vigorously. The Company is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On September 20, 2005, Digital Packet Licensing, Inc. filed suit in the U.S. District Court for the Eastern District of Texas alleging that TWC and a number of other telephone service and network providers infringe a patent relating to Internet protocol telephone operations. The plaintiff sought unspecified damages and injunctive relief. This lawsuit has been settled on terms that are not material to TWC.

From time to time, the Company receives notices from third parties claiming that it infringes their intellectual property rights. Claims of intellectual property infringement could require TWC to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability or be enjoined preliminarily or permanently from further use of the intellectual property in question. In addition, certain agreements entered into by the Company may require the Company to indemnify the other party for certain third-party intellectual property infringement claims, which could increase the Company’s damages and its costs of defending against such claims. Even if the claims are without merit, defending against the claims can be time consuming and costly.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	Commitments and Contingencies (Continued)

The costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company’s business, financial condition and operating results.

As part of the TWE Restructuring, Time Warner agreed to indemnify the cable businesses of TWE from and against any and all liabilities relating to, arising out of or resulting from specified litigation matters brought against the TWE Non-cable Businesses. Although Time Warner has agreed to indemnify the cable businesses of TWE against such liabilities, TWE remains a named party in certain litigation matters.

In the normal course of business, the Company’s tax returns are subject to examination by various domestic taxing authorities. Such examinations may result in future tax and interest assessments on the Company. In instances where the Company believes that it is probable that it will be assessed, it has accrued a liability. The Company does not believe that these liabilities are material, individually or in the aggregate, to its financial condition or liquidity. Similarly, the Company does not expect the final resolution of tax examinations to have a material impact on the Company’s financial results.

14.	Additional Financial Information

Other Cash Flow Information

Additional financial information with respect to cash (payments) and receipts are as follows:

	Year Ended December 31,
	2005	2004	2003
	(recast)
	(in millions)

Cash paid for interest expense, net	$(507)	$(492)	$(443)

Cash paid for income taxes	$(541)	$(48)	$(376)
Cash refunds of income taxes	6	61	—

Cash (paid for) refunds of income taxes, net	$(535)	$13	$(376)

Interest Expense, Net

Interest expense, net, consists of:

	Year Ended December 31,
	2005	2004	2003
	(in millions)

Interest income	$37	$26	$22
Interest expense	(501)	(491)	(514)

Total interest expense, net	$(464)	$(465)	$(492)

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	Additional Financial Information (Continued)

Video Programming, High-Speed Data and Digital Phone Expenses

Direct costs associated with the video, high-speed data and Digital Phone product lines (included within costs of revenues) consist of:

	Year Ended December 31,
	2005	2004	2003
	(restated, in millions)

Video programming	$1,889	$1,709	$1,520
High-speed data connectivity	102	128	126
Digital Phone connectivity	122	14	1

Total	$2,113	$1,851	$1,647

The direct costs associated with the video product line include video programming costs. The direct costs associated with the high-speed data and Digital Phone product lines include network connectivity costs and certain other direct costs.

Other Current Liabilities

Other current liabilities consist of:

	As of December 31,
	2005	2004
	(recast)
	(restated, in millions)

Accrued compensation and benefits	$228	$173
Accrued franchise fees	109	111
Accrued advertising and marketing support	97	92
Accrued interest	97	96
Accrued sales and other taxes	71	70
Accrued office and administrative costs	57	62
Other accrued expenses	178	158

Total	$837	$762

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
	2006	2005
	(unaudited)	(restated, recast)
	(in millions)

Assets
Current assets
Cash and equivalents	$—	$12
Receivables, less allowances of $58 million in 2006 and $51 million in 2005	624	390
Receivables from affiliated parties	31	8
Other current assets	66	53
Current assets of discontinued operations	41	24

Total current assets	762	487
Investments	2,269	1,967
Property, plant and equipment, net	11,048	8,134
Intangible assets subject to amortization, net	933	143
Intangible assets not subject to amortization	37,982	27,564
Goodwill	2,159	1,769
Other assets	314	390
Noncurrent assets of discontinued operations	—	3,223

Total assets	$55,467	$43,677

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$362	$211
Deferred revenue and subscriber-related liabilities	148	84
Payables to affiliated parties	245	165
Accrued programming expense	458	301
Other current liabilities	962	837
Current liabilities of discontinued operations	9	98

Total current liabilities	2,184	1,696
Long-term debt	14,683	4,463
Mandatorily redeemable preferred membership units issued by a subsidiary	300	—
Mandatorily redeemable preferred equity issued by a subsidiary	—	2,400
Deferred income tax obligations, net	12,848	11,631
Long-term payables to affiliated parties	59	54
Other liabilities	279	247
Noncurrent liabilities of discontinued operations	10	848
Minority interests	1,589	1,007
Commitments and contingencies (Note 9)
Mandatorily redeemable Class A common stock, $0.01 par value, 43 million shares issued and outstanding as of December 31, 2005, none as of September 30, 2006	—	984
Shareholders’ equity
Class A common stock, $0.01 par value, 902 million and 882 million shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	9	9
Class B common stock, $0.01 par value, 75 million shares issued and outstanding as of September 30, 2006 and December 31, 2005	1	1
Paid-in-capital	19,408	17,950
Accumulated other comprehensive loss, net	(7)	(7)
Retained earnings	4,104	2,394

Total shareholders’ equity	23,515	20,347

Total liabilities and shareholders’ equity	$55,467	$43,677

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(restated, recast)		(restated, recast)
	(in millions, except		(in millions, except
	per share data)		per share data)
Revenues:
Video	$2,090	$1,512	$5,289	$4,509
High-speed data	745	511	1,914	1,460
Digital Phone	196	80	493	166
Advertising	178	124	420	362

Total revenues(a)	3,209	2,227	8,116	6,497
Costs and expenses:
Costs of revenues(a)(b)	1,495	985	3,697	2,909
Selling, general and administrative(a)(b)	573	368	1,456	1,131
Depreciation	513	383	1,281	1,088
Amortization	56	17	93	54
Merger-related and restructuring costs	22	3	43	33

Total costs and expenses	2,659	1,756	6,570	5,215

Operating Income	550	471	1,546	1,282
Interest expense, net(a)	(186)	(112)	(411)	(347)
Income from equity investments, net	37	5	79	26
Minority interest expense, net	(30)	(18)	(73)	(45)
Other income, net	—	—	1	1

Income before income taxes, discontinued operations and cumulative effect of accounting change	371	346	1,142	917
Income tax provision	(145)	(143)	(452)	(168)

Income before discontinued operations and cumulative effect of accounting change	226	203	690	749
Discontinued operations, net of tax	954	23	1,018	75
Cumulative effect of accounting change, net of tax	—	—	2	—

Net income	$1,180	$226	$1,710	$824

Income per common share before discontinued operations and cumulative effect of accounting change	$0.23	$0.20	$0.69	$0.75
Discontinued operations	0.97	0.03	1.03	0.07
Cumulative effect of accounting change	—	—	—	—

Net income per common share	$1.20	$0.23	$1.72	$0.82

Weighted average common shares outstanding	985	1,000	995	1,000

(a)	Includes the following income (expenses) resulting from transactions with related companies:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(restated, recast)		(restated, recast)
	(in millions)		(in millions)

Revenues	$29	$29	$83	$79
Costs of revenues	(222)	(158)	(610)	(474)
Selling, general and administrative	1	9	15	26
Interest expense, net	(1)	(39)	(74)	(120)

(b)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
		(restated, recast)
	(in millions)

Operating activities
Net income(a)	$1,710	$824
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	(2)	—
Depreciation and amortization	1,374	1,142
Income from equity investments	(79)	(26)
Minority interest expense, net	73	45
Deferred income taxes	120	(262)
Equity-based compensation	27	44
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(110)	(19)
Accounts payable and other liabilities	367	(50)
Other changes	10	31
Adjustments relating to discontinued operations(a)	(929)	85

Cash provided by operating activities	2,561	1,814

Investing activities
Investments and acquisitions, net of cash acquired	(9,253)	(96)
Investment in Wireless Joint Venture	(182)	—
Capital expenditures from continuing operations	(1,720)	(1,305)
Capital expenditures from discontinued operations	(56)	(105)

Cash used by investing activities	(11,211)	(1,506)

Financing activities
Net borrowings (repayments)(b)	10,215	(388)
Issuance of mandatorily redeemable preferred membership units by a subsidiary	300	—
Redemption of Comcast’s interest in TWC	(1,857)	—
Distributions to owners, net	(20)	(22)

Cash provided (used) by financing activities	8,638	(410)

Decrease in cash and equivalents	(12)	(102)
Cash and equivalents at beginning of period	12	102

Cash and equivalents at end of period	$—	$—

(a)	Includes income from discontinued operations of $1.018 billion and $75 million for the nine months ended September 30, 2006 and 2005, respectively. Income from discontinued operations in 2006 includes tax benefits and gains of approximately $949 million. After considering adjustments related to discontinued operations, net cash flows from discontinued operations were $89 million and $160 million for the nine months ended September 30, 2006 and 2005, respectively.

(b)	Includes borrowings of $9.862 billion, net of $13 million of issuance costs, which financed, in part, the cash portions of payments made in the acquisition of certain cable systems of Adelphia and the redemption of Comcast’s interests in TWC and TWE.

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
		(restated, recast)
	(in millions)

Balance at beginning of period	$20,347	$18,974
Net income(a)	1,710	824
Shares of Class A common stock issued in the Adelphia acquisition	5,500	—
Redemption of Comcast’s interest in TWC	(4,327)	—
Adjustment to goodwill resulting from the pushdown of Time Warner’s basis in TWC	(710)	—
Reclassification of mandatorily redeemable Class A common stock(b)	984	81
Allocations from Time Warner and others, net	11	24

Balance at end of period	$23,515	$19,903

(a)	Includes income from discontinued operations of $1.018 billion and $75 million for the nine months ended September 30, 2006 and 2005, respectively.

(b)	The mandatorily redeemable Class A common stock represents 43 million of the 179 million shares of TWC’s Class A common stock that was held by Comcast until July 31, 2006. These shares were classified as mandatorily redeemable as a result of an agreement with Comcast that under certain circumstances would have required TWC to redeem such shares. As a result of an amendment to this agreement, the Company reclassified a portion of its mandatorily redeemable Class A common stock to shareholders’ equity in the second quarter of 2005. This requirement terminated upon the closing of the redemption of Comcast’s interests in TWC and TWE, and as a result, these shares were reclassified to shareholders’ equity (Class A common stock and paid-in-capital) before ultimately being redeemed by TWC on July 31, 2006.

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Description of Business and Basis of Presentation

Description of Business

Time Warner Cable Inc. (together with its subsidiaries, “TWC” or the “Company”) is the second-largest cable operator in the U.S. (in terms of basic video subscribers) and is an industry leader in developing and launching innovative video, data and voice services. As part of the strategy to expand TWC’s cable footprint and improve the clustering of its cable systems, on July 31, 2006, a subsidiary of TWC, Time Warner NY Cable LLC (“TW NY”), and Comcast Corporation (together with its affiliates, “Comcast”) completed their respective acquisitions of assets comprising in the aggregate substantially all of the cable systems of Adelphia Communications Corporation (“Adelphia”). Immediately prior to the Adelphia acquisition, TWC and Time Warner Entertainment Company, L.P. (“TWE”) redeemed Comcast’s interests in TWC and TWE, respectively. In addition, TW NY exchanged certain cable systems with subsidiaries of Comcast. As a result of the closing of these transactions, TWC gained cable systems with approximately 3.2 million net basic video subscribers. Refer to Note 3 for further details.

At September 30, 2006, TWC had approximately 13.4 million basic video subscribers in technologically advanced, well-clustered systems located mainly in five geographic areas — New York state, the Carolinas (i.e., North Carolina and South Carolina), Ohio, southern California and Texas. This subscriber number includes approximately 782,000 managed subscribers located in the Kansas City, south and west Texas and New Mexico cable systems (the “Kansas City Pool”) that were consolidated on January 1, 2007, upon the distribution of the assets of Texas and Kansas City Cable Partners, L.P. (“TKCCP”), an equity method investee at September 30, 2006. Refer to Note 3 for further details. As of September 30, 2006, TWC was the largest cable system operator in a number of large cities, including New York City and Los Angeles.

As of September 30, 2006, Time Warner Inc. (“Time Warner”) held an 84.0% economic interest in TWC (representing a 90.6% voting interest), and Adelphia held a 16.0% economic interest in TWC through ownership of 17.3% of TWC’s outstanding Class A common stock (representing a 9.4% voting interest). Comcast no longer has an interest in TWC or TWE. The financial results of TWC’s operations are consolidated by Time Warner.

TWC principally offers three products — video, high-speed data and voice, which have been primarily targeted to residential customers. Video is TWC’s largest product in terms of revenues generated. TWC continues to increase video revenues through the offering of advanced digital video services such as Video-on-Demand (VOD), Subscription-Video-on-Demand (SVOD), high definition television (HDTV) and set-top boxes equipped with digital video recorders (DVRs), as well as through price increases and subscriber growth. TWC’s digital video subscribers provide a broad base of potential customers for additional advanced services.

High-speed data service has been one of TWC’s fastest-growing products over the past several years and is a key driver of its results. At September 30, 2006, TWC had approximately 6.4 million residential high-speed data subscribers (including approximately 357,000 managed subscribers in the Kansas City Pool). TWC also offers commercial high-speed data services and had approximately 234,000 commercial high-speed data subscribers (including approximately 16,000 managed subscribers in the Kansas City Pool) at September 30, 2006.

TWC’s voice product, Digital Phone, is its newest product, and approximately 1.6 million subscribers (including approximately 125,000 managed subscribers in the Kansas City Pool) received the service as of September 30, 2006. For a monthly fixed fee, Digital Phone customers typically receive the following services: unlimited local, in-state and U.S., Canada and Puerto Rico long-distance calling, as well as call waiting, caller ID and E911 services. TWC also is currently deploying a lower-priced unlimited in-state-only calling plan to serve those customers that do not use long-distance services extensively and, in the future, intends to offer additional plans with a variety of local and long-distance options. Digital Phone enables TWC to offer its customers a convenient package, or “bundle,” of video, high-speed data and voice services, and to compete effectively against similar bundled products available from its competitors. During 2007, TWC intends to introduce a commercial

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1.	Description of Business and Basis of Presentation (Continued)

voice service to small- to medium-sized businesses in most of the systems TWC held before and retained after the transactions with Adelphia and Comcast.

Some of TWC’s principal competitors, in particular, direct broadcast satellite operators and incumbent local telephone companies, either offer or are making significant capital investments that will allow them to offer services that provide features and functions comparable to the video, data and/or voice services that TWC offers and they are aggressively seeking to offer them in bundles similar to TWC’s.

In addition to its subscription Services TWC also earns revenues by selling advertising time to national, regional and local businesses.

In the systems acquired from Adelphia and Comcast, as of the acquisition date, the overall penetration rates for basic video, digital video and high-speed data services were lower than in TWC’s historical systems. Furthermore, certain advanced services were not available in some of the acquired systems, and IP-based telephony service was not available in any of the acquired systems. To increase the penetration of these services in the acquired systems, TWC is in the midst of a significant integration effort that includes upgrading the capacity and technical performance of these systems to levels that will allow the delivery of these advanced services and features.

Basis of Presentation

Restatement of Prior Financial Information

As previously disclosed, the Securities and Exchange Commission (“SEC”) had been conducting an investigation into certain accounting and disclosure practices of Time Warner. On March 21, 2005, Time Warner announced that the SEC had approved Time Warner’s proposed settlement, which resolved the SEC’s investigation of Time Warner. Under the terms of the settlement with the SEC, Time Warner agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws and to comply with the cease-and-desist order issued by the SEC to AOL LLC (formerly America Online, Inc., “AOL”), a subsidiary of Time Warner, in May 2000. Time Warner also agreed to appoint an independent examiner, who was to either be or hire a certified public accountant. The independent examiner was to review whether Time Warner’s historical accounting for certain transactions (as well as any subsequent amendments) with 17 counterparties identified by the SEC staff, principally involving online advertising revenues and including three cable programming affiliation agreements with related online advertising elements, was appropriate, and provide a report to Time Warner’s Audit and Finance Committee of its conclusions, originally within 180 days of being engaged. The transactions that were to be reviewed were entered into (or amended) between June 1, 2000 and December 31, 2001, including subsequent amendments thereto, and involved online advertising and related transactions for which the majority of the revenue was recognized by Time Warner before January 1, 2002.

During the third quarter of 2006, the independent examiner completed his review, in which he concluded that certain of the transactions under review with 15 counterparties, including three cable programming affiliation agreements with advertising elements, had been accounted for improperly because the historical accounting did not reflect the substance of the arrangements. Under the terms of its SEC settlement, Time Warner was required to restate any transactions that the independent examiner determined were accounted for improperly. Accordingly, Time Warner restated its consolidated financial results for each of the years ended December 31, 2000 through December 31, 2005 and for the six months ended June 30, 2006. The impact of the adjustments is reflected in amendments to Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2005 and Time Warner’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, each of which were filed with the SEC on September 13, 2006. In addition, TWC restated its consolidated financial results for the years ended December 31, 2001 through December 31, 2005 and for the six months ended June 30, 2006. The financial statements presented herein reflect the impact of the adjustments made in the Company’s financial results.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1.	Description of Business and Basis of Presentation (Continued)

The three TWC transactions are ones in which TWC entered into cable programming affiliation agreements at the same time it committed to deliver (and did subsequently deliver) network and online advertising services to those same counterparties. Total Advertising revenue recognized by TWC under these transactions was approximately $274 million ($134 million in 2001 and $140 million in 2002). Included in the $274 million was $56 million related to operations that have been subsequently classified as discontinued operations. In addition to reversing the recognition of revenue, based on the independent examiner’s conclusions, the Company has recorded corresponding reductions in the cable programming costs over the life of the related cable programming affiliation agreements (which range from 10 to 12 years) that were executed contemporaneously with the execution of the advertising agreements. These programming adjustments increased earnings beginning in 2003 and continuing through future periods.

The net effect of restating the financial statements to reflect these transactions is that TWC’s net income was reduced by approximately $60 million in 2001 and $61 million in 2002 and was increased by approximately $12 million in each of 2003, 2004 and 2005, and by approximately $6 million for the first six months of 2006 (the impact for the year ended December 31, 2006 is estimated to be an increase to the Company’s net income of approximately $12 million).

Details of the impact of the restatement in the accompanying consolidated statement of operations are as follows (in millions, except per share data):

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2005	2005

Advertising revenues—decrease	$—	$—
Costs of revenues—decrease	5	14

Operating Income—increase	5	14
Income from equity investments, net—increase	—	1
Minority interest expense, net—increase	—	(1)

Income before income taxes, discontinued operations and cumulative effect of accounting change—increase	5	14
Income tax provision—increase	(2)	(6)

Income before discontinued operations and cumulative effect of accounting change—increase	3	8
Discontinued operations, net of tax—increase	—	1

Net income—increase	$3	$9

Income per common share before discontinued operations and cumulative effect of accounting change—increase	$0.00	$0.01
Net income per common share—increase	$0.00	$0.01

At June 30, 2006 and December 31, 2005, the impact of the restatement on Total Assets was a decrease of $24 million and $25 million, respectively, and the impact of the restatement on Total Liabilities was an increase of $55 million and $60 million, respectively. In addition, the impact of the restatement on Retained Earnings at December 31, 2004 was a decrease of $97 million. While the restatement resulted in changes in the classification of cash flows within cash provided by operating activities, it has not impacted total cash flows during the periods. Certain of the footnotes which follow have also been restated to reflect the changes described above.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1.	Description of Business and Basis of Presentation (Continued)

Basis of Consolidation

The consolidated financial statements of TWC include 100% of the assets, liabilities, revenues, expenses, income, loss and cash flows of all companies in which TWC has a controlling voting interest, as well as allocations of certain Time Warner corporate costs deemed reasonable by management to present the Company’s consolidated results of operations, financial position, changes in equity and cash flows on a stand-alone basis. The consolidated financial statements include the results of Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”) only for the systems that are controlled by TWC and for which TWC holds an economic interest. The Time Warner corporate costs include specified administrative services, including selected tax, human resources, legal, information technology, treasury, financial, public policy and corporate and investor relations services, and approximate Time Warner’s estimated overhead cost for services rendered. Intercompany transactions between the consolidated companies have been eliminated.

Reclassifications

Certain reclassifications have been made to the prior year financial information to conform to the September 30, 2006 presentation.

Use of Estimates

The preparation of the accompanying consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and footnotes thereto. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as allowances for doubtful accounts, investments, programming agreements, depreciation, amortization, asset impairment, income taxes, pensions, business combinations, nonmonetary transactions and contingencies. Allocation methodologies used to prepare the accompanying consolidated financial statements are based on estimates and have been described in the notes, where appropriate.

Interim Financial Statements

The accompanying consolidated financial statements are unaudited; however, in the opinion of management, they contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the financial position, the results of operations and cash flows for the periods presented in conformity with U.S. generally accepted accounting principles (“GAAP”) applicable to interim periods. The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements of TWC for the year ended December 31, 2005.

Changes in Basis of Presentation

The 2005 financial statements have been recast so that the basis of presentation is consistent with that of 2006. Specifically, the amounts have been recast for the effect of a stock dividend that occurred immediately after the closing of the Redemptions but prior to the consummation of the Adelphia Acquisition (each as defined in Note 3 below), the adoption of Financial Accounting Standards Board (“FASB”) Statement No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) and the presentation of certain cable systems as discontinued operations.

Stock Dividend

Immediately after the closing of the Redemptions but prior to the closing of the Adelphia Acquisition (each as defined in Note 3 below), TWC paid a stock dividend to holders of record of TWC’s Class A and Class B common

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1.	Description of Business and Basis of Presentation (Continued)

stock of 999,999 shares of Class A or Class B common stock, respectively, per share of Class A or Class B common stock held at that time. All prior period common stock information has been recast to reflect the stock dividend.

Stock-based Compensation

Historically, TWC employees participated in various Time Warner equity plans. TWC has established the Time Warner Cable Inc. 2006 Stock Incentive Plan (the “TWC Plan”). The Company expects that its employees will participate in the TWC Plan starting in 2007 and will not thereafter continue to participate in Time Warner’s equity plan. TWC employees who have outstanding equity awards under the Time Warner equity plans will retain any rights under those Time Warner equity awards pursuant to their terms regardless of their participation in the TWC Plan. The Company has adopted the provisions of FAS 123R as of January 1, 2006. The provisions of FAS 123R require a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the statement of operations over the period during which an employee is required to provide service in exchange for the award. FAS 123R also amends FASB Statement No. 95, Statement of Cash Flows, to require that excess tax benefits, as defined, realized from the exercise of stock options be reported as a financing cash inflow rather than as a reduction of taxes paid in cash flow from operations.

Prior to the adoption of FAS 123R, the Company had followed the provisions of FASB Statement No. 123, Accounting for Stock-based Compensation (“FAS 123”), which allowed the Company to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and disclose the pro forma effects on net income (loss) had the fair value of the equity awards been expensed. In connection with adopting FAS 123R, the Company elected to adopt the modified retrospective application method provided by FAS 123R and, accordingly, financial statement amounts for all prior periods presented herein reflect results as if the fair value method of expensing had been applied from the original effective date of FAS 123. The following tables set forth the increase (decrease) to the Company’s consolidated statements of operations and balance sheets as a result of the adoption of FAS 123R for the three and nine months ended September 30, 2005 and for the years ended December 31, 2005 and 2004 (in millions, except per share data):

	Impact of Change for Adoption of FAS 123R
	Three Months	Nine Months
	Ended	Ended	Year Ended
	September 30,	September 30,	December 31,
	2005	2005	2005	2004

Consolidated Statement of Operations
Operating Income	$(9)	$(44)	$(53)	$(66)
Income before income taxes, discontinued operations and cumulative effect of accounting change	(9)	(41)	(50)	(63)
Net income	(5)	(24)	(30)	(38)
Net income per common share	$(0.01)	$(0.02)	$(0.03)	$(0.04)

	December 31,
	2005	2004

Consolidated Balance Sheet
Deferred income tax obligations, net	$(135)	$(130)
Minority interest	(10)	(7)
Shareholders’ equity	145	137

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1.	Description of Business and Basis of Presentation (Continued)

Prior to the adoption of FAS 123R, for disclosure purposes, the Company recognized stock-based compensation expense for awards with graded vesting by treating each vesting tranche as a separate award and recognizing compensation expense ratably for each tranche. For equity awards granted subsequent to the adoption of FAS 123R, the Company treats such awards as a single award and recognizes stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the employee service period. Stock-based compensation expense is recorded in costs of revenues or selling, general and administrative expense depending on the employee’s job function.

Additionally, when recording compensation cost for equity awards, FAS 123R requires companies to estimate the number of equity awards granted that are expected to be forfeited. Prior to the adoption of FAS 123R, for disclosure purposes, the Company recognized forfeitures when they occurred, rather than using an estimate at the grant date and subsequently adjusting the estimated forfeitures to reflect actual forfeitures. Accordingly, a pretax cumulative effect adjustment totaling $4 million ($2 million, net of tax) has been recorded for the nine months ended September 30, 2006 to adjust for awards granted prior to January 1, 2006 that are not expected to vest.

Discontinued Operations

As discussed more fully in Note 3, the Company has reflected the operations of the Transferred Systems (as defined in Note 3 below) as discontinued operations for all periods presented.

Recent Accounting Standards

Accounting For Sabbatical Leave and Other Similar Benefits

In June 2006, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 06-02, Accounting for Sabbatical Leave and Other Similar Benefits (“EITF 06-02”). EITF 06-02 provides that an employee’s right to a compensated absence under a sabbatical leave or similar benefit arrangement in which the employee is not required to perform any duties during the absence is an accumulating benefit. Therefore, such arrangements should be accounted for as a liability with the cost recognized over the service period during which the employee earns the benefit. The provisions of EITF 06-02 will be effective for TWC as of January 1, 2007 and will impact the accounting for certain of the Company’s employment arrangements. The cumulative impact of this guidance, which will be applied retrospectively to all prior periods, is expected to result in a reduction to retained earnings on January 1, 2007 of approximately $62 million ($37 million, net of tax). The retrospective impact on Operating Income for calendar years 2006, 2005 and 2004 is expected to be approximately $6 million, $6 million and $8 million, respectively.

Income Statement Classification of Taxes Collected from Customers

In June 2006, the EITF reached a consensus on EITF Issue No. 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-03”). EITF 06-03 provides that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. The provisions of EITF 06-03 will be effective for TWC as of January 1, 2007. EITF 06-03 is not expected to have a material impact on the consolidated financial statements.

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income tax

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1.	Description of Business and Basis of Presentation (Continued)

positions. This Interpretation requires that the Company recognize in the consolidated financial statements the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. The provisions of FIN 48 will be effective for TWC as of the beginning of the Company’s 2007 fiscal year. The cumulative impact of this guidance is not expected to have a material impact on the consolidated financial statements.

Consideration Given By a Service Provider to Manufacturers or Resellers of Equipment

In September 2006, the EITF reached a consensus on EITF Issue No. 06-01, Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider (“EITF 06-01”). EITF 06-01 provides that consideration provided to the manufacturers or resellers of specialized equipment should be accounted for as a reduction of revenue if the consideration provided is in the form of cash and the service provider directs that such cash be provided directly to the customer. Otherwise, the consideration should be recorded as an expense. EITF 06-01 will be effective for TWC as of January 1, 2008 and is not expected to have a material impact on the Company’s consolidated financial statements.

Quantifying Effects of Prior Years Misstatements in Current Year Financial Statements

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 requires that registrants quantify errors using both a balance sheet and statement of operations approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for TWC in the fourth quarter of 2006 and is not expected to have a material impact on the Company’s consolidated financial statements.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans

In September 2006, the FASB issued FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefits (“FAS 158”). FAS 158 addresses the accounting for defined benefit pension plans and other postretirement benefit plans (“plans”). Specifically, FAS 158 requires companies to recognize an asset for a plan’s overfunded status or a liability for a plan’s underfunded status and to measure a plan’s assets and its obligations that determine its funded status as of the end of the company’s fiscal year, the offset of which is recorded, net of tax, as a component of other comprehensive income in shareholders’ equity. FAS 158 will be effective for TWC as of December 31, 2006 and applied prospectively. On December 31, 2006, the Company expects to reflect the funded status of its plans by reducing its net pension asset by approximately $217 million to reflect actuarial and investment losses that have not been recognized pursuant to prior pension accounting rules and recording a corresponding deferred tax asset of approximately $87 million and a net after-tax charge of approximately $130 million in other comprehensive income in shareholders’ equity.

Fair Value Measurements

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (“FAS 157”). FAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement. FAS 157 is effective for TWC on January 1, 2008 and will be applied prospectively. The provisions of FAS 157 are not expected to have a material impact on the Company’s consolidated financial statements.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2.	Stock-Based Compensation

Time Warner has three active equity plans under which it is authorized to grant options to purchase Time Warner common stock to employees of TWC, including shares under Time Warner’s 2006 Stock Incentive Plan, which was approved at the annual meeting of Time Warner stockholders held on May 19, 2006. Such options have been granted to employees of TWC with exercise prices equal to the fair market value at the date of grant. Generally, the options vest ratably, over a four-year vesting period, and expire ten years from the date of grant. Certain option awards provide for accelerated vesting upon an election to retire pursuant to TWC’s defined benefit retirement plans or after reaching a specified age and years of service.

Time Warner also has various restricted stock plans under which it may make awards to employees of TWC. Under these plans, shares of Time Warner common stock or restricted stock units (“RSUs”) are granted, which vest generally between three to five years from the date of grant. Certain RSU awards provide for accelerated vesting upon an election to retire pursuant to TWC’s defined benefit retirement plans or after reaching a specified age and years of service. For the nine months ended September 30, 2006, Time Warner issued approximately 429,000 RSUs to employees of TWC and its subsidiaries at a weighted-average fair value of $17.40 per unit. For the nine months ended September 30, 2005, Time Warner issued approximately 56,000 RSUs to employees of TWC and its subsidiaries at a weighted-average fair value of $18.26 per unit.

Certain information for Time Warner stock-based compensation plans for the three and nine months ended September 30, 2006 and 2005 is as follows (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Compensation cost recognized:
Stock option plans	$6	$9	$24	$44
Restricted stock and restricted stock units	—	—	3	—

Total	$6	$9	$27	$44

Tax benefit recognized	$2	$4	$11	$18

Other information pertaining to each category of stock-based compensation appears below.

Stock Option Plans

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, consistent with the provisions of FAS 123R and SAB No. 107, Share-based Payment. Because option-pricing models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The assumptions presented in the table below represent the weighted-average value of the applicable assumption used to value stock options at their grant date. In determining the volatility assumption, the Company considers implied volatilities from traded options, as well as quotes from third-party investment banks. The expected term, which represents the period of time that options granted are expected to be outstanding, is estimated based on the historical exercise experience of the Company’s employees. The Company evaluated the historical exercise behaviors of five employee groups, one of which related to retirement-eligible employees while the other four of which were segregated based on the number of options granted when determining the expected term assumptions. The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. The Company determines the expected dividend yield

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2.  Stock-Based Compensation (Continued)

percentage by dividing the expected annual dividend by the market price of Time Warner common stock at the date of grant.

	Nine Months Ended
	September 30,
	2006	2005

Expected volatility	22.20%	24.50%
Expected term to exercise from grant date	5.07 years	4.79 years
Risk-free rate	4.60%	3.90%
Expected dividend yield	1.10%	0.06%

The following table summarizes information about Time Warner stock options awarded to TWC employees that are outstanding at September 30, 2006:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number	Exercise	Contractual	Intrinsic
Options	of Options	Price	Life	Value
	(in thousands)		(years)	(in thousands)

Outstanding at January 1, 2006	53,952	$27.22
Granted	8,815	17.39
Exercised	(1,505)	12.66
Forfeited or expired	(1,665)	26.59

Outstanding at September 30, 2006	59,597	26.11	6.22	$85,225

Exercisable at September 30, 2006	39,496	30.86	5.11	$56,125

At September 30, 2006, the number, weighted-average exercise price, aggregate intrinsic value and weighted-average remaining contractual term of options vested and expected to vest approximate amounts for options outstanding. Total unrecognized compensation cost related to unvested stock option awards at September 30, 2006, prior to the consideration of expected forfeitures is approximately $45 million and is expected to be recognized over a weighted-average period of 2 years.

The weighted-average fair value of a Time Warner stock option granted to TWC employees during the nine months ended September 30, 2006 and 2005 was $4.47 ($2.68 net of taxes) and $5.11 ($3.07 net of taxes), respectively. The total intrinsic value of options exercised during the nine months ended September 30, 2006 and 2005 was approximately $7 million and $6 million, respectively. The tax benefits realized from stock options exercised in the nine months ended September 30, 2006 and 2005 were approximately $3 million and $2 million, respectively.

Upon exercise of Time Warner options, TWC is obligated to reimburse Time Warner for the excess of the market price of the stock on the day of exercise over the option price. TWC records a stock option distribution liability and a corresponding adjustment to shareholders’ equity with respect to unexercised options. This liability will increase or decrease depending on the market price of Time Warner common stock and the number of options held by TWC employees. This liability was $59 million and $55 million as of September 30, 2006 and December 31, 2005, respectively, and is included in long-term payables to affiliated parties in the accompanying consolidated balance sheet. TWC reimbursed Time Warner approximately $7 million and $6 million during the nine months ended September 30, 2006 and 2005, respectively, in connection with the exercise of Time Warner options.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2.  Stock-Based Compensation (Continued)

Restricted Stock and Restricted Stock Unit Plans

The following table summarizes information about Time Warner restricted stock and RSUs granted to TWC employees that are unvested at September 30, 2006:

		Weighted-
		Average
	Number of	Grant Date
Restricted Stock and Restricted Stock Units	Shares/Units	Fair Value
	(in thousands)

Unvested at January 1, 2006	332	$13.32
Granted	429	17.40
Vested	(104)	10.72
Forfeited	—	—

Unvested at September 30, 2006	657	16.41

At September 30, 2006, the intrinsic value of Time Warner restricted stock and RSU awards granted to TWC employees was approximately $11 million. Total unrecognized compensation cost related to unvested Time Warner restricted stock and RSU awards granted to TWC employees at September 30, 2006 prior to the consideration of expected forfeitures was approximately $4 million and is expected to be recognized over a weighted-average period of 2 years. The fair value of Time Warner restricted stock and RSUs granted to TWC employees that vested during the nine months ended September 30, 2006 was approximately $1 million.

3.  Transactions with Adelphia and Comcast

Adelphia Acquisition and Related Transactions

On July 31, 2006, TW NY and Comcast completed their respective acquisitions of assets comprising in the aggregate substantially all of the cable systems of Adelphia (the “Adelphia Acquisition”). At the closing of the Adelphia Acquisition, TW NY paid approximately $8.9 billion in cash, after giving effect to certain purchase price adjustments, and shares representing approximately 16% of TWC’s outstanding common stock valued at $5.5 billion for the portion of the Adelphia assets it acquired. The valuation of $5.5 billion for the approximately 16% interest in TWC as of July 31, 2006 was determined by management using a discounted cash flow and market comparable valuation model. The discounted cash flow valuation model was based upon the Company’s estimated future cash flows derived from its business plan and utilized a discount rate consistent with the inherent risk in the business. The 16% interest reflects 155,913,430 shares of Class A common stock issued to Adelphia, which were valued at $35.28 per share for purposes of the Adelphia Acquisition.

In addition, on July 28, 2006, American Television and Communications Corporation (“ATC”), a subsidiary of Time Warner, contributed its 1% common equity interest and $2.4 billion preferred equity interest in TWE to TW NY Cable Holding Inc. (“TW NY Holding”), a newly created subsidiary of TWC and the parent of TW NY, in exchange for an approximately 12.4% non-voting common stock interest in TW NY Holding having an equivalent fair value.

On July 31, 2006, immediately before the closing of the Adelphia Acquisition, Comcast’s interests in TWC and TWE were redeemed. Specifically, Comcast’s 17.9% interest in TWC was redeemed in exchange for 100% of the capital stock of a subsidiary of TWC holding both cable systems serving approximately 589,000 subscribers, with an estimated fair value of approximately $2.470 billion, as determined by management using a discounted cash flow and market comparable valuation model, and approximately $1.857 billion in cash (the “TWC Redemption”). In addition, Comcast’s 4.7% interest in TWE was redeemed in exchange for 100% of the equity interests in a subsidiary of TWE holding both cable systems serving approximately 162,000 subscribers, with an estimated fair value of approximately $630 million, as

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3.  Transactions with Adelphia and Comcast (Continued)

determined by management using a discounted cash flow and market comparable valuation model, and approximately $147 million in cash (the “TWE Redemption” and, together with the TWC Redemption, the “Redemptions”). The discounted cash flow valuation model was based upon the Company’s estimated future cash flows derived from its business plan and utilized a discount rate consistent with the inherent risk in the business. The TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Internal Revenue Code of 1986, as amended (the “Tax Code”). For accounting purposes, the Redemptions were treated as an acquisition of Comcast’s minority interests in TWC and TWE and a sale of the cable systems that were transferred to Comcast. The purchase of the minority interests resulted in a reduction of goodwill of $730 million related to the excess of the carrying value of the Comcast minority interests over the total fair value of the Redemptions. In addition, the sale of the cable systems resulted in an after-tax gain of $930 million, included in discontinued operations, which is comprised of a $113 million pretax gain (calculated as the difference between the carrying value of the systems acquired by Comcast in the Redemptions totaling $2.987 billion and the estimated fair value of $3.100 billion) and the net reversal of deferred tax liabilities of approximately $817 million.

Following the Redemptions and the Adelphia Acquisition, on July 31, 2006, TW NY and subsidiaries of Comcast also swapped certain cable systems each with an estimated value of $8.7 billion, as determined by management using a discounted cash flow and market comparable valuation model, to enhance the respective geographic clusters of subscribers of TWC and Comcast (the “Exchange” and, together with the Adelphia Acquisition and the Redemptions, the “Transactions”), and TW NY paid Comcast approximately $67 million for certain adjustments related to the Exchange. The discounted cash flow valuation model was based upon estimated future cash flows and utilized a discount rate consistent with the inherent risk in the business. The Exchange was accounted for as a purchase of cable systems from Comcast and a sale of TW NY’s cable systems to Comcast. The systems exchanged by TW NY include Urban Cable Works of Philadelphia, L.P. (“Urban Cable”) and systems acquired from Adelphia. The Company did not record a gain or loss on systems TW NY acquired from Adelphia and transferred to Comcast in the Exchange because such systems were recorded at fair value in the Adelphia Acquisition. The Company did, however, record a pretax gain of $32 million ($19 million net of tax) on the Exchange related to the disposition of Urban Cable. This gain is included as a component of discontinued operations in the accompanying consolidated statement of operations for the three and nine months ended September 30, 2006.

The purchase price for each of the Adelphia Acquisition and the Exchange is as follows (in millions):

Cash consideration for the Adelphia Acquisition	$8,935
Fair value of equity consideration for the Adelphia Acquisition	5,500
Fair value of Urban Cable	190
Other costs	226

Total purchase price	$14,851

Other costs consist of (i) a contractual closing adjustment totaling $67 million relating to the Exchange, (ii) $104 million of estimated total transaction costs incurred through September 30, 2006 and (iii) $55 million of transaction-related taxes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3.  Transactions with Adelphia and Comcast (Continued)

The preliminary purchase price allocation for the Adelphia Acquisition and the Exchange are as follows (in millions):

		Depreciation/
		Amortization
		Periods(a)

Intangible assets not subject to amortization (cable franchise rights)	$10,413	non-amortizable
Intangible assets subject to amortization (primarily customer relationships)	880	4 years
Property, plant and equipment (primarily cable television equipment)	2,473	1-20 years
Other assets	132	not applicable
Goodwill	1,140	non-amortizable
Liabilities	(187)	not applicable

Total purchase price	$14,851

(a)	Intangible assets and goodwill associated with the Adelphia Acquisition are deductible over a 15-year period for tax purposes.

The allocation of the purchase price is based on a preliminary estimate, which primarily used a discounted cash flow approach with respect to identified intangible assets and a combination of the cost and market approaches with respect to property, plant and equipment, and is subject to change based on the completion of management’s final valuation analysis. The discounted cash flow approach was based upon management’s estimated future cash flows from the acquired assets and liabilities and utilized a discount rate consistent with the inherent risk of each of the acquired assets and liabilities.

In connection with the closing of the Adelphia Acquisition, the $8.9 billion cash payment was funded by borrowings under the Company’s $6.0 billion senior unsecured five-year revolving credit facility with a maturity date of February 15, 2011 (the “Cable Revolving Facility”), the Company’s two $4.0 billion term loan facilities (collectively with the Cable Revolving Facility, the “Cable Facilities”) with maturity dates of February 24, 2009 and February 21, 2011, respectively, the issuance of TWC commercial paper and the proceeds of the private placement issuance by TW NY of $300 million of non-voting Series A Preferred Equity Membership Units with a mandatory redemption date of August 1, 2013 and a cash dividend rate of 8.21% per annum (the “TW NY Series A Preferred Membership Units”). In connection with the TWC Redemption, the $1.857 billion in cash was funded through the issuance of TWC commercial paper and borrowings under the Cable Revolving Facility. In addition, in connection with the TWE Redemption, the $147 million in cash was funded by the repayment of a pre-existing loan TWE had made to TWC (which repayment TWC funded through the issuance of commercial paper and borrowings under the Cable Revolving Facility).

The results of the systems acquired in connection with the Transactions have been included in the accompanying consolidated statement of operations since the closing of the transactions on July 31, 2006. The systems transferred in connection with the Redemptions and the Exchange (the “Transferred Systems”), including the gains discussed above, have been reflected as discontinued operations in the accompanying consolidated statement of operations for all periods presented.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3.  Transactions with Adelphia and Comcast (Continued)

Financial data for the Transferred Systems included in discontinued operations for the three and nine months ended September 30, 2006 is as follows (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Total revenues	$63	$168	$457	$501
Pretax income	158	36	265	117
Income tax benefit (provision)	796	(13)	753	(42)
Net income	954	23	1,018	75

The tax benefit results primarily from the reversal of historical deferred tax liabilities that had been established on systems transferred to Comcast in the TWC Redemption. The TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Tax Code, and as a result, such liabilities were no longer required. However, if the IRS were to succeed in challenging the tax-free characterization of the TWC Redemption, an additional cash tax liability of up to an estimated $900 million could result.

The following schedule presents 2006 and 2005 supplemental pro forma information as if the Transactions had occurred on January 1, 2005. The unaudited pro forma information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what the Company’s future financial condition or operating results will be after giving effect to the Transactions and does not reflect actions that may be undertaken by management in integrating these businesses (e.g., the cost of incremental capital expenditures). In addition, this information does not reflect financial and operating benefits the Company expects to realize as a result of the Transactions (in millions, except per share data).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues	$3,542	$3,136	$10,398	$9,221
Costs of revenues(a)	(1,674)	(1,503)	(4,967)	(4,431)
Selling, general and administrative expenses(a)	(621)	(495)	(1,763)	(1,517)
Other, net(b)	(20)	(7)	(52)	(37)
Depreciation	(562)	(548)	(1,621)	(1,583)
Amortization	(75)	(72)	(222)	(219)

Operating Income	590	511	1,773	1,434
Interest expense, net	(224)	(224)	(674)	(687)
Other expense, net	(2)	(11)	(18)	(39)

Income before income taxes, discontinued operations and cumulative effect of accounting change	364	276	1,081	708
Income tax provision	(143)	(114)	(433)	(84)

Income before discontinued operations and cumulative effect of accounting change	$221	$162	$648	$624

Income per common share before discontinued operations and cumulative effect of accounting change	$0.23	$0.17	$0.66	$0.64

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

(b)	Other, net includes asset impairments recorded at the acquired systems of $4 million for the three months ended September 30, 2005 and $9 million and $4 million for the nine months ended September 30, 2006 and 2005, respectively.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3.  Transactions with Adelphia and Comcast (Continued)

At the closing of the Adelphia Acquisition, TWC entered into a registration rights and sale agreement (the “Adelphia Registration Rights and Sale Agreement”) with Adelphia, which governed the disposition of the shares of TWC Class A common stock received by Adelphia in the Adelphia Acquisition. Upon the effectiveness of Adelphia’s plan of reorganization, the parties’ obligations under the Adelphia Registration Rights and Sale Agreement terminated.

FCC Order Approving the Transactions with Adelphia and Comcast

In its order approving the Adelphia Acquisition, the Federal Communications Commission (the “FCC”) imposed conditions on TWC related to regional sports networks (“RSNs”), as defined in the order, and the resolution of disputes pursuant to the FCC’s leased access regulations. In particular, the order provides that neither TWC nor its affiliates may offer an affiliated RSN on an exclusive basis to any multichannel video programming distributor (“MVPD”). Moreover, TWC may not unduly or improperly influence: (i) the decision of any affiliated RSN to sell programming to an unaffiliated MVPD; or (ii) the prices, terms, and conditions of sale of programming by an affiliated RSN to an unaffiliated MVPD. If an MVPD and an affiliated RSN cannot reach an agreement on the terms and conditions of carriage, the MVPD may elect commercial arbitration of the dispute. In addition, if an unaffiliated RSN is denied carriage by TWC, it may elect commercial arbitration to resolve the dispute. With respect to leased access, if an unaffiliated programmer is unable to reach an agreement with TWC, that programmer may elect commercial arbitration of the dispute, with the arbitrator being required to resolve the dispute using the FCC’s existing rate formula relating to pricing terms. The application and scope of these conditions, which will expire in July 2012, have not yet been tested. TWC retains the right to obtain FCC and judicial review of any arbitration awards made pursuant to these conditions.

Dissolution of Texas/Kansas City Cable Joint Venture

TKCCP is a 50-50 joint venture between TWE-A/N (a partnership of TWE and the Advance/Newhouse Partnership) and Comcast serving approximately 1.6 million basic video subscribers as of September 30, 2006. In accordance with the terms of the TKCCP partnership agreement, on July 3, 2006, Comcast notified TWC of its election to trigger the dissolution of the partnership and its decision to allocate all of TKCCP’s debt, which totaled approximately $2 billion, to the pool of assets consisting of the Houston cable systems. On August 1, 2006, TWC notified Comcast of its election to receive the Kansas City Pool. On October 2, 2006, TWC received approximately $630 million from Comcast due to the repayment of debt owed by TKCCP to TWE-A/N that had been allocated to the Houston cable systems. Since July 1, 2006, TWC has been entitled to 100% of the economic interest in the Kansas City Pool (and recognizes such interest pursuant to the equity method of accounting), and was no longer entitled to any economic benefits of ownership from the Houston cable systems.

On January 1, 2007, TKCCP distributed its assets to its partners. TWC received the Kansas City Pool, which served approximately 782,000 basic video subscribers as of September 30, 2006, and Comcast received the pool of assets consisting of the Houston cable systems, which served approximately 791,000 basic video subscribers as of September 30, 2006. TWC began consolidating the results of TKCCP on January 1, 2007. As a result of the asset distribution, TWC no longer has an economic interest in TKCCP. It is expected that the entity will be formally dissolved in 2007.

Previously, TWC received a management fee from TKCCP for management services provided to the partnership. Such management fees totaled approximately $50 million annually, approximately half of which were attributable to the Kansas City Pool and the other half of which were attributable to the Houston cable systems. Effective August 1, 2006, the Company is no longer receiving such management fees. TWC also receives fees from TKCCP for providing high-speed data network services using infrastructure from its Road Runner service. The net fees associated with such services totaled approximately $62 million annually, with $32 million attributable to the

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3.  Transactions with Adelphia and Comcast (Continued)

Houston cable systems and $30 million attributable to the Kansas City Pool. Upon receipt of final regulatory approvals of the dissolution, the Company will no longer receive the Road Runner service fees related to the Houston cable systems.

The following schedule presents selected operating statement information of the Kansas City Pool for the three and nine months ended September 30, 2006 and 2005 (in millions).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues	$200	$173	$586	$514
Costs of revenues(a)	(103)	(85)	(300)	(258)
Selling, general and administrative expenses(a)(b)	(31)	(31)	(91)	(89)
Depreciation	(30)	(34)	(88)	(94)
Amortization	—	—	(1)	(1)

Operating Income	$36	$23	$106	$72

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

(b)	Includes management fees paid to TWC totaling $2 million and $5 million for the three months ended September 30, 2006 and 2005, respectively, and $14 million and $15 million for the nine months ended September 30, 2006 and 2005, respectively.

4.  Merger-related and Restructuring Costs

Merger-related Costs

Through September 30, 2006, the Company has incurred non-capitalizable merger-related costs of approximately $37 million related primarily to consulting fees concerning integration planning for the Transactions and other costs incurred in connection with notifying new customers of the change in cable providers. For the three and nine months ended September 30, 2006, the Company incurred costs of approximately $18 million and $29 million, respectively. Of the $8 million incurred during the year ended December 31, 2005, approximately $2 million was incurred during the three and nine months ended September 30, 2005.

As of September 30, 2006, payments of $35 million have been made against this accrual. Of this amount, $23 million and $31 million was paid for the three and nine months ended September 30, 2006, respectively. Of the $4 million paid in 2005, $1 million was paid in the three and nine months ended September 30, 2005. The remaining $2 million liability was classified as a current liability in the accompanying consolidated balance sheet.

Restructuring Costs

For the three and nine months ended September 30, 2006, the Company incurred restructuring costs of approximately $4 million and $14 million, respectively, primarily due to a reduction in headcount associated with efforts to reorganize the Company’s operations in a more efficient manner. The three and nine months ended September 30, 2005 included $1 million and $31 million, respectively, of restructuring costs, primarily associated with the early retirement of certain senior executives and the closing of several local news channels. These actions are part of the Company’s broader plans to simplify its organizational structure and enhance its customer focus.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4.  Merger-Related and Restructuring Costs (Continued)

As of September 30, 2006, approximately $12 million of the remaining $20 million liability was classified as a current liability, with the remaining $8 million classified as a long-term liability in the accompanying consolidated balance sheet. Amounts are expected to be paid through 2011.

Information relating to the restructuring costs is as follows (in millions):

	Employee	Other
	Terminations	Exit Costs	Total

2005 accruals	$28	$6	$34
Cash paid — 2005(a)	(5)	(3)	(8)

Remaining liability as of December 31, 2005	23	3	26
2006 accruals	6	8	14
Cash paid — 2006(b)	(12)	(8)	(20)

Remaining liability as of September 30, 2006	$17	$3	$20

(a)	Of the $8 million paid in 2005, $3 million and $6 million was paid during the three months and nine months ended September 30, 2005, respectively.

(b)	Of the $20 million paid in 2006, $7 million was paid during the third quarter.

5.  Property, Plant and Equipment

Property, plant and equipment are stated at cost. TWC incurs expenditures associated with the construction of its cable systems. Costs associated with the construction of the cable transmission and distribution facilities and new cable service installations are capitalized. TWC generally capitalizes expenditures for tangible fixed assets having a useful life of greater than one year. Capitalized costs include direct material, labor and overhead and interest. Sales and marketing costs, as well as the costs of repairing or maintaining existing fixed assets, are expensed as incurred. Major categories of capitalized expenditures include customer premise equipment, scalable infrastructure, line extensions, plant upgrades and rebuilds and support capital. With respect to customer premise equipment, which includes converters and cable modems, TWC capitalizes installation charges only upon the initial deployment of these assets. All costs incurred in subsequent disconnects and reconnects are expensed as incurred. Depreciation on these assets is provided, generally using the straight-line method, over their estimated useful lives.

TWC uses product-specific and, in the case of customers who have multiple products installed at once, bundle-specific standard costing models to capitalize installation activities. Significant judgment is involved in the development of these costing models, including the average time required to perform an installation and the determination of the nature and amount of indirect costs to be capitalized. Additionally, the development of standard costing models for new products such as Digital Phone involve more estimates than the standard costing models for established products because the Company has less historical data related to the installation of new products. The standard costing models are reviewed annually and adjusted prospectively, if necessary, based on comparisons to actual costs incurred.

In connection with the Transactions, TW NY acquired $2.473 billion of property, plant and equipment, which was recorded at its estimated fair value. The remaining useful lives assigned to such assets were generally shorter than the useful lives assigned to comparable new assets, to reflect the age, condition and intended use of the acquired property, plant and equipment.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

5.  Property, Plant and Equipment (Continued)

As of September 30, 2006 and December 31, 2005, the Company’s property, plant and equipment and related accumulated depreciation included the following (in millions):

	September 30,	December 31,	Estimated
	2006	2005	Useful Lives
		(recast)

Land, buildings and improvements(a)	$851	$634	10-20 years
Distribution systems	10,597	7,397	3-25 years(b)
Converters and modems	2,813	2,772	3-4 years
Vehicles and other equipment	1,620	1,220	3-10 years
Construction in progress	588	521

	16,469	12,544
Less: Accumulated depreciation	(5,421)	(4,410)

Total	$11,048	$8,134

(a)	Land is not depreciated.

(b)	Weighted-average useful lives for distribution systems is approximately 12 years.

6.	Goodwill and Other Intangible Assets

A summary of changes in the Company’s goodwill during the nine months ended September 30, 2006 is as follows (in millions):

Balance at December 31, 2005	$1,769
Acquisitions and dispositions(a)	410
Other	(20)

Balance at September 30, 2006	$2,159

(a)	Includes goodwill recorded as a result of the preliminary purchase price allocation for the Adelphia Acquisition and the Exchange of $1.140 billion, offset by a $730 million adjustment to goodwill related to the excess of the carrying value of the Comcast minority interests in TWC and TWE acquired over the total fair value of the Redemptions. Of the $730 million adjustment to goodwill, approximately $710 million is associated with the TWC Redemption and approximately $20 million is associated with the TWE Redemption. See Note 3 for additional information regarding the Transactions.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6.	Goodwill and Other Intangible Assets (Continued)

As of September 30, 2006 and December 31, 2005, the Company’s other intangible assets and related accumulated amortization included the following (in millions):

	September 30, 2006			December 31, 2005
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
					(restated, recast)

Other intangible assets subject to amortization:
Customer relationships	$1,119	$(252)	$867	$246	$(169)	$77
Renewal of cable franchises	118	(95)	23	122	(94)	28
Other	108	(65)	43	74	(36)	38

Total	$1,345	$(412)	$933	$442	$(299)	$143

Other intangible assets not subject to amortization:
Cable franchises	$39,268	$(1,289)	$37,979	$28,939	$(1,378)	$27,561
Other	3	—	3	3	—	3

Total	$39,271	$(1,289)	$37,982	$28,942	$(1,378)	$27,564

The Company recorded amortization expense of $56 and $93 million for the three and nine months ended September 30, 2006, respectively, and $17 and $54 million for the three and nine months ended September 30, 2005, respectively. Based on the current amount of intangible assets subject to amortization, the estimated amortization expense is expected to be $75 million for the remainder of 2006, $248 million in 2007, $231 million in 2008, $229 million in 2009, $135 million in 2010 and $4 million in 2011. As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, these amounts may vary.

The Company recorded the following intangible assets in conjunction with the Transactions (in millions):

		Depreciation/
		Amortization
		Periods

Customer relationships and other	$880	4 years
Cable franchises	10,413	non-amortizable
Goodwill, net of adjustments(a)	410	non-amortizable

Total	$11,703

(a)	Includes goodwill recorded as a result of the preliminary purchase price allocation for the Adelphia Acquisition and the Exchange of $1.140 billion offset by a $730 million adjustment to goodwill related to the excess of the carrying value of the Comcast minority interests in TWC and TWE acquired over the total fair value of the Redemptions. Of the $730 million adjustment to goodwill, approximately $710 million is associated with the TWC Redemption and approximately $20 million is associated with the TWE Redemption. See Note 3 for additional information regarding the Transactions.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7.  Debt and Mandatorily Redeemable Preferred Equity

The Company’s long-term debt and mandatorily redeemable preferred equity, as of September 30, 2006 and December 31, 2005, includes the following components:

		Interest Rate at			Outstanding Borrowings as of
	Face	September 30,		Year of	September 30,	December 31,
	Amount	2006		Maturity	2006	2005
	(in millions)				(in millions)

TWE notes and debentures:
Senior debentures	$600	7.250	%(a)	2008	$603	$604
Senior notes	250	10.150	%(a)	2012	272	275
Senior notes	350	8.875	%(a)	2012	369	372
Senior debentures	1,000	8.375	%(a)	2023	1,044	1,046
Senior debentures	1,000	8.375	%(a)	2033	1,056	1,057

Total TWE notes and debentures(b)	$3,200				3,344	3,354

Bank credit agreements and commercial paper program(c)(d)		5.660	%(e)	2009-2011	11,329	1,101
Capital leases and other					10	8

Total long-term debt					14,683	4,463
TW NY Series A Preferred Membership Units	$300	8.210%		2013	300	—
Mandatorily redeemable preferred equity issued by a subsidiary					—	2,400

Total long-term debt and preferred equity					$14,983	$6,863

(a)	Rate represents the stated interest rate at original issuance. The effective weighted-average interest rate for the TWE notes and debentures in the aggregate is 7.60% at September 30, 2006.

(b)	Includes an unamortized fair value adjustment of $144 million and $154 million as of September 30, 2006 and December 31, 2005, respectively.

(c)	Unused capacity, which includes $0 and $12 million in cash and equivalents at September 30, 2006 and December 31, 2005, respectively, equals $2.502 billion and $2.752 billion at September 30, 2006 and December 31, 2005, respectively.

(d)	Amount of outstanding borrowings excludes unamortized discount on commercial paper of $10 million and $4 million at September 30, 2006 and December 31, 2005, respectively.

(e)	Rate represents a weighted-average interest rate.

TWE Notes Indenture

On October 18, 2006, TWC, together with TWE, TW NY Holding, certain other subsidiaries of Time Warner and The Bank of New York, as Trustee, entered into the Tenth Supplemental Indenture to the indenture (the “TWE Indenture”) governing $3.2 billion of notes and debentures issued by TWE (the “TWE Notes”). Pursuant to the Tenth Supplemental Indenture to the TWE Indenture, TW NY Holding fully, unconditionally and irrevocably guaranteed the payment of principal and interest on the TWE Notes. In addition, pursuant to the Ninth Supplemental Indenture to the TWE Indenture, TW NY, a subsidiary of TWC and a successor in interest to Time Warner NY Cable Inc., agreed to waive, for so long as it remained a general partner of TWE, the benefit of certain provisions in the TWE Indenture which provided that it would not have any liability for the TWE Notes as a general partner of TWE (the “TW NY Waiver”). On October 18, 2006, TW NY contributed all of its general partnership interests in TWE to

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7.	Debt and Mandatorily Redeemable Preferred Equity (Continued)

TWE GP Holdings LLC, its wholly owned subsidiary, and as a result, the TW NY Waiver, by its terms, ceased to be in effect.

On October 19, 2006, TWE commenced a consent solicitation to amend the TWE Indenture. On November 2, 2006, the consent solicitation was completed and TWE, TWC, TW NY Holding and The Bank of New York, as Trustee, entered into the Eleventh Supplemental Indenture to the TWE Indenture, which (i) amended the guaranty of the TWE Notes previously provided by TWC to provide a direct guaranty of the TWE Notes by TWC, rather than a guaranty of the TW Partner Guaranties (as defined below), (ii) terminated the guaranties (the “TW Partner Guaranties”) previously provided by ATC and Warner Communications Inc. (“WCI”), which entities are subsidiaries of Time Warner, and (iii) amended TWE’s reporting obligations under the TWE Indenture to allow TWE to provide holders of the TWE Notes with quarterly and annual reports that TWC (or any other ultimate parent guarantor, as described in the Eleventh Supplemental Indenture) would be required to file with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if it were required to file such reports with the SEC in respect of the TWE Notes pursuant to such section of the Exchange Act, subject to certain exceptions as described in the Eleventh Supplemental Indenture.

Bank Credit Agreements and Commercial Paper Programs

As of December 31, 2005, TWC and TWE were borrowers under a $4.0 billion senior unsecured five-year revolving credit agreement and maintained unsecured commercial paper programs of $2.0 billion and $1.5 billion, respectively, which were supported by unused capacity under the credit facility. In the first quarter of 2006, the Company entered into $14.0 billion of new bank credit agreements, which refinanced $4.0 billion of previously existing committed bank financing, and provided additional commitments to finance, in part, the cash portions of the Transactions. The increased commitments became available concurrently with the closing of the Adelphia Acquisition.

Following the financing transactions described above, TWC has a $6.0 billion senior unsecured five-year revolving credit facility with a maturity date of February 15, 2011 (the “Cable Revolving Facility”). This represents a refinancing of TWC’s previous $4.0 billion of revolving bank commitments with a maturity date of November 23, 2009, plus an increase of $2.0 billion that became effective concurrent with the closing of the Adelphia Acquisition. Also effective concurrent with the closing of the Adelphia Acquisition are two $4.0 billion term loan facilities (the “Cable Term Facilities” and, collectively with the Cable Revolving Facility, the “Cable Facilities”), with maturity dates of February 24, 2009 and February 21, 2011, respectively. TWE is no longer a borrower in respect of any of the Cable Facilities, although TWE has guaranteed TWC’s obligations under the Cable Facilities. Additionally, as of October 18, 2006, TW NY Holding unconditionally guaranteed TWC’s obligations under the Cable Facilities and TW NY was released from its guaranties of TWC’s obligations under the Cable Facilities. As noted below, prior to November 2, 2006, WCI and ATC, subsidiaries of Time Warner, guaranteed TWC’s obligations under the Cable Facilities.

Borrowings under the Cable Revolving Facility bear interest at a rate based on the credit rating of TWC, which rate was LIBOR plus 0.27% per annum as of September 30, 2006. In addition, TWC is required to pay a facility fee on the aggregate commitments under the Cable Revolving Facility at a rate determined by the credit rating of TWC, which rate was 0.08% per annum as of September 30, 2006. TWC may also incur an additional usage fee of 0.10% per annum on the outstanding loans and other extensions of credit under the Cable Revolving Facility if and when such amounts exceed 50% of the aggregate commitments thereunder. Effective concurrent with the closing of the Adelphia Acquisition, borrowings under the Cable Term Facilities bear interest at a rate based on the credit rating of TWC, which rate was LIBOR plus 0.40% per annum as of September 30, 2006.

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7.	Debt and Mandatorily Redeemable Preferred Equity (Continued)

The Cable Revolving Facility provides same-day funding capability and a portion of the commitment, not to exceed $500 million at any time, may be used for the issuance of letters of credit. The Cable Facilities contain a maximum leverage ratio covenant of 5.0 times the consolidated EBITDA of TWC. The terms and related financial metrics associated with the leverage ratio are defined in the Cable Facility agreements. At September 30, 2006, TWC was in compliance with the leverage covenant, with a leverage ratio, calculated in accordance with the agreements, of approximately 3.7 times. The Cable Facilities do not contain any credit ratings-based defaults or covenant or any ongoing covenants or representations specifically relating to a material adverse change in the financial condition or results of operations of Time Warner or TWC. Borrowings under the Cable Revolving Facility may be used for general corporate purposes and unused credit is available to support borrowings under the commercial paper program. Borrowings under the Cable Term Facilities were used to finance, in part, the cash portions of the payments made in the Adelphia Acquisition and the Exchange. As of September 30, 2006, there were borrowings of $1.875 billion and letters of credit of $159 million outstanding under the Cable Revolving Facility.

Additionally, TWC maintains a $2.0 billion unsecured commercial paper program. Commercial paper borrowings at TWC are supported by the unused committed capacity of the Cable Revolving Facility. TWE is a guarantor of commercial paper issued by TWC. In addition, WCI and ATC have each guaranteed a pro-rata portion of TWE’s obligations in respect of its guarantee of commercial paper issued by TWC. There are generally no restrictions on the ability of WCI and ATC to transfer material assets to parties that are not guarantors. The commercial paper issued by TWC ranks pari passu with TWC’s other unsecured senior indebtedness. As of September 30, 2006 and December 31, 2005, there was approximately $1.454 billion and $1.101 billion, respectively, of commercial paper outstanding under the TWC commercial paper program. TWE’s commercial paper program has been terminated.

On October 18, 2006, TW NY Holding executed and delivered unconditional guaranties of the obligations of TWC under the Cable Facilities. In addition, contemporaneously with the termination of the TW NY Waiver, TW NY was released from its guaranties of TWC’s obligations under the Cable Facilities in accordance with the terms of the Cable Facilities. Following the adoption of the amendments to the TWE Indenture on November 2, 2006, pursuant to the Eleventh Supplemental Indenture, as discussed above, the guaranties provided by ATC and WCI of TWC’s obligations under the Cable Facilities were automatically terminated in accordance with the terms of the Cable Facilities.

On December 4, 2006, TWC entered into a new unsecured commercial paper program (the “New Program”) to replace its existing $2.0 billion commercial paper program (the “Prior Program”). The New Program provides for the issuance of up to $6.0 billion of commercial paper at any time, and TWC’s obligations under the New Program will be guaranteed by TW NY Holding and TWE, both subsidiaries of TWC, while TWC’s obligations under the Prior Program are guaranteed by ATC, WCI (both subsidiaries of Time Warner but not TWC) and TWE. Commercial paper issued under the Prior Program and the New Program are supported by the unused committed capacity of TWC’s Cable Revolving Facility.

No new commercial paper will be issued under the Prior Program after December 4, 2006. Amounts currently outstanding under the Prior Program have not been modified by the changes reflected in the New Program and will be repaid on the original maturity dates. Once all outstanding commercial paper under the Prior Program has been repaid, the Prior Program will terminate. Until all commercial paper outstanding under the Prior Program has been repaid, the aggregate amount of commercial paper outstanding under the Prior Program and the New Program will not exceed $6.0 billion at any time.

TW NY Mandatorily Redeemable Non-voting Series A Preferred Membership Units

In connection with the financing of the Adelphia Acquisition, TW NY issued $300 million of TW NY Series A Preferred Membership Units to a number of third parties. The TW NY Series A Preferred Membership Units pay

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7.	Debt and Mandatorily Redeemable Preferred Equity (Continued)

cash dividends at an annual rate equal to 8.21% of the sum of the liquidation preference thereof and any accrued but unpaid dividends thereon, on a quarterly basis. The TW NY Series A Preferred Membership Units are entitled to mandatory redemption by TW NY on August 1, 2013 and are not redeemable by TW NY at any time prior to that date. The redemption price of the TW NY Series A Preferred Membership Units is equal to their liquidation preference plus any accrued and unpaid dividends through the redemption date. Except under limited circumstances, holders of TW NY Series A Preferred Membership Units have no voting rights.

The terms of the TW NY Series A Preferred Membership Units require that holders owning a majority of the preferred units approve any agreement for a material sale or transfer by TW NY and its subsidiaries of assets at any time during which TW NY and its subsidiaries maintain, collectively, cable systems serving fewer than 500,000 cable subscribers, or that would (after giving effect to such asset sale) cause TW NY to maintain, directly or indirectly, fewer than 500,000 cable subscribers, unless the net proceeds of the asset sale are applied to fund the redemption of the TW NY Series A Preferred Membership Units and the sale occurs on or immediately prior to the redemption date. Additionally, for so long as the TW NY Series A Preferred Membership Units remain outstanding, TW NY may not merge or consolidate with another company, or convert from a limited liability company to a corporation, partnership or other entity, unless (i) such merger or consolidation is permitted by the asset sale covenant described above, (ii) if TW NY is not the surviving entity or is no longer a limited liability company, the then holders of the TW NY Series A Preferred Membership Units have the right to receive from the surviving entity securities with terms at least as favorable as the TW NY Series A Preferred Membership Units and (iii) if TW NY is the surviving entity, the tax characterization of the TW NY Series A Preferred Membership Units would not be affected by the merger or consolidation. Any securities received from a surviving entity as a result of a merger or consolidation or the conversion into a corporation, partnership or other entity must rank senior to any other securities of the surviving entity with respect to dividends and distributions or rights upon a liquidation.

Mandatorily Redeemable Preferred Equity

On July 28, 2006, ATC, a subsidiary of Time Warner, contributed its $2.4 billion of mandatorily redeemable preferred equity interest and a 1% common equity interest in TWE to TW NY Holding in exchange for a 12.4% non-voting common equity interest in TW NY Holding. TWE originally issued the $2.4 billion mandatorily redeemable preferred equity to ATC in connection with the restructuring of TWE, which was completed in March 2003. The issuance was a noncash transaction. The preferred equity pays cash distributions, on a quarterly basis, at an annual rate of 8.059% of its face value, and is required to be redeemed by TWE in cash on April 1, 2023.

Time Warner Approval Rights

Under a shareholder agreement entered into between TWC and Time Warner on April 20, 2005 (the “Shareholder Agreement”), TWC is required to obtain Time Warner’s approval prior to incurring additional debt or rental expense (other than with respect to certain approved leases) or issuing preferred equity, if its consolidated ratio of debt, including preferred equity, plus six times its annual rental expense to EBITDAR (the “TW Leverage Ratio”) then exceeds, or would as a result of the incurrence or issuance exceed, 3:1. Under certain circumstances, TWC also includes the indebtedness, annual rental expense obligations and EBITDAR of certain unconsolidated entities that it manages and/or in which it owns an equity interest, in the calculation of the TW Leverage Ratio. The Shareholder Agreement defines EBITDAR, at any time of measurement, as operating income plus depreciation, amortization and rental expense (for any lease that is not accounted for as a capital lease) for the twelve months ending on the last day of TWC’s most recent fiscal quarter, including certain adjustments to reflect the impact of significant transactions as if they had occurred at the beginning of the period.

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7.	Debt and Mandatorily Redeemable Preferred Equity (Continued)

The following table sets forth the calculation of the TW Leverage Ratio for the twelve months ended September 30, 2006 (in millions, except ratio):

Indebtedness	$14,683
Preferred Equity	300
Six Times Annual Rental Expense	1,050

Total	$16,033

EBITDAR	$5,155

TW Leverage Ratio	3.11x

As indicated in the table above, as of September 30, 2006, the TW Leverage Ratio exceeded 3:1. Although Time Warner has consented to the issuance of commercial paper under TWC’s $6.0 billion commercial paper program or borrowings under the Cable Revolving Facility, any other incurrence of debt or rental expense (other than with respect to certain approved leases) or issuance of preferred stock will require Time Warner’s approval, until such time as the TW Leverage Ratio is no longer exceeded. This limits TWC’s ability to incur future debt and rental expense (other than with respect to certain approved leases) and issue preferred equity without the consent of Time Warner and limits TWC’s flexibility in pursuing financing alternatives and business opportunities.

Deferred Financing Costs

As of September 30, 2006, the Company has capitalized $13 million of deferred financing costs associated with entering into the Cable Facilities and the establishment of its commercial paper program and the issuance by TW NY of the TW NY Series A Preferred Membership Units. These capitalized costs are amortized over the term of the related debt facility and preferred equity and are included as a component of interest expense.

Maturities

Annual repayments of long-term debt and preferred equity are expected to occur as follows (in millions):

Year	Repayments

2008	$600
2009	4,000
2010	—
2011	7,339
2012	609
Thereafter	2,301

$14,849

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8.  Pension Costs

The Company has both funded and unfunded noncontributory defined benefit pension plans covering a majority of its employees. Pension benefits are based on formulas that reflect the employees’ years of service and compensation during their employment period and participation in the plans. The Company uses a December 31 measurement date for its plans. A summary of the components of the net periodic benefit cost from continuing operations recognized for the three and nine months ended September 30, 2006 and 2005 are as follows (in millions):

Components of Net Periodic Benefit Costs

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(recast)		(recast)

Service cost	$15	$12	$46	$37
Interest cost	15	13	44	38
Expected return on plan assets	(18)	(16)	(55)	(48)
Amounts amortized	7	5	22	16

Net periodic benefit costs	$19	$14	$57	$43

Expected Cash Flows

After considering the funded status of the Company’s defined benefit pension plans, movements in the discount rate, investment performance and related tax consequences, the Company may choose to make contributions to its pension plan in any given year. There currently are no minimum required contributions, and no discretionary or noncash contributions are currently planned. For the Company’s unfunded plan, contributions will continue to be made to the extent benefits are paid. Expected benefit payments for the unfunded plan for 2006 are approximately $2 million.

9.  Commitments and Contingencies

Prior to its 2003 restructuring, TWE had various contingent commitments, including guarantees, related to the TWE non-cable businesses. In connection with the restructuring of TWE, some of these commitments were not transferred with their applicable non-cable business and they remain contingent commitments of TWE. Time Warner and its subsidiary WCI have agreed, on a joint and several basis, to indemnify TWE from and against any and all of these contingent liabilities, but TWE remains a party to these commitments.

Firm Commitments

The Company has commitments under various firm contractual arrangements to make future payments for goods and services. These firm commitments secure future rights to various assets and services to be used in the normal course of operations. For example, the Company is contractually committed to make some minimum lease payments for the use of property under operating lease agreements. In accordance with current accounting rules, the future rights and obligations pertaining to these contracts are not reflected as assets or liabilities on the accompanying consolidated balance sheet.

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9.	Commitments and Contingencies (Continued)

The following table summarizes the material firm commitments of the Company at September 30, 2006 and the timing of and effect that these obligations are expected to have on the Company’s liquidity and cash flow in future periods. This table excludes certain Adelphia and Comcast commitments, which TWC did not assume, and excludes repayments on long-term debt (including capital leases) and commitments related to other entities, including certain unconsolidated equity method investees. TWC expects to fund these firm commitments with cash provided by operating activities generated in the normal course of business.

		2007-	2009-	2011 and
	2006	2008	2010	thereafter	Total
	(in millions)

Programming purchases(a)	$609	$4,604	$1,849	$2,160	$9,222
Facility leases(b)	23	161	133	517	834
Wireless Joint Venture	450	—	—	—	450
Data processing services	10	79	79	76	244
High-speed data connectivity	12	11	2	—	25
Digital Phone connectivity	60	320	378	—	758
Converter and modem purchases	14	20	—	—	34
Other	21	28	9	3	61

Total	$1,199	$5,223	$2,450	$2,756	$11,628

(a)	The Company has purchase commitments with various programming vendors to provide video services to subscribers. Programming fees represent a significant portion of its costs of revenues. Future fees under such contracts are based on numerous variables, including number and type of customers. The amounts of the commitments reflected above are based on the number of subscribers at September 30, 2006 applied to the per subscriber contractual rates contained in the contracts that were in effect as of September 30, 2006.

(b)	The Company has facility lease commitments under various operating leases including minimum lease obligations for real estate and operating equipment.

The Company’s total rent expense, which primarily includes facility rental expense and pole attachment rental fees, amounted to $39 million and $106 million for the three and nine months ended September 30, 2006, respectively, and $14 million and $70 million for the three and nine months ended September 30, 2005, respectively.

Legal Proceedings

Securities Matters

In July 2005, Time Warner reached an agreement for the settlement of the primary securities class action pending against it. The settlement is reflected in a written agreement between the lead plaintiff and Time Warner. In connection with reaching the agreement in principle on the securities class action, Time Warner established a reserve of $2.4 billion during the second quarter of 2005. Pursuant to the settlement, in October 2005, Time Warner paid $2.4 billion into a settlement fund (the “MSBI Settlement Fund”) for the members of the class represented in the action. The court issued an order dated April 6, 2006 granting final approval of the settlement, and the time to appeal that decision has expired. In connection with the settlement, the $150 million previously paid by Time Warner into a fund in connection with the settlement of the investigation by the U.S. Department of Justice (the “DOJ”) was transferred to the MSBI Settlement Fund. In addition, the $300 million Time Warner previously paid in connection with the settlement of its SEC investigation will be distributed to investors through the settlement pursuant to an order issued by the U.S. District Court for the District of Columbia on July 11, 2006. The administration of the settlement is ongoing.

During the second quarter of 2005, Time Warner also established an additional reserve totaling $600 million in connection with a number of other related securities litigation matters that were pending against Time Warner,

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9.	Commitments and Contingencies (Continued)

including shareholder derivative suits (the settlement of which was granted final approval by the court in an opinion dated September 6, 2006), individual securities actions (including suits brought by individual shareholders who decided to “opt-out” of the settlement in the primary securities class action) and the three putative class action lawsuits alleging Employee Retirement Income Security Act (“ERISA”) violations, as described below.

In 2005, Time Warner reached an agreement with the carriers on its directors and officers insurance policies in connection with the related securities and derivative action matters (other than the actions alleging violations of ERISA described below). As a result of this agreement, in the fourth quarter, Time Warner recorded a recovery of approximately $185 million (bringing the total 2005 recoveries to $206 million), which was collected in the first quarter of 2006.

Time Warner’s settlement of the primary securities class action and payment of the $2.4 billion into the MSBI Settlement Fund, the settlement of some of the other related securities matters and the establishment of the additional $600 million reserve, and the oral understanding with the insurance carriers have no impact on the consolidated financial statements of TWC.

During the Fall of 2002 and Winter of 2003, three putative class action lawsuits were filed alleging violations of ERISA in the U.S. District Court for the Southern District of New York on behalf of current and former participants in the Time Warner Savings Plan, the Time Warner Thrift Plan and/or the TWC Savings Plan (the “Plans”). Collectively, these lawsuits named as defendants Time Warner, certain current and former directors and officers of Time Warner and members of the Administrative Committees of the Plans. One of these cases also named TWE as a defendant. The lawsuits alleged that Time Warner and other defendants breached certain fiduciary duties to plan participants by, inter alia, continuing to offer Time Warner stock as an investment under the Plans, and by failing to disclose, among other things, that Time Warner was experiencing declining advertising revenues and that Time Warner was inappropriately inflating advertising revenues through various transactions. The complaints sought unspecified damages and unspecified equitable relief. The ERISA actions were consolidated with other Time Warner-related shareholder lawsuits and derivative actions under the caption In re AOL Time Warner Inc. Securities and “ERISA” Litigation in the Southern District of New York. On July 3, 2003, plaintiffs filed a consolidated amended complaint naming additional defendants, including TWE, certain current and former officers, directors and employees of Time Warner and Fidelity Management Trust Company. On September 12, 2003, Time Warner filed a motion to dismiss the consolidated ERISA complaint. On March 9, 2005, the court granted in part and denied in part Time Warner’s motion to dismiss. The court dismissed two individual defendants and TWE for all purposes, dismissed other individuals with respect to claims plaintiffs had asserted involving the TWC Savings Plan, and dismissed all individuals who were named in a claim asserting that their stock sales had constituted a breach of fiduciary duty to the Plans. Time Warner filed an answer to the consolidated ERISA complaint on May 20, 2005. On January 17, 2006, plaintiffs filed a motion for class certification. On the same day, defendants filed a motion for summary judgment on the basis that plaintiffs could not establish loss causation for any of their claims and therefore had no recoverable damages, as well as a motion for judgment on the pleadings on the basis that plaintiffs did not have standing to bring their claims. The parties reached an agreement to resolve this matter, and submitted their settlement agreement and associated documentation to the court for approval. A preliminary approval hearing was held on April 26, 2006 and the court granted preliminary approval of the settlement in an opinion dated May 1, 2006. A final approval hearing was held on July 19, 2006, and the court granted final approval of the settlement in an order dated September 27, 2006. On October 25, 2006, one of the objectors to this settlement filed a notice of appeal of this decision. The court has yet to rule on plaintiffs’ petition for attorneys’ fees and expenses. As these matters are Time Warner related, no impact has been reflected in the accompanying consolidated financial statements of the Company.

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(Unaudited)

9.	Commitments and Contingencies (Continued)

Government Investigations

As previously disclosed by the Company, the SEC and the DOJ had been conducting investigations into accounting and disclosure practices of Time Warner. Those investigations focused on advertising transactions, principally involving Time Warner’s AOL segment, the methods used by the AOL segment to report its subscriber numbers and the accounting related to Time Warner’s interest in AOL Europe prior to January 2002.

Time Warner and its subsidiary, AOL, entered into a settlement with the DOJ in December 2004 that provided for a deferred prosecution arrangement for a two-year period. As part of the settlement with the DOJ, in December 2004, Time Warner paid a penalty of $60 million and established a $150 million fund, which Time Warner could use to settle related securities litigation. During October 2005, the $150 million was transferred by Time Warner into the MSBI Settlement Fund for the members of the class covered by the consolidated securities class action described above.

In addition, on March 21, 2005, Time Warner announced that the SEC had approved Time Warner’s proposed settlement, which resolved the SEC’s investigation of Time Warner.

Under the terms of the settlement with the SEC, Time Warner agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws and to comply with the cease-and-desist order issued by the SEC to AOL in May 2000. The settlement also required Time Warner to:

•	Pay a $300 million penalty, which will be used for a Fair Fund, as authorized under the Sarbanes-Oxley Act;

•	Adjust its historical accounting for Advertising revenues in certain transactions with Bertelsmann, A.G. that were improperly or prematurely recognized, primarily in the second half of 2000, during 2001 and during 2002; as well as adjust its historical accounting for transactions involving three other AOL customers where there were Advertising revenues recognized in the second half of 2000 and during 2001;

•	Adjust its historical accounting for its investment in and consolidation of AOL Europe; and

•	Agree to the appointment of an independent examiner, who would either be or hire a certified public accountant. The independent examiner would review whether Time Warner’s historical accounting for transactions with 17 counterparties identified by the SEC staff, principally involving online advertising revenues and including three cable programming affiliation agreements with related advertising elements, was in conformity with GAAP, and provide a report to Time Warner’s audit and finance committee of its conclusions, originally within 180 days of being engaged. The transactions that would be reviewed were entered into between June 1, 2000 and December 31, 2001, including subsequent amendments thereto, and involved online advertising and related transactions for which revenue was principally recognized before January 1, 2002. Of the 17 counterparties identified, only the three counterparties to the cable programming affiliation agreements involve transactions with TWC.

Time Warner paid the $300 million penalty in March 2005. As described above, the district court judge presiding over the $300 million fund has approved the SEC’s plan to distribute the monies to investors through the settlement in the consolidated class action, as provided in its order. Historical accounting adjustments related to the SEC settlement were reflected in the restatement of Time Warner’s financial results for each of the years ended December 31, 2000 through December 31, 2003 included in Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2004.

During the third quarter of 2006, the independent examiner completed his review and, in accordance with the terms of the SEC settlement, provided a report to Time Warner’s audit and finance committee of his conclusions. As a result of the conclusions, Time Warner’s consolidated financial results were restated for each of the years ended December 31, 2000 through December 31, 2005 and for the three months ended March 31, 2006 and the three and six months ended June 30, 2006. The impact of the adjustments made is reflected in amendments to Time Warner’s

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

9.	Commitments and Contingencies (Continued)

Annual Report on Form 10-K for the year ended December 31, 2005 and Time Warner’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, each of which were filed with the SEC on September 13, 2006. In addition, the Company restated its consolidated financial results for each of the years ended December 31, 2001 through December 31, 2005 and for the three months ended March 31, 2006 and the three and six months ended June 30, 2006. See discussion of “Restatement of Prior Financial Information” in Note 1.

The payments made by Time Warner pursuant to the DOJ and SEC settlements have no impact on the consolidated financial statements of TWC.

Other Matters

On May 20, 2006, the America Channel LLC filed a lawsuit in U.S. District Court for the District of Minnesota against both TWC and Comcast alleging that the purchase of Adelphia by Comcast and TWC will injure competition in the cable system and cable network markets and violate the federal antitrust laws. The lawsuit seeks monetary damages as well as an injunction blocking the Adelphia Acquisition. The United States Bankruptcy Court for the Southern District of New York issued an order enjoining the America Channel from pursuing injunctive relief in the District of Minnesota and ordering that the America Channel’s efforts to enjoin the transaction can only be heard in the Southern District of New York, where the Adelphia bankruptcy is pending. The America Channel’s appeal of this order was dismissed on October 10, 2006, and its claim for injunctive relief should now be moot. The America Channel, however, has announced its intention to proceed with its damages case in the District of Minnesota. On September 19, 2006, the Company filed a motion to dismiss this action. The Company intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On June 22, 2005, Mecklenburg County filed suit against TWE-A/N in the General Court of Justice District Court Division, Mecklenburg County, North Carolina. Mecklenburg County, the franchisor in TWE-A/N’s Mecklenburg County cable system, alleges that TWE-A/N’s predecessor failed to construct an institutional network in 1981 and that TWE-A/N assumed that obligation upon the transfer of the franchise in 1995. Mecklenburg County is seeking compensatory damages and TWE-A/N’s release of certain video channels it is currently using on the cable system. TWE-A/N intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On June 16, 1998, plaintiffs in Andrew Parker and Eric DeBrauwere, et al. v. Time Warner Entertainment Company, L.P. and Time Warner Cable filed a purported nation-wide class action in U.S. District Court for the Eastern District of New York claiming that TWE sold its subscribers’ personally identifiable information and failed to inform subscribers of their privacy rights in violation of the Cable Communications Policy Act of 1984 and common law. The plaintiffs sought damages and declaratory and injunctive relief. On August 6, 1998, TWE filed a motion to dismiss, which was denied on September 7, 1999. On December 8, 1999, TWE filed a motion to deny class certification, which was granted on January 9, 2001 with respect to monetary damages, but denied with respect to injunctive relief. On June 2, 2003, the U.S. Court of Appeals for the Second Circuit vacated the District Court’s decision denying class certification as a matter of law and remanded the case for further proceedings on class certification and other matters. On May 4, 2004, plaintiffs filed a motion for class certification, which the Company opposed. This lawsuit has been settled on terms that are not material to TWC. The court granted preliminary approval of the class settlement on October 25, 2005. A final settlement approval hearing was held on May 19, 2006, and the parties are awaiting the court’s decision. At this time, there can be no assurance that final approval of the settlement will be granted.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

9.	Commitments and Contingencies (Continued)

Patent Litigation

On September 1, 2006, Ronald A. Katz Technology Licensing, L.P. filed a complaint in the U.S. District Court for the District of Delaware alleging that TWC and several other cable operators, among others, infringe a number of patents purportedly relating to the Company’s customer call center operations, voicemail and/or video-on-demand services. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. The Company intends to defend against the claim vigorously, but is unable to predict the outcome of the suit or reasonably estimate a range of possible loss.

On July 14, 2006, Hybrid Patents Inc. filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that the Company and a number of other cable operators infringed a patent purportedly relating to high-speed data and Internet-based telephony services. The complaint has not yet been served. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. The Company intends to defend against the claim vigorously, but is unable to predict the outcome of the suit or reasonably estimate a range of possible loss.

On June 1, 2006, Rembrandt Technologies, LP filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that the Company and a number of other cable operators infringed several patents purportedly related to a variety of technologies, including high-speed data and Internet-based telephony services. In addition, on September 13, 2006, Rembrandt Technologies, LP filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that the Company infringes several patents purportedly related to “high-speed cable modem internet products and services.” In each of these cases, the plaintiff is seeking unspecified monetary damages as well as injunctive relief. The Company intends to defend against these lawsuits vigorously, but is unable to predict the outcome of these suits or reasonably estimate a range of possible loss.

On July 14, 2005, Forgent Networks, Inc. (“Forgent”) filed suit in the U.S. District Court for the Eastern District of Texas alleging that TWC and a number of other cable operators and direct broadcast satellite operators infringe a patent related to digital video recorder technology. TWC is working closely with its DVR equipment vendors in defense of this matter, certain of whom have filed a declaratory judgment lawsuit against Forgent alleging the patent cited by Forgent to be non-infringed, invalid and unenforceable. Forgent is seeking unspecified monetary damages and injunctive relief in its suit against TWC. The Company intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On April 26, 2005, Acacia Media Technologies Corporation (“AMT”) filed suit against TWC in U.S. District Court for the Southern District of New York alleging that TWC infringes several patents held by AMT. AMT has publicly taken the position that delivery of broadcast video (except live programming such as sporting events), Pay-Per-View, Video-on-Demand and ad insertion services over cable systems infringe their patents. AMT has brought similar actions regarding the same patents against numerous other entities, and all of the previously pending litigations have been made the subject of a multi-district litigation (“MDL”) order consolidating the actions for pretrial activity in the U.S. District Court for the Northern District of California. On October 25, 2005, the TWC action was consolidated into the MDL proceedings. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. The Company intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

From time to time, the Company receives notices from third parties claiming that it infringes their intellectual property rights. Claims of intellectual property infringement could require TWC to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability or be enjoined preliminarily or permanently from further use of the intellectual property in question. In addition, certain agreements entered into by the Company may require the Company to indemnify the other party for certain third-party intellectual property infringement claims, which could increase the Company’s damages and its costs of defending against such claims. Even if the claims are without merit, defending against the claims can be time-consuming and costly.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

9.	Commitments and Contingencies (Continued)

As part of the restructuring of TWE in March 2003, Time Warner agreed to indemnify the cable businesses of TWE from and against any and all liabilities relating to, arising out of or resulting from specified litigation matters brought against the TWE non-cable businesses. Although Time Warner has agreed to indemnify the cable businesses of TWE against such liabilities, TWE remains a named party in certain litigation matters.

In the normal course of business, the Company’s tax returns are subject to examination by various domestic taxing authorities. Such examinations may result in future tax and interest assessments on the Company. In instances where the Company believes that it is probable that it will be assessed, it has accrued a liability. The Company does not believe that these liabilities are material, individually or in the aggregate, to its financial condition or liquidity. Similarly, the Company does not expect the final resolution of tax examinations to have a material impact on the Company’s financial results.

The costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company’s business, financial condition and operating results.

10.	Additional Financial Information

Other Cash Flow Information

Additional financial information with respect to cash (payments) and receipts is as follows (in millions):

	Nine Months Ended September 30,
	2006	2005
		(recast)

Cash paid for interest, net	$(418)	$(416)

Cash paid for income taxes	$(273)	$(377)
Cash refunds of income taxes	4	7

Cash paid for income taxes, net	$(269)	$(370)

Noncash financing and investing activities during the nine months ended September 30, 2006 included shares of TWC’s common stock, valued at $5.5 billion, delivered as part of the purchase price for the assets acquired in the Adelphia Acquisition, mandatorily redeemable preferred equity, valued at $2.4 billion, contributed by ATC to TW NY Holding, Urban Cable, with a fair value of $190 million, transferred as part of the Exchange and cable systems with a fair value of $3.1 billion transferred by TWC in the Redemptions.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

10.	Additional Financial Information (Continued)

Interest Expense, Net

Interest expense, net consists of (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Interest income	$16	$10	$42	$26
Interest expense	(202)	(122)	(453)	(373)

Total interest expense, net	$(186)	$(112)	$(411)	$(347)

Video, High-Speed Data and Digital Phone Direct Costs

Direct costs associated with the video, high-speed data and Digital Phone products (included within costs of revenues) consist of (in millions):

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(restated)		(restated)
		(recast)		(recast)

Video	$708	$472	$1,749	$1,429
High-speed data	45	27	115	75
Digital Phone	86	36	217	74

Total direct costs	$839	$535	$2,081	$1,578

The direct costs associated with the video product include video programming costs. The direct costs associated with the high-speed data and Digital Phone products include network connectivity and certain other costs.

Other Current Liabilities

Other current liabilities consist of (in millions):

	September 30,	December 31,
	2006	2005
		(restated)
		(recast)

Accrued compensation and benefits	$248	$228
Accrued franchise fees	145	109
Accrued sales and other taxes	126	71
Accrued interest	100	97
Accrued advertising and marketing support	83	97
Accrued office and administrative costs	68	57
Other accrued expenses	192	178

Total other current liabilities	$962	$837

TIME WARNER CABLE INC.

QUARTERLY FINANCIAL INFORMATION (Unaudited)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(in millions, except per share data)
	(restated, recast, except current quarter data)

2006
Revenues:
Subscriptions	$2,276	$2,389	$3,031
Advertising	109	133	178
Total revenues	2,385	2,522	3,209
Operating Income	452	544	550
Income before discontinued operations and cumulative effect of accounting change	204	260	226
Discontinued operations	31	33	954
Cumulative effect of accounting change	2	—	—
Net income	237	293	1,180
Income per common share before discontinued operations and cumulative effect of accounting change	0.20	0.26	0.23
Net income per common share	0.23	0.29	1.20
Net cash provided by operating activities	782	759	1,020

2005
Revenues:
Subscriptions	$1,971	$2,061	$2,103	$2,178
Advertising	111	127	124	137
Total revenues	2,082	2,188	2,227	2,315
Operating Income	364	447	471	504
Income before discontinued operations	139	407	203	400
Discontinued operations	25	27	23	29
Net income	164	434	226	429
Income per common share before discontinued operations	0.14	0.41	0.20	0.40
Net income per common share	0.16	0.43	0.23	0.43
Net cash provided by operating activities	597	642	575	726

2004
Revenues:
Subscriptions	$1,789	$1,841	$1,845	$1,902
Advertising	102	118	121	143
Total revenues	1,891	1,959	1,966	2,045
Operating Income	332	390	388	444
Income before discontinued operations	120	163	152	196
Discontinued operations	23	25	22	25
Net income	143	188	174	221
Income per common share before discontinued operations	0.12	0.16	0.15	0.20
Net income per common share	0.14	0.19	0.17	0.23
Net cash provided by operating activities	494	662	687	818

TIME WARNER CABLE INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Nine Months Ended September 30, 2006 (Unaudited) and
Years Ended December 31, 2005, 2004 and 2003 (recast)

		Additions
	Balance at	Charged to		Balance
	Beginning	Costs and		at the End
Description	of Period	Expenses	Deductions	of Period
	(in millions)

Nine Months Ended September 30, 2006:
Allowance for doubtful accounts	$51	$113	$(106)	$58

Year Ended December 31, 2005:
Allowance for doubtful accounts	$49	$114	$(112)	$51

Year Ended December 31, 2004:
Allowance for doubtful accounts	$49	$108	$(108)	$49

Year Ended December 31, 2003:
Allowance for doubtful accounts	$47	$103	$(101)	$49

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with our independent accountants during the two most recent fiscal years.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements

See the index to financial statements on page 174 for our audited consolidated financial statements as of and for the years ended December 31, 2003, 2004 and 2005, our unaudited consolidated financial statements as of and for the nine months ended September 30, 2005 and 2006, our quarterly financial information for 2004, 2005 and 2006 and our Financial Statement Schedule II — Valuation and Qualifying Accounts for the years ended December 31, 2003, 2004 and 2005 and for the nine months ended September 30, 2006.

Adelphia Communications Corporation’s audited consolidated financial statements as of and for the years ended December 31, 2003, 2004 and 2005 and Adelphia Communications Corporation’s unaudited consolidated financial statements as of and for the six months ended June 30, 2006 and 2005 are included as exhibits 99.1 and 99.2, respectively.

Comcast Corporation’s Audited Special Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas and Cleveland Cable System Operations (a Carve-Out of Comcast Corporation) as of and for the years ended December 31, 2003, 2004 and 2005 and the Unaudited Special Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas and Cleveland Cable System Operations (a Carve-Out of Comcast Corporation) as of and for the three and six months ended June 30, 2006 and 2005 are included as exhibits 99.3 and 99.4, respectively.

(d) Exhibits

See “Index to Exhibits” following the signature page of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER CABLE INC.

By:	/s/ John K. Martin
Name: John K. Martin

Title:	Executive Vice President and Chief Financial Officer

Date: February 13, 2007

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION

2.1	Restructuring Agreement, dated as of August 20, 2002, by and among Time Warner Entertainment Company, L.P. (“TWE”), AT&T Corp. (“AT&T”), MediaOne of Colorado, Inc. (“MediaOne of Colorado”), MediaOne TWE Holdings, Inc. (“MOTH”), Comcast Corporation (“Comcast”), AT&T Comcast Corporation, Time Warner Inc. (“Time Warner”), TWI Cable Inc. (“TWI Cable”), Warner Communications Inc. (“WCI”) and American Television and Communications Corporation (“ATC”) (incorporated herein by reference to Exhibit 99.1 to Time Warner’s Current Report on Form 8-K dated August 21, 2002 and filed with the Commission on August 21, 2002 (File No. 1-15062) (the “Time Warner August 21, 2002 Form 8-K”)).
2.2	Amendment No. 1 to the Restructuring Agreement, dated as of March 31, 2003, by and among TWE, Comcast of Georgia, Inc. (“Comcast of Georgia”), Time Warner Cable Inc. (the “Company”), Comcast Holdings Corporation, Comcast, Time Warner, TWI Cable, WCI, ATC, TWE Holdings I Trust (“Comcast Trust I”), TWE Holdings II Trust (“Comcast Trust II”), and TWE Holdings III Trust (“Comcast Trust III”) (incorporated herein by reference to Exhibit 2.2 to Time Warner’s Current Report on Form 8-K dated March 28, 2003 and filed with the Commission on April 14, 2003 (File No. 1-15062) (the “Time Warner March 28, 2003 Form 8-K”)).
2.3	Amended and Restated Contribution Agreement, dated as of March 31, 2003, by and among WCI, Time Warner and the Company (incorporated herein by reference to Exhibit 2.4 to the Time Warner March 28, 2003 Form 8-K).
2.4	Asset Purchase Agreement, dated as of April 20, 2005, between Adelphia Communications Corporation (“ACC”) and Time Warner NY Cable LLC (“TW NY”) (incorporated herein by reference to Exhibit 99.1 to Time Warner’s Current Report on Form 8-K dated April 27, 2005) (File No. 1-15062) (the “TW Adelphia APA April 27, 2005 Form 8-K”).
2.5	Amendment No. 1 to the Asset Purchase Agreement, dated June 24, 2005, between ACC and TW NY (incorporated herein by reference to Exhibit 10.5 to Time Warner’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005) (File No. 1-15062).
2.6	Amendment No. 2 to the Asset Purchase Agreement, dated June 21, 2006, between ACC and TW NY (incorporated herein by reference to Exhibit 10.2 to Time Warner’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006) (File No. 1-15062) (the “Time Warner June 30, 2006 Form 10-Q”).
2.7	Amendment No. 3 to the Asset Purchase Agreement, dated June 26, 2006, between ACC and TW NY (incorporated herein by reference to Exhibit 10.3 to the Time Warner June 30, 2006 Form 10-Q).
2.8	Amendment No. 4 to the Asset Purchase Agreement, dated July 31, 2006, between ACC and TW NY (incorporated herein by reference to Exhibit 10.6 to the Time Warner June 30, 2006 Form 10-Q).
2.9	Redemption Agreement, dated as of April 20, 2005, by and among Comcast Cable Communications Holdings, Inc. (“Comcast Holdings”), MOC Holdco II, Inc. (“MOC Holdco II”), Comcast Trust I, Comcast Trust II, Comcast, Cable Holdco II Inc. (“Cable Holdco II”), the Company, TWE Holding I LLC and Time Warner (incorporated herein by reference to Exhibit 99.2 to the TW Adelphia APA April 27, 2005 Form 8-K).
2.10	Redemption Agreement, dated as of April 20, 2005, by and among Comcast Holdings, MOC Holdco I LLC (“MOC Holdco I”), Comcast Trust I, Comcast, Cable Holdco III LLC (“Cable Holdco III”), TWE, the Company and Time Warner (incorporated herein by reference to Exhibit 99.3 to the TW Adelphia APA April 27, 2005 Form 8-K).
2.11	Letter Agreement, dated as of July 31, 2006, by and among Comcast Holdings, MOC Holdco I, MOC Holdco II, Comcast Trust I, Comcast Trust II, Comcast, Cable Holdco II, Cable Holdco III, TWE, the Company and Time Warner (incorporated herein by reference to Exhibit 99.7 to Time Warner’s Current Report on Form 8-K/A dated October 13, 2006 and filed with the Commission on October 13, 2006 (File No. 1-15062) (the “Time Warner October 13, 2006 Form 8-K/A”)).
2.12	Letter Agreement, dated as of October 13, 2006, by and among Comcast Holdings, MOC Holdco I, MOC Holdco II, Comcast Trust I, Comcast Trust II, Cable Holdco II, Cable Holdco III, the Company, TWE, Comcast and Time Warner (incorporated herein by reference to Exhibit 99.8 to the Time Warner October 13, 2006 Form 8-K/A).

EXHIBIT
NUMBER	DESCRIPTION

2.13	Exchange Agreement, dated as of April 20, 2005, among Comcast, Comcast Holdings, Comcast of Georgia, TCI Holdings, Inc. (“TCI Holdings”), the Company, TW NY, and Urban Cable Works of Philadelphia, L.P. (“Urban”) (incorporated herein by reference to Exhibit 99.4 to the TW Adelphia APA April 27, 2005 Form 8-K).
2.14	Amendment No. 1 to the Exchange Agreement, dated as of July 31, 2006, among Comcast, Comcast Holdings, Comcast Cable Holdings LLC, Comcast of Georgia, Comcast of Texas I, LP, Comcast of Texas II, LP, Comcast of Indiana/Michigan/Texas, LP, TCI Holdings, the Company and TW NY (incorporated herein by reference to Exhibit 99.9 to the Time Warner October 13, 2006 Form 8-K/A).
2.15	Letter Agreement, dated October 13, 2006, by and among Comcast, Comcast Holdings, Comcast Cable Holdings, LLC, Comcast of Georgia/Virginia, Inc., Comcast TW Exchange Holdings I, LP, Comcast TW Exchange Holdings II, LP, Comcast of California/Colorado/Illinois/Indiana/Michigan, LP, Comcast of Florida/Pennsylvania L.P., Comcast of Pennsylvania II, L.P., TCI Holdings, Inc., TWC and TW NY (related to the Exchange) (incorporated herein by reference to Exhibit 99.10 to the Time Warner October 13, 2006 Form 8-K/A).
2.16	Letter Agreement re TKCCP, dated as of April 20, 2005, between Comcast and the Company (incorporated herein by reference to Exhibit 99.6 to the TW Adelphia APA April 27, 2005 Form 8-K).
2.17	Contribution Agreement, dated as of April 20, 2005, by and between ATC and TW NY (incorporated herein by reference to Exhibit 99.7 to the TW Adelphia APA April 27, 2005 Form 8-K).
2.18	Contribution and Subscription Agreement, dated as of July 28, 2006, between ATC, TW NY Holding, TW NY, and TWE Holdings, L.P.
2.19	Parent Agreement, dated as of April 20, 2005, among the Company, TW NY and ACC (incorporated herein by reference to Exhibit 99.10 to the TW Adelphia APA April 27, 2005 Form 8-K).
2.20	Shareholder Agreement, dated April 20, 2005, between the Company and Time Warner (incorporated herein by reference to Exhibit 99.12 to the TW Adelphia APA April 27, 2005 Form 8-K).
2.21	Letter Agreement, dated June 1, 2005, among Cable Holdco, Inc. (“Cable Holdco”), Cable Holdco II, Cable Holdco III, Comcast, Comcast Holdings, Comcast of Georgia, MOC Holdco I, MOC Holdco II, TCI Holdings, Time Warner, the Company, TW NY, TWE, TWE Holdings I LLC, Comcast Trust I, Comcast Trust II and Urban (incorporated herein by reference to Exhibit 10.11 to Time Warner’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (File No. 1-15062)).
3.1	Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on July 27, 2006.
3.2	By-laws of the Company, as of July 28, 2006.
4.1	Form of Specimen Class A Common Stock Certificate of the Company.
4.2	Indenture, dated as of April 30, 1992, as amended by the First Supplemental Indenture, dated as of June 30, 1992, among TWE, Time Warner Companies, Inc., certain of Time Warner Companies, Inc.’s subsidiaries that are parties thereto and The Bank of New York, as Trustee (incorporated herein by reference to Exhibits 10(g) and 10(h) to the Time Warner Companies, Inc.’s Current Report on Form 8-K dated June 26, 1992 and filed with the Commission on July 15, 1992 (File No. 1-8637)).
4.3	Second Supplemental Indenture, dated as of December 9, 1992, among TWE, Time Warner Companies, Inc., certain of Time Warner Companies, Inc.’s subsidiaries that are parties thereto and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.2 to Amendment No. 1 to TWE’s Registration Statement on Form S-4 dated October 25, 1993 filed with the Commission on October 25, 1993 (Registration No. 33-67688) (the “TWE October 25, 1993 Registration Statement”)).
4.4	Third Supplemental Indenture, dated as of October 12, 1993, among TWE, Time Warner Companies, Inc., certain of Time Warner Companies, Inc.’s subsidiaries that are parties thereto and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.3 to the TWE October 25, 1993 Registration Statement).
4.5	Fourth Supplemental Indenture, dated as of March 29, 1994, among TWE, Time Warner Companies, Inc., certain of Time Warner Companies, Inc.’s subsidiaries that are parties thereto and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.4 to TWE’s Annual Report on Form 10-K for the year ended December 31, 1993 and filed with the Commission on March 30, 1994 (File No. 1-12878) (the “TWE 1993 Form 10-K”)).

EXHIBIT
NUMBER	DESCRIPTION

4.6	Fifth Supplemental Indenture, dated as of December 28, 1994, among TWE, Time Warner Companies, Inc., certain of Time Warner Companies, Inc.’s subsidiaries that are parties thereto and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.5 to TWE’s Annual Report on Form 10-K for the year ended December 31, 1994 and filed with the Commission on March 30, 1995 (File No. 1-12878)).
4.7	Sixth Supplemental Indenture, dated as of September 29, 1997, among TWE, Time Warner Companies, Inc., certain of Time Warner Companies, Inc.’s subsidiaries that are parties thereto and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.7 to Historic TW Inc.’s Annual Report on Form 10-K for the year ended December 31, 1997 and filed with the Commission on March 25, 1998 (File No. 1-12259) (the “Time Warner 1997 Form 10-K”)).
4.8	Seventh Supplemental Indenture dated as of December 29, 1997, among TWE, Time Warner Companies, Inc., certain of Time Warner Companies, Inc.’s subsidiaries that are parties thereto and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.8 to the Time Warner 1997 Form 10-K).
4.9	Eighth Supplemental Indenture dated as of December 9, 2003, among Historic TW Inc. (“Historic TW”), TWE, WCI, ATC, the Company and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.10 to Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2003 and filed with the Commission on March 15, 2004 (File No. 1-15062)).
4.10	Ninth Supplemental Indenture dated as of November 1, 2004, among Historic TW, TWE, Time Warner NY Cable Inc., WCI, ATC, TWC Inc. and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.1 to the Time Warner Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
4.11	$6.0 Billion Amended and Restated Five-Year Revolving Credit Agreement, dated as of December 9, 2003 and amended and restated as of February 15, 2006, among the Company as Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Citibank, N.A. and Deutsche Bank AG, New York Branch, as Co-Syndication Agents, and BNP Paribas and Wachovia Bank, National Association, as Co-Documentation Agents, with associated Guarantees (incorporated herein by reference to Exhibit 10.51 to Time Warner Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005) (File number 1-15062).
4.12	$4.0 Billion Five-Year Term Loan Credit Agreement, dated as of February 21, 2006, among the Company , as Borrower, the Lenders from time to time party thereto, The Bank of Tokyo-Mitsubishi UFJ Ltd., New York Branch, as Administrative Agent, The Royal Bank of Scotland plc and Sumitomo Mitsui Banking Corporation, as Co-Syndication Agents, and Calyon New York Branch, HSBC Bank USA, N.A. and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents, with associated Guarantees (incorporated herein by reference to Exhibit 10.52 to Time Warner Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005) (File number 1-15062) (the “Time Warner 2005 Form 10-K”).
4.13	$4.0 Billion Three-Year Term Loan Credit Agreement, dated as of February 24, 2006, among the Company, as Borrower, the Lenders from time to time party thereto, Wachovia Bank, National Association, as Administrative Agent, ABN Amro Bank N.V. and Barclays Capital, as Co-Syndication Agents, and Dresdner Bank AG New York and Grand Cayman Branches and The Bank of Nova Scotia, as Co-Documentation Agents, with associated Guarantees (incorporated herein by reference to Exhibit 10.53 to the Time Warner 2005 Form 10-K).
4.14	Amended and Restated Limited Liability Company Agreement of TW NY, dated as of July 28, 2006.
4.15	Tenth Supplemental Indenture dated as of October 18, 2006, among Historic TW, TWE, TW NY Holding, TW NY, the Company, WCI, ATC and the Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.1 to Time Warner’s Current Report on Form 8-K dated October 18, 2006 (File No. 1-15062)).
4.16	Eleventh Supplemental Indenture dated as of November 2, 2006, among TWE, TW NY Holding, the Company and the Bank of New York, as Trustee (incorporated herein by reference to Exhibit 99.1 to Time Warner’s Current Report on Form 8-K dated November 2, 2006 (File No. 1-15062)).

EXHIBIT
NUMBER	DESCRIPTION

10.1	Contribution Agreement, dated as of September 9, 1994, among TWE, Advance Publications, Inc. (“Advance Publications”), Newhouse Broadcasting Corporation (“Newhouse”), Advance/Newhouse Partnership and Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”) (incorporated herein by reference to Exhibit 10(a) to TWE’s Current Report on Form 8-K dated September 9, 1994 and filed with the Commission on September 21, 1994 (File No. 1-12878)).
10.2	Amended and Restated Transaction Agreement, dated as of October 27, 1997, among Advance Publications, Advance/Newhouse Partnership, TWE, TW Holding Co. and TWE-A/N (incorporated herein by reference to Exhibit 99(c) to Historic TW Current Report on Form 8-K dated October 27, 1997 and filed with the Commission on November 5, 1997 (File No. 1-12259)).
10.3	Transaction Agreement No. 2, dated as of June 23, 1998, among Advance Publications, Newhouse, Advanced Newhouse Partnership, TWE, Paragon Communications (“Paragon”) and TWE-A/N (incorporated herein by reference to Exhibit 10.38 to Historic TW’s Annual Report on Form 10-K for the year ended December 31, 1998 and filed with the Commission on March 26, 1999 (File No. 1-12259) (the “Time Warner 1998 Form 10-K”)).
10.4	Transaction Agreement No. 3, dated as of September 15, 1998, among Advance Publications, Newhouse, Advance/Newhouse Partnership, TWE, Paragon and TWE-A/N (incorporated herein by reference to Exhibit 10.39 to the Time Warner 1998 Form 10-K).
10.5	Amended and Restated Transaction Agreement No. 4, dated as of February 1, 2001, among Advance Publications, Newhouse, Advance/Newhouse Partnership, TWE, Paragon and TWE-A/N (incorporated herein by reference to Exhibit 10.53 to Time Warner’s Transition Report on Form 10-K for the year ended December 31, 2000 and filed with the Commission on March 27, 2001 (File No. 1-15062)).
10.6	Agreement and Declaration of Trust, dated as of December 18, 2003, by and between Kansas City Cable Partners and Wilmington Trust Company.
10.7	Limited Partnership Agreement of Texas and Kansas City Cable Partners, L.P., (“TCP”) dated as of June 23, 1998, among TWE-A/N, TWE-A/N Texas and Kansas City Cable Partners General Partner LLC (“TWE-A/N Texas Cable”), TCI Texas Cable Holdings LLC (“TCI”) and TCI Texas Cable, Inc. (“TCI GP”).
10.8	Amendment No. 1 to Partnership Agreement, dated as of December 11, 1998, among TWE-A/N, TWE-A/N Texas Cable, TCI and TCI GP.
10.9	Amendment No. 2 to Partnership Agreement, dated as of May 16, 2000, by and among TWE-A/N, TWE-A/N Texas Cable Partners General Partner LLC (“TWE-A/N GP”), TCI and TCI GP.
10.10	Amendment No. 3 to Partnership Agreement, dated as of August 23, 2000, by and among TWE-A/N, TWE-A/N GP, TCI and TCI GP.
10.11	Amendment No. 4 to Partnership Agreement, dated as of May 1, 2004, among TWE-A/N, TWE-A/N GP, TCI, TCI GP, TWE, Comcast TCP Holdings, LLC and TCI of Overland Park, Inc. (“Overland”).
10.12	Amendment No. 5 to Partnership Agreement, dated as of February 28, 2005, among TWE-A/N, TWE-A/N GP, TCI, TCI GP, TWE, Comcast TCP Holdings, LLC, Overland and Comcast TCP Holdings, Inc.
10.13	Agreement of Merger and Transaction Agreement, dated as of December 1, 2003, among TCP, Kansas City Cable Partners, TWE-A/N, TWE-A/N GP, TWE, TCI, TCI GP, TCI Missouri, Overland, Comcast and the Company.
10.14	Amendment No. 1 to the Agreement of Merger and Transaction Agreement, dated as of December 19, 2003, among TCP, Kansas City Cable Partners, TWE-A/N GP, TWE, TCI, TCI GP, TCI Missouri, Overland, Comcast and the Company.
10.15	Third Amended and Restated Funding Agreement, dated as of December 28, 2001, among TCP, TWE-A/N, TWE-A/N Texas Cable, TCI, TCI GP and The Chase Manhattan Bank.
10.16	First Amendment to Third Amended and Restated Funding Agreement, dated as of January 1, 2003, among TCP, TWE-A/N, TWE-A/N Texas Cable, TCI, TCI GP and The Chase Manhattan Bank.
10.17	Second Amendment to the Third Amended and Restated Funding Agreement, dated as of December 1, 2003, by and among TCP, TWE-A/N, TWE-A/N Texas Cable, TWE, TCI, TCI GP, TCI of Missouri, Inc. (formerly known as Liberty Cable of Missouri, Inc.) (“TCI Missouri”), Overland and JPMorgan Chase Bank.

EXHIBIT
NUMBER	DESCRIPTION

10.18	Reimbursement Agreement, dated as of March 31, 2003, by and among Time Warner, WCI, ATC, TWE and the Company (incorporated herein by reference to Exhibit 10.7 to the Time Warner March 28, 2003 Form 8-K).
10.19	Brand and Trade Name License Agreement, dated as of March 31, 2003, by and between Time Warner Inc. and the Company (incorporated herein by reference to Exhibit 10.10 to the Time Warner March 28, 2003 Form 8-K).
10.20	Brand License Agreement, dated as of March 31, 2003, by and between Warner Bros. Entertainment Inc. and the Company (incorporated herein by reference to Exhibit 10.8 to the Time Warner March 28, 2003 Form 8-K).
10.21	Tax Matters Agreement, dated as of March 31, 2003, by and between Time Warner and the Company (incorporated herein by reference to Exhibit 10.9 to the Time Warner March 28, 2003 Form 8-K).
10.22	Amended and Restated Distribution Agreement, dated as of March 31, 2003, by and among WCI, Time Warner and TWC (incorporated herein by reference to Exhibit 2.3 to the Time Warner March 28, 2003 Form 8-K).
10.23	Intellectual Property Agreement, dated as of August 20, 2002, by and among TWE and WCI (incorporated herein by reference to Exhibit 10.16 to Time Warner’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and filed with the Commission on November 14, 2002 (File No. 1-15062) (the “Time Warner September 30, 2002 Form 10-Q”)).
10.24	Amendment to the Intellectual Property Agreement, dated as of March 31, 2003, by and between TWE and WCI (incorporated herein by reference to Exhibit 10.2 to the Time Warner March 28, 2003 Form 8-K).
10.25	Intellectual Property Agreement, dated as of August 20, 2002, by and between the Company and WCI (incorporated herein by reference to Exhibit 10.18 to the Time Warner September 30, 2002 Form 10-Q).
10.26	Amendment to the Intellectual Property Agreement, dated as of March 31, 2003, by and between the Company and WCI (incorporated herein by reference to Exhibit 10.4 to the Time Warner March 28, 2003 Form 8-K).
10.27	Registration Rights and Sale Agreement, dated as of July 31, 2006, between ACC and the Company (incorporated herein by reference to Exhibit 99.6 to the Time Warner October 13, 2006 Form 8-K/A).
10.28	Shareholder Agreement, dated as of April 20, 2005, between Time Warner and the Company (incorporated by reference to Exhibit 99.12 to the TW Adelphia APA April 27, 2005 Form 8-K).
10.29	Registration Rights Agreement, dated as of March 31, 2003, by and between Time Warner and the Company (incorporated herein by reference to Exhibit 4.4 to the Time Warner March 28, 2003 Form 8-K).
10.30	Master Transaction Agreement, dated as of August 1, 2002, by and among TWE-A/N, TWE, Paragon and Advance/Newhouse Partnership (incorporated herein by reference to Exhibit 10.1 to Time Warner’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and filed with the Commission on August 14, 2002 (File No. 1-15062) (the “Time Warner June 30, 2002 Form 10-Q”)).
10.31	Third Amended and Restated Partnership Agreement of TWE-A/N, dated as of December 31, 2002, among TWE, Paragon and Advance/Newhouse Partnership (incorporated herein by reference to Exhibit 99.1 to TWE’s Current Report on Form 8-K dated December 31, 2002 and filed with the Commission on January 14, 2003 (File No. 1-12878) (the “TWE December 31, 2002 Form 8-K”)).
10.32	Consent and Agreement, dated as of December 31, 2002, among TWE-A/N, TWE, Paragon, Advance/Newhouse Partnership, TWEAN Subsidiary LLC and JP Morgan Chase Bank (incorporated herein by reference to Exhibit 99.2 to the TWE December 31, 2002 Form 8-K).
10.33	Pledge Agreement, dated December 31, 2002, among TWE-A/N, Advance/Newhouse Partnership, TWEAN Subsidiary LLC and JP Morgan Chase Bank (incorporated herein by reference to Exhibit 99.3 to the TWE December 31, 2002 Form 8-K).
10.34	Amended and Restated Agreement of Limited Partnership of TWE, dated as of March 31, 2003, by and among the Company, Comcast Trust I, ATC, Comcast and Time Warner (incorporated herein by reference to Exhibit 3.3 to the Time Warner March 28, 2003 Form 8-K).
10.35	Employment Agreement, effective as of August 1, 2006, by and between the Company and Glenn A. Britt.

EXHIBIT
NUMBER	DESCRIPTION

10.36	Letter Agreement, dated as of January 16, 2007, by and between the Company and Glenn A. Britt.
10.37	Employment Agreement, effective as of August 8, 2005, by and between the Company and John K. Martin.
10.38	Employment Agreement, effective as of August 15, 2005, by and between the Company and Robert D. Marcus.
10.39	Employment Agreement, effective as of August 1, 2005, by and between TWE and Landel C. Hobbs.
10.40	Letter Agreement, dated as of January 16, 2007, by and between the Company and Landel C. Hobbs.
10.41	Employment Agreement, dated as of June 1, 2000, by and between TWE and Michael LaJoie.
10.42	Memorandum Opinion and Order issued by the Federal Communications Commission, dated July 13, 2006 (the “Adelphia/Comcast Order”).
10.43	Erratum to the Adelphia/Comcast Order, dated July 27, 2006.
10.44	Agreement Containing Consent Order dated, August 14, 1996, among Time Warner Companies, Inc., TBS, Tele-Communications, Inc., Liberty Media Corporation and the Federal Trade Commission (incorporated herein by reference to Exhibit 2(b) to Time Warner Companies, Inc.’s Current Report on Form 8-K, dated September 6, 1996) (File No. 1-8637).
10.45	Time Warner Cable Inc. 2006 Stock Incentive Plan.
10.46	Master Distribution, Dissolution and Cooperation Agreement, dated as of January 1, 2007, by and among TCP, TWE-A/N, Comcast TCP Holdings, Inc., TWE-A/N Texas Cable, TCI, TCI Texas Cable, LLC, Comcast TCP Holdings, Inc., Comcast TCP Holdings, LLC, KCCP Trust, Time Warner Cable Information Services (Kansas), LLC, Time Warner Cable Information Services (Missouri), LLC, Time Warner Information Services (Texas), L.P., Time Warner Cable/Comcast Kansas City Advertising, LLC, TCP/Comcast Las Cruces Cable Advertising, LP, TCP Security Company LLC, TCP-Charter Cable Advertising, LP, TCP/Conroe-Huntsville Cable Advertising, LP, TKCCP/Cebridge Texas Cable Advertising, LP, TWEAN-TCP Holdings LLC, and Houston TKCCP Holdings, LLC.
21.1	Subsidiaries of the Company.
99.1	Adelphia Communications Corporation Audited Consolidated Financial Statements.
99.2	Adelphia Communications Corporation Unaudited Condensed Consolidated Financial Statements.
99.3	Audited Special Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas and Cleveland Cable System Operations (A Carve-Out of Comcast Corporation).
99.4	Unaudited Special Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas and Cleveland Cable System Operations (A Carve-Out of Comcast Corporation).